As filed with the Securities and Exchange Commission on October 3, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ACCO Brands Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2782	36-2704017
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
300 Tower Parkway
Lincolnshire, Illinois 60069
(847) 484-4800
(Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
SEE TABLE OF ADDITIONAL REGISTRANTS
Steven Rubin, Esq.
Vice President, General Counsel and Secretary
ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069
(847) 484-4800
(Name, Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Agent For Service)
Copies of all communications, including all communications sent to the Agent for Service, should be sent to:
William R. Kunkel, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities To Be Registered	Price	Registration Fee

7 5/8% Senior Subordinated Notes due 2015	$350,000,000(1)	$41,195

Guarantees of the 7 5/8% Senior Subordinated Notes due 2015	—	(2)

(1)	Pursuant to Rule 457(f) under the Securities Act, the book value as of October 3, 2005 of the securities for which the securities being registered are to be exchanged has been used as the basis for calculating the registration fee.
(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees of the notes being registered.
     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.
TABLE OF ADDITIONAL REGISTRANTS

	Jurisdiction of	Primary Standard	IRS Employer
Exact Name of Registrant	Incorporation or	Industrial Classification	Identification
as Specified in its Charter*	Organization	Code Number	Number

ACCO Brands International, Inc.	Delaware	2782	84-1688753
ACCO Brands USA LLC	Delaware	2782	13-2657051
ACCO Europe Finance Holdings, LLC	Delaware	2782	84-1688754
ACCO Europe International Holdings, LLC	Delaware	2782	84-1688755
ACCO International Holdings, Inc.	Delaware	2782	84-1688750
Boone International, Inc.	California	2782	33-0354886
Day-Timers, Inc.	Delaware	2782	13-3344667
GBC International, Inc.	Nevada	3579	36-3061171
General Binding Corporation	Delaware	3579	36-0887470
Polyblend Corporation	Delaware	2782
Swingline Inc.	Delaware	2782
VeloBind, Incorporated	Delaware	3555	94-1671377

*	The address for each of the additional registrants is c/o ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois, 60069.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2005
PROSPECTUS
ACCO Brands Corporation
$350,000,000
EXCHANGE OFFER FOR
7 5/8% Senior Subordinated Notes due 2015
       ACCO Brands Corporation, a Delaware corporation formerly known as ACCO World Corporation, is offering an aggregate principal amount of up to $350,000,000 of its new 7 5/8% Senior Subordinated Notes due 2015 for a like amount of its old 7 5/8% Senior Subordinated Notes due 2015 issued in a private offering on August 5, 2005. The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not entitle holders to the registration rights that apply to the old notes; and

•	will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.
      The obligations of the issuer under the old notes are, and under the new notes will be, guaranteed on a senior subordinated basis by substantially all of the issuer’s domestic subsidiaries.
      The exchange offer expires at 5:00 p.m., New York City time, on                     , 2005, unless we extend it. All old notes that are validly tendered and not withdrawn will be exchanged. Tenders of old notes may be withdrawn any time prior to the expiration of the exchange offer.
      The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.
      The notes will not be listed on any national securities exchange or The Nasdaq Stock Market, Inc.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The issuer and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution and Selling Restrictions.”
      We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.
       This investment involves risks. See “Risk Factors” beginning on page 18.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

      This prospectus incorporates important business and financial information about ACCO Brands Corporation that is not included in or delivered with this prospectus. This information is available without charge to holders of the old notes upon written or oral request to ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069, Attention: Chief Financial Officer, telephone number (847) 484-4800. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is                     , 2005.
      No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by ACCO Brands Corporation or any of its subsidiaries. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of ACCO Brands Corporation and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

Page

Forward-Looking Statements	iv
Summary	1
Risk Factors	18
The Transactions	28
Use of Proceeds	29
Capitalization	30
Unaudited Pro Forma Combined Condensed Financial Information	31
Selected Historical Financial Data	40
Management’s Discussion and Analysis of Financial Condition and Results of Operations	44
Our Business	75
Management	89
Compensation of Executive Officers	91
Ownership of Our Common Stock	101
Certain Relationships and Related Party Transactions	103
Description of Other Indebtedness	105
The Exchange Offer	107
Description of New Notes	118
Book-Entry; Delivery and Form	166
Certain Material U.S. Federal Tax Consequences	170
ERISA Considerations	174
Plan of Distribution	176
Legal Matters	178
Experts	178
Where You Can Find More Information
Index to Financial Statements	F-1
Certificate of Incorporation
By-laws of ACCO Brands International, Inc.
Certificate of Formation of ACCO Brands USA LLC
Limited Liability Company Agreement
Certificate of Formation of ACCO Europe Finance Holdings, LLC
Limited Liability Company Agreement of ACCO Europe Finance Holdings, LLC
Certificate of Formation of ACCO Europe International Holdings, LLC
Limited Liability Company Agreement of ACCO Europe International Holdings, LLC
Certificate of Incorporation of ACCO International Holdings, LLC
By-laws of ACCO International Holdings, Inc.
Restated Articles of Incorporation of Boone International, Inc.
By-laws of Boone International, Inc.
Certificate of Incorporation of Day-Timers, Inc.
By-laws of Day-Timers, Inc.
Articles of Incorporation of GBC International, Inc.
By-laws of GBC International, Inc.
Restated Certificate of Incorporation of General Binding Corporation
By-laws of General Binding Corporation
Certificate of Incorporation of Polyblend Corporation
By-laws of Polyblend Corporation
Certificate of Incorporation of Swingline Inc.
By-laws of Swingline Inc.
Certificate of Incorporation of VeloBlind, Incorporated
By-laws of VeloBlind, Incorporated
Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Opinion of Jones Vargas
Form of Transition Services Agreement
Statement re: Computation of Ratio to Earnings to Fixed Charges
Consent of PricewaterhouseCoopers LLP
Consent of PricewaterhouseCoopers LLP
Form T-1 Statement of Eligibility
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
Form of Letter to Clients

      The distribution of this prospectus and the offer and sale of the new notes and related guarantees may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.
      THIS COMMUNICATION IS DIRECTED SOLELY AT PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) TO (D) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, ALL SUCH PERSONS TOGETHER ARE REFERRED TO AS “RELEVANT PERSONS.” THIS COMMUNICATION MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS COMMUNICATION RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

AVAILABLE INFORMATION
      In connection with the exchange offer, the issuer and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.
      We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the indenture governing the new notes requires that we file reports and other information called for by rules under the Exchange Act with the SEC and furnish information to the trustee and holders of the notes. See “Description of New Notes — Certain Covenants — Reports.” You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 111 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
INDUSTRY AND MARKET DATA
      We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS
      This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and other statements located elsewhere in this prospectus, in each case regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negatives of these terms or variations of them or similar terminology. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct.
      There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, such risks, uncertainties and additional important factors include, among others:

•	competition within the office products, document finishing and film lamination industries;

•	the effects of economic and political conditions;

•	the ability of distributors to successfully market and sell our products;

•	the availability and price of raw materials;

•	dependence on certain suppliers of manufactured products;

•	the effect of consolidation in the office products industry;

•	our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings from the integration of acquired businesses, including General Binding Corporation;

•	disruption from the integration of acquired businesses, including General Binding Corporation, making it more difficult to maintain relationships with customers, employees or suppliers; and

•	other risks and uncertainties, including those set forth in this prospectus and those detailed from time to time in ACCO Brands’ filings with the SEC.
      In addition, there may be other factors that may cause our actual results to differ materially from the forward-looking statements.
      All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect the occurrence of unanticipated events.

SUMMARY
      The following summary is qualified in its entirety by the more detailed information, including the information under “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus. Unless the context otherwise requires, in this prospectus, the term “issuer” refers to ACCO Brands Corporation, a Delaware corporation formerly known as ACCO World Corporation; the term “GBC” refers to General Binding Corporation, a Delaware corporation acquired by the issuer in the merger described below under “The Transactions”; the term “Fortune Brands” refers to Fortune Brands, Inc., a Delaware corporation, and the parent company of the issuer prior to the spin-off described below under “The Transactions”; the term “Rest of the World” refers to the ACCO Brands business segment formerly referred to as “Trading Companies”; and the terms “ACCO Brands,” “we,” “us,” “our” and other similar terms refer to the issuer and its subsidiaries, including GBC. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before deciding whether to invest in the new notes.
Overview
      We are the world’s largest supplier of branded office products (excluding furniture, computers, printers and bulk paper) to the office products resale industry, which includes commercial contract stationers, retail superstores, wholesalers, distributors, mail order catalogs, mass merchandisers, club stores and dealers; we also supply our products to commercial end-users. We design, develop, manufacture and market a wide variety of traditional and computer-related office products, supplies, personal computer accessory products, paper-based time management products, presentation aids and label products in three groups: office products, commercial products and computer products. These three groups accounted for 69%, 22% and 9%, respectively, of our pro forma net sales for the fiscal year ended December 2004. We utilize a combination of manufacturing and third-party sourcing to procure our products, depending on transportation costs, service needs and direct labor costs. We sell our products under our leading brand names, including Kensington, Swingline, Quartet, GBC and Day-Timer, as well as under our regional brand names, including Wilson Jones, ACCO, Rexel, Ibico, Marbig, Eastlight, Derwent, Twinlock, Dox, Hetzel, Perma, Maco, Apollo, Nobo, DeVisu and Val-Rex. We target premium categories, which are characterized by high brand equity, high customer loyalty and a reasonably high price gap between branded and non-branded products, and value categories, which are characterized by low brand equity, low consumer loyalty and a small price gap between branded and non-branded products, but only where we believe we have an economic advantage or it is necessary to merchandise a complete category. Through a focus on research, marketing and innovation, we seek to develop new products that meet the needs of our consumers, which, we believe, will increase the premium product positioning of our brands.
      We market our products in over 100 countries through our own sales force, distributors, telemarketing personnel and electronic commerce. Our sales are balanced geographically, with our principal markets being the United States, Europe and Australia. For the fiscal year ended December 2004, these markets represented 55%, 28% and 7% of our pro forma net sales, respectively. Our top ten customers, Office Depot, Staples, OfficeMax, United Stationers, Corporate Express, S.P. Richards, BPGI, Wal-Mart, Spicers and Ingram (supplier to Dell), accounted for 48% of our pro forma net sales for the fiscal year ended December 2004. We generated $1.9 billion of pro forma net sales for the twelve months ended June 2005 and $919 million of pro forma net sales for the six months ended June 2005.
Products
      We manufacture and market products in three primary product groups: office products, commercial products and computer products.

Office Products
      Our office products group manufactures, sources and distributes traditional office products and supplies worldwide. In the United States, Canada, Mexico, Europe and Australia, our products are sold by our in-house sales force and independent representatives, and outside of these regions through distributors. Our office products group is organized into four business units, workspace tools, document communication, visual communication and storage & organization, that focus on different consumer needs. These products are sold by our customers, which include office products superstores, mass merchandisers and club stores and office products distributors, wholesalers and dealers.
      Workspace Tools. We are the global leader in stapling and punching, with strong market share positions in North America, the U.K. and Australia. Representative products that we sell in the workspace tools category include:

•	Staplers and staples

•	Shredders

•	Trimmers

•	Punches

•	Calculators
      Our workspace tools products are sold under the principal brand names of Swingline and Rexel for staplers, staples and punches, GBC and Rexel for shredders, and Ibico and GBC for trimmers and calculators.
      Document Communication. We are a global leader in binding and laminating equipment and supplies, with strong market share positions in North America, Europe and Australia. Representative products that we sell in the document communication category include:

•	Binding and laminating equipment

•	Binding and laminating supplies

•	Report covers

•	Indexes

•	Sheet protectors
      Our binding and laminating equipment and supplies are sold principally under the GBC, Rexel and Ibico brand names, while report covers, indexes and sheet protectors are marketed under the Wilson Jones, Rexel, Hetzel and Marbig brand names.
      Visual Communication. We are a global leader in the visual communication category, with strong market share positions in North America, Europe and Australia. Representative products that we sell in the visual communication category include:

•	Dry-erase boards

•	Dry-erase markers

•	Easels

•	Bulletin boards

•	Overhead projectors

•	Transparencies

•	Laser pointers

•	Screens

      Our visual communication products are sold under the principal brand names of Quartet, Nobo and Boone for bulletin and dry-erase boards, easels and dry-erase markers, and Apollo, Nobo and DeVisu for overhead projectors, transparencies, laser pointers and screens.
      Storage & Organization. We are a global leader in the storage & organization category, with strong market share positions in North America, Europe and Australia. Representative products that we sell in the storage & organization category include:

•	Ring binders

•	Data binders

•	Storage boxes

•	Labels

•	Hanging file folders

•	Clips and fasteners

•	Letter trays

•	Accounting supplies
      Our storage & organization products are sold principally in local markets using regional brand names such as Wilson Jones, ACCO, Rexel, Twinlock, Eastlight, Marbig, Hetzel, Dox, Val-Rex, Perma and Maco.
Commercial Products
      Our commercial products group, primarily marketed under the GBC brand name, targets high volume commercial and industrial users of binding and laminating equipment and supplies on a global basis, and provides maintenance and repair services for these products in North America. We sell these products directly to end-users or through specialized dealers due to the high degree of specialization and after-sales service and support required. Principal GBC products include high-speed binding and laminating equipment and specialized laminating films for book printing, packaging and digital print lamination. End-users of these products and services primarily include customers in the printing, packaging, advertising, education and corporate markets. We also include our Day-Timers business, which sells to consumers through direct mail and advertising catalogs and to consumers and businesses through retailers, mass merchandisers and electronic commerce, within the commercial products group due to the high proportion of sales made directly to consumers. Principal Day-Timers products are personal organizers and time management planners.
Computer Products
      We are a niche player in the computer products area, with a strong market share position in the mobile computing accessories category. Our computer products group designs, sources and distributes accessory products for personal computers and mobile devices worldwide, principally under the Kensington brand name. Our computer products group is primarily focused on the mobile user and includes the following representative products:

•	Security locks for laptops

•	Power adapters for laptops

•	Input devices

•	Computer cleaning products

•	Ergonomic devices

•	Carry cases

      In the United States, Canada, Mexico, Europe and Australia, our products are sold by our in-house sales forces and independent representatives, and outside of these regions through distributors. Our computer accessories segment markets to consumer electronic retailers, original equipment manufacturers, or OEMs (including Dell and IBM), mass merchandisers and office products retailers.
Competitive Strengths
Leading Market Positions and Brand Names
      We have leading market share positions in a number of businesses within the product categories and segments in which we compete. Our Swingline stapling and punch products are the market share leaders in North America, and our GBC binding and laminating equipment and supplies and Kensington computer security products are the market share leaders globally. We are the global leader in dry-erase boards and easels (visual communication). Other brands that are generally leaders in their respective categories and provide us with an industry-leading global product mix include Rexel in stapling and punching; Ibico and Rexel in binding and laminating in Europe; Quartet, Boone, Apollo, Nobo and DeVisu in presentation products; regional brands Wilson Jones, Rexel, Eastlight and Marbig in storage and organization; Day-Timer in time management products; and GBC commercial (service sector) binding machines and supplies and commercial (industrial sector) binding and laminating machines and supplies. In addition, several of our brands, including Swingline and Day-Timer, have among the highest unaided customer awareness in the office products industry. A number of our leading brands also have a premium positioning within their respective categories, and as we continue to invest in innovation and marketing and consolidate our brand names, we expect these and other brand names to become stronger in the marketplace, providing a significant competitive advantage.
Low-Cost Operator with Industry-Leading Supply Chain
      We maintain highly automated manufacturing facilities both in local markets and in low-cost production areas such as Mexico and the Czech Republic, which are adjacent to our main markets. Over the last three years, we have significantly re-designed our supply chain, moving production to China, Mexico and Eastern Europe and significantly reducing our number of facilities in higher cost regions such as the United States and Western Europe. Since 2001, we have closed 24 facilities, reduced our full-time employee headcount by approximately 35% (approximately 2,500 employees) and significantly streamlined our manufacturing efforts. Our GBC subsidiary has similarly started a reorganization of its manufacturing operations in recent years. Our increased scale provides many opportunities not only for realizing significant operational cost synergies, but also for sharing manufacturing and sourcing best practices across our combined organization.
Decentralized Business Model
      We organize our product development and go-to-market strategies around distinct consumer categories that are managed as profit responsible business units focused around key consumer needs. These business units use a shared services model to gain economies of scale across distribution, freight, administration, information technology and some selling and marketing functions. Most importantly, this structure enables each of our business units to move independently to best position itself within each market in which it competes. Each of our business units can focus on its unique set of consumers, customers, competitors and suppliers. Our shared services model also allows us to more easily facilitate the integration of acquisitions, as we are able to “plug” additional businesses directly into the model and eliminate duplicative costs for the shared services functions.
Diverse Revenue Base with Global Platform
      We believe that our sales are well-balanced by product, channel, customer and geographic region. Our three product groups, office products, commercial products and computer products, accounted for 69%,

22% and 9%, respectively, of our pro forma net sales for the fiscal year ended December 2004. Our office products group, in turn, comprises four sub-groups: workspace tools, document communication, visual communication and storage & organization. We have a significant presence in the indirect sales channel through our office products and computer products groups, and a significant presence in the direct sales channel through our commercial products group. Our ten largest customers accounted for 48% of our pro forma net sales over the same period with our largest customer, Office Depot and its related entities, accounting for 13% of our pro forma net sales. In addition, we have a wide geographic footprint, with pro forma net sales for the fiscal year ended December 2004 of 55%, 28% and 17% in the United States, Europe and Rest of the World, respectively. This diversification enables us to reach a broad set of customers with different needs and service many of them internationally as well as locally, while limiting our exposure to economic downturns in specific regions or industries. We believe that our customers wish to deal with fewer suppliers who effectively support a consumer driven marketing and merchandising strategy with innovative products at acceptable price and service levels.
Strong Free Cash Flow Generation
      We have historically generated significant cash flow from operating activities. Our cash flow from operating activities totaled $613.4 million from fiscal years 2001 through 2004. As a result of our business restructuring initiated in 2001, our management generated $441.4 million in cash flow from operating activities over the period of 2001 to 2004, after fully funding our restructuring effort. We believe our restructuring initiatives and business model position us to derive increased cash flow from operations. Our business requires limited capital expenditures above depreciation and we have been able reduce our capital investment and working capital requirements by utilizing a combination of company manufacturing and outsourcing. We believe that our ability to generate substantial cash flow from operations, combined with our anticipated capital expenditure requirements, will allow us to generate free cash flow to achieve financial de-leveraging. In addition, we expect annual cost savings from the integration of GBC, after our costs to implement these synergies, to further enhance our free cash flow generation capabilities.
Strong and Incentivized Management Team
      We are led by an experienced management team with a proven track record of strong operating performance, business process reengineering and restructuring, consumer focus and innovation. We believe that these managers will be able to leverage their experience in restructuring ACCO Brands when integrating GBC into our operations. Our business is additionally supported by strong geographic, product and customer focused management with significant industry experience. We believe that our management will also benefit from our strong board of directors, which consists of members with significant experience in the consumer and office products industries, including five directors from Fortune Brands, ACCO Brands’ former parent company, and three directors from GBC. As of September 20, 2005, our management team had options to purchase approximately 2% of our outstanding common stock, and we plan to put in place a new option program and management incentive plan tied to specific performance goals.
Business Strategy
      Our strategy remains centered around maximizing profitability and high-return growth. Specifically, we seek to leverage our platform for organic growth through greater consumer understanding, increased product development, marketing and merchandising, disciplined category expansion including possible strategic transactions and continued cost realignment. In implementing this strategy, we are focused on the following:
Realize Synergies from Business Combination
      We believe there are significant potential savings opportunities from the acquisition of GBC arising from potential cost reductions attributable to efficiencies and synergies to be derived from facility integration, headcount reduction, supply chain optimization and revenue enhancement. The combined businesses provide added scale, allowing us to leverage customer research, product development, supply chains, shared services and business support platforms. We expect the synergies from the business overlay to be derived from almost all of our geographic locations as the two businesses have similar geographic footprints and supply chain needs. Where we have multiple brands, we intend to consolidate our leading brands in each category, which will allow us to focus on building fewer, bigger and stronger brands. These business and financial synergies are expected to result in increased incremental cash flows after the initial investment phase. We expect annual cost savings to reach $40.0 million over the next three years as we consolidate overlapping facilities, leverage the existing ACCO Brands shared services model and integrate GBC into our lower cost supply chain model. We initially intend to invest in business restructuring, associated capital investment, consumer research and product innovation. We believe that this will result in strong free cash flow for de-leveraging.
Selectively Participate in Multiple Product Categories
      We view office products as falling into either “premium” or “value” categories which we believe require different strategic approaches and different levels of investment. Premium categories (e.g., computer security or stapling) are characterized by high brand equity, high customer loyalty, a reasonably high price gap between branded and non-branded products and premium brand volume comprising a large percentage of the category. We have identified products within the premium category that we feel we can competitively supply to the office products industry as a result of our commitment to innovation, customer service and brand appeal. We have a broad mix of premium products and plan to build upon our product offering within these higher margin categories. In contrast, value categories (e.g., ring binders or storage boxes) are characterized by low brand equity, low customer loyalty, a small price gap between branded and non-branded products and value brands (including customers’ private label brands) comprising a large percentage of the category. We have also identified several products within the value category that we feel we can effectively market as a result of our strong supply chain and distribution proficiencies and anticipate that we will be able to leverage our expertise when developing new value product offerings. However, there are several value categories that are not economically attractive to us due to factors including low current relative market share, low growth, little room for differentiation or low margins. We will choose not to compete against the private-label suppliers within those categories.
Invest in Research, Marketing and Innovation
      We believe that a strong commitment to understanding consumers and defining products and merchandising strategies that speak to their needs is a key contributor to success in the office products industry. If office product suppliers do not understand consumers’ needs and develop new innovative products that are appropriately merchandised, product categories will tend toward commoditization. Many of our product categories require a supplier that can merchandise both premium and value products, and we are able to be a supplier of both types of products. We intend to continue to research consumer needs and develop additional new and innovative products that meet consumer needs. Additionally, we will seek to develop marketing that communicates the advantages of our products to consumers, which will further differentiate us from our competitors. By focusing on our consumers’ and customers’ needs, we have demonstrated substantial financial improvement even during periods of customer consolidation. We believe we can apply our business model and techniques to the GBC business. We believe that by increasing product innovation and marketing, consumers will increasingly associate our strong brand names with premium products.
Utilize a Combination of Manufacturing and Outsourcing
      Our business model uses a combination of manufacturing and outsourcing to supply our customers. Our products are either manufactured or sourced in a manner we believe will supply our customers with appropriate customer service, quality products, innovative solutions and attractive pricing. We have built a consumer-focused business unit model with a flexible supply chain to ensure that these factors are appropriately balanced. We tend to manufacture those products that would incur a relatively high freight expense or have high service needs and typically source those products that have a high proportion of direct labor cost; we can also use a combination of both supply chain options. Using a combination of manufacturing and third-party sourcing also will enable us to reduce our costs and effectively manage production assets, minimizing our capital investment and working capital requirements. For the 2004 fiscal year, approximately 55% of ACCO Brands’ cost of product was from goods manufactured either locally, in Mexico or in Eastern Europe and 45% was from products primarily sourced in Asia. We plan to integrate GBC’s businesses into our lower cost supply chain and apply the same balanced manufacturing and outsourcing approach that ACCO Brands has applied to its businesses.
Principal Executive Offices
      Our principal executive offices are located at 300 Tower Parkway, Lincolnshire, Illinois 60069. Our telephone number is (847) 484-4800.
The Transactions
      Unless the context otherwise requires, the term “spin-off” refers to the distribution of ACCO Brands common stock to Fortune Brands common stockholders on a pro rata basis pursuant to a distribution agreement dated as of March 15, 2005, as described in greater detail under “Summary — The Transactions” and “The Transactions”; the term “merger” refers to the merger of GBC and a wholly-owned subsidiary of ACCO Brands, whereby GBC became a wholly-owned subsidiary of the issuer pursuant to an Agreement and Plan of Merger dated March 15, 2005, as described in greater detail under “Summary — The Transactions” and “The Transactions”; and the term “transactions” refers to the spin-off, the merger, the repayment, or the provision for the repayment, of the material indebtedness of ACCO Brands and GBC outstanding prior to the merger, the offering of the old notes, the borrowings under our senior secured credit facilities effected on the date of the merger and the payment of related fees and expenses, all as described in greater detail under “Summary — The Transactions,” “The Transactions” and “Use of Proceeds.”
The Spin-Off and Merger
      On March 15, 2005, the issuer, Fortune Brands and GBC entered into transaction agreements pursuant to which the issuer separated from Fortune Brands in the spin-off, effective as of August 16, 2005, and acquired GBC in the merger, effective as of August 17, 2005. As a result of the merger, GBC now operates as a wholly-owned subsidiary of the issuer. As part of the transaction agreements, ACCO Brands paid a $625.0 million special dividend to its common stockholders prior to the spin-off through the issuance of promissory notes. These notes were repaid using proceeds from the offering of the old notes along with proceeds from the senior secured credit facilities.
The Financings
      The following financing transactions, collectively referred to as the financings, occurred in connection with the spin-off and the merger:

•	the execution of a credit agreement, referred to in this prospectus as our senior secured credit agreement, providing for new senior secured credit facilities, consisting of $200.0 million in non-U.S.Term Loan facilities, $400.0 million in U.S. Term Loan facilities and $150.0 million of revolving credit facilities (see “Description of Other Indebtedness — Senior Secured Credit Facilities” for a more detailed description of the senior secured credit facilities); and

•	the issuance of the old notes, in an aggregate principal amount of $350.0 million.
      The net proceeds from the financings were used to:

•	repay the $625.0 million of special dividend notes issued by ACCO Brands to its stockholders prior to the spin-off;

•	fund the $156.4 million, including accrued interest and redemption premium, required to redeem $150.0 million outstanding principal amount of GBC’s 9.375% Senior Subordinated Notes due 2008;

•	fund the $148.2 million, including accrued interest and prepayment premiums, required to repay $147.3 million of other indebtedness of GBC outstanding immediately prior to the merger;

•	repay $43.2 million of ACCO Brands indebtedness to Fortune Brands outstanding immediately prior to the merger; and

•	pay other fees and expenses associated with the transactions.
      See “Use of Proceeds” and “Capitalization” for more information on the use of proceeds from the financings.
The Exchange Offer
      On August 5, 2005, $350,000,000 principal amount of the issuer’s 7 5/8% Senior Subordinated Notes due 2015, the old notes to which the exchange offer applies, were issued to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes have been fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by substantially all of the issuer’s domestic subsidiaries. In connection with the receipt by the issuer of the proceeds from the offering of the old notes, the issuer and the guarantors agreed to conduct the exchange offer.

The Exchange Offer	The issuer is offering new 7 5/8% Senior Subordinated Notes due 2015, fully and unconditionally guaranteed by the guarantors, jointly and severally, on a senior subordinated basis, which new notes and guarantees will be registered under the Securities Act, in exchange for the old notes.

To exchange your old notes, you must properly tender them, and the issuer must accept them. The issuer will exchange all old notes that you validly tender and do not validly withdraw. The issuer will cancel all old notes accepted for exchange and issue registered new notes promptly after the expiration of the exchange offer.

Resale of New Notes	We believe that, if you are not a broker-dealer, you may offer the new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes and the related guarantees without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• are acquiring the new notes in your ordinary course of business;

• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

• are not an “affiliate,” as defined under the Securities Act, of the issuer or any guarantor.

Our belief that resales and other transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer. If any of the conditions described above is not satisfied, you may not rely on the SEC interpretations and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes. Failure to so comply may result in liability to you under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution and Selling Restrictions.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend the expiration date.

Withdrawal	You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer — Withdrawal Rights.”

Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must, before the exchange offer expires, either:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or

• if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal, or comply with the procedures described below under “— Guaranteed Delivery.”

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:

• the holder is acquiring the new notes in its ordinary course of business;

• the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes;

• the holder is not an affiliate of the issuer or any guarantor; and

• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address or facsimile number given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If:

• you beneficially own old notes;

• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

• you wish to tender your old notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery	If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes, but

• the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or

• you cannot complete the procedure for book-entry transfer on time,

you may tender your old notes in accordance with the procedures described in “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Consequences of Not Exchanging Old Notes	If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Holders of old notes will not be entitled to any further registration rights, except under limited circumstances with respect to specific types of holders of old notes in accordance with the registration rights agreement among the initial purchasers, the issuer and the guarantors. See “Risk Factors — Risks Associated with the Exchange Offer — Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes” for further information.

Appraisal or Dissenters’ Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Certain Material U.S. Federal Tax Consequences	Your exchange of old notes for new notes will not be treated as a taxable event for U.S. federal income tax purposes. See “Certain Material U.S. Federal Tax Consequences.”

Conditions	The exchange offer is subject to the condition that it not violate applicable law or any SEC policy.

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the new notes. The net proceeds from the issuance of the old notes, together with the proceeds from the other financings described in this prospectus, were used to finance the transactions. See “Use of Proceeds.”

Acceptance of Old Notes and Delivery of New Notes	The issuer will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. The issuer and the guarantors will complete the exchange offer and the issuer will issue the new notes promptly after the expiration date.

Exchange Agent	Wachovia Bank, National Association is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent” and in the letter of transmittal.
The New Notes
      The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not entitle holders to the registration rights that apply to the old notes; and

•	will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.
      The new notes will represent the same debt as the old notes and will be governed by the same indenture, which is governed by New York law and is referred to in this prospectus as the indenture. In this section of the prospectus, under the heading “The New Notes,” the term “notes” refers to both the new notes and the old notes.

Issuer	ACCO Brands Corporation, a Delaware corporation

Notes Offered	$350,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2015

Maturity Date	August 15, 2015

Interest	Annual rate: 7 5/8%

Interest will be payable in cash on February 15 and August 15 of each year, beginning on February 15, 2006.

Guarantees	The old notes are, and the new notes will be, guaranteed on a senior subordinated basis by the issuer’s domestic subsidiaries.

Ranking	The old notes are, and the new notes will be, the issuer’s unsecured senior subordinated obligations, ranking:

• junior to any of the issuer’s existing and future senior indebtedness, including borrowings under our senior credit facilities;

• equally with any of the issuer’s future senior subordinated indebtedness; and

• senior to any of the issuer’s future indebtedness that expressly provides for its subordination to the notes.

Each guarantor’s guarantee of the old notes is, and the new notes will be, that guarantor’s unsecured senior subordinated obligation, ranking:

• junior to any of that guarantor’s existing and future senior indebtedness, including its guarantee of debt under our senior secured credit facilities;

• equally with any of that guarantor’s future senior subordinated indebtedness; and

• senior to any of that guarantor’s future indebtedness that expressly provides for its subordination to its guarantee of the notes.

In the event that our secured creditors exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. The assets of the issuer’s subsidiaries that are not guarantors of the notes will be subject to the prior claims of all creditors, including trade creditors, of those non-guarantor subsidiaries.

As of June 2005, on a pro forma basis after giving effect to the transactions:

• the issuer and its subsidiaries would have had $957.2 million principal amount of indebtedness on a consolidated basis, of which:

• $607.2 million principal amount, including $600 million of borrowings and guarantees under our senior secured credit facilities, would have been contractually senior to the notes and the guarantees, and

• $607.2 million principal amount would have been secured debt;

• an additional $132 million would have been available for borrowing on a secured basis under our senior secured credit facilities (giving effect to $0 million in revolving credit facility borrowings and $18 million of outstanding letters of credit immediately after the completion of the merger), which borrowings would have been contractually senior to the notes and the guarantees and would be secured; and

• subsidiaries of the issuer that are not guarantors of the notes would have had approximately $277.1 million principal amount of indebtedness and other borrowings, including trade payables but excluding intercompany liabilities.

See “Description of Other Indebtedness.”

Optional Redemption	The issuer may redeem the notes, in whole or in part, prior to August 15, 2010 at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium as set forth under “Description of New Notes — Optional Redemption.” On or after August 15, 2010, the issuer may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of New Notes — Optional Redemption.”

The issuer may redeem up to 35% of the aggregate principal amount of the notes on or prior to August 15, 2008 with the proceeds of certain equity offerings, plus accrued and unpaid interest, if any, to the date of redemption. The issuer may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding and the redemption occurs within 60 days of the date of the equity offering closing. See “Description of New Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, holders of notes will have the right to require the issuer to repurchase some or all of their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes — Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants limiting, among other things, the issuer’s ability and the ability of the issuer’s restricted subsidiaries to:

• incur additional debt;

• pay dividends on capital stock or repurchase capital stock;

• make certain investments;

• enter into certain types of transactions with affiliates;

• limit dividends or other payments by our restricted subsidiaries to us;

• use assets as security in other transactions; and

• sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications. See “Description of New Notes.”
      Investing in the new notes involves risks. You should carefully consider the information in the “Risk Factors” section and all other information included in this prospectus before investing in the new notes.

Summary Unaudited Pro Forma Combined Condensed Financial Information
      The following table sets forth summary unaudited pro forma combined condensed financial information of ACCO Brands, giving pro forma effect to the transactions and the payment by ACCO Brands of a $625.0 million special dividend to its stockholders prior to the spin-off. The information presented below combines the consolidated financial information for GBC as of June 30, 2005 and for the year ended December 31, 2004 and the six month period ended June 30, 2005, with the consolidated financial information of ACCO Brands as of June 25, 2005 and for the year ended December 27, 2004 and the six month period ended June 25, 2005 after giving effect to the merger. The summary unaudited pro forma combined condensed financial information is derived from the unaudited pro forma combined condensed financial statements contained elsewhere in this prospectus. We present the unaudited pro forma combined condensed financial information for informational purposes only. The pro forma information is not intended to represent or be indicative of our combined results of operations or financial condition that would have been reported had the transactions been completed as of the dates presented and should not be taken as representative of our future combined results of operations or financial condition. This information is only a summary and should be read in conjunction with “Unaudited Pro Forma Combined Condensed Financial Statements,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and condensed consolidated financial statements and related notes of GBC and ACCO Brands included elsewhere in this prospectus.

	Pro Forma Fiscal		Pro Forma Combined
	Year Ended		Six Months Ended
	December 2004		June 2005

Statement of Operations Data:
Net sales	$1,888.0		$919.0
Cost of products sold	1,149.9		565.1
Selling, general and administrative expenses	575.9		290.4
Amortization of identifiable intangibles	5.3		2.9
Restructuring charges	20.3		1.3
Interest expense, net	65.1		32.6
Earnings from joint ventures	(1.0)		(1.0)
Other (income)/expense, net	(4.2)		2.7

Income before income tax expense	76.7		25.0
Income tax expense	16.6		13.2

Net income before cumulative effect of accounting change	$60.1		$11.8

Balance Sheet Data (at period end):
Cash and cash equivalents			28.0
Working capital(1)			368.7
Property, plant and equipment, net			244.2
Total assets			1,880.1
Total debt			957.2
Total shareholders’ equity			379.5
Other Financial Data:
Depreciation expense	46.9		20.7
Capital expenditures	34.9		16.6
Pro forma ratio of earnings to fixed charges(2)	2.0	x	1.6	x

(1)	Working capital is defined as total current assets less total current liabilities.

(2)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations (excluding equity in earnings of affiliates) plus fixed charges; where “fixed charges” consist of interest expense on all indebtedness, plus capitalized interest, plus amortization of deferred costs of financing and the interest component of lease rental expense.

Summary Historical Financial Information of ACCO Brands Corporation
      The following table sets forth summary historical financial information of ACCO Brands. The financial information as of December 27, 2002, 2003 and 2004 and for each of the fiscal years then ended has been derived from ACCO Brands’ audited consolidated financial statements included elsewhere in this prospectus. The financial information as of June 25, 2004 and 2005 and for each of the six-month periods then ended has been derived from ACCO Brands’ unaudited condensed consolidated financial statements, which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of ACCO Brands for the periods and dates presented. This information is only a summary and should be read in conjunction with “Selected Historical Financial Data — ACCO Brands Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — ACCO Brands Corporation” and the consolidated and condensed consolidated financial statements and related notes of ACCO Brands included elsewhere in this prospectus.

	Fiscal Year Ended			Six Months Ended
	December 27,			June 25,

	2002	2003	2004	2004	2005

	(Dollars in millions)
Statement of Operations Data:
Net sales	$1,105.4	$1,101.9	$1,175.7	$539.6	$551.9
Cost of products sold	698.9	686.8	714.3	340.4	337.2
Advertising, selling, general and administrative	351.5	337.8	347.8	170.4	166.0
Amortization of intangibles	2.1	1.7	1.3	0.6	1.0
Write-down of intangibles	—	12.0	—	—	—
Restructuring charges	34.3	17.3	19.4	19.4	—
Interest expense	12.3	8.0	8.5	3.9	4.1
Other (income)/expense, net	0.8	(1.6)	(5.2)	(3.5)	1.6

Income before income taxes	5.5	39.9	89.6	8.4	42.0
Income tax expense	1.3	13.2	21.1	6.3	17.0

Net income before cumulative effect of accounting change(1)	$4.2	$26.7	$68.5	$2.1	$25.0

Balance Sheet Data (at period end):
Cash and cash equivalents	$43.3	$60.5	$79.8	$78.7	$18.2
Working capital(2)	205.7	234.4	271.7	245.6	261.3
Property, plant and equipment, net	195.3	170.0	157.7	151.4	154.7
Total assets	860.5	886.7	984.5	878.7	877.5
Total debt(3)	4.7	2.8	0.1	3.0	0.9
Total stockholders’ equity	528.8	533.1	616.8	524.0	596.7
Other Financial Data:
Depreciation expense	$37.0	$33.3	$28.2	$14.7	$12.6
Capital expenditures	22.0	16.3	27.6	11.7	12.8
Cash flow from operating activities, (use)/source	161.9	67.2	63.7	29.4	(7.5)
Cash flow from investing activities, (use)/source	(17.2)	(1.7)	(6.1)	4.4	(13.0)
Cash flow from financing activities, (use)/source	(128.7)	(56.8)	(45.3)	(17.7)	(38.2)

(1)	Before effect of accounting change of $1.6 in June 2005 related to the elimination of a one month lag in reporting by two foreign subsidiaries to align their reporting periods with the Company’s fiscal calendar.

(2)	Working capital is defined as total current assets less total current liabilities.

(3)	Total debt refers only to the portion financed by third parties and does not include any portion financed through banking relationships or lines of credit secured by ACCO Brands’ then-parent company, Fortune Brands. Interest expenses associated with Fortune Brands’ debt have been allocated to ACCO Brands for the periods presented.

Summary Historical Financial Information of General Binding Corporation
      The following table sets forth summary historical financial information of General Binding Corporation. The financial information as of December 31, 2002, 2003 and 2004 and for each of the fiscal years then ended has been derived from General Binding Corporation’s audited consolidated financial statements. The financial information as of June 30, 2004 and 2005 and for each of the six-month periods then ended has been derived from GBC’s unaudited condensed consolidated financial statements, which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of GBC for the periods and dates presented. This information is only a summary and should be read in conjunction with “Selected Historical Financial Data — General Binding Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General Binding Corporation” and the consolidated and condensed consolidated financial statements and related notes of GBC included elsewhere in this prospectus.

	Fiscal Year Ended			Six Months Ended
	December 31,			June 30,

	2002	2003	2004	2004	2005

	(Dollars in millions)
Statement of Operations Data:
Net sales	$701.7	$697.9	$712.3	$345.3	$367.1
Product cost of sales, including development and engineering	422.5	418.7	434.9	212.4	227.5
Inventory rationalization and write-down charges	1.0	—	—	—	—
Selling, service and administrative	228.1	224.6	225.6	112.6	119.4
Earnings from joint ventures	(0.2)	0.0	(1.3)	(0.3)	(1.0)
Interest expense	39.9	34.4	25.9	13.4	13.6
Restructuring charges	8.0	11.1	0.9	0.8	1.3
Other charges	1.1	4.7	1.7	—	4.2
Other expense, net	0.2	0.2	0.7	0.9	1.1

Income before taxes	1.1	4.4	23.9	5.5	1.0
Income tax expense	2.0	7.6	9.1	2.5	2.9

Net income (loss) before cumulative effect of accounting change(1)	$(1.0)	$(3.3)	$14.8	$3.0	$(1.9)

Balance Sheet Data (at period end):
Cash and cash equivalents	$18.3	$9.6	$6.3	$3.9	$11.9
Working capital(2)	101.7	99.8	98.5	124.3	111.2
Property, plant and equipment, net	106.9	95.0	84.7	87.9	75.0
Total assets	557.4	530.3	540.5	537.8	540.5
Total debt (excludes interest)	341.4	302.0	288.9	317.6	294.3
Total stockholders’ equity	42.1	54.2	77.8	57.1	77.8
Other Financial Data:
Depreciation and amortization(3)	$24.4	$21.8	$19.1	$11.0	$10.1
Capital expenditures	9.0	8.5	7.3	3.6	3.8
Cash flow from operating activities, (use)/source	46.5	51.6	22.7	(18.7)	(3.8)
Cash flow from investing activities, (use)/source	(7.7)	(10.5)	(8.2)	(4.7)	(1.0)
Cash flow from financing activities, (use)/source	(78.9)	(41.4)	(13.1)	17.0	9.1

(1)	Before cumulative effect of accounting change of $79.0 in 2002, related to the impairment of goodwill recorded in conjunction with the implementation of SFAS No. 142.

(2)	Working capital is defined as total current assets less total current liabilities.

(3)	Depreciation and amortization does not include patent amortization, display amortization and amortization of deferred debt cost.

RISK FACTORS
      You should carefully consider the risk factors discussed below as well as the other information contained in this prospectus before deciding whether to invest in the notes. The risks discussed below, any of which could materially and adversely affect our business, financial condition or results of operations, are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In this “Risk Factors” section, the term “notes” refers to both the new notes and the old notes.
Risks Relating to Our Business

We may not realize the anticipated benefits from the merger.
      The success of the merger will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of GBC with the other businesses of ACCO Brands. Our success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of ACCO Brands’ and GBC’s operations. Even if we are able to integrate the business operations of GBC successfully, we cannot assure you that this integration will result in the realization of the full benefits of the synergies, cost savings and growth opportunities that we currently expect from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, and the benefits from the merger may be offset by costs incurred in integrating the companies.

The integration of ACCO Brands and GBC may present significant challenges.
      There is a significant degree of difficulty and management distraction inherent in the process of establishing ACCO Brands as an independent public company and integrating the GBC businesses. These difficulties include:

•	the challenge of establishing ACCO Brands as a separately traded independent public company and then integrating the GBC businesses while carrying on the ongoing operations of each business;

•	the necessity of coordinating geographically separate organizations;

•	the challenge of integrating the business cultures of each company, which may prove to be incompatible;

•	the challenge and cost of integrating the information technology systems of each company; and

•	the potential difficulties in retaining key officers and personnel.
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business, service existing customers, attract new customers and develop new products or strategies. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.
      We cannot assure you that we will successfully or cost-effectively integrate the GBC businesses. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.
      Our success will depend in part on our ability to anticipate and offer products that appeal to the changing needs and preferences of our customers in the various market categories in which we compete. If we are not able to anticipate, identify and develop and market products that respond to these changes in customer preferences, demand for our products may decline and our operating results may be adversely affected.

Our business is dependent on a limited number of customers and a substantial reduction in sales to these customers could significantly impact our operating results.
      The office products industry is concentrated in a small number of major customers, principally office products superstores (which combine contract stationers, retail and mail order), office products distributors and mass merchandisers. This concentration increases pricing pressures to which we are subject and leads to pressures on our margins and profits. Additionally, consolidation among customers also exposes us to increased concentration of customer credit risk. A relatively limited number of customers account for a large percentage of our total net sales. For the fiscal year ended December 2004, approximately 48% of our net sales were to our ten largest customers, although no single customer accounted for more than 13% of net sales. Although we will not be dependent on any single customer, the loss of, or a significant reduction in, business from one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations.

If we do not compete successfully in the competitive office products industry, our business and revenues may be adversely affected.
      Our products and services are sold in highly competitive markets. We believe that the principal points of competition in these markets are product innovation, quality, price, merchandising, design and engineering capabilities, product development, timeliness and completeness of delivery, conformity to customer specifications and post-sale support. Competitive conditions may require us to match or better competitors’ prices to retain business or market share. We believe that our competitive position will depend on continued investment in innovation and product development, manufacturing and sourcing, quality standards, marketing and customer service and support. However, there can be no assurance that we will have sufficient resources to make such investments or that we will be successful in maintaining our competitive position. There are no significant barriers to entry into the markets for most of our products and services. We also face increasing competition from our own customers’ private-label and direct sourcing initiatives.

Our success will depend on our ability to attract and retain qualified personnel.
      Our success will depend on our ability to attract and retain qualified personnel, including executive officers and other key management personnel. We cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the development, manufacture and sale of our products or that key employees will remain with us after the merger. If we do not retain these key employees, we may experience substantial disruption in our businesses. The loss of key management personnel or other key employees or our inability to attract such personnel may adversely affect our ability to manage our overall operations and successfully implement our business strategy.

We are subject to environmental regulation and environmental risks.
      We and our operations, both in the United States and abroad, are subject to national, state, provincial and/or local environmental laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal, and management of, certain materials and waste. These environmental laws and regulations also impose liability for the costs of investigating and cleaning up sites, and certain damages resulting from present and past spills, disposals, or other releases of hazardous substances or materials. Environmental laws and regulations can be complex and may change often. Capital and operating expenses required to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties. In addition, environmental laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, in the United States impose liability on several grounds for the investigation and cleanup of contaminated soil, ground water and buildings and for damages to natural resources at a wide range of properties. For example, contamination at properties formerly owned or operated by us, as well as at properties we will own and operate, and properties to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations. There can be no assurance that the costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination will not in the future have a material adverse effect on our financial condition or results of operations.

Our business is subject to risks associated with seasonality, which could adversely affect our cash flow, financial condition or results of operations.
      Our business, as it concerns both historical sales and profit, has experienced increased sales volume in the third and fourth quarters of the calendar year. Two principal factors have contributed to this seasonality: the office products industry’s customers and our product line. We are major suppliers of products related to the “back-to-school” season, which occurs principally during the months of June, July, August and September for our North American business; and our product line includes several products which lend themselves to calendar year-end purchase timing, including Day-Timers planners, paper organization and storage products (including bindery) and Kensington computer accessories which increase with traditionally strong fourth quarter sales of personal computers. If either of these typical seasonal increases in sales of certain portions of our product line does not meet our expectations we could experience a material adverse effect on our business, financial condition and results of operations for the year.

The raw materials and labor costs we incur are subject to price increases that could adversely affect our profitability.
      The primary materials used in the manufacturing of many of our products are paper, steel, plastics, polyester and polypropylene substrates, wood, aluminum, melamine and cork. These materials are available from a number of suppliers, and we are not dependent upon any single supplier for any of these materials. In general, our gross profit may be affected from time to time by fluctuations in the prices of these materials because our customers require advance notice and negotiation to pass through raw material price increases, giving rise to a delay before cost increases can be passed to our customers. Based on our experience, we believe that adequate quantities of these materials will be available in adequate supplies for the foreseeable future. Inflationary and other increases in costs of materials and labor have occurred in the past and may recur, and there can be no assurance that such raw materials will continue to be available in adequate supply in the future or that shortages in supply will not result in price increases that could have a material adverse effect on our financial condition or results of operations.

We will be subject to risks associated with international operations that could harm our business.
      A substantial part of our business is conducted internationally. Approximately 45% of our net sales for the fiscal year ended December 2004 were from international sales. Our international operations may be significantly affected by economic, political and governmental conditions in the countries where our products are manufactured or sold. Additionally, while the recent relative weakness of the U.S. dollar to other currencies has been advantageous for our businesses’ sales as the results of non-U.S. operations have increased when reported in U.S. dollars, we can give no assurances and make no predictions about the rate at which the U.S. dollar will trade against other currencies in the future. If the U.S. dollar were to become significantly more valuable relative to other currencies in the global market, such an increase could harm our ability to compete, our financial condition and our results of operations.

We will be subject to risks associated with outsourcing that could harm our business.
      Historically, we have outsourced certain manufacturing functions to third party service providers in China and other countries. Outsourcing generates a number of risks, including decreased control over the manufacturing process possibly leading to production delays or interruptions, possible inferior product quality control and misappropriation of trade secrets. In addition, performance problems by these third-party service providers could result in cost overruns, delayed deliveries, shortages, quality issues or other problems which could result in significant customer dissatisfaction and could materially and adversely affect our business, financial condition and results of operations.
      If one or more of these third-party service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs or in a timely manner, our ability to deliver our products to our customers could be severely impaired. Furthermore, the need to identify and qualify substitute service providers or increase our internal capacity could result in unforeseen operational problems and additional costs. Substitute service providers might not be available or, if available, might be unwilling or unable to offer services on acceptable terms. Moreover, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers, or others, on commercially reasonable terms, if at all.

We will depend on certain manufacturing sources whose inability to perform their obligations could harm our business.
      We will rely on GMP Co. Ltd., in which we hold an approximately 20% equity interest, as our sole supplier of many of the laminating machines we distribute. There can be no assurance that GMP will be able to continue to perform any or all of its obligations to us. GMP’s equipment manufacturing facility is located in the Republic of Korea, and its ability to supply us with laminating machines may be affected by Korean and other regional or worldwide economic, political or governmental conditions. Additionally, GMP has a highly leveraged capital structure and its ability to continue to obtain financing is required to ensure the orderly continuation of its operations. If GMP were unable to supply us with adequate equipment and we could not find a suitable alternative supplier on favorable terms, if at all, it may have a material adverse effect on our business.

Our inability to secure and maintain rights to intellectual property could harm our business.
      We have many patents, trademarks, brand names and trade names that are, in the aggregate, important to our business. The loss of any individual patent or license may not be material to us taken as a whole, but the loss of a number of patents or licenses that represented principal portions of our business, or expenses related to defending or maintaining the patents or licenses, could have a material adverse effect on our business.

As a result of the spin-off and merger, we are subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.
      The financial results for ACCO Brands prior to the spin-off and merger were included within the consolidated results of Fortune Brands, and its reporting and control systems were appropriate to that of a segment of a public company. However, as a private company, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended, also referred to herein as the Exchange Act. As a result of the spin-off and merger, we are now directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative and operational resources, including accounting resources. If we are unable to integrate and upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

If the spin-off did not constitute a spin-off under section 355 of the Internal Revenue Code or the merger did not constitute a reorganization under section 368(a) of the Internal Revenue Code, either as a result of actions taken in connection with the spin-off or the merger or as a result of subsequent acquisitions of stock of Fortune Brands or stock of ACCO Brands, then we may be responsible for the payment of United States federal income taxes.
      In connection with the spin-off and the merger transactions, Fortune Brands and ACCO Brands received opinions of Chadbourne & Parke LLP, counsel to Fortune Brands and ACCO Brands, to the effect that the spin-off constituted a spin-off under section 355 of the Internal Revenue Code and the merger constituted a reorganization under section 368(a) of the Internal Revenue Code. In connection with the spin-off and the merger transactions, GBC also received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to GBC, to the effect that the merger constituted a reorganization under section 368(a) of the Internal Revenue Code. These opinions of counsel to Fortune Brands, ACCO Brands and GBC were based on, among other things, current law and certain representations as to factual matters made by, among others, Fortune Brands, ACCO Brands and GBC, which, if incorrect, could jeopardize the conclusions reached by such counsel in their opinions.
      A tax allocation agreement was entered into by Fortune Brands and ACCO Brands in connection with the spin-off and merger transactions and generally provides that we will be responsible for any taxes imposed on Fortune Brands or us as a result of either:

•	the failure of the spin-off to constitute a spin-off under section 355 of the Internal Revenue Code, or

•	the subsequent disqualification of the distribution of ACCO Brands common stock to Fortune Brands stockholders in connection with the spin-off as tax-free to Fortune Brands for United States federal income tax purposes, if such failure or disqualification is attributable to certain post-spin-off actions taken by or in respect of us (including our subsidiaries) or our stockholders, such as our acquisition by a third party at a time and in a manner that would cause such failure or disqualification. For example, even if the spin-off otherwise qualified as a spin-off under section 355 of the Internal Revenue Code, the distribution of our common stock to Fortune Brands common stockholders in connection with the spin-off may be disqualified as tax-free to Fortune Brands if there is an acquisition of our stock as part of a plan or series of related transactions that include the spin-off and that results in a deemed acquisition of 50% or more of our common stock.
      For purposes of this test, any acquisitions of Fortune Brands stock or our stock within two years before or after the spin-off are presumed to be part of such a plan, although we or Fortune Brands may be able to rebut that presumption. Also, for purposes of this test, the merger will be treated as resulting in a deemed acquisition by GBC stockholders of approximately 34% of our common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If we do not carefully monitor our compliance with these rules, we might inadvertently cause or permit a change of ownership to occur, triggering our obligation to indemnify Fortune Brands pursuant to the Fortune Brands/ ACCO World tax allocation agreement.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent the issuer and the guarantors from fulfilling their obligations under the notes and the guarantees.
      We have a significant amount of indebtedness. As of June 2005, on a pro forma basis giving effect to the transactions, we had approximately $957.2 million of outstanding debt (including the current portion of long-term debt and excluding obligations to trade creditors). This indebtedness could have important consequences to us, such as:

•	limiting our ability to obtain additional financing to fund growth, working capital, capital expenditures, debt service requirements or other cash requirements;

•	limiting our operational flexibility due to the covenants contained in our debt agreements;

•	limiting our ability to invest operating cash flow in our business due to debt service requirements;

•	limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns;

•	increasing our vulnerability to economic downturns and changing market conditions; and

•	to the extent that our debt is subject to floating interest rates, increasing our vulnerability to fluctuations in market interest rates.
      We expect to obtain the money to pay our expenses and to pay the principal and interest on our outstanding debt from our operations. Our ability to meet our expenses and debt service obligations will depend on our future performance, which will be affected by financial, business, economic and other factors, including potential changes in customer preferences, the success of product and marketing innovation and pressure from competitors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We cannot assure you that we will be able to, at any given time, refinance our debt, sell assets or borrow more money on terms acceptable to us or at all.

We are subject to restrictive debt covenants, which may restrict our operational flexibility.
      Our senior secured credit agreement and the indenture contain covenants that restrict our ability to incur additional indebtedness, issue preferred stock, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets, and enter into consolidations or mergers. The senior secured credit agreement also requires us to maintain specified financial ratios and satisfy financial condition tests. Our ability to meet those financial ratios and tests may be affected by events beyond our control and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants, ratios, tests or restrictions, as applicable, could result in an event of default under the senior secured credit agreement or the indenture, in which case the parties to the facilities and the indenture could elect to declare all amounts outstanding thereunder to be immediately due and payable. If the lenders or noteholders under the senior secured credit agreement or the indenture, respectively, accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full the indebtedness and any other indebtedness that would become due as a result of any acceleration.

Our ability to incur additional debt could further exacerbate the risks associated with our current significant level of indebtedness.
      We may incur substantial additional debt in the future. Although the indenture and the terms of our senior secured credit facilities contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and debt incurred in compliance with these conditions could be substantial. As of June 2005, on a pro forma basis giving effect to the transactions and after giving effect to $0 million in revolving credit facility borrowings and $18 million of outstanding letters of credit immediately after the completion of the merger, we would have had unused borrowing capacity of $132 million under the revolving credit facility portion of our senior secured credit facilities. Adding new debt to current debt levels could make it difficult for us to satisfy our obligations with respect to the notes.

We will require a significant amount of cash to service our debts. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash. Our ability to generate cash is subject to economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facilities or otherwise in an amount sufficient to enable any of us to pay our debts, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debts, including the notes, on or before maturity. We might be unable to refinance any of our debt, including our senior secured credit facilities or the notes, on commercially reasonable terms or at all.

As a holding company conducting operations through our subsidiaries, the cash we generate may be not available to satisfy our obligations under the notes or the guarantors’ obligations under their guarantees.
      We are a holding company conducting all of our operations through subsidiaries. These subsidiaries will be our primary source of funds for debt payments. Similarly, the guarantors of the notes, even if they are operating companies that generate cash, may rely at least in part on subsidiaries of their own as a source of funds to meet any obligations that might arise under their own guarantees. Generally, the ability of a subsidiary to make cash available to its parent is affected by its own operating results and is subject to applicable laws and contractual restrictions contained in its leases and debt instruments. Although the indenture governing the notes will limit the extent to which subsidiaries may agree to restrictions on their ability to make dividend and other payments to their parent companies, these limitations will be subject to significant qualifications and exceptions. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. As a result, although a subsidiary of ours or a subsidiary of a guarantor may have cash, we or that guarantor may not be able to obtain that cash to satisfy our obligations under the notes or its guarantee, as applicable.

We may not be able to repurchase the notes upon a change of control.
      Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless such notes have been previously called for redemption. See “Description of New Notes — Change of Control.” We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our senior secured credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the senior secured credit facilities, but may not be able to do so.

Federal and state laws permit a court to void the guarantees under some circumstances.
      Any guarantee of the notes by a subsidiary of the issuer may be subject to review under federal bankruptcy law or federal and state fraudulent transfer laws. While the relevant laws may vary from state to state, under these laws any guarantee of the notes by a subsidiary of the issuer will generally be a fraudulent conveyance if the guarantor (1) incurred the indebtedness represented by the guarantee with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for incurring the indebtedness represented by the guarantee and, in the case of (2) only, the guarantor, as the case may be:

•	was insolvent, or became insolvent, when it incurred that indebtedness;

•	was left with an unreasonably small amount of capital on account of incurring that indebtedness; or

•	intended to, or believed that it would, be unable to pay its debts as they matured.
      Generally, an entity will be considered insolvent if:

•	the sum of its debts is greater than the fair value of its property;

•	the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

•	it cannot pay its debts as they become due.
      If any guarantee were a fraudulent conveyance, a court could, among other things, void the applicable guarantor’s obligations under its guarantee and require the repayment of any amounts paid to the holders of the notes under guarantee, as applicable.
      We believe that immediately after issuance of the guarantees, each of the guarantors was solvent, had sufficient capital to carry on its respective business and was able to pay its respective debts as they mature. We cannot be sure, however, what standard a court would apply or what conclusions a court would reach with regard to these issues.

Your right to receive payments on the notes will be junior to the issuer’s existing and future senior indebtedness, and the guarantees of the notes will be junior to all of the guarantors’ existing and future senior indebtedness.
      The notes and guarantees will rank behind all of the issuer’s and the guarantors’ existing and future senior indebtedness. As of June 2005, on a pro forma basis giving effect to the transactions, the notes would have been subordinated to $607.2 million principal amount of senior debt, representing borrowings under our senior credit facilities, and the guarantees would have been subordinated to $600.0 million principal amount of senior debt, representing borrowings under our senior credit facilities. In addition, the senior credit facilities would have permitted up to $132 million of additional borrowings, giving effect to $0 million in revolving credit facility borrowings and $18 million of outstanding letters of credit immediately after the completion of the merger, subject to compliance with the covenants and conditions to borrowing under the senior credit facilities, which borrowings would be senior to the notes and the guarantees. We will be permitted to incur substantial other indebtedness, including senior debt, in the future.
      As a result of this subordination, upon any distribution to creditors of property of the issuer or the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of the issuer’s senior debt and the senior debt of the guarantors are entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of specified non-payment defaults on designated senior debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the issuer or the guarantors, the indenture relating to the notes will require that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid instead to holders of senior debt until the holders of senior debt are paid in full. As a result, holders of the notes may not receive all amounts owed to them and may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness.

Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the notes.
      Holders of our secured debt have claims that are prior to your claims as holders of the notes up to the value of the assets and shares of capital stock securing the secured debt. In particular, the issuer and the guarantors are parties to our senior secured credit facilities, which are secured by substantially all of their assets and shares of capital stock. In the event that our secured creditors exercise their rights with respect to our pledged assets and shares of capital stock, our secured creditors would be entitled to be repaid in full from the proceeds of those assets and shares of capital stock before those proceeds would be available for distribution to other creditors, including holders of the notes. As of June 2005, on a pro forma basis giving effect to the transactions, we would have had $607.2 million principal amount of secured debt and $132 million available for additional borrowings under our senior secured credit facilities, after giving effect to $0 million in revolving credit facility borrowings and $18 million of outstanding letters of credit immediately after the completion of the merger. The indenture also permits us to incur additional secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claims to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will sufficient assets to pay amounts due on the notes.

Not all of the issuer’s subsidiaries will guarantee the notes. The assets of the non-guarantor subsidiaries will be subject to the prior claims of all claims of all creditors of those non-guarantor subsidiaries.
      The notes are obligations solely of the issuer, and each guarantee of the notes is an obligation solely of the applicable guarantor. Not all of the issuer’s direct and indirect subsidiaries will guarantee the notes. Except to the extent of the guarantees given by those subsidiaries of the issuer that are guarantors of the notes, holders of the notes cannot demand payment from the issuer’s subsidiaries. The assets of the non-guarantor subsidiaries will be subject to the prior claims of all their creditors, including trade creditors. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding to which a non-guarantor subsidiary is subject, holders of its liabilities, including its trade creditors, will generally be entitled to payment on their claims from assets of that subsidiary before any of its assets are made available for distribution to the issuer or subsidiaries of the issuer that are guarantors of the notes.
      ACCO Brands subsidiaries that are not guarantors accounted for approximately 45% of ACCO Brands’ pro forma net sales for the fiscal year ended December 2004. As of June 2005, these non-guarantor subsidiaries had assets representing approximately 50% of ACCO Brands’ pro forma total assets (excluding intangible assets). Under some circumstances, the terms of the notes and our senior credit facilities will permit our non-guarantor subsidiaries to incur additional debt.

The market price for the notes may be volatile.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions, which could adversely affect the value of your notes.
Risks Associated with the Exchange Offer

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.
      We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to register the old notes after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.
      While the old notes are presently eligible for trading in The PORTAL® Market, there is no existing market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange. We do not know if an active public market for the new notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. In addition, the liquidity and the market price of the new notes may be adversely affected by changes in the overall market for securities similar to the new notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer.
      The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, or compliance with requirements for guaranteed delivery, a properly completed and executed letter of transmittal or an agent’s message, and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Plan of Distribution and Selling Restrictions.”

THE TRANSACTIONS
Overview
      On March 15, 2005, the issuer, Fortune Brands and GBC entered into transaction agreements pursuant to which the issuer separated from Fortune Brands in the spin-off, effective as of August 16, 2005, and acquired GBC in the merger, effective as of August 17, 2005. As a result of the merger, GBC now operates as a wholly-owned subsidiary of the issuer.
Detailed Description of the Merger and the Spin-off

The Merger
      Pursuant to the terms of the merger agreement among ACCO Brands, Fortune Brands and GBC, immediately following the spin-off, Gemini Acquisition Sub, a wholly-owned subsidiary of the issuer, merged with and into GBC, effective on August 17, 2005, with GBC surviving the merger as a wholly-owned subsidiary of the issuer. At the time of the merger, GBC stockholders received the right to receive one share of ACCO Brands common stock for each share of GBC common stock or Class B common stock they owned. The merger agreement contains customary representations and warranties and covenants. The representations, warranties and covenants did not survive the completion of the merger, and the merger agreement does not provide for any post-merger indemnification obligations.

The Spin-Off
      Pursuant to the terms of the distribution agreement between ACCO Brands and Fortune Brands, in the spin-off, Fortune Brands distributed to its common stockholders on a pro rata basis all of the shares of ACCO Brands common stock owned by Fortune Brands. As a result of the spin-off, shares of ACCO Brands common stock are publicly traded and listed on the New York Stock Exchange. As part of the transaction agreements, ACCO Brands paid a $625.0 million special dividend to its common stockholders prior to the spin-off through the issuance of promissory notes. These notes were repaid using proceeds from the offering of the old notes along with proceeds from the senior secured credit facilities.
The Financings
      The following financing transactions, collectively referred to as the financings, occurred in connection with the spin-off and the merger:

•	the execution of a credit agreement, referred to in this prospectus as our senior secured credit agreement, providing for new senior secured credit facilities, consisting of $200.0 million in non-U.S. Term Loan facilities, $400.0 million in U.S. Term Loan facilities and $150.0 million of revolving credit facilities (see “Description of Other Indebtedness — Senior Secured Credit Facilities” for a more detailed description of the senior secured credit facilities); and

•	the issuance of the old notes, in an aggregate principal amount of $350.0 million.
      The net proceeds from the financings were used to:

•	repay the $625.0 million of special dividend notes issued by ACCO Brands to its stockholders prior to the spin-off;

•	fund the $156.4 million, including accrued interest and redemption premium, required to redeem $150.0 million outstanding principal amount of GBC’s 9.375% Senior Subordinated Notes due 2008;

•	fund the $148.2 million, including accrued interest and prepayment premiums, required to repay $147.3 million of other indebtedness of GBC outstanding immediately prior to the merger;

•	repay $43.2 million of ACCO Brands indebtedness to Fortune Brands outstanding immediately prior to the merger; and

•	pay other fees and expenses associated with the transactions.
      See “Use of Proceeds” and “Capitalization” for more information on the use of proceeds from the financings.

USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Gross proceeds from the offering of the old notes were $350.0 million. The net proceeds from the issuance of the old notes were approximately $342.1 million after deducting the initial purchasers’ discount and offering expenses. The net proceeds from the offering of the old notes, together with the proceeds from the other financings described in this prospectus, were used to finance the transactions as described under “The Transactions” and for general corporate purposes.

CAPITALIZATION
      The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of the six month period ended June 2005 on a pro forma basis after giving effect to the transactions. You should read this table in conjunction with “The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Combined Condensed Financial Information,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and ACCO Brands’ and GBC’s respective financial statements and related notes included elsewhere in this prospectus.

As of
June 2005

(Unaudited)
(Dollars in
millions)
Cash and cash equivalents	$28.0

Debt:
Revolving Credit Facility(1)	$0.0
Non-U.S. Term Loan Facilities	200.0
U.S. Term Loan Facility	400.0
Senior subordinated notes offered hereby	350.0
Other debt(2)	7.2

Total debt	957.2
Shareholders’ equity	379.5

Total capitalization	$1,336.7

(1)	As of the closing date, the amount available for borrowings under the revolving credit facility was $145.8 million, giving effect to $0.0 million in revolving credit facility borrowings and $4.2 million of outstanding letters of credit immediately after the completion of the merger.

(2)	Consists principally of borrowings under non-U.S. bank lines that were not refinanced in the transactions.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
      The following unaudited pro forma combined condensed balance sheet as of the quarter ended June 2005 and the unaudited pro forma combined condensed statements of income for the year ended December 2004 and the six months ended June 2005 are based on the historical financial statements of ACCO Brands and GBC after giving effect to the merger of ACCO Brands and GBC. The unaudited pro forma combined condensed financial information is based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma combined condensed financial statements.
      The unaudited pro forma combined condensed financial statements have been prepared using the purchase method of accounting, and are presented as if the merger transaction had occurred at the beginning of fiscal 2004 for purposes of the pro forma combined statements of income, and on June 25, 2005 for purposes of the pro forma combined balance sheet.
      The unaudited pro forma combined condensed financial statements present the combination of the historical financial statements of ACCO Brands and GBC adjusted to (1) give effect to the spin-off of ACCO Brands from its parent, Fortune Brands, and the repayment of an aggregate of $625.0 million loan notes with respect to the pre-spin-off special dividend to Fortune Brands and ACCO Brands’ pre spin-off minority stockholder, and (2) give effect to the merger of ACCO Brands and GBC.
      The unaudited pro forma combined condensed financial statements were prepared using (1) the audited consolidated financial statements of ACCO Brands for the year ended December 27, 2004, which are included herein, (2) the audited consolidated financial statements of GBC for the year ended December 31, 2004, which are included herein, (3) the unaudited condensed consolidated financial statements of ACCO Brands for the six months ended June 25, 2005, which are included herein, and (4) the unaudited condensed consolidated financial statements of GBC for the six months ended June 30, 2005, which are included herein.
      Under the purchase method of accounting, the purchase price has been allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, net of tax, with any excess purchase price allocated to goodwill. ACCO Brands has engaged independent consultants to complete the appraisals necessary to arrive at the fair market value of the assets and liabilities acquired from GBC and the related allocations of purchase price. However, the adjustments to estimated fair value included with this prospectus are based on a preliminary review of the purchased assets of GBC. We expect to complete at a later date the appraisal of GBC assets at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation based on these more detailed independent appraisals may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.
      ACCO Brands is implementing a plan to integrate the operations of GBC and ACCO Brands. Certain non-recurring charges, such as operational relocation expenses, asset write-off costs and product rebranding and consulting expenses, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges as of the date of this prospectus. However, any such charge could affect the results of ACCO Brands in the period in which such charges are incurred. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the merger.
      The unaudited pro forma combined condensed financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger. The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of ACCO Brands and GBC that are included herein.
      The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of ACCO Brands that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of ACCO Brands.

Unaudited Pro Forma Combined Condensed Balance Sheet
As of June 2005

			ACCO
		Effect of	Brands
		Dividend to	Adjusted for		Pro Forma		Pro Forma
	ACCO Brands	Shareholders(1)	Dividend	GBC	Adjustments		Combined

	(Dollars in millions)
Cash and cash equivalents	$18.2		$18.2	$11.9	$(25.9	)(a)	$28.0
					(293.0	)(b)
					(625.0	)(c)
					(8.2	)(d)
					950.0	(e)
Accounts Receivable, net of allowances	267.0		267.0	140.3			407.3
Inventories, net	187.8		187.8	100.3	11.4	(f)	299.5
Prepaid expenses & other current assets	31.7		31.7	24.0	1.9	(g)	58.8
					1.2	(g)

Total Current Assets	504.7	—	504.7	276.5	12.4		793.6
Net property, plant and equipment	154.7		154.7	75.0	14.5	(h)	244.2
Goodwill				148.7	426.4	(i)	426.4
					(148.7	)(j)
Identifiable Intangibles, net of amortization	115.9		115.9	1.2	137.5	(k)	253.4
					(1.2	)(j)
Prepaid pension expense	84.9		84.9	3.2			88.1
Other non-current assets	17.3		17.3	35.9	25.9	(a)	74.4
					(4.9	)(a)
					6.1	(g)
					(5.9	)(g)

Total Assets	877.5	—	877.5	540.5	462.1		1,880.1
Accounts Payable	101.6		101.6	50.0			151.6
Customer program liabilities	76.3		76.3	25.5			101.8
Salaries, wages & other compensation	17.4		17.4	14.4			31.8
Deferred Revenue				12.4			12.4
Other current liabilities	47.2		47.2	33.7	4.2	(l)	102.1
					(2.3	)(b)
					19.3	(m)
Notes Payable to Banks	0.9		0.9	6.3			7.2
Current Maturities of Long-Term Debt				23.0	(25.7	)(b)	18.0
					2.7	(b)
					18.0	(e)
Dividend Payable to Shareholders		625.0	625.0		(625.0	)(c)

Total Current Liabilities	243.4	625.0	868.4	165.3	(608.8)		424.9
Long-term Debt				265.0	(265.0	)(b)	932.0
					932.0	(e)
Accrued pension and post-retirement benefits	25.1		25.1	17.0	8.5	(n)	52.9
					2.3	(n)
Other non-current liabilities	12.3		12.3	15.4	63.1	(o)	90.8
Stockholder’s Equity:
Common Stock	0.1		0.1	2.3	(2.3	)(q)	0.1
Additional Paid-in-Capital	1,528.7	(625.0)	903.7	11.1	427.0	(p)	1,316.6
					(11.1	)(q)
					(8.2	)(d)
					(5.9	)(g)
Retained Earnings (Deficit)	(938.2)		(938.2)	76.3	(76.3	)(q)	(938.2)
Unearned Compensation					(5.1	)(r)	(5.1)
Accumulated other comprehensive income	6.1		6.1	(11.9)	11.9	(q)	6.1

Total Liabilities & Stockholder’s Equity	$877.5	$—	$877.5	$540.5	$462.1		$1,880.1

(1)	Gives effect to the dividend payable to ACCO World’s parent and minority interest investor of $613.3 and $11.7, respectively, which will be declared and paid immediately prior to the spin-off of ACCO World.
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(a)	Reflects an adjustment to capitalize estimated debt issuance costs of $25.9 associated with the issuance of the notes and borrowings under our new senior secured credit facilities, the elimination of GBC’s existing capitalized debt issuance costs of $4.9 as a result of management’s plan to repay the related debt in connection with the completion of the merger.

(b)	Represents payoff of GBC debt of: $265.0 long-term portion, $23.0 current portion, $2.3 of accrued interest and recognition of $2.7 adjustment to fair value of the debt which equates to the pre-payment penalty for early extinguishment of the debt.

(c)	Reflects payment following the merger of ACCO World and GBC, of the aggregate $625.0 loan notes with respect to the dividend to ACCO World’s stockholders, the funds for which are expected to be obtained from the issuance of the notes and borrowings under our new senior secured credit facilities.

(d)	Represents the return of cash owned by Fortune Brands of $8.2 in order to leave ACCO World with $10.0 of net cash prior to financing arrangements pursuant to the distribution agreement.

(e)	Represents the issuance of the notes and estimated borrowings under our new senior secured credit facilities totaling $950.0, of which $18.0 of credit facility borrowings is scheduled to be repaid within the first 12 months after the completion of the merger and is reflected as the current portion of long-term debt in the pro forma balance sheet. The following table describes the estimated notes outstanding and borrowings under our new senior secured credit facilities of the combined company immediately following the merger on a pro forma basis as of June 2005.

Pro Forma Amount
Outstanding as of
June 2005

(Dollars in millions)
Bank debt:
Revolving Credit Facilities — 5 Years(1)	$0.0
Non-U.S. Term Loan Facilities — 5 Years	200.0
U.S. Term Loan Facility — 7 Years	400.0

Total bank debt	600.0
Notes — 10 yr fixed	350.0

Total	$950.0

(1)	$150 commitment, of which $132.0 would be available for additional borrowings (after giving effect to $18.0 of outstanding letters of credit as of June 2005, on a pro forma basis).

(f)	Reflects an adjustment to record the estimated fair market value of work-in-process and finished goods inventory, less the estimated additional costs required to complete work-in-process inventory and to sell or dispose of all inventories acquired at the date of merger. The asset is expected to be amortized over one average inventory turn (approximately three months).

(g)	Represents the following adjustments to deferred tax assets: recognition of a $1.9 current deferred tax asset related to the elimination of existing GBC prepaid debt issuance costs, recognition of a $1.2 deferred tax asset related to severance payable to the GBC CEO, and elimination of the existing GBC non-current deferred tax liability (netted in assets) of $6.1 related to intangible asset amortization. These were partly offset by a $5.9 elimination of GBC deferred tax assets which will no longer be realized due to GBC’s deconsolidation from their majority shareholder, Lane Industries (the offset will be a reduction of paid in capital).

(h)	Reflects an adjustment to record property, plant and equipment at their estimated fair values. This asset is expected to be amortized over a 10-year weighted average useful life.

(i)	The calculation of estimated goodwill is equal to the consideration given in determining the purchase price, offset by the estimated fair value of net assets acquired, net of related taxes, as described in the following table.

	(Dollars in millions)
Calculation of Goodwill:
Consideration given for the GBC business (see note “p”)	$411.8
Plus fair value of liabilities assumed:
Accounts payable and accrued liabilities	102.3
Debt	299.3
Other liabilities	141.9
Fair value of stock options outstanding	34.5	(1)

Total Consideration, plus liabilities and stock options	989.8
Less allocation to assets acquired:
Accounts receivable	140.3
Inventory	111.7
Fixed assets	89.5
Identifiable intangible assets	137.5
Other assets	79.3
Unearned compensation	5.1

	563.4

Calculated Goodwill	$426.4

(1)	The calculation of consideration given for the GBC business includes an assignment of estimated fair value of GBC stock options outstanding of $34.5, which is required as a result of the excess of fair value price per share over average exercisable price per share.

(j)	Represents the elimination of GBC’s existing goodwill and purchased identifiable intangibles (already incorporated into the fair value assigned in note “k” below).

(k)	Reflects an adjustment to record purchased identifiable intangibles at their estimated fair values (e.g. trademarks, developed technology and customer relationships). The developed technology and customer relationship assets are expected to be amortized over a 15 year average useful life.

(l)	Represents the liability to be recognized at date of merger for severance to be paid to the GBC CEO shortly after the merger/close date.

(m)	Represents transaction related costs of $19.3 (including legal, audit, consulting and other service costs) which would have been incurred and capitalized as a result of the merger.

(n)	Represents the $8.5 elimination of unrecognized actuarial losses and prior service costs in order to recognize the pension and post-retirement liabilities at fair value (as of December 31, 2004 valuation), and an additional $2.3 liability related to pension benefits which will vest upon the termination of the GBC CEO.

(o)	Reflects the deferred tax liability adjustment of $63.1 resulting from the recognition of asset revaluations (inventory and property, plant & equipment) and purchased identifiable intangibles.

(p)	The calculation of consideration given for the GBC business is described in the following table.

(Dollars in millions)

Calculated consideration for the GBC business:
Value of pre-merger GBC shares exchanged(1)	392.5
Fair value of GBC stock options outstanding(2)	34.5

Consideration for the GBC business, before costs to acquire	$427.0
Estimated costs to acquire the GBC business(3)	19.3

Total Consideration for the GBC business	$446.3

(1)	Number of shares of ACCO Brands common stock issued to GBC shareholders of 17,063,835 multiplied by the closing price of GBC stock of $23.00 on the date immediately prior to the merger.

(2)	The calculation of consideration given for the GBC business includes an assignment of fair value of GBC stock options outstanding of $34.5, which is required as a result of the excess of fair value price per share over average exercisable price per share.

(3)	Represents M&A advisory, legal, valuation and other capitalizable transaction service fees.

(q)	Reflects the elimination of GBC’s historical common stock, paid in capital, retained earnings (deficit) and other comprehensive income.

(r)	Included in the recognition of fair value for GBC stock options outstanding, is $5.1 which represents the fair value of unearned compensation for stock options which will not vest immediately upon change of control (at the merger date), and which will be amortized based on the remaining vesting period.

Unaudited Combined Condensed Pro Forma Income Statement
Fiscal Year Ended December 2004

					Pro Forma
	ACCO	GBC	Pro Forma		Combined
	Brands	Fiscal	Adjustments		Fiscal
	Fiscal Year	Year	Fiscal Year		Year

	(Dollars in millions, except per-share amounts)
Net Sales	$1,175.7	$712.3			$1,888.0
Costs and Expenses:
Cost of products sold	714.3	434.9	$0.7	(s)	1,149.9
Selling, general and administrative	347.8	225.9	1.7	(t)	575.9
			0.5	(s)
Amortization of Identifiable Intangibles	1.3	0.8	3.2	(u)	5.3
Restructuring Charges	19.4	0.9			20.3
Interest Expense, net	8.5	25.9	(34.4	)(v)	65.1
			3.9	(w)
			61.2	(x)
Earnings from joint ventures	(0.6)	(0.4)			(1.0)
Other (income)/expense, net	(4.6)	0.4			(4.2)

Income/(Loss) before income tax expense	89.6	23.9	(36.8)		76.7
Income Tax expense/(benefit)	21.1	9.1	(13.6	)(y)	16.6

Net Income/(Loss)	$68.5	$14.8	$(23.2)		$60.1
Pro Forma Net Income/(Loss) per common share:
Basic Shares Outstanding	35.0	16.2			51.2
Diluted Shares Outstanding	35.4	16.8	0.5	(z)	52.7
Basic Net Income per common share					$1.17

Diluted Net Income per common share					$1.14

Note — Certain reclassifications have been made to the presentation of the GBC income statement in order to conform to the presentation of the ACCO Brands and pro forma combined condensed company income statements.
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

Unaudited Combined Condensed Pro Forma Income Statement
Six Months Ended June 2005

	ACCO		Pro Forma		Pro Forma
	Brands	GBC	Adjustments		Combined
	Six Month	Six Month	Six Month		Six Month
	Interim	Interim	Interim		Interim

	(Dollars in millions, except per-share amounts)
Net Sales	$551.9	$367.1			$919.0
Costs and Expenses:
Cost of products sold	337.2	227.5	$0.4	(s)	565.1
Selling, general and administrative	166.0	123.3	0.8	(t)	290.4
			0.3	(s)
Amortization of Identifiable Intangibles	1.0	0.3	1.6	(u)	2.9
Restructuring Charges		1.3			1.3
Interest Expense, net	4.1	13.6	(17.7	)(v)	32.6
			2.0	(w)
			30.6	(x)
Earnings from joint ventures		(1.0)			(1.0)
Other (income)/expense, net	1.6	1.1			2.7

Income/(loss) before income tax expense	42.0	1.0	(18.0)		25.0
Income Tax expense/(benefit)	17.0	2.9	(6.7	)(y)	13.2

Income/(loss) before change in accounting principle	25.0	(1.9)	(11.3)		11.8

Pro Forma Net Income/(loss) per common share:
Basic Shares Outstanding	35.0	16.4			51.4
Diluted Shares Outstanding	35.4	16.4	0.9	(z)	52.7
Basic Income/(loss) before change in accounting principle per common share					$0.23

Diluted Income/(loss) before change in accounting principle per common share					$0.22

Note — Certain reclassifications have been made to the presentation of the GBC income statement in order to conform to the presentation of the ACCO Brands and pro forma combined condensed company income statements.
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(s)	Represents the incremental depreciation expense recorded to reflect the fixed asset step-up to fair value (ten-year weighted average useful life). Assumes a depreciation allocation of 58% to cost of goods sold and 42% to selling, general and administrative expense based on the plans of GBC.

(t)	Represents amortization of unearned compensation related to stock options and restricted stock units (RSUs) which will not vest upon change of control (at the merger close date). The portion related to stock options of $3.5 is expected to be amortized over the remaining vesting period of four years. The portion related to RSUs of $1.6 is expected to be amortized over the remaining vesting period of two years.

(u)	Represents the amortization of fair value assigned to developed technology and customer relationships. (Assumes a 15-year useful life based on the estimated period of asset retention and related cash flows.)

(v)	Reflects reversal of interest expense and debt issuance amortization related to pre-existing debt for each of ACCO World and GBC.

(w)	Reflects annual amortization of capitalizable debt issuance costs of $3.9 related to the new debt of the combined company, as described in the following table. Estimated debt issuance costs are amortized over the life of the related debt. Estimated debt issuance costs, amortization period and cost per year are as follows:

		Amortization
	Issuance
	Fee	# Years		Per Year

Revolving Credit Facilities	—	—		—
U.S. Term Loan Facility — 7 Years	—	—		—
Non-U.S. Term Loan Facilities — 5 Years	—	—		—

Combined Loan Fees(1)	$16.0	5.6	(2)	$2.9
Notes — 10 yr fixed	9.9	10.0		1.0

Total	$25.9			$3.9

(1)	Fees related to the above facilities are not currently separable.

(2)	Weighted average number of years based on the weighted average life of Term Loan facilities and the Revolving Credit Facilities.

(x)	Represents estimated annual interest expense recognized on the initial debt structure of the combined company, as calculated in the following table. Interest expense is based on the following estimated debt financing arrangements contemplated in connection with the spin-off of ACCO World and merger of ACCO World and GBC.

				Interest
	Debt Facility			Expense

Bank debt:
Revolving Credit Facility — used(1)	$0.0			$0.0
Revolving Credit Facility — unused(1)	150.0			0.8

U.S. Term Loan Facility — 7 years(2)	400.0			22.6
Pound Sterling Term Loan facility — 5 years(2)	115.0			7.6
Euro dollar Term Loan Facility — 5 years(2)	85.0			3.5

Total bank debt (used)	600.0			33.7
Notes — 10 yr fixed	350.0			26.7

Sub-total Bank and Bond Debt used	950.0	6.36%	(3)	60.4

Total Credit Facilities and Bond Debt available	$1,100.0			$61.2

Estimated U.S. LIBOR = 3.89%, estimated GBP LIBOR = 4.6%, estimated EURIBOR = 2.14%

(1)	Floating interest rate based on LIBOR plus applicable margin; a 0.5% interest rate is applied to any unused facility as an administrative fee.

(2)	Floating interest rate based on LIBOR (or EURIBOR) plus applicable margin.

(3)	Estimated weighted average interest rate on use of the facilities (excluding the revolving credit facility fee as described above).

A change in interest rate of one-eighth of one percent would change interest expense as follows:

Revolving Credit Facility — used	$0.0
Revolving Credit Facility — unused	0.0
U.S. Term Loan Facility	0.5
Pound Sterling Term Loan facility	0.1
Euro dollar Term Loan Facility	0.1

Total	$0.7

(y)	Assumes estimated average effective income tax rate of 37% on the sum of pre-tax adjustments of the combined company.

(z)	Incremental dilution resulting from GBC stock options. Because the purchase price at fair value exceeds the average GBC exercisable stock price at the end of the period, additional GBC options are considered dilutive (also, for the six months ended June 30, 2005, GBC recorded a net loss and as a result options are excluded from the calculation of diluted shares outstanding for the GBC business only).

SELECTED HISTORICAL FINANCIAL DATA
ACCO Brands Corporation
      The following table sets forth selected historical financial information of ACCO Brands. The financial information as of December 27, 2002, 2003 and 2004 and for each of the fiscal years then ended has been derived from ACCO Brands’ consolidated financial statements, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The financial data as of June 25, 2004 and 2005, and for each of the six-month periods then ended, and the financial data as of December 27, 2000 and 2001 and for the years then ended, have been derived from ACCO Brands’ unaudited financial statements which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of ACCO Brands for the periods and dates presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — ACCO Brands Corporation” and the consolidated and condensed consolidated financial statements and related notes of ACCO Brands included elsewhere in this prospectus.

						Six Months
	Fiscal Year Ended December 27,					Ended June 25,

	2000	2001	2002	2003	2004	2004	2005

	(Unaudited)					(Unaudited)
	(Dollars in millions)
Income Statement Data:
Net sales(1)	$1,354.2	$1,176.3	$1,105.4	$1,101.9	$1,175.7	$539.6	$551.9
Cost of products sold	919.2	800.9	698.9	686.8	714.3	340.4	337.2
Advertising, selling, general and administrative expense	384.8	354.2	351.5	337.8	347.8	170.4	166.0
Amortization of intangibles	22.8	6.4	2.1	1.7	1.3	0.6	1.0
Write-down of intangibles(2)	498.0	64.4	—	12.0	—	—	—
Restructuring charges	10.1	28.0	34.3	17.3	19.4	19.4	—
Interest expense	36.4	21.4	12.3	8.0	8.5	3.9	4.1
Other (income)/expense, net	1.5	0.7	0.8	(1.6)	(5.2)	(3.5)	1.6

Income/(loss) before income taxes(3)	(518.6)	(99.7)	5.5	39.9	89.6	8.4	42.0
Income tax expense/(benefit)	(10.6)	(15.9)	1.3	13.2	21.1	6.3	17.0

Net income/(loss) before cumulative effect of accounting change(4)	$(508.0)	$(83.8)	$4.2	$26.7	$68.5	$2.1	$25.0

Change in accounting principle	—	—	—	—	—	—	1.6
Net income/(loss)	$(508.0)	$(83.8)	$4.2	$26.7	$68.5	$2.1	$26.6

Balance sheet data (at period end):
Cash and cash equivalents	$30.3	$24.9	$43.3	$60.5	$79.8	$78.7	$18.2
Working capital(5)	422.0	284.1	205.7	234.4	271.7	245.6	261.3
Property, plant and equipment, net	259.4	233.8	195.3	170.0	157.7	151.4	154.7
Total assets	1,171.2	930.8	860.5	886.7	984.5	878.7	877.5
Total debt(6)	5.7	4.7	4.7	2.8	0.1	3.0	0.9
Total stockholders’ equity(7)	890.2	672.1	528.8	533.1	616.8	524.0	596.7

											Six Months
	Fiscal Year Ended December 27,										Ended June 25,

	2000		2001		2002		2003		2004		2004		2005

	(Unaudited)										(Unaudited)
	(Dollars in millions)
Other Financial Data:
Depreciation expense	$43.3		$40.8		$37.0		$33.3		$28.2		$14.7		$12.6
Capital expenditures	30.4		19.7		22.0		16.3		27.6		11.7		12.8
Cash flow from operating activities, (use)/source	35.5		148.6		161.9		67.2		63.7		29.4		(7.5)
Cash flow from investing activities, (use)/source	(27.8)		(18.6)		(17.2)		(1.7)		(6.1)		4.4		(13.0)
Cash flow from financing activities, (use)/source	(9.8)		(135.4)		(128.7)		(56.8)		(45.3)		(17.7)		(38.2)
Ratio of earnings to fixed charges(8)	—	x	—	x	1.3	x	3.6	x	6.4	x	2.1	x	6.5	x
Basic earnings (loss) per common share:
Income (loss) before change in accounting principle	$(14.51)		$(2.39)		$0.12		$0.76		$1.96		$0.06		$0.71
Change in accounting principle	—		—		—		—		—		—		0.05
Net income (loss)	(14.51)		(2.39)		0.12		0.76		1.96		0.06		0.76

(1)	The net sales decline from 2000 to 2001 of $177.9 was due to strategic decisions to minimize reinvestment in declining product categories (including Day-Timers, labels, filing and business essentials), strategic product category exits (including Kensington imaging, joysticks and media), the adverse impact of foreign exchange translation ($27.1), and economic slowdown after the September 11th tragedy in the U.S.

(2)	In 2000, ACCO Brands recorded a write-down of goodwill of $498.0 due to a significant shortfall in earnings compared to plans and to prior year, as well as softening conditions in the industry and strategic reviews concerning the direction of the business. In 2001, ACCO Brands recorded a write-off of certain identifiable intangible assets of $64.4 due to diminished fair values resulting from business repositioning and restructuring activities.

(3)	Income before income taxes and net income were impacted by restructuring-related expenses included in cost of products sold and advertising, selling, general and administrative expenses of $29.8, $13.9, $20.2, $22.2, $17.4 and $2.9 for the fiscal year ended December 27, 2001, 2002, 2003, 2004 and the six months ended June 25, 2004 and 2005, respectively.

(4)	Before effect of accounting change of $1.6 in June 2005 related to the elimination of a one month lag in reporting by two foreign subsidiaries to align their reporting periods with the Company’s fiscal calendar.

(5)	Working capital is defined as total current assets less total current liabilities.

(6)	Total debt refers only to the portion financed by third parties and does not include any portion financed through banking relationships or lines of credit secured by ACCO Brands’ then-parent company, Fortune Brands. Interest expenses associated with Fortune Brands’ debt have been allocated to ACCO Brands for the periods presented.

(7)	If the stockholders’ equity at June 25, 2005 included the declaration of the $625.0 dividend payable to ACCO Brands stockholders prior to the spin-off, total stockholders’ equity would be reduced to $(28.3) on a pro forma basis.

(8)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations (excluding equity in earnings of affiliates) plus fixed charges; where “fixed charges” consist of interest expense on all indebtedness, plus capitalized interest, plus amortization of deferred costs of financing and the interest component of lease rental expense. For the years ended December 27, 2000 and 2001, the earnings short-fall required to cover fixed charges was $518.8 and $99.7, respectively.

General Binding Corporation
      The following table sets forth selected historical financial information of General Binding Corporation. The financial information as of December 31, 2000, 2001, 2002, 2003 and 2004 and for each of the fiscal years then ended has been derived from GBC’s consolidated financial statements, which for fiscal years ended December 31, 2002, 2003 and 2004 were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and for fiscal years ended December 31, 2000 and 2001 were audited by Arthur Andersen LLP. Arthur Andersen LLP has ceased practicing before the SEC. The financial information as of June 30, 2004 and 2005 and for each of the six-month periods then ended has been derived from GBC’s unaudited condensed consolidated financial statements, which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of GBC for the periods and dates presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General Binding Corporation” and the consolidated and condensed consolidated financial statements and related notes of GBC included elsewhere in this prospectus.

						Six Months
	Fiscal Year Ended December 31,					Ended June 30,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
	(Dollars in millions)
Income Statement Data:
Net sales	$824.6	$711.9	$701.7	$697.9	$712.3	$345.3	$367.1
Product cost of sales, including development and engineering	499.7	431.8	422.5	418.7	434.9	212.4	227.5
Inventory rationalization and write-down charges	—	8.8	1.0	—	—	—	—
Selling, service and administrative	256.1	232.5	228.1	224.6	225.6	112.6	119.4
Earnings from joint ventures	(0.8)	(0.6)	(0.2)	0.0	(1.3)	(0.3)	(1.0)
Interest expense	45.5	37.2	39.9	34.4	25.9	13.4	13.6
Restructuring charges	0.8	7.3	8.0	11.1	0.9	0.8	1.3
Other charges	3.6	6.2	1.1	4.7	1.7	—	4.2
Other expense, net(1)	12.9	13.0	0.2	0.2	0.7	0.9	1.1

Income before taxes and cumulative effect of accounting change	6.8	(24.3)	1.1	4.4	23.9	5.5	1.0
Income tax expense/(benefit)	4.3	(4.8)	2.0	7.6	9.1	2.5	2.9

Net income (loss) before cumulative effect of accounting change	2.4	(19.5)	(1.0)	(3.3)	14.8	3.0	(1.9)

Cumulative effect of accounting change, net of taxes(1)	—	—	(79.0)	—	—	—	—

Net income (loss) after cumulative effect of accounting change	$2.4	$(19.5)	$(80.0)	$(3.3)	$14.8	$3.0	$(1.9)

Balance sheet data (at period end):
Cash and cash equivalents	$9.1	$59.9	$18.3	$9.6	$6.3	$3.9	$11.9
Working capital(2)	159.3	164.3	101.7	99.8	98.5	124.3	111.2
Property, plant and equipment, net	135.1	124.6	106.9	95.0	84.7	87.9	75.0
Total assets	761.3	719.6	557.4	530.3	540.5	537.8	540.5
Total debt (excludes interest)	407.3	418.5	341.4	302.0	288.9	317.6	294.3
Total stockholders’ equity	147.7	123.9	42.1	54.2	77.8	57.1	77.8

						Six Months
	Fiscal Year Ended December 31,					Ended June 30,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
	(Dollars in millions)
Other Financial Data:
Depreciation and amortization(3)	$33.5	$34.1	$24.4	$21.8	$19.1	$11.0	$10.1
Capital expenditures	19.6	14.9	9.0	8.5	7.3	3.6	3.8
Cash flow from operating activities, (use)/source	74.7	51.2	46.5	51.6	22.7	(18.7)	(3.8)
Cash flow from investing activities, (use)/source	(17.7)	(14.5)	(7.7)	(10.5)	(8.2)	(4.7)	(1.0)
Cash flow from financing activities, (use)/source	(61.1)	12.0	(78.9)	(41.4)	(13.1)	17.0	9.1

(1)	In 2002, GBC adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). The cumulative effect of accounting change related to the adoption of SFAS No. 142 was $79.0 million, net of taxes. Goodwill amortization of $9.7 million in both 2000 and 2001 was included in other expense.

(2)	Working capital is defined as total current assets less total current liabilities.

(3)	Depreciation and amortization does not include patent amortization, display amortization and amortization of deferred debt cost.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the respective financial statements of ACCO Brands and GBC and the accompanying notes contained therein, each contained elsewhere in this prospectus.
Introduction
      On March 15, 2005, ACCO Brands, Fortune Brands and GBC entered into transaction agreements pursuant to which ACCO Brands separated from Fortune Brands in a spin-off and acquired GBC in the merger, effective August 17, 2005. GBC now operates as a wholly-owned subsidiary of ACCO Brands Corporation.
      We are presenting management’s discussion and analysis separately for ACCO Brands and GBC, based on their respective historical consolidated financial statements. The combination of ACCO Brands and GBC will have a significant impact on our future operating results and financial condition.
ACCO Brands Corporation
Overview
      ACCO Brands sells its products over a number of geographic regions and has four business segments: ACCO U.S., ACCO Europe, the Rest of the World segment and Day-Timers.
      ACCO Brands’ results are dependent upon a number of factors affecting sales, pricing and competition. Historically, key drivers of demand in the office products industry have included trends in white collar employment levels, gross domestic product (GDP) and, more recently, growth in the number of small businesses and home offices together with increasing usage of personal computers. Pricing and demand levels for office products have also reflected a substantial consolidation within the global resellers of office products. This has led to multiple years of industry pricing pressure and a more efficient level of asset utilization by customers resulting in lower sales volumes for suppliers. ACCO Brands sells its products in highly competitive markets, and competes against large international and national companies, as well as regional competitors and against its own customers’ direct and private-label sourcing initiatives.
      Over the past three years the U.S. dollar has weakened relative to certain currencies. This has benefited ACCO Brands, which had 48% of its net sales outside the U.S. in 2004, as the same amount of foreign (e.g., local) currency units are now translated into more U.S dollars. The following table provides a comparison of selected foreign currencies relative to the U.S dollar with 2002 as the base year, that were used to translate foreign currency-based income statements:

Selected Currency Trends
YTD Averages
U.S. Dollars/ Local Currency Unit
(2002 = 100)

Currency	2002	2003	2004

Pound Sterling	100	109	122
Euro	100	119	132
Australian Dollar	100	118	136
Canadian Dollar	100	112	121
Mexican Peso	100	90	86
      Additionally, the impact of the weakened U.S. dollar has benefited ACCO Brands in inventory purchase transactions made by its foreign operations. ACCO Brands’ foreign operations’ purchases of outsourced products are primarily denominated in U.S. dollars, and as a result their costs of goods sold have decreased as the value of the U.S. dollar has weakened. In many of ACCO Brands’ foreign operations, market prices at which ACCO Brands resells products have fallen reflecting lower relative costs of sourcing from Asia.
      The percentages of net sales of ACCO Brands by segment have been relatively stable over the past three years. ACCO U.S. represented 51% of net sales in 2002 and 47% in 2004. ACCO Europe represented 27% of net sales in 2002 and 31% in 2004. The Rest of the World segment represented 13% of net sales in 2002 and 15% in 2004. The primary reason for the slight mix shift by segment is foreign exchange translation as the U.S. dollar has weakened relative to other major world currencies. Day-Timers represented 9% of net sales in 2002 and 7% in 2004, which decline was caused by a combination of the foreign exchange translation driven mix shift noted above and declines in the paper planner category.
      ACCO Brands has spent the last four years building a scaleable business model that allows it to maintain a high degree of consumer/customer focus while taking full advantage of a shared services global distribution network. Over the past three years, gross margin expanded by 2.4% and operating expenses decreased by 2.2%. This improvement in business profitability primarily resulted from the substantial business restructuring and repositioning described below.
      Additionally, over the past three years, ACCO Brands’ profitability has been affected by increased pension costs in both the U.S. and Europe. Pension costs have increased from $0.7 million in 2002 to $7.9 million in 2004.
      During the second half of 2004, ACCO Brands experienced increases in raw material prices associated with steel, plastics and packaging that management expects will impact its results more fully in 2005 and as a consequence ACCO Brands has increased prices of some products in 2005.
Restructuring and Related Items
      In the first quarter of 2001, ACCO Brands management commenced a substantial restructuring program across each of its business segments. The program was to be implemented over a four-year period, and would be funded entirely from ACCO Brands’ own cash generation. The program included a realignment of the company’s supply chain, added focus on business processes, consolidation of facilities, exit of certain unprofitable product categories and a realignment of the ACCO U.S. segment into a consumer business unit structure.
      During 2001, restructuring pretax charges of $28.0 million were recorded and regular reported earnings were depressed by associated restructuring-related costs of $20.9 million classified as cost of products sold, and a further $8.9 million classified as selling, general and administrative expenses (SG&A). Significant restructuring projects in 2001 included the exit of Kensington’s imaging and joystick product categories, “right-sizing” of the operating structures at ACCO U.S. and Day-Timers to their respective sales volumes, and manufacturing facility closures and consolidations, principally in North America and the U.K., in respect of product category exits and some shift to product outsourcing.
      During 2002, restructuring pretax charges of $34.3 million were recorded and regular reported earnings were depressed by associated restructuring-related costs of $5.3 million classified as cost of products sold, and a further $8.6 million classified as SG&A. Significant restructuring projects in 2002 included manufacturing, warehouse and distribution facility closures and consolidations in North America and in Europe. Principal actions included: the closing of one facility and consolidation into a single manufacturing facility in Nogales, Mexico, the merger of the European head office into the ACCO U.K. operations facility and the relocation of the German local product manufacturing facility to new lower-cost manufacturing facilities in Tabor, Czech Republic. Reductions of operational and manufacturing headcount continued as ACCO Brands aligned the operating structure of its business with sales volume and moved additional products to third-party manufacturers.
      During 2003, restructuring pretax charges of $17.3 million were recorded and regular reported earnings were depressed by associated restructuring-related costs of $10.9 million classified as cost of products sold, and a further $9.3 million classified as SG&A. Significant restructuring projects in 2003 included: partial relocation of Canadian vinyl bindery manufacturing to ACCO Brands’ existing U.S. facility in New York state, additional manufacturing facility closures in the U.K., which were moved in part to Tabor, Czech Republic or otherwise outsourced, and the closure of a Texas manufacturing facility, which was merged into a Georgia facility. Reductions of operational headcount continued as ACCO Brands aligned the operating structure of its business with sales volume and moved additional products to third-party manufacturers.
      During the first half of 2004, restructuring pretax charges of $19.4 million were recorded and regular reported earnings were depressed by associated restructuring-related costs of $8.9 million classified as cost of products sold, and a further $13.3 million classified as SG&A. There were two significant restructuring projects in 2004 centered around the closure of manufacturing operations at ACCO Brands’ Val Reas, France and Turin, Italy facilities. The majority of products formerly produced at these locations are now manufactured at ACCO Brands’ Tabor, Czech Republic facility. The incremental cost savings from these relocations had minimal impact on ACCO Brands’ 2004 results as inventory built up prior to the closures had to be sold before the savings impacted profit and loss.
      No restructuring charges were recorded in the second half of 2004, and the restructuring program was completed a year ahead of schedule. Upon completion, the company’s business repositioning effort reduced its total facility footprint by more than forty percent of the starting square footage and reduced its proportion of manufactured to outsourced products. Over the same period, the company’s headcount was reduced by approximately fifty percent.
Critical Accounting Policies
      ACCO Brands’ financial statements are prepared in conformity with U.S. generally accepted accounting principles. Preparation of the financial statements of ACCO Brands requires it to make judgments, estimates and assumptions that effect the amounts of actual assets, liabilities, revenues and expenses presented for each reporting period. Actual results could differ significantly from those estimates. ACCO Brands regularly reviews its assumptions and estimates, which are based on historical experience and, where appropriate, current business trends. ACCO Brands believes that the following discussion addresses the company’s critical accounting policies which require more significant, subjective and complex judgments to be made by the company’s management.

Revenue Recognition
      In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition,” ACCO Brands recognizes revenue as products are shipped to customers, net of applicable provisions for discounts, return and allowances. Criteria for recognition of revenue are whether title and risk of loss have passed to the customer, persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. ACCO Brands also provides for its estimate of potential bad debt at the time of revenue recognition.
      Amounts billed for shipping and handling are classified in “net sales” in the consolidated income statement. Cost incurred for shipping and handling are classified in “advertising, selling, general & administrative expenses.”

Allowances for Doubtful Accounts and Sales Returns
      Trade receivables are recorded at the stated amount, less allowances for discounts, doubtful accounts and returns. The allowance for doubtful accounts represents estimated uncollectible receivables associated with potential customer defaults on contractual obligations, usually due to customers’ potential insolvency. The allowance includes amounts for certain customers where a risk of default has been specifically identified. In addition, the allowance includes a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.
      The allowance for sales returns represents estimated uncollectible receivables associated with the potential return of products previously sold to customers, and is recorded at the time that the sales are recognized. The allowance includes a general provision for product returns based on historical trends. In addition, the allowance includes a reserve for currently authorized customer returns which are considered to be abnormal in comparison to the historical basis.

Inventories
      Inventories are priced at the lower of cost (principally first-in, first-out with minor amounts at average) or market. A reserve is established to adjust the cost of inventory to its net realizable value. Inventory reserves are recorded for obsolete or slow moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as product discontinuance or engineering/material changes. These estimates could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Property, Plant and Equipment
      Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in income. Betterments and renewals, which improve and extend the life of an asset, are capitalized; maintenance and repair costs are expensed. Purchased computer software, as well as internally developed software, is capitalized and amortized over the software’s useful life. Estimated useful lives of the related assets are as follows:

Buildings	40 to 50 years
Leasehold improvements	1 to 10 years
Machinery, equipment and furniture	3 to 10 years
Computer hardware and software	3 to 7 years
Automobiles	2 to 4 years

Long-lived Assets
      In accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-lived Assets,” a long-lived asset (including amortizable identifiable intangibles) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. During 2004, and in previous years, provisions were established for certain assets impacted by restructuring activities. When such events occur, ACCO Brands compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. The cash flows are based on ACCO Brands’ best estimate at the time of future cash flow, derived from the most recent business projections. If this comparison indicates that there is an impairment, the amount of the impairment is calculated using a quoted market price, or if unavailable, using discounted expected future cash flows. The discount rate applied to these cash flows is based on ACCO Brands’ weighted average cost of capital, which represents the blended after-tax costs of debt and equity.

Intangibles
      In accordance with Statement of Financial Accounting Standards No. 142 (FAS 142), “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangibles are tested for impairment on an annual basis and under certain circumstances, written down when impaired. An interim impairment test is required if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value.
      In addition, FAS 142 requires that purchased intangible assets other than goodwill be amortized over their useful lives unless these lives are determined to be indefinite. Certain of ACCO Brands’ trade names have been assigned an indefinite life as the company currently anticipates that these trade names will contribute cash flows to the company indefinitely.
      ACCO Brands reviews indefinite-lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on that intangible. The company considers the implications of both external (e.g., market growth, pricing, competition, and technology) and internal factors (e.g., product costs, margins, support expenses, and capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite-lived intangible assets are reviewed to determine whether they are likely to remain indefinite-lived, or whether a finite life is more appropriate. In addition, based on events in the period and future expectations, management considers whether the potential for impairment exists as required by FAS 142.
      In conjunction with ACCO Brands’ ongoing review of the carrying value of identifiable intangibles, in the year 2004, there were no write-downs of intangible assets. In 2003, ACCO Brands recorded a non-cash write-down of identifiable intangibles of $12.0 million, $8.0 million after tax, to recognize the diminished values of identifiable intangibles resulting from the repositioning of its Boone and Hetzel businesses.

Employee Benefit Plans
      ACCO Brands provides a range of benefits to its employees and retired employees, including pensions, post-retirement, post-employment and health care benefits. ACCO Brands records annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. Actuarial assumptions are reviewed on an annual basis and modifications to these assumptions are made based on current rates and trends when it is deemed appropriate. As required by United States generally accepted accounting principles, the effect of the company’s modifications are generally recorded and amortized over future periods. ACCO Brands believes that the assumptions utilized in recording its obligations under the company’s plans are reasonable based on its experience and advice from its independent actuaries. The actuarial assumptions used to record ACCO Brands plan obligations could differ materially from actual results due to changing economic and market conditions, higher or lower withdrawal rates or other factors which may impact the amount of retirement related benefit expense recorded by the company in future periods.
      Pension expenses were $7.9 million, $4.9 million and $0.7 million, respectively, in the years ended December 27, 2004, 2003 and 2002. Post-retirement expenses (income) were ($0.7) million, $0.1 million and $0.6 million, respectively, in the years ended December 27, 2004, 2003 and 2002. In 2005, ACCO Brands expects pension expense of approximately $8 million and post-retirement expense of approximately ($0.2) million. A 25 basis point change (0.25%) in ACCO Brands’ discount rate assumption would lead to an increase or decrease in ACCO Brands’ pension benefit expense of approximately $1.5 million for 2005.

Customer Program Costs
      Customer programs and incentives are a common practice in the office products industry. ACCO Brands incurs customer program costs to obtain favorable product placement, to promote sell-through of products and to maintain competitive pricing. Customer program costs and incentives, including rebates, promotional funds and volume allowances, are accounted for as a reduction to gross sales. These costs are recorded at the time of sale based on management’s best estimates. Estimates are based on individual customer contracts and projected sales to the customer in comparison to any thresholds indicated by contract. In the absence of a signed contract, estimates are based on historical or projected experience for each program type or customer. Management periodically reviews accruals for these rebates and allowances, and adjusts accruals when circumstances indicate (typically as a result of a change in sales volume expectations).
Basis of Presentation
      The ACCO Brands businesses have historically been managed largely as a stand-alone business segment of Fortune Brands, provided only with certain corporate services. The preparation of the financial statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACCO Brands include the use of “push down” accounting procedures in which certain assets, liabilities and expenses historically recorded or incurred at the Fortune Brands parent company level, which related to or were incurred on behalf of ACCO Brands, including some related to executive compensation and consulting costs representing direct costs related to ACCO Brands, have been identified and allocated or “pushed down”, as appropriate, to the financial results of ACCO Brands for the periods presented. Allocations were made using the most relevant basis and when not directly incurred, utilized net sales, segment assets or headcount in relation to the rest of Fortune Brands’ business segments to determine a reasonable allocation.
      In addition, interest expense has been allocated to ACCO Brands as a proportion of Fortune Brands’ total interest expense. However, no debt has been allocated to ACCO Brands in relation to this interest expense. These statements are not indicative of the results of operations, liquidity or financial position that would have existed or will exist in the future assuming the ACCO Brands businesses were operated as an independent company.
      Unless otherwise specifically noted in the presentation, “sales” reflect the net sales of products, and “restructuring-related charges” represent costs related to qualified restructuring projects which can not be reported as restructuring under U.S. GAAP (e.g., loss on inventory disposal related to product category exits, manufacturing inefficiencies following the start of manufacturing operations at a new facility following closure of the old facility, SG&A reorganization and implementation costs, dedicated consulting, stay bonuses, etc.).
Fiscal 2004 Versus Fiscal 2003

Net Sales
      Sales for fiscal year 2004 increased $73.8 million, or 7%, to $1.18 billion. The increase was principally related to favorable foreign currency translation ($54.6 million) and higher sales at ACCO U.S. driven by new products and volume growth, including Kensington mobile computer accessories and Wilson Jones sheet protectors, and binding and laminating machines, partly offset by increased customer programs due to customer consolidation, customer mix, competition and volume.

Restructuring
      Fiscal year 2004’s results were impacted by restructuring charges totaling $19.4 million and restructuring-related charges of $22.2 million. Fiscal year 2003’s results were impacted by restructuring charges totaling $17.3 million and restructuring-related charges of $20.2 million. Management believes that comparative review of operating income before restructuring and restructuring-related charges allows for a better understanding of the underlying businesses’ performance and trends.

      The following tables provide a comparison of ACCO Brands’ reported results and the amounts of restructuring and restructuring-related charges for fiscal year 2004 and fiscal year 2003.

	Fiscal Year 2004

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(Dollars in millions)
Reported Results	$1,175.7	$461.4	$347.8	$92.9
Restructuring and restructuring-related charges included in the above numbers
Restructuring costs	—	—	—	19.4
Restructuring-related costs	—	8.9	13.3	22.2

	Fiscal Year 2003

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(Dollars in millions)
Reported Results	$1,101.9	$415.1	$337.8	$46.3
Restructuring and restructuring-related charges included in the above numbers
Restructuring costs	—	—	—	17.3
Restructuring-related costs	—	10.9	9.3	20.2

Gross Profit
      Gross profit in fiscal year 2004 increased $46.3 million, or 11%, to $461.4 million and the gross profit margin increased to 39.2% from 37.7%. Included in gross profit are restructuring-related charges identified above, which negatively impacted gross profit margin by 1% in 2004. The increase in gross profit was driven by favorable foreign currency translation ($23.0 million) and the continued benefits of restructuring actions implemented throughout the 2003 to 2004 period, including facility closure and supply chain realignment initiatives. Sales growth in higher relative margin product categories such as Kensington computer accessories, and favorable impact of foreign exchange on inventory purchase transactions at our foreign operations of outsourced products, also contributed to the improvement.

SG&A
      SG&A increased $10.0 million, or 3%, to $347.8 million in fiscal 2004, but decreased as a percentage of sales to 29.6% from 30.7%. Included in SG&A were restructuring-related charges as identified above. The increase in SG&A was driven by $13.9 million of foreign exchange translation as the U.S. dollar weakened relative to other major world currencies, partly offset by the continued cost reduction and facility integration initiatives stemming from the restructuring program, primarily in administration.

Operating Income
      Operating income increased $46.6 million, or 101%, to $92.9 million in fiscal 2004 and increased as a percentage of sales to 7.9% from 4.2%. Operating income was negatively impacted by restructuring and restructuring-related charges identified in the table above. The increase in operating income was driven by volume growth at ACCO U.S., gross profit improvements across all segments, absence of identifiable intangible write-off in 2004 (which in 2003 was $12.0 million) and the favorable impact of foreign exchange on translation ($7.2 million).

Interest, Other Expense/(Income) and Income Taxes
      Interest expense increased $0.5 million to $8.5 million in fiscal 2004. Other expense (income) increased $3.6 million to $(5.2) million in fiscal 2004, primarily due to the gains recorded on the sales of closed facilities. The effective tax rate for fiscal 2004 was 23.5% compared to 33.1% for fiscal 2003. The fiscal 2004 effective tax rate was reduced due to current year recognition of a deferred tax asset now expected to be realized and the reversal of reserves for items resolved more favorably than anticipated.

Net Income
      Net income increased $41.8 million, or 157%, to $68.5 million in fiscal 2004 due to increased operating income and reduced restructuring and related charges in comparison to fiscal 2003.
Segment Discussion

ACCO U.S.
      Sales for fiscal year 2004 increased $16.2 million, or 3%, to $549.0 million. The increase was driven by volume growth and new product introductions, including Kensington computer accessories, Wilson Jones sheet protectors and binding and laminating machines and Swingline stapling products, partly offset by increased customer programs due to customer consolidation, customer mix, competition and volume.
      Gross profit increased $15.6 million, or 9%, to $196.5 million in fiscal 2004 primarily due to restructuring-related savings and favorable product mix (higher margin new products as noted above), partly offset by the increase in customer programs noted above. Operating income increased $32.3 million, or 404%, to $40.3 million in fiscal 2004, due to increased gross profit, absence of identifiable intangible write-off in 2004, and reduced administration expenses due to benefits from the restructuring programs.

ACCO Europe
      Sales for fiscal year 2004 increased $47.1 million, or 15%, to $365.1 million. The increase was principally related to favorable currency translation ($37.7 million) and volume growth, including Kensington computer accessories and Rexel business machines.
      Gross profit increased $19.2 million, or 16%, to $139.5 million in fiscal 2004 primarily due to favorable currency translation ($15.2 million) and the favorable impact of foreign exchange on inventory purchase transactions of outsourced products. Operating income increased $5.2 million, or 28%, to $24.0 million in fiscal 2004, due to increased gross profit and favorable currency translation ($3.5 million), partly offset by increased restructuring and restructuring-related charges.

Rest of the World
      Sales for fiscal year 2004 increased $14.0 million, or 8%, to $183.6 million. The increase was principally related to favorable currency translation ($16.0 million) and volume growth in Australia, partly offset by price decreases in the second half of 2004 and volume decline in Canada.
      Gross profit increased $10.3 million, or 16%, to $75.0 million in fiscal 2004 primarily due to favorable currency translation ($6.9 million) and the favorable impact of foreign exchange on inventory purchase transactions of outsourced products. Operating income increased $8.4 million, or 34%, to $32.8 million in fiscal 2004 primarily due to increased gross profit and favorable currency translation ($3.2 million), partly offset by higher distribution expenses.

Day-Timers
      Sales for fiscal year 2004 decreased $2.1 million, or 3%, to $78.0 million. The decrease was driven by customer attrition in the direct channel, partly offset by share gains in the retail channel.
      Gross profit decreased $1.7 million, or 3%, to $51.6 million in fiscal 2004 due to the decline in higher margin direct sales. Operating income decreased $0.2 million, or 2%, to $10.9 million in fiscal 2004, primarily due to the decrease in sales, partly offset by reduced operating expenses.

Fiscal 2003 Versus Fiscal 2002

Net Sales
      Sales for fiscal year 2003 decreased $3.5 million, or 0.3%, to $1.102 billion. Sales benefited from favorable currency translation ($55.7 million) and new products, offset by lower sales in the U.S. and the U.K. due to soft industry conditions, including channel destocking, price erosion and continued share gain of customer private-label and direct sourcing of products.

Restructuring
      Fiscal year 2003’s results were impacted by restructuring program charges of $17.3 million and restructuring-related charges of $20.2 million. Fiscal year 2002’s results were impacted by restructuring program charges of $34.3 million and restructuring-related charges of $13.9 million. Management believes that comparative review of operating income before restructuring and restructuring-related charges allows for a better understanding of the underlying business’ performance and trends.
      The following tables provide a comparison of ACCO Brands’ reported results and the amounts of restructuring and restructuring-related charges for fiscal year 2003 and fiscal year 2002.

	Fiscal Year 2003

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(Dollars in millions)
Reported Results	$1,101.9	$415.1	$337.8	$46.3
Restructuring and restructuring-related charges included in the above numbers
Restructuring costs	—	—	—	17.3
Restructuring-related costs	—	10.9	9.3	20.2

	Fiscal Year 2002

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(Dollars in millions)
Reported Results	$1,105.4	$406.5	$351.5	$18.6
Restructuring and restructuring-related charges included in the above numbers
Restructuring costs	—	—	—	34.3
Restructuring-related costs	—	5.3	8.6	13.9

Gross Profit
      Gross profit in fiscal year 2003 increased $8.6 million, or 2%, to $415.1 million and the gross profit margin increased to 37.7% from 36.8%. Included in gross profit were restructuring-related charges identified above, which negatively impacted gross profit margin. The increase in gross profit was driven by favorable foreign exchange ($23.3 million) and the continued benefits of restructuring actions implemented throughout the 2002 to 2003 period, including facility closure and supply chain realignment initiatives. Further, the favorable impact of foreign exchange on inventory purchase transactions at our foreign operations of outsourced products also contributed to the improvement. Lower sales in the U.S. and the U.K. partly offset the above gains.

SG&A
      SG&A decreased $13.7 million, or 4%, to $337.8 million in fiscal 2003 and decreased as a percentage of sales to 30.7% from 31.8%. Included in SG&A were restructuring-related charges identified above. The decrease in SG&A was driven by the continued cost reduction and facility integration initiatives attributed to the restructuring program primarily in administration and distribution. Further, the discontinuance of new direct mail order customer prospecting initiatives in 2002 at Day-Timers also contributed. Partly offsetting this decrease was $14.6 million of foreign exchange translation as the U.S. dollar weakened relative to other major world currencies.

Operating Income
      Operating income increased $27.7 million, or 149%, to $46.3 million in fiscal 2003 and increased as a percentage of sales to 4.2% from 1.7%. Operating income was negatively impacted by restructuring and restructuring-related charges identified in the table above. The increase in operating profit was driven by reduced operating and restructuring expenses, gross profit improvements and the favorable impact of rising foreign exchange on translation of $7.3 million and partly offset by a $12.0 million intangible write-off for Boone and Hetzel tradenames.

Interest, Other Expense/(Income) and Income Taxes
      Interest expense decreased $4.3 million to $8.0 million due to reduced allocation from Fortune Brands in fiscal 2003. Other expense (income) increased $2.4 million to $(1.6) million in fiscal 2003 due to a favorable swing in foreign currency expense. The effective tax rate for fiscal 2003 was 33.1% compared to 23.6% for fiscal 2002. The fiscal 2003 effective tax rate increased due to the utilization of net operating losses in fiscal year 2002.

Net Income
      Net income increased $22.5 million to $26.7 million in fiscal 2003, a result of the increase in operating income primarily related to cost savings related to restructuring efforts, and lower restructuring charges in 2003.
Segment Discussion

ACCO U.S.
      Sales for fiscal year 2003 decreased $21.6 million, or 4%, to $532.8 million. The decrease was driven by soft industry conditions, including channel destocking, price erosion and continued share gain of customer private-label and direct sourcing of products, partly offset by Kensington business gains and new product launches.
      Gross profit decreased $3.5 million, or 2%, to $180.9 million in fiscal 2003 primarily due to the decline in sales, partly offset by the continued benefits of restructuring actions implemented throughout the 2002 to 2003 period, including facility closure and supply chain realignment initiatives. Operating income increased $6.6 million, or 471%, to $8.0 million in fiscal 2003 primarily due to reduced restructuring expenses and reduced administration and distribution expenses related to the continued cost reduction and facility integration initiatives, and partly offset by the intangible write-off for Boone.

ACCO Europe
      Sales for fiscal year 2003 increased $21.9 million, or 7%, to $318.0 million. The increase was due to favorable currency translation ($36.4 million), partly offset by lower sales in the U.K. due to soft industry conditions and continued share gain of customer private-label products.
      Gross profit increased $12.6 million, or 12%, to $120.3 million in fiscal 2003 due to favorable currency translation ($14.5 million), the favorable impact of foreign exchange on inventory purchase transactions of outsourced products, and the continued benefits of restructuring actions implemented throughout the 2002 to 2003 period, including facility closure and supply chain realignment initiatives, partly offset by the decline in sales in the U.K. Operating income increased $7.8 million, or 71%, to $18.8 million in fiscal 2003 related to the continued cost reduction and facility integration initiatives and favorable foreign exchange ($3.3 million).

Rest of the World
      Sales for fiscal year 2003 increased $22.9 million, or 16%, to $169.6 million. The increase was principally related to favorable currency translation ($17.7 million) and volume growth and price increases in Australia/ New Zealand.
      Gross profit increased $13.9 million, or 27%, to $64.7 million in fiscal 2003 primarily due to favorable foreign exchange ($7.3 million) and the favorable impact of foreign exchange on inventory purchase transactions of outsourced products. Operating income increased $5.6 million, or 30%, to $24.4 million in fiscal 2003 due to favorable currency translation ($3.2 million), increased gross profit and partly offset by increased distribution and freight expenses.

Day-Timers
      Sales for fiscal year 2003 decreased $23.1 million, or 22%, to $80.1 million. The decrease was driven by customer attrition in the direct channel which was partly due to discontinuance of new direct mail order customer prospecting initiatives in 2002.
      Gross profit decreased $10.0 million, or 16%, to $53.3 million in fiscal 2003 due to the decline in sales. Operating income increased $9.1 million in fiscal 2003, or 455%, to $11.1 million due to reduced operating expenses, including direct mail order customer prospecting, and restructuring initiatives to align the business to its sales volume.
Three Months Ended June 25, 2005 Versus Three Months Ended June 25, 2004

Net Sales
      Sales for the three month period ended June 25, 2005 increased $10.8 million, or 4%, to $279.5 million. The increase was principally related to favorable foreign currency translation ($8.5 million) and volume growth in Kensington computer accessories, including new products, in both the U.S. and continental Europe. The increase was partly offset by lower sales in the U.S and Canada due to a shift in back-to-school shipments from the second quarter to the third quarter, and the negative impact of increased sales deductions/customer programs related to competitive pricing pressures.

Restructuring
      There were $2.9 million in restructuring-related charges for the three month period ended June 25, 2005. The charges related to business repositioning costs in advance of the spin-off of $2.0 million and charges related directly to the spin-off from Fortune Brands, Inc. of $0.9 million. The prior year three month period ended June 25, 2004 included restructuring charges of $16.8 million and restructuring-related charges of $12.8 million.
      During the three months ended June 25, 2004 the restructuring and associated restructuring-related costs were primarily related to the closure of manufacturing operations at ACCO Brands’ Val Reas, France and Turin, Italy facilities and transferring the majority of the production to our Tabor, Czech Republic facility; SG&A cost reduction programs and asset impairment charges in the U.S.
      Management believes that a comparative review of operating income before restructuring and restructuring-related charges allows for a better understanding of the underlying business’ performance from year to year. The following table provides ACCO Brands’ reported results and the amounts of restructuring and restructuring-related charges for the three month periods ended June 25, 2005 and June 25, 2004.

	Three Months Ended June 25, 2005

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(In millions of dollars)
Reported results	$279.5	$108.9	$84.0	$24.5
Restructuring and restructuring-related charges included in the above numbers
Restructuring-related costs	—	—	$2.9	$2.9

	Three Months Ended June 25, 2004

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(In millions of dollars)
Reported results	$268.7	$98.1	$85.8	$(4.8)
Restructuring and restructuring-related charges included in the above numbers
Restructuring costs	—	—	—	$16.8
Restructuring-related costs	—	$7.0	$5.8	$12.8

Gross Profit
      Gross profit for the three month period ended June 25, 2005 increased $10.8 million, or 11%, to $108.9 million and the gross profit margin increased to 39.0% from 36.5%. Excluding the restructuring-related costs identified above the gross profit margin in 2004 would have been 39.1%. The decrease in margin for 2005 is attributable to an unfavorable sales mix to lower margin private label products in the U.S., offset by the favorable impact of foreign exchange on inventory purchase transactions of outsourced products at ACCO Brands’ foreign operations and sales growth in higher relative margin product categories such as Kensington computer accessories.

SG&A (Advertising, selling, general and administrative expenses)
      SG&A decreased $1.8 million, or 2%, to $84.0 million for the three month period ended June 25, 2005 and decreased as a percentage of net sales to 30.1% from 31.9%. Excluding the restructuring-related costs SG&A as a percentage of net sales would have been 29.0% and 29.8%, respectively. The reduction for 2005 is attributable to lower administrative expenses, partially offset by increased distribution and freight expenses.

Operating Income
      Operating income increased $29.3 million to $24.5 million for the three month period ended June 25, 2005 from a loss of $4.8 million for the three month period ended June 25, 2004 and increased as a percentage of sales to 8.8% from (1.8)%. The increase was driven by reduced restructuring and restructuring-related charges, higher net sales and reduced spending.

Interest, Other Expense/(Income) and Income Taxes
      Interest expense increased $0.3 million to $2.0 million for the three month period ended June 25, 2005. Other expense (income) increased $4.3 million to $0.5 million for the three month period ended June 25, 2005, primarily due to the gains recorded on the sales of closed facilities in the prior year and higher foreign exchange losses in the current year. Income tax expense for the three month period ended June 25, 2005 increased $3.5 million. The effective tax rate for the period ended June 25, 2005 was 33.2% compared to 141% for the three month period ended June 25, 2004. The three month period ended

June 25, 2004 effective tax rate was negatively impacted by the establishment of valuation allowances relating to deferred tax assets primarily stemming from certain foreign net operating losses.

Net Income
      Net income increased $21.2 million to $14.7 million for the three month period ended June 25, 2005 due primarily to the reduction of restructuring and related charges in comparison to the three month period ended June 25, 2004.
Segment Discussion

ACCO U.S.
      Sales for the three month period ended June 25, 2005 increased $3.6 million, or 3%, to $129.7 million. The increase was driven by volume growth in Kensington computer accessories, including new products, partly offset by lower sales to retailers due to a shift in back-to-school shipments from the second quarter to the third quarter and increased sales deductions/customer programs related to competitive pricing pressure, the incremental impact of customer consolidations and the resolution of customer billing delays.
      Gross profit decreased $2.6 million, or 6%, to $42.5 million for the three month period ended June 25, 2005 primarily due to the increase in sales deductions noted above, an unfavorable sales mix to lower margin private label products and unfavorable manufacturing variances due to timing of production; partly offset by increased sales of higher relative margin computer accessories. Operating income increased $0.9 million, or 16.0%, to $6.6 million for the three month period ended June 25, 2005 primarily due to the absence of restructuring-related charges in the current year, partly offset by decreased gross profit and higher distribution and freight expenses.

ACCO Europe
      Sales for the three month period ended June 25, 2005 increased $6.3 million, or 7%, to $93.2 million. The increase was related to favorable currency translation ($5.2 million) and volume growth in Kensington computer accessories and Rexel binding and laminating machines.
      Gross profit increased $11.6 million, or 42%, to $39.4 million for the three month period ended June 25, 2005 due to the absence of restructuring-related charges in comparison to the three month period ended June 25, 2004, the incremental benefit of facility closures and supply chain realignment completed in 2004 and increased sales. Operating income increased $24.2 million, to $12.1 million for the three month period ended June 25, 2005.

Trading Companies
      Sales for the three month period ended June 25, 2005 increased $2.6 million, or 6%, to $45.0 million. The increase was the result of favorable currency translation ($3.2 million) and was partly offset by lower sales in Canada due to a shift in back-to-school shipments from the second quarter to the third quarter.
      Gross profit increased $2.3 million, or 13%, to $19.6 million for the three month period ended June 25, 2005 due to higher sales and the favorable impact of foreign exchange on inventory purchase transactions of outsourced products. Operating income increased $2.4 million, or 36%, to $9.0 million for the three month period ended June 25, 2005 due to increased gross profit.

Day-Timers
      Sales for the three month period ended June 25, 2005 decreased $1.7 million, or 13%, to $11.6 million. The decrease was driven by a shift in sales from the second quarter to the third quarter, as Day-Timers began sales on a consignment basis to a major retail customer during the third quarter of 2004 (which impacted the timing of sales recognition related to the seasonally strong back-to-school season).

      Gross profit decreased $0.4 million, or 5%, to $7.7 million for the three month period ended June 25, 2005 primarily due to reduced sales, partly offset by higher gross margins due to favorable sales mix to the higher margin direct channel. Operating loss decreased $0.1 million to $0.3 million for the three month period ended June 25, 2005, primarily due to higher gross margins.
Six Months Ended June 25, 2005 Versus Six Months Ended June 25, 2004

Net Sales
      Sales for the six month period ended June 25, 2005 increased $12.3 million, or 2%, to $551.9 million. Results benefited from favorable currency translation ($14.6 million) and volume growth in Kensington computer accessories, including new products, in both the U.S. and continental Europe. The increase was partly offset by lower sales in the U.S. and Canada due to a shift in back-to-school shipments from the second quarter to the third quarter, increased sales deductions/customer programs related to competitive pricing pressures and the incremental impact of customer consolidations and by weak economic conditions in the U.K. which primarily affected the first quarter.

Restructuring
      There were $2.9 million in restructuring-related charges for the six month period ended June 25, 2005. The charges related to spin repositioning costs in advance of the spin-off of $2.0 million and charges related directly to the spin-off from Fortune Brands, Inc. business of $0.9 million. The prior year six month period ended June 25, 2004 included restructuring charges of $19.4 million and restructuring-related charges of $17.4 million.
      During the six months ended June 25, 2004 the restructuring and associated restructuring-related costs were primarily related to the closure of manufacturing operations at ACCO Brands’ Val Reas, France and Turin, Italy facilities and transferring the majority of the production to our Tabor, Czech Republic facility; SG&A cost reduction programs and asset impairment charges in the U.S.
      Management believes that a comparative review of operating income before restructuring and restructuring-related charges allows for a better understanding of the underlying business’ performance from year to year. The following table provides ACCO Brands’ reported results and the amounts of restructuring and restructuring-related charges for the six month periods ended June 25, 2005 and June 25, 2004.

	Six Months Ended June 25, 2005

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(In millions of dollars)
Reported results	$551.9	$214.7	$166.0	$47.7
Restructuring and restructuring-related charges included in the above numbers
Restructuring-related costs	—	—	$2.9	$2.9

	Six Months Ended June 25, 2004

		Gross		Operating
	Net Sales	Profit	SG&A	Income

	(In millions of dollars)
Reported results	$539.6	$199.2	$170.4	$8.8
Restructuring and restructuring-related charges included in the above numbers
Restructuring costs	—	—	—	$19.4
Restructuring-related costs	—	$8.8	$8.6	$17.4

Gross Profit
      Gross profit for the six month period ended June 25, 2005 increased $15.5 million, or 8%, to $214.7 million and the gross profit margin increased to 38.9% from 36.9%. Excluding the restructuring-related costs described above, the gross profit margin in 2004 would have been 38.5%. The improvement in margin for 2005 is attributable to the favorable impact of foreign exchange on inventory purchase transactions of outsourced products at ACCO Brands’ foreign operations and sales growth in higher relative margin product categories, such as Kensington computer accessories, partly offset by increased sales deductions, and an unfavorable sales mix to lower margin private label products in the U.S.

SG&A (Advertising, selling, general and administrative expenses)
      SG&A for the six month period ended June 25, 2005 decreased $4.4 million, or 3%, to $166.0 million and decreased as a percentage of sales to 30.1% from 31.6%. Excluding the restructuring-related costs, SG&A as a percentage of net sales would have been 29.6% and 30.0% for 2005 and 2004, respectively. The net improvement is attributable to lower administrative expenses, partially offset by increased distribution and freight expenses.

Operating Income
      Operating income increased $38.9 million, or 442%, to $47.7 million for the six month period ended June 25, 2005 and increased as a percentage of sales to 8.6% from 1.6%. The increase was driven by reduced restructuring and restructuring-related costs, reduced manufacturing labor cost and higher sales.

Interest, Other Expense/(Income) and Income Taxes
      Interest expense increased $0.2 million to $4.1 million for the six month period ended June 25, 2005. Other expense (income) increased $5.1 million to $1.6 million for the six month period ended June 25, 2005, primarily due to the gains recorded on the sales of closed facilities in the prior year and higher foreign exchange losses in the current year. Income tax expense for the six month period ended June 25, 2005 increased $10.7 million. The effective tax rate for the six month period ended June 25, 2005 was 40.3% compared to 74.0% for the six month period ended June 25, 2004. The six month period ended June 25, 2005 effective tax rate was increased due to recognition of income taxes on foreign dividends repatriated to the U.S. in 2005. The six month period ended June 25, 2004 effective tax rate was negatively impacted by the establishment of valuation allowances relating to deferred tax assets primarily stemming from certain foreign net operating losses.

Net Income
      Net income increased $24.5 million to $26.6 million for the six month period ended June 25, 2005 as a result of increased operating income described above, partly offset by increased income tax expense.
Segment Discussion

ACCO U.S.
      Sales for the six month period ended June 25, 2005 increased $7.1 million, or 3%, to $253.2 million. The increase was driven by new products and volume growth in Kensington computer accessories, partly offset by increased sales deductions/customer programs related to competitive pricing pressure, the incremental impact of customer consolidations and the resolution of customer billing delays (following ACCO Brands’ prior year new system implementation).
      Gross profit increased by only $0.5 million, or 1%, to $85.8 million for the six month period ended June 25, 2005 primarily due to increased sales deductions noted above and unfavorable sales mix to lower margin private label products, partly offset by sales growth in higher relative margin computer accessory products. Operating income increased $8.3 million, or 117%, to $15.4 million for the six month period ended June 25, 2005, due to the absence of restructuring and restructuring-related charges and reduced administrative costs; partly offset by increased distribution and freight expenses.

ACCO Europe
      Sales for the six month period ended June 25, 2005 increased $6.2 million, or 3%, to $186.0 million. Favorable foreign exchange ($9.9 million) and volume growth in continental Europe from gains in Kensington computer accessories and Rexel binding and laminating machines, were partly offset by a decline in the U.K. due to weak economic conditions, primarily in the first quarter.
      Gross profit increased $13.4 million, or 21%, to $76.5 million for the six month period ended June 25, 2005 primarily due to a lack of restructuring-related charges in comparison to the six month period ended June 25, 2004, the incremental benefit of facility closures and supply chain realignment completed in 2004 and increased net sales. Operating income increased $25.5 million to $22.6 million for the six month period ended June 25, 2005 due to reduced restructuring and restructuring-related charges compared to the prior year and higher sales.

Trading Companies
      Sales for the six month period ended June 25, 2005 increased $0.6 million, or 1%, to $86.9 million due to favorable currency translation ($4.4 million) offset by a volume decline in Canada related primarily to a shift in back-to-school shipments from the second quarter to the third quarter.
      Gross profit increased $2.0 million, or 6%, to $36.8 million for the six month period ended June 25, 2005 principally due to the favorable impact of foreign exchange on inventory purchases of outsourced products. Operating income increased $2.1 million, or 16%, to $15.2 million for the six month period ended June 25, 2005 due to the increase in gross profit.

Day-Timers
      Sales for the six month period ended June 25, 2005 decreased $1.6 million, or 6%, to $25.8 million. The decrease was driven by a shift in sales from the second quarter to the third quarter, as Day-Timers began sales on a consignment basis to a major retail customer during the third quarter of 2004 (which impacted the timing of sales recognition related to the seasonally strong back-to-school season).
      Gross profit decreased $0.2 million, or 1%, to $16.3 million for the six month period ended June 25, 2005 primarily due to reduced sales, partly offset by higher gross margins due to favorable customer mix to the higher margin direct channel. Operating income increased $0.5 million for the six month period ended June 25, 2005 from a loss of $0.5 million for the six month period ended June 25, 2004, principally due to reduced operating expenses.
Liquidity and Financial Position
Cash Flow for the Six Months Ended June 25, 2005 Versus the Six Months Ended June 25, 2004

Cash Flow from Operating Activities
      Cash used by operating activities was $7.5 million for six month period ended June 25, 2005 and cash provided by operating activities was $29.4 million for six month period ended June 25, 2004.
      Net income for the six month period ended June 25, 2005 was $24.5 million higher than in 2004. Cash used by inventory was $18.0 million, an increase of $12.7 million from the $5.3 million used in 2004. The outflow resulted from inventory increases in 2005 to improve service levels in North America and to support new product offerings (Kensington mobility products and Dell peripheral contract, and binding and laminating products in the U.S.). Accounts payable used $16.7 million in cash, which was $19.9 million more than 2004, on earlier inventory replenishment and associated vendor payments. Additional uses of cash included accrued bonus and executive management incentives payments which were higher than the prior year due to overachievement of 2004 targets and a reduction in customer program accruals due to

2005 payments of 2004 earned programs which were higher than the prior year. Cash provided by accounts receivable of $48.5 million, an increase of $23.3 million over 2004, resulted primarily from the resolution of fourth quarter 2004 customer billing delays following the company’s September 2004 systems implementation in the U.S. (which delayed receipt of payments to the first quarter of 2005) and a shift in timing of some collections due to the adverse impact of customer consolidations on negotiated payment terms.

Cash Flow from Investing Activities
      Cash used by investing activities was $13.0 million for the six months ended June 25, 2005 versus cash provided of $4.4 million for the six months ended June 25, 2004. Gross capital expenditures were $12.8 million and $11.7 million for the six months ended June 25, 2005 and 2004, respectively. In the six months ended June 25, 2004, capital spending was partly offset by proceeds of $16.1 million, principally from the sale of buildings, machinery and other assets related to facility closures and plans to outsource previously manufactured products.

Cash Flow from Financing Activities
      Cash used by financing activities was $38.2 million and $17.7 million for the six months ended June 25, 2005 and 2004, respectively. The change in this account is driven by intercompany dividends received (primarily from foreign subsidiaries) of $118.3 million and $25.8 million for the six months ended June 25, 2005 and 2004, respectively, partially offset by increased borrowing from the parent to fund working capital funds required by ACCO Brands (as described above).

Adequacy of Liquidity Sources
      ACCO Brands believes that its internally generated funds, together with access to global credit markets, are adequate to meet its long- and short-term capital needs, including those that will result from its financing. However, ACCO Brands’ cash flows from operations, borrowing availability and overall liquidity are subject to certain risks and uncertainties, including those described under “Risk Factors” and “Forward-Looking Statements”.
Quantitative and Qualitative Disclosures about Market Risk
      ACCO Brands is exposed to various market risks, including changes in foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange. ACCO Brands does not enter into derivatives or other financial instruments for trading or speculative purposes. ACCO Brands enters into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates on foreign currency denominated purchases. The counterparties are major financial institutions.
      The office products industry is concentrated in a small number of major customers, principally office products superstores, large retailers, wholesalers and contract stationers. Customer consolidation and share growth of private-label products continue to increase pricing pressures, which may adversely affect margins for ACCO Brands and its competitors. ACCO Brands is addressing these challenges through design innovations, value-added features and services, as well as continued cost and asset reduction.

Foreign Exchange Risk Management
      ACCO Brands enters into forward exchange contracts principally to hedge currency fluctuations in transactions denominated in foreign currencies, thereby limiting the risk that would otherwise result from changes in exchange rates, primarily relating to anticipated inventory purchases. ACCO Brands does not enter into financial instruments for trading or speculative purposes. The majority of ACCO Brands’ exposure to currency movements is in Europe (Pound Sterling and Euro), Australia, Canada and Mexico. All of the foreign exchange contracts have maturity dates in 2005 and 2006. Increases and decreases in the fair market values of the forward agreements are expected to be offset by gains/losses in recognized net underlying foreign currency transactions. Selected information related to ACCO Brands’ foreign exchange contracts as of June 25, 2005 is as follows (all items except exchange rates in millions):

	Average		Fair
	Exchange	Notional	Market	Gain
Forward Contracts as of June 25, 2005	Rate	Amount	Value	(Loss)

Currency Sold
Sell Euro/ Buy USD	1.28	$4.2	$4.3	$0.1
Sell GBP/ Buy USD	1.85	21.0	21.5	0.5
Sell Euro/ Buy GBP	0.70	1.7	1.8	0.1
Other		0.8	0.8

Total		$27.7	$28.4	$0.7

Interest Rate Risk Management
      The preparation of the financial statements and this Management’s Discussion and Analysis of Financial Conditions and Results of Operations of ACCO Brands includes an allocation to ACCO Brands of a proportion of Fortune Brands’ total interest expense. Interest expense associated with Fortune Brands’ outstanding debt has been allocated to ACCO Brands based upon average net assets of ACCO Brands as a percentage of average net assets of Fortune Brands, Inc. However, no debt has been allocated to ACCO Brands in relation to this expense. This is not indicative of the results of operations, liquidity or financial position that would have existed assuming ACCO Brands businesses were operated as an independent company or that will exist in the future.
General Binding Corporation
Overview
      GBC is engaged in the design, manufacture and distribution of office equipment, related supplies and laminating equipment and films. GBC has three primary business groups: (1) the Commercial and Consumer Group (CCG); (2) the Industrial and Print Finishing Group (IPFG); and (3) the Europe Group.
      The groups’ revenues are primarily derived from:

Commercial and Consumer Group

Products	Customers/Channels

Binding, punching and laminating equipment	Indirect (approximately 70%)
Visual communications products	Direct (approximately 30%)
Document shredders
Custom binders and folders
Desktop accessories
Related maintenance and repair services

Industrial and Print Finishing Group

Products	Customers/Channels

Thermal and pressure sensitive-laminating films	Primarily direct
Mid-range and commercial high-speed laminators
Large-format digital print laminators

Europe Group

Products	Customers/Channels

The Europe Group primarily distributes the CCG product range to customers in Europe	Indirect (approximately 80%)
      CCG’s products are sold through both indirect channels (resellers, including office product superstores, contract/commercial stationers, wholesalers, mail order companies, mass markets and other dealers) and direct channels (salespersons, telemarketers, internet portals, etc.). This group’s products and services are sold to customers, which include the home and office markets, commercial reprographic centers, educational and training markets, and governmental agencies throughout North and South America and the Asia/ Pacific region. IPFG’s products and services are sold worldwide through direct and dealer channels primarily to commercial reprographic centers and commercial printers. The Europe Group distributes the CCG product range to customers in Europe and other export markets.
      GBC’s results are dependent upon sales of CCG and IPFG products, which are susceptible to changes in economic conditions, customer and industry consolidation, reseller business strategy (e.g., private label vs. branded products) and other factors which are difficult to predict. During periods of deteriorating economic conditions, GBC may be increasingly affected by competitive pricing pressures and decreased customer demand. In 2004, competitive pricing pressures continued to affect the office products business of CCG and the commercial laminating films business of IPFG. Additionally, during 2004 GBC was negatively impacted by increased costs on certain raw materials used in the manufacture of its products. While worldwide economic growth may continue in 2005, GBC believes that factors impacting its business will continue to be challenging. To offset its challenging business environment, GBC has continued to identify and work to achieve cost reductions and operating efficiencies through its Operational Excellence Program and to introduce new products to market.
      Fluctuations in foreign currency exchange rates also have a significant impact on GBC’s results, as a significant portion of GBC’s revenues and operations are located outside the U.S. In 2004, due to foreign currency translation, sales in each of GBC’s business groups benefited from a weakened U.S. dollar. This trend may continue in 2005, however, GBC would expect that a strengthening of the U.S. dollar would have an opposite and negative impact on its results.
Financial Results — 2004 Compared to 2003

Sales
      GBC’s net sales for the year ended December 31, 2004 increased 2.1% to $712.3 million compared to $697.9 million in 2003. GBC’s net sales were favorably impacted by a weaker U.S. dollar in 2004 compared to 2003. The translation impact of foreign exchange rates benefited sales by approximately 3.4% in 2004. Net sales by business segment are summarized below (in thousands):

	Twelve Months Ended
	December 31,

	2004	2003

Commercial and Consumer Group	$447,011	$460,243
Industrial and Print Finishing Group	157,447	137,064
Europe Group	107,860	100,601

Net Sales	$712,318	$697,908

      CCG’s sales decreased $13.2 million or 2.9% in 2004 when compared to 2003. Factors negatively affecting the group’s 2004 results include: (a) competitive pricing pressure in the group’s office products business; (b) lower direct sales due to lower than expected sales representative head count; and (c) a decision to exit a private label three-ring binder position with a customer. Sales for IPFG increased by $20.4 million or 14.9% in 2004 when compared to the prior year, primarily due to growth in the group’s European commercial films and digital print finishing businesses. Sales in the Europe Group increased

$7.3 million or 7.2% in 2004, due primarily to the effect of a weaker U.S. dollar in 2004 compared to 2003. The effect of foreign exchange rates benefited the Europe Group by 10.3% in 2004. There was a decrease in local currency sales in Europe due to a highly competitive currency-related pricing environment.

Gross Margins, Costs and Expenses
      GBC’s gross profit margin in 2004 was 38.9% compared to 40.0% in 2003. Despite cost savings achieved through the company’s Operational Excellence initiatives, competitive pricing environments within each of the business groups and raw material price increases caused the gross profit margin decline.
      Total selling, service and administrative expenses increased $1.1 million in 2004 compared to 2003. The increase was primarily due to translation of a weaker U.S. dollar in 2004 compared to 2003. As a percentage of sales, total selling, service and administrative expenses declined in 2004 to 31.7% from 32.2% in 2003. While GBC achieved cost savings from Operational Excellence initiatives, certain costs such as distribution increased due to higher fuel costs and increased volumes. Overall, the effect of foreign exchange rates resulted in a 3.2% increase in GBC’s total selling, service and administrative expenses.

Earnings from Joint Ventures
      In 2004, GBC recognized $1.3 million in earnings from joint ventures compared to a break-even level in 2003. The joint venture earnings in 2004 were generated from the company’s Australian joint venture, Pelikan-Quartet Pty Ltd. (“Pelikan-Quartet”), which is part of the Commercial and Consumer Group. Earnings from Pelikan-Quartet more than offset losses from GBC’s investments in GMP Co. Ltd. (“GMP”) and Neschen/ GBC Graphic Films LLC (“Neschen”). In 2003, earnings from Pelikan-Quartet were entirely offset by losses from GMP and Neschen.

Segment Operating Income
      Segment operating income for GBC’s business groups, which is calculated as net sales less product cost of sales, selling, service and administrative expenses and amortization of other intangibles, plus equity earnings of joint ventures. See note 16 to the consolidated GBC financial statements included elsewhere in this offering memorandum for a reconciliation of segment operating income to income before income taxes and cumulative effect of accounting change. Segment operating income is summarized below (in thousands):

	Segment
	Operating Income
	Twelve Months Ended
	December 31,

	2004	2003

Commercial and Consumer Group	$48,142	$59,211
Industrial and Print Finishing Group	21,563	17,965
Europe Group	6,880	6,085

Unallocated corporate items	(23,539)	(28,548)

Total	$53,046	$54,713

      Operating income for 2004 decreased 3.0% or $1.7 million compared to 2003. Operating income in CCG decreased by $11.1 million in 2004, primarily due to lower sales and gross profit margins as a result of pricing pressures, along with higher distribution expenses in the Group’s office products business. The impact of lower sales and higher expenses was partially offset by the increase in equity earnings of Pelikan-Quartet and a favorable adjustment for contingencies related to certain regulatory matters. IPFG’s operating income increased $3.7 million in 2004, due primarily to increased sales volumes in the group’s European commercial films and digital print finishing businesses. Europe’s operating income increased by $0.8 million in 2004 compared to 2003, primarily as a result of favorable exchange rates. Corporate expenses were lower in 2004 compared to 2003 primarily due to reduced spending on information services as a result of consolidation of resources.

Restructuring and Other
      Beginning in 2001, GBC launched its Operational Excellence Program, an on-going effort to improve the company’s financial performance and flexibility. Initiatives undertaken in connection with this program have resulted in restructuring and other expenses in 2004 and 2003.
      During 2004, GBC recorded restructuring charges of $0.9 million, which were primarily related to work force reduction programs which were announced in 2003.
      The restructuring charges associated with the 2003 projects consist of the following (in millions):

		Asset
		Impairments
		and Other
Project	Severance	Exist Costs	Lease Cost	Total

Relocating manufacturing from Booneville to Nuevo Laredo	$2.6	$4.5	—	$7.1
Plant closure — Amelia, Virginia	0.2	—	—	0.2
Reduction-in-force programs	2.5	—	—	2.4
Sublease manufacturing facility	—	—	1.4	1.4

	$5.2	$4.5	$1.4	$11.1

      The relocation of manufacturing operations from Booneville, Mississippi to Nuevo Laredo, Mexico began in July 2003, and was completed during the third quarter of 2004. The Amelia, Virginia plant was closed during the first quarter of 2004. Initiatives related to work force reductions were implemented during the second half of 2003.
      During 2004, GBC also recorded $1.7 million in other charges related to the realignment of management in CCG and an impairment of GBC’s investment in GMP Co. Ltd.
      GBC has an investment in GMP of approximately 20% of the equity capital of that company, and accounts for its investment under the equity method of accounting. GMP realized significant net losses in the fourth quarter of both 2004 and 2003. In the fourth quarter of 2004 and 2003, GBC recognized its share of GMP’s loss (approximately $0.9 million in 2004 and approximately $1.2 million in 2003). As a result of GMP’s poor financial performance and other factors, GBC evaluated whether its investment in GMP was impaired. The GMP investment was valued based upon the traded value of GMP shares on the KOSDAQ exchange (Korean over-the-counter market) and projections of cash flow, earnings and sales developed by GMP management. Based upon the analysis performed, and GBC’s determination that the decline in value of its investment in GMP was other than temporary, impairment charges of $0.9 million and $4.7 million were recorded in 2004 and 2003, respectively.

Interest Expense
      Interest expense decreased by $8.5 million to $25.9 million in 2004 compared to 2003 due primarily to reduced debt levels and lower average interest rates. Included in interest expense in 2003 was $1.1 million related to the loss on the extinguishment of GBC’s previous credit facility which was refinanced in June 2003.

Other (Income) Expense
      GBC recognized other expense of $0.7 million in 2004. The most significant items included in other expense in 2004 were: (a) foreign exchange losses of $1.8 million; (b) interest income and purchase discounts of $1.2 million; and (c) a gain of $0.7 million on the sale of a former manufacturing facility.

Income Taxes
      In 2004, income tax expense was $9.1 million on pre-tax income of $23.9 million. Factors that affected income tax expense in 2004 included: (a) a benefit for the reversal of the beginning-of-the-year valuation allowance for deferred tax assets at certain non-U.S. subsidiaries ($1.4 million); (b) a benefit for the utilization of non-U.S. net operating losses ($1.4 million); and (c) a benefit recorded for the decrease in withholding tax liabilities as a result of enacted tax rate changes ($0.8 million). Also, GBC provided for income taxes on non-U.S. earnings expected to be remitted to the U.S., which substantially offset the favorable benefits realized in 2004.
      Income tax expense was $7.6 million in 2003 on pre-tax income of $4.4 million. Factors that affected income tax expense in 2003 included: (a) the non-cash write-off of deferred tax assets as a result of the reorganization of certain international subsidiaries ($4.4 million); and (b) the combined effect of the pre-tax impairment charge and GBC’s share of the loss incurred in fiscal 2003 by GMP. These items were not tax deductible.

Net Income (Loss)
      GBC had net income of $14.8 million in 2004 compared to a net loss of $3.3 million in 2003. The 2003 net loss was impacted by the previously described restructuring charges of $11.1 million, other expense of $4.7 million, the loss on extinguishment of debt of $1.1 million as well as the $4.4 million write-off of deferred tax assets.
Financial Results — 2003 Compared to 2002

Sales
      GBC’s net sales for the year ended December 31, 2003 decreased 0.5% to $697.9 million compared to $701.7 million in 2002. GBC’s net sales were favorably impacted by a weaker U.S. dollar in 2003 compared to 2002. The effect of foreign exchange rates benefited sales by approximately 4.0% in 2003. Net sales by business segment are summarized below (in thousands):

	Twelve Months Ended
	December 31,

	2003	2002

Commercial and Consumer Group	$460,243	$467,543
Industrial and Print Finishing Group	137,064	138,299
Europe Group	100,601	95,886

Net Sales	$697,908	$701,728

      CCG’s sales decreased $7.3 million (or 1.6%) in 2003 when compared to 2002. Lower demand for the group’s visual communication products and binding and laminating machines was partially offset by increased sales of private label three-ring binders and paper shredders. Sales for IPFG decreased $1.2 million or 0.9%. The impact of favorable exchange rates benefited the group’s sales by approximately 6.0%. A decrease in sales in the U.S. commercial film business, which was affected by pricing pressures and lower purchasing levels by certain of the group’s customers, was the primary reason for the sales decrease. In addition, the group’s U.S. commercial film business continued to be affected by weak market conditions. Sales in the Europe Group increased by $4.7 million. The impact of foreign exchange benefited sales in the Europe Group by approximately 15.0%. The group’s sales in local currencies declined due to a competitive, currency-related pricing environment, weak economic conditions in certain European markets, and the timing of new product introductions.

Gross Margins, Costs and Expenses
      GBC’s gross profit margin in 2003 increased by 0.3 points to 39.9% compared to 2002. Gross profit margins in CCG were down due to an unfavorable product mix (higher sales of private label three-ring binders and lower sales of visual communication products and binding and laminating machines) and increased rebate and allowance programs. IPFG’s gross profit margins were up slightly due to reduced spending on research and development. The Europe Group’s gross profit margin increased significantly due to favorable foreign exchange and increased manufacturing volumes, along with lower product costs due to sourcing initiatives.
      Total selling, service and administrative expenses in 2003 decreased $3.8 million compared to 2002, primarily due to lower spending by CCG, coupled with lower corporate expenses. Efficiencies achieved in connection with the creation of CCG resulted in reduced expenditures on certain administrative functions. Additionally, the group benefited from increased equity earnings from the Pelikan-Quartet joint venture. Corporate expenses were down in 2003 primarily as a result of reduced spending on information systems. These savings were partially offset by the recognition of GBC’s share of the net loss of GMP (see the “Restructuring and Other” and “GMP Relationship” sections of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion regarding GBC’s investment in GMP). Selling, service and administrative expenses as a percentage of sales decreased slightly to 31.9% in 2003 from 32.3% in 2002.

Earnings from Joint Ventures
      In 2003, earnings from joint ventures were at a break-even level compared to $0.2 million in 2002. In both 2003 and 2002, earnings from Pelikan-Quartet were offset by losses from GMP and Neschen.

Segment Operating Income
      Segment operating income for GBC’s business groups, which is calculated as net sales less product cost of sales, selling, service and administrative expenses and amortization of other intangibles, plus equity earnings of joint ventures, is summarized below (in thousands):

	Segment
	Operating Income
	Twelve Months Ended
	December 31,

	2003	2002

Commercial and Consumer Group	$59,211	$62,261
Industrial and Print Finishing Group	17,965	19,418
Europe Group	6,085	1,359

Unallocated corporate items	(28,548)	(31,691)

Total	$54,713	$51,347

      Segment operating income for 2003 increased 6.6% or $3.4 million compared to 2002. Operating income in CCG decreased by $3.1 million, or 4.9%, in 2003 primarily due to the lower level of sales and reduced gross profit margin, which was partially offset by lower expenses. IPFG’s operating income decreased 7.5% or $1.5 million due to the lower sales volume and higher selling, service and administrative expenses. The Europe Group’s operating income increased $4.7 million due primarily to improved gross profit margins. Unallocated corporate items decreased $3.1 million primarily due to reduced spending on information services as a result of consolidation of resources.

Inventory Rationalization
      During 2002, GBC recorded inventory charges of approximately $1.0 million primarily related to CCG. This charge relates to GBC’s product line rationalization and reflects an adjustment to the realizable value of certain products which the company decided to discontinue in 2001.

Restructuring and Other
      Pre-tax restructuring charges in 2003 totaled $11.1 million, related to the following projects: (a) relocating the manufacturing of labor intensive visual communication products from GBC’s facility in Booneville, Mississippi to Nuevo Laredo, Mexico; (b) closing a manufacturing plant in Amelia, Virginia and consolidating production in GBC’s plant in Lincolnshire, Illinois; (c) company-wide workforce reduction programs; and (d) subleasing a manufacturing facility as part of a previously announced restructuring.
      The restructuring charges associated with the 2003 projects consist of the following (in millions):

		Asset
		Impairments
		and Other
Project	Severance	Exist Costs	Lease Cost	Total

Relocating manufacturing from Booneville to Nuevo Laredo	$2.6	$4.5	$—	$7.1
Plant closure — Amelia, Virginia	0.2	—	—	0.2
Reduction-in-force programs	2.5	—	—	2.4
Sublease manufacturing facility	—	—	1.4	1.4

	$5.2	$4.5	$1.4	$11.1

      The relocation of manufacturing operations from Booneville, Mississippi to Nuevo Laredo, Mexico began in July 2003, and was completed during the third quarter of 2004. The Amelia, Virginia plant was closed in 2004. Initiatives related to work force reductions were implemented during the second half of 2003.
      During 2002, GBC recorded pre-tax restructuring charges of $8.0 million for expenses related to the following projects: (a) closing the company’s facility in Buffalo Grove, Illinois and transferring the manufacturing and administrative functions to other GBC locations; (b) downsizing a binder manufacturing facility in Amelia, Virginia; (c) severance costs associated with the creation of the CCG; and (d) charges related to the reorganization of certain corporate and other support functions.
      The restructuring charges associated with the 2002 projects consist of the following (in millions):

		Asset
		Impairments
		and Other
Project	Severance	Exist Costs	Lease Cost	Total

Buffalo Grove facility closure	$0.7	$1.6	$0.8	$3.1
Downsizing of Amelia facility	0.8	0.3	—	1.1
Commercial and Consumer Group	1.6	0.2	—	1.8
Reduction in support functions	2.0	—	—	2.0

	$5.1	$2.1	$0.8	$8.0

      The transition of manufacturing operations from the Buffalo Grove facility was completed in 2002. Administrative and support personnel previously located in the Buffalo Grove facility were transferred to other GBC locations by early 2003. Actions associated with the 2002 Amelia downsizing and other reductions in force were completed in 2002.
      GBC has an investment in GMP Co., Ltd. of approximately 20% of the equity capital of that company, and accounts for its investment under the equity method of accounting. In the fourth quarter of 2003, GBC recognized its share (approximating $1.2 million) of GMP’s fourth quarter 2003 loss. As a result of GMP’s poor financial performance and other business factors, GBC evaluated whether its investment in GMP was impaired. The GMP investment was valued based upon the traded value of GMP shares on the KOSDAQ exchange (Korean over-the-counter market) and projections of cash flow, earnings and sales developed by GMP management. Based upon the analysis performed, and GBC’s determination that the decline in value of its investment in GMP was other than temporary, an impairment charge of $4.7 million was recognized.
      During 2002, GBC incurred $1.1 million in other expenses primarily related to costs associated with the transition of production from the closed and down-sized facilities to other GBC facilities.

Interest Expense
      Interest expense decreased by $5.5 million to $34.4 million in 2003 compared to 2002 due to reduced debt levels and lower average interest rates. Included in interest expense in 2003 was $1.1 million related to the loss on the extinguishment of GBC’s previous credit facility which was refinanced in June 2003.

Other (Income) Expense
      Other expense was approximately $0.2 million in both 2003 and 2002. In 2002, other expense included non-cash losses of $1.1 million on the sale of a previously closed facility in Mexico and $1.1 million on the disposal of GBC’s investment in an Indian joint venture. These non-cash losses were offset by net interest income of $0.9 million received in connection with the settlement of a U.S. Federal income tax refund claim, as well as currency gains which primarily related to the translation of liabilities denominated in other than functional currencies.

Income Taxes
      Income tax expense was $7.6 million in 2003 on pre-tax income of $4.4 million. Factors that affected income tax expense in 2003 included: (a) the non-cash write-off of deferred tax assets as a result of the reorganization of certain international subsidiaries ($4.4 million); and (b) the combined effect of the pre-tax impairment charge and GBC’s share of the loss incurred in fiscal 2003 by GMP. These items were not tax deductible.
      In 2002, income tax expense was approximately $2.0 million on pre-tax income of approximately $1.1 million. During 2002, new U.S. tax legislation enabled GBC to carry back its 2001 domestic tax loss to 1996 and 1997. The carryback generated a $7.5 million tax refund and reduced previously utilized tax credits. The tax credits became deferred tax assets which GBC was not able to use before the expiration of the carryover period. The resulting write-off of these deferred tax assets created additional income tax expense of $1.5 million. Additionally, GBC settled a U.S. Federal income tax contingency resulting in a refund of approximately $0.9 million which is reflected as a reduction to GBC’s 2002 income tax provision.

Cumulative Effect of Accounting Change
      Effective January 1, 2002, GBC implemented SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with SFAS No. 142, GBC tested its goodwill balances to determine whether these assets were impaired. Based upon the testing performed, GBC recorded a non-cash impairment charge of $110 million ($79 million, net of tax), primarily related to the impairment of goodwill in CCG.

Net Loss
      GBC realized a net loss of $3.3 million for 2003 compared to a net loss of $80.0 million for 2002. The 2003 net loss was impacted by the previously described restructuring charges of $11.1 million, other expense of $4.7 million, the loss on extinguishment of debt of $1.1 million as well as the $4.4 million write-off of deferred tax assets. In 2002, the net loss was impacted by the cumulative effect of accounting change of $79.0 million, net of taxes, along with $9.1 million in restructuring and other costs.

Results of Operations — Quarter Ended June 30, 2005 Compared to Quarter Ended June 30, 2004

Sales
      GBC’s net sales for the second quarter of 2005 increased 7.2% to $186.9 million compared to $174.4 million in the second quarter of 2004. GBC’s net sales were favorably impacted by a weaker U.S. dollar in 2005 compared to 2004. The effect of foreign exchange rates benefited sales by approximately 2% in the second quarter of 2005. Net sales by business segment are summarized below (000 omitted):

	Three Months Ended
	June 30,

	2005	2004

Commercial and Consumer Group	$117,511	$108,897
Industrial and Print Finishing Group	42,067	39,107
Europe Group	27,322	26,371

Net Sales	$186,900	$174,375

      The Commercial and Consumer Group’s sales increased $8.6 million or 7.9% for the second quarter of 2005 when compared to 2004, primarily due to strong volume increases in sales of visual communication products in the Group’s U.S. indirect business, and significant increases in shredder sales in Japan due to changes in privacy legislation. Sales for the Industrial and Print Finishing Group increased by $3.0 million or 7.6% in the second quarter of 2005 when compared to the prior year, primarily due to growth in the Group’s U.S. and European commercial films business. Sales in the Europe Group increased $1.0 million or 3.6% in 2005, due primarily to the effect of a weaker U.S. dollar in 2005 compared to 2004. The effect of foreign exchange rates benefited the Europe Group by 3% in the second quarter of 2005. The increase in local currency sales in Europe is due to general volume increases which were offset by the continued competitive pricing environment for certain products.

Gross Margins, Costs and Expenses
      Gross margin for GBC is calculated as net sales less cost of sales. GBC’s gross profit margin in the second quarter of 2005 declined 0.5 points to 38.3% compared to the second quarter of 2004. Modest margin declines in CCG and IPFG were partially offset by a margin improvement in the Europe Group, as GBC’s operating initiatives have helped to offset market price increases in commodity raw materials.
      Selling, service and administrative expenses were up $2.7 million or 4.9% due to higher variable selling expenses in CCG and the Europe Group associated with higher sales volumes, and to a lesser extent, the adverse effect of exchange rate movements on international expenses. IPFG improved operating efficiency, holding selling, service and administrative expenses essentially flat, even with its increased sales levels. For GBC as a whole, operating expenses as a percentage of net sales dropped to 31.4% from 32.1% last year.

Segment Operating Income
      Segment operating income for GBC’s business groups, which is calculated as net sales (i) less cost of sales, (ii) less selling, service and administrative expenses, (iii) plus equity in the earnings or losses of joint ventures, is summarized below (000 omitted):

	Segment
	Operating Income
	Three Months Ended
	June 30,

	2005	2004

Commercial and Consumer Group	$11,647	$11,267
Industrial and Print Finishing Group	5,699	5,067
Europe Group	2,099	1,444
Unallocated corporate items	(6,303)	(6,053)

Total	$13,142	$11,725

      Operating income for the second quarter of 2005 increased 12.1% or $1.4 million compared to 2004. Operating income in the Commercial and Consumer Group increased by $0.4 million in the second quarter of 2005, primarily due to higher sales volume, which was partially offset by lower margins and higher variable selling and distribution expense in the Group’s U.S. office products business and in Japan. The Industrial and Print Finishing Group’s operating income increased approximately 12.5% in the second quarter of 2005 compared to 2004, primarily in the Group’s U.S. Commercial Films business due to higher sales volumes and higher margins, while operating expenses remained relatively flat. Europe’s operating income improved by $0.7 million in the second quarter of 2005 compared to 2004, due to higher sales and improved margins, which were partially offset by increased operating expenses. Corporate expenses are higher in 2005 compared to 2004 as a result of higher incentive compensation accruals, primarily related to the merger with ACCO and fluctuations in GBC’s stock price.

Restructuring and Other
      During the second quarter of 2005, GBC incurred restructuring charges of $0.2 million primarily related to a workforce reduction at a manufacturing facility in Portugal. GBC incurred no restructuring charges during the second quarter of 2004.
      In the second quarter of 2005, GBC reported an additional $1.7 million in other expenses which were primarily professional fees incurred in connection with the ACCO merger (see section titled “Pending Merger with ACCO” below for further discussion).

Interest Expense
      Interest expense increased by $0.3 million to $6.9 million in the second quarter of 2005 compared to 2004, primarily due to higher floating interest rates on GBC’s primary senior credit facility.

Income Taxes
      Income tax expense in the second quarter of 2005 was $2.8 million on pre-tax income of $4.3 million resulting in a 64% effective tax rate. GBC’s effective income tax rate was significantly impacted by expenses related to the merger with ACCO, as many of these expenses are not deductible for federal income tax purposes. In addition, the effective tax rate was increased by the treatment of planned dividends by foreign subsidiaries.
      In the second quarter of 2004, income tax expense was $2.0 million on pre-tax income of $4.5 million, resulting in an effective rate of 43%.
      On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. Due to GBC’s merger with ACCO, GBC has not yet decided on whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the U.S. Based on GBC’s analysis to date, the range of reasonably possible amounts that GBC may repatriate is between zero and $69 million (of which $44 million currently is considered permanently reinvested). GBC estimates that the related potential range of additional income tax liability is from zero to $1.4 million, based upon current legislation. Also, the amount of additional income tax expense resulting from repatriation of foreign earnings under the provision would be reduced by the part of the eligible dividend that is attributable to foreign earnings on which a deferred tax liability had been previously accrued.

Net Income (Loss)
      GBC had net income of $1.6 million for the second quarter of 2005 ($0.09 per share diluted), compared to net income of $2.6 million for the second quarter of 2004 ($0.15 per share diluted). While segment operating income for the quarter increased significantly, net income and earnings per share were significantly impacted by the expenses related to the merger with ACCO and the high effective income tax rate.
Six Months Ended June 30, 2005 compared to Six Months June 30, 2004

Sales
      GBC’s net sales for the first half of 2005 compared to the first half of 2004 increased 6.3% to $367.1 million. GBC’s net sales were favorably impacted by a weaker U.S. dollar in 2005 compared to 2004. The effect of foreign exchange rates benefited sales by approximately 2.0% in the first half of 2005 compared to 2004. Net sales by business segment are summarized below (000 omitted):

	Six Months Ended
	June 30,

	2005	2004

Commercial and Consumer Group	$225,787	$214,325
Industrial and Print Finishing Group	84,065	76,910
Europe Group	57,200	54,071

Net Sales	$367,052	$345,306

      The Commercial and Consumer Group’s sales increased $11.5 million or 5.3% for the first six months of 2005 when compared to 2004 primarily due to increased volume of visual communications products in the Group’s U.S. indirect business and higher sales of shredders in Japan resulting from end user demand. Sales for the Industrial and Print Finishing Group increased $7.2 million or 9.3% due to continued strong volume growth in both the U.S. and European Commercial Films business , as well as continued growth in the U.S. Digital Print Finishing business. Sales in the Asia Commercial Films business increased 34% during the first six months of 2005. Approximately 2% of the Industrial and Print Finishing Group’s sales increase was attributable to foreign exchange rate fluctuations. Sales in the Europe Group increased by $3.1 million or 5.8%, in the first six months of 2005, of which approximately 4% of the increase related to exchange rate fluctuations. Sales in Europe were favorably impacted by higher sales of binding equipment, binding and laminating supplies, and strong growth in the export channel.

Gross Margins, Costs and Expenses
      Gross margin for GBC is calculated as net sales less cost of sales. GBC’s gross profit margin in the first half of 2005 declined 0.5 points to 38.0% compared to the first half of 2004. Gross margin declines in the Commercial and Consumer Group and the Industrial and Print Finishing group were partially offset by margin increases in Europe, as price increases and operating improvements were unable to fully offset the impact of higher raw material costs and price pressures in certain markets.

      Total selling, service and administrative expenses in the first half of 2005 increased $6.8 million or 6.0% compared to 2004. Operating expenses in the first half of 2005 were approximately $1.9 million higher than 2004 due to the impact of foreign currency translation rates. In addition, higher sales volumes caused increases in variable selling and distribution expenses. Also, in comparison to the first half of 2004, GBC experienced significantly higher non-cash compensation expense tied to GBC’s stock price, which increased considerably after the announcement of GBC’s merger with ACCO. Selling, service and administrative expenses as a percentage of sales decreased 0.1% to 32.5% in the first half of 2005 compared to 2004.

Segment Operating Income
      Segment operating income for GBC’s business groups, which is calculated as net sales (i) less cost of sales, (ii) less selling, service and administrative expenses (iii) plus equity in the earnings or losses of joint ventures, is summarized below (000 omitted):

	Segment
	Operating Income
	Six Months Ended
	June 30,

	2005	2004

Commercial and Consumer Group	$20,487	$19,919
Industrial and Print Finishing Group	11,455	9,925
Europe Group	3,904	3,594
Unallocated corporate items	(14,693)	(12,775)

Total	$21,153	$20,663

      Segment operating income for the first half of 2005 increased 2.4% or $0.5 million compared to 2004. Operating income in the Commercial and Consumer Group increased by $0.6 million, or 2.9%, in the first half of 2005 due to higher sales levels. The Industrial and Print Finishing Group’s operating income increased 15.4% or $1.5 million. Sales in the major divisions were partially offset by reduced gross profit margins and increased variable selling and distribution expenses. The Industrial and Print Finishing Group also benefited from income at the Group’s Neschen joint venture in the first half of 2005 compared to a loss in 2004. Corporate expenses are higher in 2005 compared to 2004 due to previously mentioned higher non-cash compensation expense tied to GBC’s stock price. The Europe Group’s operating income increased 8.6% or $0.3 million, as high sales and margins exceeded increases in operating expenses.

Restructuring and Other
      During the first half of 2005, GBC incurred restructuring charges of $1.3 million primarily related to the costs of exiting a facility in the UK and European workforce reduction programs. In 2004, GBC recorded restructuring charges of $0.8 million related to workforce reduction programs which were announced in 2003.
      In the first half of 2005, GBC reported $4.2 million in other expenses, which were primarily professional fees incurred in connection with the ACCO merger (see section titled “Pending Merger with ACCO” below for further discussion).

Interest Expense
      Interest expense increased by $0.2 million to $13.6 million in the first half of 2005 compared to 2004 due to higher floating interest rates on GBC’s primary senior credit facility.

Income Taxes
      Income tax expense in the first half of 2005 was $2.9 million on pre-tax income of $1.0 million. GBC’s income tax provision was significantly impacted by expenses related to the merger with ACCO, as many of these expenses are not deductible for federal income tax purposes. In addition, income tax expenses was increased by the treatment of planned dividends by foreign subsidiaries.
      In the first half of 2004, income tax expense was $2.5 million on pre-tax income of $5.5 million, resulting in an effective rate of 45%. On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. Due to GBC’s merger with ACCO, GBC has not yet decided on whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the U.S. Based on GBC’s analysis to date, the range of reasonably possible amounts that GBC may repatriate is between zero and $69 million (of which $44 million currently is considered permanently reinvested). GBC estimates that the related potential range of additional income tax liability is from zero to $1.4 million, based upon current legislation. Also, the amount of additional income tax expense resulting from repatriation of foreign earnings under the provision would be reduced by the part of the eligible dividend that is attributable to foreign earnings on which a deferred tax liability had been previously accrued.

Net Income (Loss)
      GBC realized a net loss of $1.9 million for the first half of 2005 compared to net income of $3.0 million for the first half of 2004.
      While segment operating income for the six months ended June 30, 2005 increased above the 2004 level, net income and earnings per share were significantly impacted by the expenses related to the merger with ACCO, and the high effective income tax rate.
     Merger
      For the six months ended June 30, 2005, GBC reported $4.2 million in other expenses, consisting primarily of professional fees incurred in connection with the merger.
Pro Forma Liquidity and Capital Resources
      We have a significant amount of indebtedness. In connection with the merger, we issued $350 million of the old notes and entered into new senior secured credit facilities providing for borrowings of up to $750 million. See “Description of Other Indebtedness — Senior Secured Credit Facilities” for a more detailed explanation of these loan facilities, including interest rates, currencies and other terms. We used the proceeds of the offering and initial borrowings under the new senior secured credit facilities, together with other available funds, to finance a dividend to ACCO Brands common stockholders and fees and expenses related to the transactions, and to refinance existing ACCO Brands and GBC indebtedness. As of June 30, 2005, after giving pro forma effect to the transactions, we had total indebtedness of approximately $957.2 million, consisting of $350 million of the old notes and $607.2 million of borrowings under the senior secured credit facilities and local lines of credit. See “Risk Factors — Risks Relating to Our Indebtedness and the Notes — Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent the issuer and the guarantors from fulfilling their obligations under the notes and the guarantees.”
      After we made our initial borrowings under the $600 million term-loan portion of the senior secured credit facilities, we had capacity to borrow additional funds under the $150 million revolving credit facility, subject to compliance with the financial covenants set forth in the senior secured credit facilities. Borrowing capacity under the revolving credit facility will be reduced by the amount of any letters of credit outstanding thereunder. Immediately after the closing of the merger on August 17, 2005, we had $145.8 million of borrowing capacity under the revolving credit facility, reflecting $4.2 million of letters of credit issued or to be issued. The revolving credit facility is subject to compliance with the covenants set forth in the new senior secured credit facilities and the indenture for the notes.

      We have the aforementioned payment obligations with respect to our indebtedness that are outstanding immediately after closing of the transactions.
      The characteristics of our business do not generally require us to make significant ongoing capital expenditures. Pro forma for the merger, we made capital expenditures of about $36 million in the twelve months ended June 2005. We estimate our capital expenditures for the twelve months ended December 2005 will be approximately $51.0 million, $22.5 million of which will be attributable to software costs for the information technologies system upgrades. We may make significant cash expenditures in the next several years in an effort to capitalize on the anticipated revenue growth and cost savings opportunities associated with the merger, and to complete the information technologies upgrade projects.
      We anticipate spending an additional $80 million of cash above normal investment levels during the first 30 months after the merger relating to the integration of the GBC and ACCO Brands businesses. This will include charges made in the opening balance sheet, restructuring and restructuring-related charges against operating income and restructuring-related capital expenditures. We anticipate that $40 million of annual cost reduction will be achieved as a result of this investment.
      We believe that the historically strong free cash flows of the businesses, and the incremental cash flow from operations that we anticipate as a result of cost savings and other improvements associated with the merger, together with available cash and available borrowings under the new senior secured credit facilities will be sufficient to meet our liquidity needs for the foreseeable future. See “Risk Factors — Risks Relating to Our Business — We may not realize the anticipated benefits from the merger,” “Risk Factors — Risks Relating to Our Business — As a result of the spin-off and merger, we will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared” and “Risk Factors — Risks Relating to Our Indebtedness and the Notes — Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent the issuer and the guarantors from fulfilling their obligations under the notes and the guarantees.”

OUR BUSINESS
Overview
      We are the world’s largest supplier of branded office products (excluding furniture, computers, printers and bulk paper) to the office products resale industry, which includes commercial contract stationers, retail superstores, wholesalers, distributors, mail order catalogs, mass merchandisers, club stores and dealers; we also supply our products to commercial end-users. We design, develop, manufacture and market a wide variety of traditional and computer-related office products, supplies, personal computer accessory products, paper-based time management products, presentation aids and label products in three groups: office products, commercial products and computer products. These three groups accounted for 69%, 22% and 9%, respectively, of our pro forma net sales for the fiscal year ended December 2004. We utilize a combination of manufacturing and third-party sourcing to procure our products, depending on transportation costs, service needs and direct labor costs. We sell our products under our leading brand names, including Kensington, Swingline, Quartet, GBC and Day-Timer, as well as under our regional brand names, including Wilson Jones, ACCO, Rexel, Ibico, Marbig, Eastlight, Derwent, Twinlock, Dox, Hetzel, Perma, Maco, Apollo, Nobo, DeVisu and Val-Rex. We target premium categories, which are characterized by high brand equity, high customer loyalty and a reasonably high price gap between branded and non-branded products, and value categories, which are characterized by low brand equity, low consumer loyalty and a small price gap between branded and non-branded products, but only where we believe we have an economic advantage or it is necessary to merchandize a complete category. Through a focus on research, marketing and innovation, we seek to develop new products that meet the needs of our consumers, which, we believe, will increase the premium product positioning of our brands.
      We market our products in over 100 countries through our own sales force, distributors, telemarketing personnel and electronic commerce. Our sales are balanced geographically, with our principal markets being the United States, Europe and Australia. For the fiscal year ended December 2004, these markets represented 55%, 28% and 7% of our pro forma net sales, respectively. Our top ten customers, including Office Depot, Staples, OfficeMax, United Stationers, Corporate Express, S.P. Richards, BPGI, Wal-Mart, Spicers and Ingram (supplier to Dell), accounted for 48% of our net sales for the fiscal year ended December 2004. We generated $1.9 billion of pro forma net sales for the twelve months ended June 2005 and $919 million of pro forma net sales for the six months ended June 2005.
Products
      We manufacture and market products in three primary product groups: office products, commercial products and computer products.

Office Products
      Our office products group manufactures, sources and distributes traditional office products and supplies worldwide. In the United States, Canada, Mexico, Europe and Australia, our products are sold by our in-house sales force and independent representatives, and outside of these regions through distributors. Our office products group is organized into four business units, workspace tools, document communication, visual communication, and storage & organization, that focus on different consumer needs. These products are sold by our customers, which include office products superstores, mass merchandisers and club stores and office products distributors, wholesalers and dealers.
      Workspace Tools. We are the global leader in stapling and punching, with strong market share positions in North America, the U.K. and Australia. Representative products that we sell in the workspace tools category include:

•	Staplers and staples

•	Shredders

•	Trimmers

•	Punches

•	Calculators
      Our workspace tools products are sold under the principal brand names of Swingline and Rexel for staplers, staples and punches, GBC and Rexel for shredders, and Ibico and GBC for trimmers and calculators.
      Document Communication. We are a global leader in binding and laminating equipment and supplies, with strong market share positions in North America, Europe and Australia. Representative products that we sell in the document communication category include:

•	Binding and laminating equipment

•	Binding and laminating supplies

•	Report covers

•	Indexes

•	Sheet protectors
      Our binding and laminating equipment and supplies are sold principally under the GBC, Rexel and Ibico brand names, while report covers, indexes and sheet protectors are marketed under the Wilson Jones, Rexel, Hetzel and Marbig brand names.
      Visual Communication. We are a global leader in the visual communication category, with strong market share positions in North America, Europe and Australia. Representative products that we sell in the visual communication category include:

•	Dry-erase boards

•	Dry-erase markers

•	Easels

•	Bulletin boards

•	Overhead projectors

•	Transparencies

•	Laser pointers

•	Screens
      Our visual communication products are sold under the principal brand names of Quartet, Nobo and Boone for bulletin and dry-erase boards, easels and dry-erase markers, and Apollo, Nobo and DeVisu for overhead projectors, transparencies, laser pointers and screens.
      Storage & Organization. We are a global leader in the storage & organization category, with strong market share positions in North America, Europe and Australia. Representative products that we sell in the storage & organization category include:

•	Ring binders

•	Data binders

•	Storage boxes

•	Labels

•	Hanging file folders

•	Clips and fasteners

•	Letter trays

•	Accounting supplies
      Our storage & organization products are sold principally in local markets using regional brand names such as Wilson Jones, ACCO, Rexel, Twinlock, Eastlight, Marbig, Hetzel, Dox, Val-Rex, Perma and Maco.

Commercial Products
      Our commercial products group, primarily marketed under the GBC brand name, targets high volume commercial and industrial users of binding and laminating equipment and supplies on a global basis, and provides maintenance and repair services for these products in North America. We sell these products directly to end-users or through specialized dealers due to the high degree of specialization and after-sales service and support required. Principal GBC products include high-speed binding and laminating equipment and specialized laminating films for book printing, packaging and digital print lamination. End-users of these products and services primarily include customers in the printing, packaging, advertising, education and corporate markets. We also report our Day-Timers business, which sells to consumers through direct mail and advertising catalogs and to consumers and businesses through retailers, mass merchandisers and electronic commerce, within the commercial products group due to the high proportion of sales made directly to consumers. Principal Day-Timers products are personal organizers and time management planners.

Computer Products
      We are a niche player in the computer products segment, with a strong market share position in the mobile computing accessories category. Our computer accessories segment designs, sources and distributes accessory products for personal computers and mobile devices worldwide principally under the Kensington brand name. Our computer accessories segment is primarily focused on the mobile user and includes the following representative products:

•	Security locks for laptops

•	Power adapters for laptops

•	Input devices

•	Computer cleaning products

•	Ergonomic devices

•	Carry cases
      In the United States, Canada, Mexico, Europe and Australia, our products are sold by our in-house sales forces and independent representatives, and outside of these regions through distributors. Our computer accessories segment markets to consumer electronic retailers, original equipment manufacturers, or OEMs (including Dell and IBM), mass merchandisers and office products retailers.
Competitive Strengths

Leading Market Positions and Brand Names
      We have leading market share positions in a number of businesses within the product categories and segments in which we compete. Our Swingline stapling and punch products are the market share leaders in North America, and our GBC binding and laminating equipment and supplies and Kensington computer security products are the market share leaders globally. We are the global leader in dry-erase boards and easels (visual communication). Other brands that are generally leaders in their respective categories and provide us with an industry-leading global product mix include Rexel in stapling and punching, Ibico and Rexel in binding and laminating in Europe, Quartet, Boone, Apollo, Nobo and DeVisu in presentation products, regional brands Wilson Jones, Rexel, Eastlight and Marbig in storage and organization, Day-Timer in time management products, and GBC commercial (service sector) binding machines and supplies and commercial (industrial sector) binding and laminating machines and supplies. In addition, several of our brands, including Swingline and Day-Timer, have among the highest unaided customer awareness in the office products industry. A number of our leading brands also have a premium positioning within their respective categories, and as we continue to invest in innovation and marketing and consolidate our brand names, we expect these and other brand names to become stronger in the marketplace, providing a significant competitive advantage.

Low-Cost Operator with Industry-Leading Supply Chain
      We maintain highly automated manufacturing facilities both in local markets and in low-cost production areas adjacent to our main markets such as Mexico and the Czech Republic. Over the last three years, we have significantly re-designed our supply chain, moving production to China, Mexico and Eastern Europe, significantly reducing our number of facilities in higher cost regions such as the United States and Western Europe. Since 2001, we have closed 24 facilities, reduced its full-time employee headcount by approximately 35% (approximately 2,500 employees) and significantly streamlined its manufacturing efforts. GBC has similarly started a reorganization of its manufacturing operations in recent years. Our increased scale provides many opportunities not only for realizing significant operational cost synergies, but also for sharing manufacturing and sourcing best practices across our combined organization.

Decentralized Business Model
      We organize our product development and go-to-market strategies around distinct consumer categories that are managed as profit responsible business units focused around key consumer needs. These business units use a shared services model to gain economies of scale across distribution, freight, administration, information technology and some selling and marketing functions. Most importantly, this structure enables each of our business units to move independently to best position itself within each market in which it competes. Each of our business units can focus on its unique set of consumers, customers, competitors and suppliers. Our shared services model also allows us to more easily facilitate the integration of acquisitions, as we are able to “plug” additional businesses directly into the model and eliminate duplicative costs for the shared services functions.

Diverse Revenue Base with Global Platform
      We believe that our sales are well-balanced by product, channel, customer and geographic region. Our three product groups, office products, commercial products and computer products, accounted for 69%, 22% and 9%, respectively, of our pro forma net sales for the fiscal year ended December 2004. Our office products group, in turn, comprises four sub-groups: workspace tools, document communication, visual communication and storage & organization. We have a significant presence in the indirect sales channel through our office products and computer products groups, and a significant presence in the direct sales channel through our commercial products group. Our ten largest customers accounted for 48% of our net sales over the same period with our largest customer, Office Depot and its related entities, accounting for 13% of our net sales. In addition, we have a wide geographic footprint, with pro forma net sales for the fiscal year ended December 31, 2004 of 55%, 28% and 17% in the United States, Europe and Rest of the World, respectively. This diversification enables us to reach a broad set of customers with different needs and service many of them internationally as well as locally, while limiting our exposure to economic downturns in specific regions or industries. We believe that our customers wish to deal with fewer suppliers who effectively support a consumer driven marketing and merchandising strategy with innovative products at acceptable price and service levels.

Strong Free Cash Flow Generation
      We have historically generated meaningful cash flow from operating activities. Our cumulative combined cash flow from operating activities totaled $613.4 million from fiscal years 2001 through 2004.

As a result of our business restructuring initiated in 2001, our management generated $441.4 million in cash flow from operating activities over the period of 2001 to 2004, after fully funding its restructuring effort. We believe our restructuring initiatives and business model position us to derive increased cash flow from operations. Our business requires limited capital expenditures above depreciation and we have been able reduce our capital investment and working capital requirements by utilizing a combination of company manufacturing and outsourcing. We believe that our ability to generate substantial cash flow from operations, combined with our anticipated capital expenditure requirements, will allow us to generate free cash flow to achieve financial de-leveraging. In addition, we expect annual cost savings from the integration of GBC, after our costs to implement these synergies, to further enhance our free cash flow generation capabilities.

Strong and Incentivized Management Team
      We are led by an experienced management team with a proven track record of strong operating performance, business process reengineering and restructuring, consumer focus and innovation. We believe that these managers will be able to leverage their experience in restructuring ACCO Brands when integrating GBC into our operations. Our business is additionally supported by strong geographic, product and customer focused management with significant industry experience. We believe that our management will also benefit from our strong board of directors, which consists of members with meaningful experience in the consumer and office products industries, including five directors from Fortune Brands, ACCO Brands’ former parent company, and three directors from GBC. As of September 30, 2005, our management team had options to purchase approximately 2% of our outstanding common stock, and we plan to put in place a new option program and management incentive plan tied to specific performance goals.
Business Strategy
      Our strategy remains centered around maximizing profitability and high-return growth. Specifically, we seek to leverage our platform for organic growth through greater consumer understanding, increased product development, marketing and merchandising, disciplined category expansion including possible strategic transactions and continued cost realignment. In implementing this strategy, we are focused on the following:

Realize Synergies from Business Combination
      We believe there are significant potential savings opportunities from the acquisition of GBC arising from potential cost reductions attributable to efficiencies and synergies to be derived from facility integration, headcount reduction, supply chain optimization and revenue enhancement. The combined businesses provide added scale, allowing us to leverage customer research, product development, supply chains, shared services and business support platforms. We expect the synergies from the business overlay to be derived from almost all of our geographic locations as the two businesses have similar geographic footprints and supply chain needs. Where we have multiple brands, we intend to consolidate our leading brands in each category, which will allow us to focus on building fewer, bigger and stronger brands. These business and financial synergies are expected to result in increased incremental cash flows after the initial investment phase. We expect annual cost savings to reach $40.0 million over the next three years as we consolidate overlapping facilities, leverage the existing ACCO Brands shared services model and integrate GBC into ACCO Brands’ lower cost supply chain model. We initially intend to invest in business restructuring, associated capital investment, consumer research and product innovation. We believe that this will result in strong free cash flow for de-leveraging.

Selectively Participate in Multiple Product Categories
      We view office products as falling into either “premium” or “value” categories which we believe require different strategic approaches and different levels of investment. Premium categories (e.g. computer security or stapling) are characterized by high brand equity, high customer loyalty, a reasonably high price gap between branded and non branded products and premium brand volume comprising a large percentage of the category. We have identified products within the premium category that we feel we can competitively supply to the office products industry as a result of our commitment to innovation, customer service and brand appeal. We have a broad mix of premium products and plan to build upon our product offering within these higher margin categories. In contrast, value categories (e.g., ring binders or storage boxes) are characterized by low brand equity, low customer loyalty, a small price gap between branded and non branded products and value brands (including customers’ private label brands) comprising a large percentage of the category. We have also identified several products within the value category that we feel we can effectively market as a result of our strong supply chain and distribution proficiencies and anticipate that we will be able to leverage our expertise when developing new value product offerings. However, there are several value categories that are not economically attractive to us due to factors including low current relative market share, low growth, little room for differentiation or low margins. We will choose not to compete against the private-label suppliers within those categories.

Invest in Research, Marketing and Innovation
      We believe that a strong commitment to understanding consumers and defining products and merchandizing strategies that speak to their needs is a key contributor to success in the office products industry. If office product suppliers do not understand consumers’ needs and develop new innovative products that are appropriately merchandised, product categories will tend toward commoditization. Many of our product categories require a supplier that can merchandise both premium and value products, and we are able to be a supplier of both types of products. We intend to continue to research consumer needs and develop additional new and innovative products that meet consumer needs. Additionally, we will seek to develop marketing that communicates the advantages of our products to consumers, which will further differentiate us from our competitors. By focusing on its consumers’ and customers’ needs, ACCO Brands has demonstrated substantial financial improvement even during periods of customer consolidation. We believe we can apply ACCO Brands’ business model and techniques to the GBC business. We believe that by increasing product innovation and marketing, consumers will increasingly associate our strong brand names with premium products.

Utilize a Combination of Manufacturing and Outsourcing
      Our business model uses a combination of manufacturing and outsourcing to supply our customers. Our products are either manufactured or sourced in a manner we believe will supply our customers with appropriate customer service, quality products, innovative solutions and attractive pricing. We have built a consumer-focused business unit model with a flexible supply chain to ensure that these factors are appropriately balanced. We tend to manufacture those products that would incur a relatively high freight expense or have high service needs and typically source those products that have a high proportion of direct labor cost; we can also use a combination of both supply chain options. Using a combination of manufacturing and third-party sourcing also will enable us to reduce our costs and effectively manage production assets, minimizing our capital investment and working capital requirements.
The Industry

Overview
      The products sold in the office products industry consist of a broad range of supplies that are essential to the functioning of a typical office. We manufacture and market our products in selected segments of the office products industry, which we refer to as our addressable market. Our management estimates that our addressable market in 2004 was $40 billion.
      The office products industry has undergone numerous changes over the past two decades. The two most significant trends that have impacted the industry include customer consolidation and private label penetration.
      Industry Consolidation. The U.S. and European office products markets have gone through a period of consolidation. U.S. based office product superstores (such as Staples and Office Depot) and mass merchandisers and retailers (such as Wal-Mart) have fueled consolidation among distributors of office products, which in turn has influenced consolidation among manufacturers. This evolution of the office products industry, combined with a white collar recession in the late 1990s and early 2000s, has led office products retailers to focus on improved operations, back office efficiency and customer segmentation, which lead to a period of destocking in the office products industry from 1999 to 2003. Since this period, demand in the office products industry has stabilized. Industry consolidation has lead to distributors favoring those manufacturers with strong merchandising ability, leading brand names, strong customer support both globally and on a regional basis and effective inventory and supply chain management.
      Private Label Penetration. The trend towards private label suppliers has been in Europe for over twenty years. After a period of decline, branded office product sales leveled off and have remained steady for a number of years. As China has become more developed and an inexpensive source of direct labor, coupled with the increased presence of office products superstores, the private label products have increased their penetration of the U.S. office products market. However, we believe that the U.S. market will mirror the European market, and the penetration of private label products will also hold at a steady level. While there are many products that are ideal for private label suppliers, there are also many products not suitable for private label, including those that have high degree of innovation and product development (i.e., computer accessories, desktop tools).

Key Demand Drivers
      Our management believes that demand in our addressable market generally is driven by the same factors as those affecting the office products industry. Historically, key drivers of demand in the office products industry have included trends in white collar employment levels, gross domestic product (GDP) and, more recently, the growth of small businesses and home offices. We view future industry growth as being driven by the need to organize information, present documents effectively and communicate visually, coupled with the increase in mobile computing and concern for information security. We believe our industry has stable long-term demand characteristics driven primarily by the following:
      White-Collar Employment Levels. As most developed market economies have shifted from manufacturing to service based economies, the number of white collar office workers has grown which has contributed to growth in the overall office products industry. White collar-employment in the United States, as measured by the Bureau of Labor Statistics, grew 1.3% over the 2002 to 2004 time period. This statistic is the one we believe closely ties to our levels of demand. Growth remains positive but is lower than in previous economic cycles due to the move of white collar jobs offshore, which we anticipate will continue. Notwithstanding the outsourcing to other countries, service industries are expected to continue to account for a significant portion of future job growth.
      Trends in Gross Domestic Product. Demand for office products have generally correlated with growth in the economy. In 2004, real gross domestic product in the United States and Europe grew by 4.4% and 2.3%, respectively. According to the School, Home & Office Products Association (SHOPA), which covers the office products industry in the United States, the school and office products industry grew at a rate of approximately 2.7% in 2003, and is projected to grow by 3.0% in 2004. We believe high rates of GDP growth lead to increased business activity, office space churn and training needs that lead to higher demand, particularly for the document communication and presentation products group.
      Growth in Small Businesses and Home Offices. Growth in the number of small businesses and home offices, which SHOPA refers to as the home environment, has been recognized as a major growth driver in the office products markets. Increased worker mobility and the creation of secondary home offices has led to increased demand and stronger consumer choice requirements for the products in our addressable market. The growth of small businesses is estimated by the U.S. Small Business Administration to generate between 60% and 80% of jobs annually, which has positive effects on industry demand for office products. Office products contract-stationers, superstores, mass merchandisers and dealers are the main distribution channels for this market, contributing to the growing importance of retail distribution channels.

      Growth in Sales of Mobile Devices. Worldwide use of mobile computers increased an estimated 24% in 2004 and is projected to continue to show strong growth over the next several years. This growth has increased demand for computer accessories such as power adapters, portable input devices (such as mice) and computer carry cases. In addition, increased concerns over theft and security of data stored on portable devices has increased demand for computer accessories such as computer locks and docking stations. According to a 2003 CSI/ FBI study, more than 60% of network breaches result from stolen computers.
Business Segments
      Our businesses fall into three broad categories: (i) Office Products, (ii) Commercial Products and (iii) Computer Products. We expect to have three or more business segments. Our final business segments may be more numerous than the broad categories noted above and described below as we make further determinations regarding how to manage the combined GBC and ACCO Brands businesses during the post-merger integration period.

Office Products
      Our office products segment manufactures, sources and distributes office products and supplies worldwide. We have two primary product “hubs” for our office products segment, driving much of the new product development and innovation opportunities for the North American and European regions. The two hubs coordinate product development activities to avoid duplication of effort while maintaining both global and local consumer focus. In North America, products are manufactured in the United States, Canada and Mexico or are sourced from third-party vendors. In Europe, products are manufactured in the United Kingdom and Czech Republic or are sourced from third-party vendors. The U.K. serves as the primary product hub for European offerings, while our businesses in France, Germany, Italy, Holland, Ireland, Spain, Poland, the Czech Republic, Sweden, Belgium, Austria, Switzerland and Hungary are principally engaged in selling products that are either global or have been localized for their specific geographic market. These products are either sourced from ACCO Brands’ U.K. or Czech plants (manufactured products) or supplied by third-party vendors. Our businesses in Australia and New Zealand are principally engaged in selling products that are global and products that have been localized for their geographic market. These products are either manufactured in Australia or sourced from our business hubs in the U.S. and Europe (manufactured products) or supplied by third-party vendors.

Commercial Products
      Our commercial products segment, primarily marketed under the GBC brand name, targets high volume commercial and industrial users of binding and laminating equipment and supplies on a global basis, and provides maintenance and repair services for these products in North America. We sell these products directly to end-users or through specialized dealers due to the high degree of specialization and after-sales service and support required. Principal GBC products include high-speed binding and laminating equipment and specialized laminating films for book printing, packaging and digital print lamination. The Day-Timers business is also reported within the commercial products segment. Principal Day-Timers products are time management planners.

Computer Products
      Our computer products segment designs, sources and distributes personal computer accessory products worldwide. Our computer products segment utilizes two primary product “hubs” in North America and Europe and leverages the same shared services platform and trading companies as the office products segment. Due to the relatively high proportion of direct labor cost associated with our computer accessory products, these products are primarily sourced from third-party vendors in Asia.

Business Repositioning
      Beginning in 2000, ACCO Brands, under ownership of Fortune Brands, commenced a series of restructuring efforts in order to reposition the business to better compete in a changing industry and to improve financial results. This strategy initially centered around bringing greater control and focus to the business through stabilization and enhanced controls, improved organization with business units defined around consumer needs and leveraging a shared services cost model, a more efficient supply chain, together with clear responsibility and accountability and management focus on cash generation.
      Initial efforts were directed toward a realignment of our global and regional manufacturing and distribution facility footprint, including consideration of product manufacture versus product outsource decisions, and the associated impact on supply chain efficiencies. We also exited certain product categories that were either unprofitable or non-strategic to its overall business, including Kensington’s imaging and joystick product categories, steel furniture, and Day-Timers entry-level priced products. Four years after onset, the company had reduced its total facility footprint by more than forty percent of the starting square footage and reduced its proportion of manufactured to outsourced product. Over the same period, the company’s total headcount decreased by approximately fifty percent, equivalent to more than 5,000 total headcount reductions.
      Our businesses in the U.S. and in Europe were reorganized and refocused into business unit structures, each defined by a grouping of consumer product categories, in which the business unit heads retained responsibility for key customer pricing decisions, product development and sourcing decisions together with direct working capital needs, while leveraging sales, distribution, freight and general administrative needs from a shared services model. This allowed each major sector of the business to more effectively manage its product categories. Over the period of 2001 to 2004, ACCO Brands generated in excess of $400.0 million in cash after fully funding its restructuring effort, which cost more than $100.0 million in cash. In June 2004, ACCO Brands recorded the final charges associated with the formal restructuring program that commenced in early 2001.
Customers
      Our products are sold to office products wholesalers, commercial contract stationers, retail superstores, mail order catalogs, mass merchandisers, club stores, dealers and commercial end-users, and through our sales force, telemarketing personnel and electronic commerce. For the fiscal year ended December 2004, sales in our three principal geographic regions, the United States, Europe and Australia, were 55%, 28% and 7% of our pro forma net sales, respectively. Key distribution channels and representative customers in our two largest geographic regions include:

Representative Customers in the
Channel	United States	Representative Customers in Europe

Commercial contract stationers	Staples SCC, Office Depot BSD, Corporate Express (Buhrmann NV), OfficeMax (Boise)	Office Depot (Guilbert), Lyrco, Corporate Express (Buhrmann NV)
Office products superstores	Staples, Office Depot, OfficeMax	Staples, Office Depot, Globus, Ryman
Office products wholesalers	United Stationers, S.P. Richards	Spicers, Kingfield/ Heath
Mass merchandisers, club stores and retailers	Wal-Mart, Sam’s Club, Target, Walgreens, Costco	Macro/ Metro, Auchan, Wal-Mart/ ASDA, Carrefour, Costco
Mail order distributors	Quill (Staples), Viking (Office Depot)	Viking (Office Depot), Quill/ JPG (Staples)
Computer products wholesalers	Ingram, Tech Data, Synnex, D&H	Ingram, GP Associates, IME, Tech Data, ADL
Consumer electronics retailers	Best Buy, Comp USA, Circuit City	PC World, Dixons/ Elkjob, PC City, FNAC, Saturn
Other indirect (independents, buying groups, etc.)	BPGI	BPGI, Soennecken
Direct commercial	Kinko’s, Phoenix Color, Coral Graphics	Rotoplast, Wolff Trading, CG Graph

      We have relationships with key industry distributors and retailers in the regions in which we compete and are also an important supplier to many of these customers. We believe we are the second largest vendor to Office Depot (after Hewlett-Packard), and we are one of six premier status vendors to Staples; a category advisor in the board category to Wal-Mart; and a category captain in stapling and punches at OfficeMax. Additionally, we hold preferred catalog positions in multiple categories with United Stationers, S.P. Richards and Spicers and have various other recognitions by our customers.
      The office products industry is concentrated in a small number of major customers, principally office products superstores (who combine contract-stationers, retail and mail order), office products distributors and mass merchandisers. This concentration increases pricing pressures to which we are subject and leads to pressures on our margins and profits. Additionally, consolidation among customers also exposes us to increased concentration of customer credit risk. Our risk is mitigated by having relationships with separate subsidiaries of certain customers based on geography. Although we are not dependent upon any single customer, the loss of, or a significant reduction in, business from one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations.
      For the fiscal year ended December 2004, our top ten customers in terms of net sales were: Office Depot, Staples, OfficeMax, United Stationers, Corporate Express, S.P. Richards, BPGI, Wal-Mart, Spicers and Ingram (supplier to Dell). These ten customers accounted for approximately 48% of net sales for the fiscal year ended December 2004, with our largest customer, Office Depot and related entities, accounting for approximately 13% of net sales. See “Risk Factors — Risks Relating to Our Business — Our business is dependent on a limited number of customers and a substantial reduction in sales to these customers could significantly impact our operating results.”
      Our customers continue to evaluate their own opportunities to reduce costs, consolidate vendors and manage efficient supply of product. We believe that customers wish to deal with fewer suppliers with a greater breadth of products who are able to effectively support a consumer driven marketing strategy with innovative products at acceptable prices and service levels.
Product Development
      Our strong commitment to understanding our consumers and defining products that fulfill their needs drives our product development strategy, which we believe is and will be a key contributor to our success in the office products industry. Our new products are developed from our own consumer understanding, our own research and development or through partnership initiatives with inventors and vendors.
      Product development costs are capitalized and amortized into costs of goods sold. Further costs related to consumer research and product research are included in marketing costs and research and development expenses. In 2004, approximately 30% of ACCO Brands’ net sales came from new products and line extensions, as measured by net sales from new SKUs introduced in the preceding three years (starting from January 2002). Although this statistic was not previously tracked by GBC, we expect to focus on improving GBC’s new product and line extensions.
Raw Materials
      The primary materials used in the manufacturing of many of our products are paper, steel, plastics, polyester and polypropylene substrates, wood, aluminum, melamine and cork. These materials are available from a number of suppliers, and we are not dependent upon any single supplier for any of these materials. In general, our gross profit may be affected from time to time by fluctuations in the prices of these materials because our customers require advance notice and negotiation to pass through raw material price increases, creating a gap before cost-increases can be passed on to our customers. Based on experience, we believe that adequate quantities of these materials will be available in adequate supplies in the foreseeable future. See “Risk Factors — Risks Relating to Our Business — The raw materials and labor costs we incur are subject to price increases that could adversely affect our profitability.”

Supply
      Our products are either manufactured or sourced to ensure that we supply our customers with appropriate customer service, quality products, innovative solutions and attractive pricing. We have built a consumer-focused business unit model with a flexible supply chain to ensure that these factors are appropriately balanced. Using a combination of manufacturing and third-party sourcing also enables us to reduce our costs and effectively manage our production assets by lowering our capital investment and working capital requirements.
      We tend to manufacture those products that would incur a relatively high freight expense or have high service needs and typically source those products that have a high proportion of direct labor cost. Low cost sourcing mainly comes from China, but we also source from other Asian countries and Eastern Europe. Where supply chain flexibility is of greater importance, we source from our own factories located in intermediate cost regions, namely Mexico and the Czech Republic. Where freight costs or service issues are significant, we source from factories located in our domestic markets.
Competition
      We sell our products in highly competitive markets, and compete against large international and national companies, as well as regional competitors and against our own customers’ direct and private-label sourcing initiatives. Manufacturing and supply within the office products industry is fragmented. This is due to local market preferences for product design, storage habits and paper sizes. In addition, many manufacturers supply a relatively narrow range of products, often on a country specific basis. We have no single competitor that sells our broad range of products. Thus we face competitors who are specific to individual product categories in which we compete. The following table illustrates who we compete against in each of our product categories in our two largest regions, the United States and Europe:

Product Category	Competitors in the United States	Competitors in Europe

Office Products	Customers’ sourcing	Customers’ sourcing
Workspace Tools	Stanley Bostich, Hunt, Accentra, Fellowes	LegaMaster, Rapid, Esselte, Schleicher, Fellowes, Intimus, Novus
Document Communication	Esselte, Avery Dennison	Esselte, Hamelin, Herlitz, Fellowes
Visual Communication	3M, Rose Art, Board Dudes, Dalite	3M, LegaMaster, Bisilque, Aubecq, Ghent
Storage & Organization	Avery Dennison, Esselte, Cardinal, Fellowes, Smead	Esselte, Hamelin, Herlitz, Avery, Smead
Commercial Products
Industrial Print and Film	Neschen, Transilwrap, Mactac, Flexcon, D&K, Bryce	Neschen, Deprosa, GMP, D&K
Document Finishing	Spiral Binding, Southwest Plastics, PDI, Bryce, CP Borg	Renz, Attalus, HOP
Day-Timers	Mead, Franklin Covey	Filofax, Franklin Covey
Computer Products
Kensington	Belkin, Targus, Logitech, Microsoft, Fellowes	Belkin, Targus, Logitech, Microsoft, Fellowes
      We compete on the basis of consumer knowledge, product quality, innovation, price, merchandising, service and responsiveness to consumer demand preferences together with our ability to supply products over a wide geography. Maintaining and improving our competitive position and market share will require continued investment in product innovation, marketing (including our branding efforts), customer service and supply chain.

Our History
      ACCO Brands, formerly named ACCO World Corporation, was incorporated under the laws of Delaware in 1970 but can trace its heritage back to 1903. ACCO World Corporation was acquired by a subsidiary of Fortune Brands (then known as American Brands, Inc.) in 1987. Certain office products companies which were acquired by Fortune Brands prior to 1987, including Swingline, Inc. (manufacturer of staplers and punching devices) and Wilson Jones (manufacturer of binders and other paper organization products), were later merged into subsidiaries of ACCO World Corporation. Fortune Brands later acquired Day-Timers in 1988 and combined this business with us. We made a series of additional acquisitions of small businesses in the 1990’s, including Nobo Group Plc, Apollo Presentation Products, and Boone International, Inc. In December 2001, Fortune Brands sold an approximate 1.87% minority interest in ACCO World Corporation to a third party. On March 15, 2005, we entered into transaction agreements with Fortune Brands and GBC pursuant to which we separated from Fortune Brands in the spin-off and acquired GBC in the merger. Following the completion of the merger, GBC operates as a wholly-owned subsidiary of the issuer.
Seasonality
      Our business, as it concerns both historical sales and profit, has experienced increased sales volume in the third and fourth quarters of the calendar year. Two principal factors have contributed to this seasonality: the office products industry, its customers and ACCO Brands specifically are major suppliers of products related to the “back-to-school” season, which occurs principally during the months of June, July, August and September for our North American business; and the company’s offering includes several products which lend themselves to calendar year-end purchase timing, including Day-Timer planners, paper organization and storage products (including bindery) and Kensington computer accessories, which increase with traditionally strong fourth quarter sales of personal computers.
Intellectual Property
      We have many patents, trademarks, brand names and trade names that are, in the aggregate, important to our business. The loss of any individual patent or license, however, would not be material to us taken as a whole. Our principal trademarks are: Swingline, GBC, Quartet, Day-Timers, Kensington, Rexel, Wilson Jones, Marbig, Nobo, Microsaver, Ibico, Apollo and Boone. Many of these trademarks are only important in particular geographic markets or regions.
Environmental Matters
      We are subject to federal, state and local laws and regulations concerning the discharge of materials into the environment and the handling, disposal and clean-up of waste materials and otherwise relating to the protection of the environment. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that we may undertake in the future. In the opinion of our management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect upon our capital expenditures, financial condition, results of operations or competitive position.
Employees
      As of December 31, 2004, we and our subsidiaries, including GBC and its subsidiaries, had 7,975 full-time employees, of whom approximately 1,550 were covered by collective bargaining agreements or, in certain countries, under collective arrangements decreed by statute. These collective bargaining agreements and arrangements expire at various times throughout the next several years. There have been no strikes or material labor disputes at any of our facilities during the past five years. We consider our employee relations to be good.

Property
      We have manufacturing sources across North America, Europe and Asia, and maintain distribution centers in relation to the regional markets we service. We lease our principal U.S. headquarters in Lincolnshire, Illinois. The following table indicates the principal manufacturing, distributing and office facilities of our subsidiaries:

Location	Functional Use	Owned/Leased

U.S. Properties:
Corona, California	Distribution/Manufacturing	Leased
Ontario, California	Distribution/Manufacturing	Leased
Atlanta, Georgia	Distribution/Manufacturing	Leased
Addison, Illinois	Distribution/Manufacturing	Owned/Leased
Hanover Park, Illinois	Distribution	Leased
Lincolnshire, Illinois	Manufacturing	Leased
Wheeling, Illinois	Manufacturing	Leased
Hagerstown, Maryland	Manufacturing	Owned
Booneville, Mississippi	Distribution/Manufacturing	Owned/Leased
Ogdensburg, New York	Distribution/Manufacturing	Owned/Leased
East Texas, Pennsylvania	Distribution/Manufacturing/Office	Owned
Madison, Wisconsin	Manufacturing	Leased
Pleasant Prairie, Wisconsin	Manufacturing	Leased
Non-U.S. Properties:
Sydney, Australia	Distribution/Manufacturing/Office	Owned
Brampton, Canada	Distribution/Manufacturing/Office	Leased
Concord, Canada	Distribution	Leased
Don Mills, Canada	Distribution/Manufacturing	Leased
Tabor, Czech Republic	Distribution/Manufacturing	Owned
Audenshaw, England	Distribution	Leased
Basingstoke, England	Distribution	Leased
Denton, England	Manufacturing	Owned
Halesowen, England	Distribution	Owned
Keswick, England	Manufacturing	Owned
Peterborough, England	Manufacturing	Owned
Dijon, France	Distribution	Leased
Rudesberg, Germany	Distribution	Leased
Dublin, Ireland	Distribution	Owned
Dublin, Ireland	Manufacturing	Leased
Tornaco, Italy	Distribution	Leased
Turin, Italy	Distribution	Leased
Asan, Korea	Manufacturing	Owned
Lerma, Mexico	Manufacturing/Office	Owned
Nogales, Mexico	Manufacturing	Owned
Nuevo Laredo, Mexico	Manufacturing	Leased

Location	Functional Use	Owned/Leased

Tlalnepantla, Mexico	Distribution	Leased
Born, Netherlands	Distribution	Leased
Kerkrade, Netherlands	Distribution/Manufacturing	Owned/Leased
Wellington, New Zealand	Distribution/Office	Owned
Arcos de Valdevez, Portugal	Manufacturing	Owned
Llantrisant, Wales	Manufacturing	Owned
      We are of the opinion that our properties are suitable to our respective businesses and have production capacities adequate to meet the needs of our businesses.
Legal Proceedings
      We are, from time to time, involved in routine litigation incidental to our operations. None of the litigation in which we are currently involved, individually or in the aggregate, is material to our consolidated financial condition or results of operations nor are we aware of any material pending or contemplated proceedings. We intend to vigorously defend or resolve any such matters by settlement, as appropriate.

MANAGEMENT
      The following table sets forth the name, age as of September 1, 2005 and position of our directors and executive officers.

Name	Age	Position

David D. Campbell	55	Chairman, Chief Executive Officer and Director
Neal V. Fenwick	44	Executive Vice President and Chief Financial Officer
Dennis Chandler	51	Chief Operating Officer, Office Products Division
Boris Elisman	43	President, Kensington Computer Accessories
John Turner	56	President, Industrial and Print Finishing Group
Thomas P. O’Neill, Jr.	52	Vice President, Finance and Accounting
Steven Rubin	58	Vice President, General Counsel and Secretary
George V. Bayly	62	Director
Dr. Patricia O. Ewers	70	Director
G. Thomas Hargrove	66	Director
Robert J. Keller	51	Director
Pierre E. Leroy	57	Director
Gordon R. Lohman	71	Director
Forrest M. Schneider	58	Director
Norman H. Wesley	55	Director
      David D. Campbell has been a director of the issuer since July 2004 and was appointed Chairman effective August 17, 2005. Mr. Campbell has served as Chief Executive Officer of the issuer since January 2000 and was President of the issuer from January 2000 until August 2005. Mr. Campbell was previously employed by Fortune Brands beginning in 1989 and served as President, ACCO Canada and Senior Vice-President, ACCO U.S.
      Neal V. Fenwick is Executive Vice President and Chief Financial Officer of the issuer. Mr. Fenwick served as Executive Vice President of Finance and Administration and chief financial officer for the issuer from November 1999 until August 2005.
      Dennis Chandler is Chief Operating Officer, Office Products Division of the issuer. Mr. Chandler served as Chief Operating Officer for the issuer from April 2005 until August 2005; President of ACCO U.S. from April 2003 to March 2005; and President of the Wilson Jones business unit of the issuer from April 2000 to March 2003.
      Boris Elisman is President, Kensington Computer Accessories of the issuer. Mr. Elisman served as President, Kensington Computer Accessories for the issuer from November 2004 until August 2005. Mr. Elisman was Vice President of Marketing and Sales, Supplies Business Unit, Imaging and Print Group of Hewlett-Packard Corporation from 2003 to November 2004, Vice President and General Manager, Emerging Businesses Organization of Hewlett-Packard Corporation from 2001 to 2003, and Group Marketing Manager, Embedded and Personal Systems Organization of Hewlett-Packard Corporation prior thereto.
      John Turner is President, Industrial and Print Finishing Group of the issuer. Mr. Turner served as Group President, Industrial and Print Finishing Group for GBC from January 2000 until August 2005.
      Thomas P. O’Neill, Jr. is Vice President, Finance and Accounting of the issuer. Prior to assuming this position with the issuer in July 2005, he was a Group Vice President, Global Finance for the medical group of Teleflex, Inc. since December 2003. Mr. O’Neill served as the Senior Vice President and CFO of and as a consultant to Philip Services Corporation from June 2001 to December 2003 and, prior to that time, served in several financial capacities for Premark International and Tupperware Corp. Mr. O’Neill is a certified public accountant.
      Steven Rubin is Vice President, General Counsel and Secretary of the issuer. Mr. Rubin served as Vice President, Secretary and General Counsel for GBC from 1986 until August 2005.

      George V. Bayly has been a director of the issuer since August 2005. Mr. Bayly is a private investor. Mr. Bayly served as interim Chief Executive Officer of U.S. Can Corporation from April 2004 to January 2005. Until June 2002, he had been the Chairman, President and CEO of Ivex Packaging Corporation, a specialty packaging company engaged in the manufacturing and marketing of a broad range of plastic and paper packaging products. He had held that position for more than five years. Mr. Bayly was a director of GBC from 1998 until August 2005. Mr. Bayly is also a director of Packaging Dynamics Corporation, U.S. Can Corporation, Huhtamaki Oyj and TreeHouse Foods, Inc.
      Dr. Patricia O. Ewers has been a director of the issuer since August 2005. Dr. Ewers has been retired since July 2000 and was President of Pace University prior thereto. Dr. Ewers is also a Director of Fortune Brands.
      G. Thomas Hargrove has been a director of the issuer since August 2005. Mr. Hargrove is a private investor. From 1999 until 2001 he had been the non-executive Chairman of AGA Creative, a catalog creative agency. He had previously been the Chairman, since 1987, of the At-A-Glance Group, a leading manufacturer of calendars, diaries and other time management products. Mr. Hargrove was a director of GBC from 2001 until August 2005.
      Robert J. Keller has been a director of the issuer since August 2005. Mr. Keller is President and Chief Executive Officer of APAC Customer Services, Inc. and has held that position since March 2004. From February 1998 through September 2003, Mr. Keller served in various capacities at Office Depot, Inc., most recently as President, Business Services Group. Mr. Keller is also a Director of APAC Customer Services, Inc.
      Pierre E. Leroy has been a director of the issuer since August 2005. Mr. Leroy has been retired since February 2005. Previously, Mr. Leroy was President, Worldwide Construction & Forestry Division and Worldwide Parts Division of Deere & Company and held that position until the time of his retirement. He was President, Worldwide Construction and Forestry Division of John Deere Power Systems from 2000 to 2003, and President, Worldwide Construction Equipment Division of Deere & Company prior thereto. Mr. Leroy is also a Director of Fortune Brands.
      Gordon R. Lohman has been a director of the issuer since August 2005. Mr. Lohman has been retired since 1999. Previously, Mr. Lohman was the Chairman and Chief Executive Officer of Amsted Industries Incorporated. Mr. Lohman is also a director of Ameren Corporation and Fortune Brands.
      Forrest M. Schneider has been a director of the issuer since August 2005. Mr. Schneider is the President and Chief Executive Officer of Lane Industries, Inc. and has held that position since June 2000. Prior to that appointment, he had been the Senior Vice President and Chief Financial Officer for Lane Industries, Inc. Mr. Schneider was a director of GBC from 2000 until August 2005. Mr. Schneider is also a director of Harris Preferred Capital Corporation, a real estate investment company and indirect subsidiary of the Harris Trust and Savings Bank.
      Norman H. Wesley has been a director of the issuer since August 2005. Mr. Wesley is the Chairman and Chief Executive Officer of Fortune Brands and has held that position since December 1999. Mr. Wesley was President and Chief Operating Officer of Fortune Brands prior thereto. Mr. Wesley is also a director of R.R. Donnelly & Sons Company, Pactiv Corporation and Fortune Brands.
Classified Board
      ACCO Brands’ restated certificate of incorporation provides that ACCO Brands’ board of directors is divided into three classes, each class consisting of a number as close as possible to one-third of the directors. The term of the successors of each such class of directors expires at the annual stockholders meeting in the third year following the year of election.
      The members of Class I, whose terms expire at the 2006 annual meeting of stockholders, are David D. Campbell, Pierre E. Leroy and G. Thomas Hargrove; the members of Class II, whose terms expire at the 2007 annual meeting of stockholders, are Gordon R. Lohman, Patricia O. Ewers and George V. Bayly; and the members of Class III, whose terms expire at the 2008 annual meeting of stockholders, are Norman H. Wesley, Robert J. Keller and Forrest M. Schneider.

COMPENSATION OF EXECUTIVE OFFICERS
      The following tables disclose compensation received by the individuals who are the chief executive officer and the next four most highly compensated executive officers of ACCO Brands based on compensation received from Fortune Brands, ACCO Brands or GBC, as applicable, for the fiscal years indicated. These officers are referred to as named executive officers in other parts of this prospectus. References in this section to ACCO Brands’ 2002, 2003 and 2004 fiscal years refer to the fiscal years which ended on December 27, 2002, 2003 and 2004, respectively, and references to GBC’s 2002, 2003 and 2004 fiscal years refer to the fiscal years which ended on December 31, 2002, 2003 and 2004, respectively.
Summary Compensation Table

ACCO Brands
      The following table discloses compensation received from Fortune Brands or ACCO Brands, as applicable, by the named executive officers who were employees of Fortune Brands or ACCO Brands as of the end of the most recent full fiscal year of ACCO Brands.

					Long-Term
		Annual Compensation			Compensation

					Awards	Payouts

					Securities
				Other Annual	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Options/	Payout	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	SARs (#)	($)(3)	($)(4)

David Campbell	2004	525,000	1,273,116	30,780	75,000	3,885,480	103,854
Chairman of the Board, President and	2003	500,000	1,183,100	25,841	75,000	581,429	92,473
Chief Executive Officer	2002	475,000	1,369,640	15,952	66,700	241,656	87,546
Neal V. Fenwick	2004	286,886	434,568	—	18,000	1,500,000	3,446
Executive Vice President and	2003	261,417	406,411	—	15,000	—	3,416
Chief Financial Officer	2002	248,509	507,916	—	15,350	—	3,128
Dennis Chandler	2004	293,700	437,586	—	18,000	1,500,000	14,334
Chief Operating Officer,	2003	260,550	348,239	—	15,000	—	13,580
Office Products Division	2002	236,736	380,243	—	12,700	—	12,456

(1)	The annual bonus amounts are earned and accrued during the fiscal year indicated, and paid subsequent to the end of such year.

Messrs. Campbell, Fenwick and Chandler received payments under two incentive plans, a traditional annual incentive plan and three one-year transitional incentive plans. Payments under the traditional annual incentive plan for 2004, 2003 and 2002 were: $558,400, $475,750 and $331,265 for Mr. Campbell; $228,018, $194,236 and $196,404 for Mr. Fenwick; and $208,086, $136,064 and $137,956 for Mr. Chandler. Payments under the one-year transitional incentive plans for 2004, 2003 and 2002 were: $688,875, $707,250 and $1,038,375 for Mr. Campbell; $206,550, $212,175 and $311,512 for Mr. Fenwick; and $229,500, $212,175 and $242,288 for Mr. Chandler.

(2)	“Other Annual Compensation” for Mr. Campbell represents dividends paid on performance awards under Fortune Brands’ Long-Term Incentive Plans.

(3)	The amounts listed in the “LTIP Payout” column for Messrs. Campbell, Fenwick and Chandler are the value of performance awards for the performance period that ended in the year reported and paid subsequent to the end of such year. Amounts listed represent a one-time, non-recurring incentive payment of $3,150,000 for Mr. Campbell, and $1,500,000 for each of Messrs. Fenwick and Chandler related to a three-year incentive plan aligned to certain business repositioning and restructuring goals established by Fortune Brands.

Additionally, Mr. Campbell received performance shares under the Fortune Brands Performance Share Plan with a value of $735,480 in 2004, $581,429 in 2003, and $241,656 in 2002.

(4)	The amount listed in the “All Other Compensation” column includes: (a) ACCO Brands contributions to the tax qualified defined contribution plans, (b) profit-sharing amounts under the

Fortune Brands Supplemental Plan, and (c) the value of premiums paid by ACCO Brands under executive long term disability and life insurance programs. As described below:

(a)	Defined Contribution Plan and Supplemental Plan Contributions. Amounts are contributions made to individual defined contribution plan accounts pursuant to ACCO Brands’ matching contribution policy in 2004, 2003 and 2002: $21,963, $21,980 and $24,044 for Mr. Campbell in the Fortune Brands Plans; and $9,225, $9,022 and $8,581 for Mr. Chandler in the ACCO Brands Plan.

(b)	Additional Life Insurance and Long Term Disability Programs. Certain executive officers receive life insurance and long term disability programs in addition to those offered to the general employee population. The amounts include the dollar value of life insurance premiums paid by ACCO Brands in 2004, 2003 and 2002. These amounts are: $8,941, $8,378 and $7,423 for Mr. Campbell; $2,046, $2,016 and $2,016 for Mr. Fenwick; and $3,709, $3,158 and $2,730 for Mr. Chandler. In addition, the following amounts relate to company payment of supplemental long-term disability insurance premiums in 2004, 2003 and 2002: $1,333, $1,400 and $1,169 for Mr. Campbell; $1,400, $1,400 and $1,112 for Mr. Fenwick; and $1,400, $1,400 and $1,145 for Mr. Chandler.

GBC
      The following table discloses compensation received from GBC by the named executive officers who were employees of GBC as of the end of the most recent full fiscal year of GBC.

						Long-Term
		Annual Compensation				Compensation

						Awards	Payouts

						Securities
					Other Annual	Underlying	LTIP		All Other
		Salary		Bonus	Compensation	Options/	Payout		Compensation
Name and Principal Position	Year	($)		($)(1)	($)(2)	SARs (#)	($)		($)(6)

John Turner	2004	304,881	(7)	106,708	—	20,000	42,987	(3)	14,318
President, Industrial and	2003	293,155		20,521	—	20,000	21,599	(4)	16,820
Print Finishing Group	2002	292,378		80,618	1,983	30,000	82,504	(5)	15,558
Steven Rubin	2004	218,395	(7)	33,748	—	7,500	12,681	(3)	11,274
Vice President,	2003	214,274		32,141	—	7,500	25,780	(4)	11,700
General Counsel and	2002	207,384		72,853	782	9,000	24,958	(5)	10,608
Secretary

(1)	Annual bonus amounts we earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2)	The above named individuals received certain non-cash personal benefits, the aggregate cost of which to GBC was below applicable reporting thresholds. The amounts included in this column represent the amounts included in income to the named individuals for such personal benefits.

(3)	Represents the value of restricted stock units awarded to the named individuals on February 26, 2004 as of that date which were earned for the year 2004 pursuant to performance criteria established by the Executive Compensation and Development Committee of the Board of Directors of GBC. In general, the performance based restricted stock units which were earned were to have vested in full on February 26, 2007, provided the named individual remains continuously employed by GBC or its subsidiaries until such date. No dividends were to be paid on restricted stock units. The target performance restricted stock unit awards for 2004 for the named individuals were 4,267 units for Mr. Turner and 1,600 units for Mr. Rubin. The total number of restricted stock units actually earned for the year 2004 by the named individuals and their aggregate market value at December 31, 2004 was: Mr. Turner, 2,588 units valued at $33,799; and Mr. Rubin, 971 units valued at $12,681. The aggregate market value is based on the fair market value of GBC common stock as of December 31, 2004 of $13.06. Completion of the merger resulted in the accelerated vesting of those restricted stock units which had been earned as of the effective date of the merger plus a pro rata portion of the remaining target restricted stock units, with each being converted into one share of unrestricted stock of ACCO Brands. The vesting date for the non-accelerated portion of these restricted stock units was February 26, 2007 (with the holder needing be employed by GBC or an affiliate thereof through February 27, 2007).

(4)	Represents the value of restricted stock units awarded to the named individuals on February 27, 2003 as of that date which were earned for the years 2003 and 2004 pursuant to performance criteria established by the Executive Compensation and Development Committee of the Board of Directors of GBC. In general, the performance based restricted stock units which were earned were to have vested in full on February 27, 2006, provided the named individual remained continuously employed by GBC or its subsidiaries until such date. No dividends were to be paid on restricted stock units. The target performance restricted stock unit awards for the years 2003 and 2004 for the named individuals were 9,248 units for Mr. Turner and 3,468 units for Mr. Rubin. The total number of restricted stock units actually earned for the years 2003 and 2004 by the named individuals and their aggregate market value at December 31, 2004 was: Mr. Turner, 5,265 units valued at $68,761; and Mr. Rubin, 1,974 units valued at $25,780. The aggregate market value is based on the fair market value of GBC common stock as of December 31, 2004 of $13.06. Completion of the merger resulted in the accelerated vesting of those restricted stock units which had been earned in addition to the remaining target award for the year 2005 with each being converted into one share of unrestricted stock of ACCO Brands.

(5)	Represents the value of restricted stock units awarded to the named individuals on February 15, 2002 as of that date. These restricted stock units vested on February 15, 2005. At that time, all restrictions on those units lapsed and an equivalent number of shares of the GBC common stock was distributed to the named individuals. The total number of the restricted stock units awarded in 2002 and their aggregate market value at December 31, 2004 was: Mr. Turner, 6,371 units valued at $83,205; and Mr. Rubin, 1,911 units valued at $24,958. The aggregate market value is based on the fair market value of the GBC common stock as of December 31, 2004 of $13.06.

(6)	These amounts represent contributions by GBC to GBC’s 401(k) Savings and Retirement Plan on behalf of the named individuals and to their respective accounts established pursuant to GBC’s non-tax qualified Supplemental Deferred Compensation Plan.

(7)	Current annualized base salaries for Messrs. Turner and Rubin are $317,000 and $300,000 respectively.
Option/ SAR Grants in Last Fiscal Year

ACCO Brands
      The following table provides information about options to acquire shares of Fortune Brands common stock granted by Fortune Brands in 2004 to named executive officers who were employees of Fortune Brands or ACCO Brands as of the end of the most recent full fiscal year of ACCO Brands.

		Percent of Total
	Number of	Options/SARs
	Securities	Granted to
	Underlying	ACCO Brands	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present
Name	Granted (#)(1)	Fiscal year(2)	($/SH)	Date	Value ($)(3)

David Campbell	75,000	19.0	72.75	10/28/14	16.44
Neal V. Fenwick	18,000	4.6	72.75	10/28/14	16.44
Dennis Chandler	18,000	4.6	72.75	10/28/14	16.44

(1)	All options are for shares of common stock of Fortune Brands. No stock appreciation rights (“SARs”) were granted during 2004. Options are generally not exercisable for one year after the date of grant. The options granted during 2004 become exercisable in three equal annual installments beginning one year after the date of grant.

(2)	The percentage reported for Messrs. Campbell, Fenwick and Chandler represents the percentage of Fortune Brands stock options granted in 2004 to ACCO Brands employees, not to employees of Fortune Brands as a whole.

(3)	“Grant Date Present Value” for Messrs. Campbell, Fenwick and Chandler was determined using the Black-Scholes option pricing model based on the following assumptions:

(a)	an expected option term of four and a half years which is less than the actual ten-year term of the options, reflecting the historical data regarding the average length of time an optionee holds the option before exercising;

(b)	a risk-free weighted-average rate of return of 3.2%, the rate of a five-year U.S. Treasury Zero Coupon Bond corresponding to the expected option term;

(c)	stock price volatility of 26.7% based on daily closing stock market quotations for the period March 2000 to September 2004; and

(d)	a yield of 1.8% based on the annual dividend rate of $1.32 per share at the date of grant.
The Grant Date Present Values in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

GBC
      The following table provides information about stock options granted by GBC in 2004 to named executive officers who were employees of GBC as of the end of the most recent full fiscal year of GBC.

	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to GBC	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year	($/SH)	Date	Value ($)(2)

John Turner	20,000	4.2	16.61	2/25/14	12.02
Steven Rubin	7,500	1.6	16.61	2/25/14	12.02

(1)	All options granted to the named individuals were granted under GBC’s 2001 Stock Incentive Plan for Employees. Twenty-five percent (25%) of each option first becomes exercisable one (1) year after the respective grant date and an additional 25% vests on each successive anniversary of the grant date. All of these options were granted at the fair market value of GBC’s common stock on the grant date in the NASDAQ stock market. No SARs were granted in connection with these option grants. Completion of the merger would result in accelerated vesting of these options.

(2)	Based on the Black-Scholes stock option pricing model. Option term was assumed to be ten years and various assumptions were made for volatility (59.2%) and risk free interest rates (4.41%). The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. GBC’s use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

ACCO Brands
      The following table provides information about option exercises during 2004 by the named executive officers who were employees of Fortune Brands or ACCO Brands as of the end of the most recent full fiscal year of ACCO Brands and the value of their unexercised options as of the end of 2004.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired on	Value	FY-End (#)	FY-End ($)
	Exercise	Realized	Exercisable/	Exercisable/
Name	(#)(1)	($)	Unexercisable	Unexercisable(2)

David Campbell	79,184	3,635,019	145,109/147,233	5,255,272/1,942,553
Neal V. Fenwick	1,250	54,844	57,284/33,116	2,308,540/420,597
Dennis Chandler	11,000	485,643	44,467/32,233	1,802,530/395,803

(1)	No SARs were exercised during 2004 and no SARs were outstanding as of December 31, 2004.

(2)	Based on fair market value of $71.49 per share of Fortune Brands common stock on December 31, 2004.

GBC
      The following table provides information about option exercises during 2004 by the named executive officers who were employees of GBC as of the end of the most recent full fiscal year of GBC and the value of their unexercised options as of the end of 2004.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired on	Value	FY-End (#)	FY-End ($)
	Exercise	Realized	Exercisable/	Exercisable/
Name	(#)(1)	($)	Unexercisable	Unexercisable(2)

John Turner	9,000	85,500	62,250/78,375	206,890/218,030
Steven Rubin	3,805	30,607	19,813/21,350	67,005/37,500

(1)	No SARs were exercised during 2004 and no SARs were outstanding as of December 31, 2004.

(2)	Based on fair market value of $13.06 per share of GBC common stock on December 31, 2004.
Long-Term Incentive Plan — Awards in Last Fiscal Year
      The following table provides information concerning long-term compensation awards made during 2004 to the named executive officers who were employees of ACCO Brands as of the end of the most recent full fiscal year of ACCO Brands. GBC did not have an established Long-Term Incentive Plan, and therefore did not grant any awards in 2004.
Performance Period 2004-2006

		Performance or	Estimated Future Payouts Under
	Number of Shares,	Other Period Until	Non-Stock Price-Based Plans
	Units or Other	Maturation or
Name	Rights (#)(1)	Payout	Threshold ($)	Target ($)	Maximum ($)

David Campbell	750	3 yrs.	75,000	300,000	750,000
Neal V. Fenwick	225	3 yrs.	22,500	90,000	225,000
Dennis Chandler	250	3 yrs.	25,000	100,000	250,000

(1)	The payout figures represent the number of dollars that were to have been awarded upon attainment of the Operating Income, Return on Net Tangible Assets, Reductions in Sales, General and Administrative costs, and Net Sales Growth targets for the Performance Period 2004-2006.
      The award for the Performance Period 2004-2006 will be prorated based on performance for 2004 and 2005 and paid after the close of 2005. The award for the Performance Period 2005-2007 and the 2006 portion of the award for the Performance Period 2004-2006 have been cancelled. These cancelled awards will be made up by part of the initial grant under the ACCO Brands’ Long-Term Incentive Plan. See “Proposed Employment Agreements for Messrs. Campbell, Fenwick and Chandler.”
Fortune Brands Performance Share Plan
      Mr. Campbell received performance share awards under the Fortune Brands Long-Term Incentive Plan payable in Fortune Brands’ Common Stock for the following performance periods assuming achievement of target performance: 2003-2005 — 6,000 shares; 2004-2006 — 6,000 shares; 2005-2007 — 4,600 shares. These awards will be paid assuming that target performance has been achieved during the applicable performance period, but prorated in the case of each performance period based on the number of days in such performance period prior to the effective date of the merger.
Retirement Plans

ACCO Brands Corporation Pension Plan
      The ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees, which became effective as of June 1, 1956, is a non-contributory defined benefit retirement plan covering salaried and certain hourly paid employees. Benefits are payable under this plan when participants achieve 65 years of age with a minimum of 5 years of service. Alternatively, a participant may choose “early retirement” between 55 and 65 years of age with a minimum of 5 years of service.
      Benefits under this plan are equal to the sum of (A) and (B):

(A) For credited service accrued prior to January 1, 2002:

0.75% of Final Average Base Earnings up to Social Security Covered Compensation, plus 1.25% of Final Average Base Earnings in excess of Social Security Covered Compensation, multiplied by the number of years of Credited Service accrued prior to January 1, 2002 (up to a maximum of 30 years).

“Final Average Base Earnings” is defined as average base compensation (base rate of pay) during the five consecutive calendar years within the 10 years of service prior to the date of termination that provide the highest average.

“Covered Compensation” is defined as the 35 year average of the FICA taxable wage bases ending with the earlier of the year the participant reaches Social Security retirement age or the year of termination or retirement.

(B) For credited service accrued after December 31, 2001:

1.25% of Final Average Total Earnings multiplied by the number of years of Credited Service accrued after December 31, 2001.

“Final Average Total Earnings” is defined as average total earnings (base rate of pay plus annual bonus) during the five consecutive calendar years within the 10 years of service prior to the date of termination that provide the highest average.
      The ACCO Brands Corporation Supplemental Pension Plan, or Supplemental Plan, is an unfunded excess benefit plan that pays the difference between the benefits payable under ACCO Brands’ tax qualified pension plan and the amount that would have been paid, but for the Internal Revenue Code annual benefit limits on tax qualified pension plans. The current Internal Revenue Code limit is the lesser of $170,000 or the employee’s average annual compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit, currently $210,000. The Supplemental Plan provides the difference between the amount paid under ACCO Brands’ tax qualified plans and the amount that would have been paid if the limit on compensation were not included therein.
      Mr. Chandler is a participant in this plan with 10 years of credited service as of December 31, 2004. The estimated annual benefit payable upon retirement at normal retirement age for Mr. Chandler will be $106,684 under the ACCO Brands Pension Plan, plus $98,840 under the ACCO Brands Supplemental Retirement Plan. In connection with the spin-off, Messrs. Campbell and Fenwick became participants in this plan.

Fortune Brands Pension Plan
      During 2004 and in 2005 prior to the merger, Mr. Campbell was a participant in the Fortune Brands Pension and Supplemental Plans. The following table sets forth the highest estimated annual retirement benefits payable to Mr. Campbell in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of ACCO Brands under which executive officers of ACCO Brands would be entitled to benefits:
Pension Plan Table

	Estimated Annual Retirement Benefits for Representative Years of Credited Service

Remuneration	10	15	20	25	30	35

$ 500,000	$87,500	$131,250	$156,250	$187,500	$225,000	$262,500
600,000	105,000	157,500	187,500	225,000	270,000	315,000
700,000	122,500	183,750	218,750	262,500	315,000	367,500
800,000	140,000	210,000	250,000	300,000	360,000	420,000
900,000	157,500	236,250	281,250	337,500	405,000	472,500
1,000,000	175,000	262,500	312,500	375,000	450,000	525,000
1,100,000	192,500	288,750	343,750	412,500	495,000	577,500
1,200,000	210,000	315,000	375,000	450,000	540,000	630,000
1,300,000	227,500	341,250	406,250	487,500	585,000	682,500
1,400,000	245,000	367,500	437,500	525,000	630,000	735,000
1,600,000	280,000	420,000	500,000	600,000	720,000	840,000
1,800,000	315,000	472,500	562,500	675,000	810,000	945,000
2,000,000	350,000	525,000	625,000	750,000	900,000	1,050,000
      The estimated retirement benefits in the preceding table include any offset for Social Security benefits. The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of “Salary” and annual incentive plan payments from the Summary Compensation Table and footnote (1) shown above on page 93, averaged over the five highest consecutive years. As of December 31, 2004, Mr. Campbell had completed 15 years of service with Fortune Brands.
      The Supplemental Plan also pays the difference between the benefits payable under Fortune Brands’ tax qualified pension and profit-sharing and 401(k) defined contribution plans and the amount that would have been paid if the Internal Revenue Code did not have a limit on the amount of annual benefits that may be paid from, and the contribution that could be made to, tax qualified plans. The current Internal Revenue Code limit for tax qualified pension benefits is the lesser of $170,000 or the employee’s average annual compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under, and contributions to, tax qualified plans cannot be based on compensation in excess of a certain limit, currently $210,000. The Supplemental Plan provides the difference between the amount paid under Fortune Brands’ tax qualified plans and the amount that would have been paid if the limit on compensation were not included therein. In calculating benefits, no credit is given for service in excess of 35 years.
      Subject to the recommendation of the ACCO Brands’ Compensation Committee and approval of its Board of Directors, Mr. Campbell will be assured of a retirement benefit based on the greater of (i) the formula under the Fortune Brands Pension and Supplemental Plans in effect on the effective date of the merger and (ii) the formula under the ACCO Pension Plan and Supplemental Plan at his date of retirement. As Mr. Campbell also participated in the Fortune Brands tax qualified defined contribution plan providing him with a profit-sharing benefit, it will be proposed that he be provided with a supplemental benefit under the ACCO Supplemental Plan equal to the 2005 profit-sharing contribution under the Fortune Brands plan that he will have foregone.

ACCO Europe Pension Plan
      During 2004 and in 2005 prior to the merger, Mr. Fenwick was a participant in the ACCO Europe Pension Plan. The following table sets forth the highest estimated annual retirement benefits payable to Mr. Fenwick in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity payment, rather than a discounted lump sum:
Pension Plan Table

	Estimated Annual Retirement Benefits for Representative Years of Credited Service

Remuneration	10	15	20	25	30	35

$ 188,400	$35,500	$53,300	$71,100	$88,800	$106,600	$124,400
282,500	53,300	80,000	106,600	133,300	159,900	186,600
376,700	71,100	106,600	142,200	177,700	213,200	248,800
470,900	88,800	133,300	177,700	222,100	266,500	311,000
565,100	106,600	159,900	213,200	266,500	319,900	373,200
659,300	124,400	186,600	248,800	311,000	373,200	435,400
753,400	142,200	213,200	284,300	355,400	426,500	497,600
847,600	159,900	239,900	319,900	399,800	479,800	559,700
941,800	177,700	266,500	355,400	444,200	533,100	621,900
1,036,000	195,500	293,200	390,900	488,700	586,400	684,100
1,130,200	213,200	319,900	426,500	533,100	639,700	746,300

(1)	The table above assumes the exchange rate of £1.00 = $1.884, which was in effect on May 9, 2005.
      The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of “Salary,” “Bonus” and “Long-Term Incentive Payments” from the Summary Compensation Table shown above on page 93. As of December 31, 2004, Mr. Fenwick had completed 17 years of pensionable service with ACCO Europe.
      It will be proposed, subject to the recommendation of the ACCO Brands’ Compensation Committee and approval of its Board of Directors, that Mr. Fenwick, who will participate in the ACCO Pension Plan after the effective date of the merger, will be assured of a retirement benefit based on the greater of (i) the formula under the ACCO Europe Pension Plan in effect on the effective date of the merger and (ii) the ACCO Pension Plan and Supplemental Plan at his date of retirement.
Current Cash Compensation for Messrs. Campbell, Fenwick and Chandler
      The current cash compensation described below has been approved by the ACCO Brands Compensation Committee to be effective as of August 17, 2005.

      Salary. The annual base salary is $700,000 for Mr. Campbell and $375,000 for each of Messrs. Fenwick and Chandler.
      Annual Incentive Bonus. The annual incentive cash target bonus, as a percentage of base salary, is set at 90% for Mr. Campbell and 65% for each of Messrs. Fenwick and Chandler. Actual payouts could range from 0% to 200% of target depending on achievement of performance goals.
Proposed Employment Agreements for Messrs. Campbell, Fenwick and Chandler
      It is intended that the additional compensation described below for Messrs. Campbell Fenwick and Chandler will be proposed to the ACCO Brands Compensation Committee for its recommendation and to the ACCO Brands Board of Directors for approval. The compensation is intended to be reflected in employment agreements for a three-year term.
      Salary and Annual Incentive Bonus. The employment agreements for Messrs. Campbell, Fenwick and Chandler would provide for annual base salary and annual incentive cash target bonus, as a percentage of base salary, based on achievement of performance goals. See “— Current Cash Compensation for Messrs. Campbell, Fenwick and Chandler.”
      Long-Term Incentive Program. The initial grant of equity compensation valued as a percentage of base salary using a customary long-term incentive compensation valuation methodology is proposed to be 285% for Mr. Campbell and 115% for Messrs. Fenwick and Chandler. As it is not intended that the ACCO Brands cash long-term incentive plan (see “Long-Term Incentive Plan — Awards in Last Fiscal Year” on page 95) continue in the future, the initial grant is designed in part to compensate the executives for the loss of certain awards that had been made under that plan.
      Perquisites. It is proposed that Messrs. Campbell, Fenwick and Chandler will be eligible for reimbursement of club membership fees, an automobile allowance of $16,000 per year for Mr. Campbell and $13,992 per year for Messrs. Fenwick and Chandler and for financial, estate planning and tax advice reimbursed by ACCO Brands up to $25,000 annually.
      In addition, it is proposed that Mr. Fenwick be provided with reimbursement for (i) financial advice for special U.S. and U.K. taxation issues of up to $10,000 per year, (ii) one flight back to England per year for Mr. Fenwick and his family, (iii) private education for one child for the 2007-2008 school year and (iv) repatriation benefits to England at the termination of his employment. It will be further proposed that ACCO Brands provide Mr. Fenwick with additional life insurance equal to three times base salary and target bonus.
      Severance Arrangements. It is proposed that ACCO Brands’ agreements with Messrs. Campbell, Fenwick and Chandler provide that if their employment is involuntarily terminated without cause or they terminate employment with good reason (as such terms are to be defined in the agreements), they will be paid one and one-half times (two times in the case of Mr. Campbell) their base salary and target bonus and will be provided with an additional eighteen months of medical benefits (two years in the case of Mr. Campbell). The severance multiple for Mr. Fenwick may be increased up to two times in order to replicate current arrangements that include U.K. minimum/statutory requirements. In the event of termination of employment upon a change in control (as such term is to be defined in the agreements) the multiplier is increased to three times for Mr. Campbell and two times in the case of each of Messrs. Fenwick and Chandler. The executives are also to be reimbursed, under certain circumstances, in the event that they are subject to the special excise tax under Section 280G of the Internal Revenue Code.
Executive Severance/ Change in Control Agreements
      Messrs. Campbell, Fenwick and Chandler are currently covered by the ACCO Executive Severance Plan. This plan provides benefits in the event that the executive’s employment is terminated involuntarily (other than for cause, as defined in the plan) or in the event of a voluntary termination by the executive in connection with a demotion of two or more salary grades, a 25% or more decrease in salary or a relocation of the executive’s principal office of more than 35 miles in connection with a corporate restructuring. Upon such a termination, Mr. Campbell would be entitled to 24 months of base salary plus two years bonus payments; Messrs. Fenwick and Chandler would be entitled to 18 months of base salary and one year of bonus. If the termination were to occur within 18 months following a change in control of the executive’s employer (as defined in the plan), such severance payments would be 36 months of base salary plus three years bonus payments for Mr. Campbell; 24 months base salary and one year of bonus for Messrs. Fenwick and Chandler. In addition to the foregoing, in the event of any involuntary termination of Mr. Fenwick’s employment he would be entitled to receive an additional twenty-one and one-half weeks of base salary as a result of United Kingdom statutory requirements. Severance payments are made in a lump sum Benefit coverage continues during the applicable severance period. Coverage under this plan is expected to cease when the proposed compensation arrangements for these executives described above become effective.
      Messrs. Turner and Rubin are each parties to an Executive Severance/ Change in Control Agreement, referred to in this document as the “change in control agreements”, entered into with GBC. Under the terms of the change in control agreements, Mr. Turner or Rubin, as applicable, would be entitled to severance payments and other benefits (as summarized below) if he is terminated within twenty-four months following completion of the merger by ACCO Brands without “cause” or by Mr. Turner or Rubin, as applicable, for “good reason” (each as defined in the change in control agreements). In the event of an eligible termination, we must pay Mr. Turner or Rubin, as applicable, a single lump-sum cash payment equal to 2.25 times the sum of his respective annual base salary plus the greater of either his target bonus for 2005 (the year in which the merger occurred) or his bonus based on actual performance for 2005.
      If Mr. Turner’s or Rubin’s employment terminates in a “change in control termination” and he is entitled to receive severance payments under his change in control agreement, he would also receive:

•	continued participation in our medical and dental plans on a cost-sharing basis for two years following termination;

•	to the extent not already vested and exercisable, he would be entitled to exercise any or all stock options (other than stock options issued in 2005) that were outstanding immediately prior to the merger for the earlier of one year following termination or the expiration date of the stock option;

•	outplacement services of an amount not to exceed ten percent of his base salary in effect at the time of termination; and

•	a gross-up for any “golden parachute” excise tax that may be payable by him under Section 4999 of the Internal Revenue Code, and any income and employment withholding taxes on the gross-up payment, with respect to the severance payments and other benefits due to him (whether under the change in control plan or otherwise), unless the amount of any “excess parachute payments” paid or payable to him does not exceed 330% of his base pay as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment shall not be paid and the severance payable to him will be reduced so that no amounts paid or payable to the executive will be deemed “excess parachute payments” for purposes of Section 4999 of the Internal Revenue Code.
      Additionally, if Mr. Turner’s or Rubin’s employment terminates in a “change in control termination,” he will be deemed to have satisfied the age and service requirements for retiree medical benefits as in effect at GBC on February 10, 2005, and he and his eligible dependents may commence coverage for such retiree benefits at any time following the expiration of the active employee medical and dental continuation coverage period as described in his respective change in control agreement to the same extent and on the same cost-sharing basis as do other GBC retirees with the same combined age and years of service as of his date of termination.

OWNERSHIP OF OUR COMMON STOCK
      The table below sets forth the beneficial ownership of the issuer’s common stock as of September 20, 2005. The table sets forth the beneficial ownership by the following individuals or entities:

•	each person who owns more than 5% of the outstanding shares of the issuer’s common stock;

•	the named executive officers;

•	the directors of the issuer; and

•	all directors and executive officers of the issuer as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of the issuer’s common stock shown as beneficially owned, subject to applicable community property laws. As of September 20, 2005, 52,367,409 shares of the issuer’s common stock were issued and 52,322,945 shares of the issuer’s common stock were outstanding. In computing the number of shares of ACCO Brands common stock beneficially owned by a person and the percentage ownership of that person, shares of ACCO Brands common stock that are subject to options held by that person that are currently exercisable or that are exercisable within 60 days of September 20, 2005 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership

			Number of
	Number of		Shares Subject to
Name	Shares		Options(1)	Total	Percent

Lane Industries, Inc.	9,873,237	(2)	—	9,873,237	18.9%
1200 Shermer Road, 4th Floor
Northbrook, Illinois 60062
Ariel Capital Management, LLC	4,162,383	(3)	—	4,162,383	8.0
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601
Scout Capital Management, L.L.C. and affiliates(4)	2,637,100		—	2,637,100	5.0
320 Park Avenue, 33rd Floor
New York, New York 10022
David D. Campbell	5,843	(5)	281,208	287,051	*
George V. Bayly	—		25,000	25,000	*
Dr. Patricia O. Ewers	1,472		—	1,472	*
G. Thomas Hargrove	10,000		15,000	25,000	*
Robert J. Keller	—		—	—	*
Pierre E. Leroy	317		—	317	*
Gordon R. Lohman	352		—	352	*
Forrest M. Schneider	20,474	(6)	15,000	35,474	*
Norman H. Wesley	29,671		—	29,671	*
Neal V. Fenwick	2,515	(7)	64,267	66,782	*
Dennis Chandler	2,570		60,746	63,316	*
John Turner	16,321		70,250	86,571	*
Steven Rubin	18,968		37,038	56,006	*
All directors and executive officers as a group (14 persons)	108,506		568,509	677,015	1.3

*	Less than 1%

(1)	Indicates the number of shares of ACCO Brands common stock issuable upon the exercise of options exercisable within 60 days of September 20, 2005.

(2)	Based solely on a Schedule 13D filed with the SEC on August 26, 2005 by Lane Industries, Inc., a Delaware corporation.

(3)	Based solely on (a) a Schedule 13G filed with the SEC on February 14, 2005 by Ariel Capital Management, LLC reporting shared voting power with respect to 2,634,133 shares of GBC common stock and shared dispositive power with respect to 4,159,333 shares of GBC common stock and (b) the assumption that such shares were replaced by shares of the issuer’s common stock in accordance with the terms of the merger.

(4)	Based solely on a Schedule 13G filed with the SEC on September 9, 2005 by Scout Capital Partners, L.P., a Delaware limited partnership (“Scout Partners”), reporting shared voting and dispositive power with respect to 62,800 shares directly owned by it; Scout Capital Partners II, L.P., a Delaware limited partnership (“Scout Partners II”), reporting shared voting and dispositive power with respect to 308,900 shares directly owned by it; Scout Capital, L.L.C., a Delaware limited liability company (“Scout Capital”), reporting shared voting and dispositive power with respect to the shares directly owned by Scout Partners and Scout Partners II; Scout Capital Management, L.L.C., a Delaware limited liability company (“Scout Capital Management”), which serves as investment manager to Scout Capital Fund, Ltd. (“Scout Capital Fund”) and Scout Capital Fund II, Ltd. (“Scout Capital Fund II”), each a Cayman Islands exempted company, and other discretionary managed accounts (collectively, the “Accounts”), reporting shared voting and dispositive power with respect to 2,265,400 shares, consisting of the shares directly owned by Scout Partners and Scout Partners II and shares directly owned by the Accounts; and Adam Weiss and James Crichton reporting shared voting and dispositive power with respect to the shares directly owned by each of Scout Partners, Scout Partners II, Scout Capital Fund, Scout Capital Fund II and the Accounts.

(5)	Includes 163 shares owned by Mr. Campbell through the Fortune Brands savings plan.

(6)	Includes 2,375 shares owned by Mr. Schneider’s wife and 600 shares owned by his children.

(7)	Includes 430 shares owned by Mr. Fenwick’s wife and an additional 286 shares held by Mr. Fenwick’s wife through the Fortune Brands savings plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Arrangements with Lane Industries

Registration Rights Agreement
      In connection with the merger, we entered into a registration rights agreement with Lane Industries, Inc., our largest stockholder. Under the terms of the registration rights agreement, Lane Industries has the right, subject to certain restrictions, to demand that we file, prior to the fifth anniversary of the effective time of the merger, up to three registration statements to register the resale of Lane Industries’ ACCO Brands common stock. We are required to use our commercially reasonable efforts to effect the registration of the shares, but we are not required to cause any registration statement demanded by Lane Industries to become effective prior to the day that is 180 days after the effective time of the merger. In addition, subject to customary limitations, Lane Industries will have the right to cause us to include Lane Industries’ ACCO Brands common stock in other registration statements we file.

Tax Allocation Agreement
      Through the date of the consummation of the merger, the results of operations of GBC and certain of its subsidiaries were included in the consolidated United States federal tax returns and certain consolidated, combined, unitary or similar state tax returns of Lane Industries. In connection with the merger, GBC and Lane Industries entered into the Lane Industries/ GBC tax allocation agreement which provides for the termination of all rights and obligations of the parties under all of the existing federal and state tax allocation agreements among GBC, Lane Industries and certain of the other members of Lane Industries’ consolidated, combined, unitary and similar groups. The Lane Industries/ GBC tax allocation agreement allocates between GBC (and its subsidiaries) and Lane Industries (and its non-GBC subsidiaries) the tax liabilities for pre- and post-merger tax periods and the responsibility for preparing and filing tax returns with respect to those tax periods. In general, Lane Industries is responsible for separate tax returns filed in respect of Lane Industries or any non-GBC subsidiary of Lane Industries and any related taxes, and for consolidated, combined and unitary tax returns and any related taxes (subject to reimbursement by GBC for GBC’s and its subsidiaries’ share of such taxes, as determined under the provisions of the Lane Industries/ GBC tax allocation agreement). GBC is responsible for separate tax returns filed in respect of GBC or of any subsidiary of GBC and any related taxes, except that GBC is also responsible for consolidated, combined or unitary group state tax returns and any related taxes for the 2004 tax year (subject to reimbursement by Lane Industries for Lane Industries’ and its non-GBC subsidiaries’ share of such taxes, as determined under the provisions of the Lane Industries/ GBC tax allocation agreement). In addition, the Lane Industries/ GBC tax allocation agreement requires Lane Industries to indemnify GBC for all taxes attributable to the proposed unagreed adjustments relating to an ongoing Internal Revenue Service audit for the 1999 tax year. Also, the Lane Industries/ GBC tax allocation agreement requires GBC to indemnify Lane Industries for any losses and expenses incurred by Lane Industries as a result of or in connection with any recapture of dual consolidated losses relating to GBC or any of its subsidiaries.
      The Lane Industries/ GBC tax allocation agreement also requires GBC or Lane Industries, as applicable, to indemnify the other party for the loss of pre-2005 net operating losses under certain circumstances, as well as to compensate the other party for any tax savings realized by it for the 2005 tax year as a result of the filing of consolidated, combined or unitary tax returns for such tax year. The Lane Industries/ GBC tax allocation agreement also addresses other tax-related matters, including refunds, tax contests, transfer taxes and cooperation and the exchange of information.
Related Party Transactions
      ACCO Brands was a majority-owned subsidiary of, and was controlled by, Fortune Brands prior to the spin-off. ACCO Brands and Fortune Brands have a history of arrangements arising out of their status as majority-owned subsidiary and parent, including those entered into in connection with the spin-off and the merger which are described in this prospectus.
      ACCO Brands will address any conflicts of interest and future transactions it may have with its affiliates or other interested parties in accordance with applicable law. Delaware law provides that any transaction between a company and any director or officer or other entity in which any of the company’s directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, or solely because the director or officer is present at or participates in the meetings of the board or committee that authorizes the contract or transaction, so long as (1) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders.

DESCRIPTION OF OTHER INDEBTEDNESS
Senior Secured Credit Facilities
      On August 17, 2005, ACCO Brands and its wholly-owned subsidiaries ACCO Brands Europe Ltd., referred to in this section of the prospectus as ACCO Europe, and Furlon Holding B.V. (to be renamed ACCO Nederland Holdings B.V.), referred to in this section of the prospectus as ACCO Netherlands and, together with ACCO Brands and ACCO Europe, as the borrowers, entered into a credit agreement, dated as of August 17, 2005, governing senior secured credit facilities with Citicorp North America, Inc., ABN AMRO Bank, N.V. and a syndicate of lenders.
      The senior secured credit facilities provide for the following facilities:

•	a $400.0 million U.S. term loan facility;

•	a $130.0 million dollar revolving credit facility (including a $40.0 million letter of credit sublimit and a provision for loans, referred to as swing-line loans, that may be requested on an expedited basis in a maximum aggregate amount of $30.0 million);

•	a £63.6 million sterling term loan facility;

•	a €68.2 million euro term loan facility; and

•	a $20.0 million dollar equivalent euro revolving credit facility.
      ACCO is the borrower under the U.S. term loan facility and the dollar revolving credit facility, ACCO Europe is the borrower under the sterling term loan facility and the dollar equivalent euro revolving credit facility and ACCO Netherlands is the borrower under the euro term loan facility. Each of the term loan facilities was fully drawn on August 17, 2005. No amounts were borrowed initially, and $4.9 million undrawn face amount of letters of credit was outstanding, under the revolving facilities on August 17, 2005.
      Each borrower is entitled to make borrowings at an interest rate based on (1) in the case of ACCO only, the base rate (which means the higher of (i) the Citibank, N.A., base rate and (ii) the Federal Funds effective rate plus 1/2 of 1%) or (2) the applicable eurocurrency rate plus, in each case, an applicable margin. Until the end of the fiscal quarter ending on March 31, 2006 and after the delivery by ACCO to the lenders of its financial statements for such fiscal quarter, (i) the applicable margin for term loans to ACCO equals 0.75% with respect to base rate loans and 1.75% with respect to eurocurrency rate loans, (ii) the applicable margin for dollar revolving loans which are base rate loans equals 1.00% and (iii) the applicable margin for eurocurrency borrowings under sterling and euro term loans and each revolving credit facility equals 2.00%. At the end of the fiscal quarter ending on March 31, 2006 and after the delivery by ACCO to the lenders of its financial statements for such fiscal quarter, the applicable margins will be determined as specified in pricing grids based on the then applicable leverage ratio. Each borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all of the lenders, 9 or 12 months) for eurocurrency borrowings. Interest on the loans is calculated on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of base rate loans and sterling term loans). Interest is payable in arrears (a) for loans accruing interest at a rate based on the applicable eurocurrency rate, at the end of each interest period (or every three months for interest periods greater than three months) and on the applicable maturity date and (b) for loans accruing interest based on the base rate, quarterly in arrears and on the applicable maturity date. ACCO is also required to pay certain fees and expenses in connection with the senior secured credit facilities.
      The term loan to ACCO matures on August 17, 2012, and amortizes in quarterly installments over such period commencing on December 31, 2005 with the balance due at maturity. The term loans to ACCO Europe and ACCO Netherlands mature on August 17, 2010, and amortize in quarterly installments over such period commencing December 31, 2005 with the balance due on maturity. Each revolving credit facility terminates on August 17, 2010 with the balance due on such date.

      The senior secured credit facilities are guaranteed by substantially all of the domestic subsidiaries of ACCO, referred to in this section of the prospectus as the U.S. guarantors, and secured by (A) a perfected first priority lien, subject to permitted liens, on all of the capital stock and intercompany notes held by each U.S. guarantor, except that with respect to the capital stock of non-U.S. subsidiaries held by ACCO or any U.S. guarantor, the lien securing the loans and letters of credit to ACCO (but not the loans to ACCO Europe and ACCO Netherlands) are limited to 65% of the voting stock of such non-U.S. subsidiaries and (B) a perfected first priority lien, subject to permitted liens, on all of the material tangible and intangible properties and assets (including all contract rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing) of ACCO and each U.S. guarantor, subject to certain exceptions.
      In addition, the loans to ACCO Europe and ACCO Netherlands are guaranteed (subject to U.K. pension-related limitations and local law limitations) by certain foreign subsidiaries of ACCO and are secured, subject to the same limitations, by liens in the material property, plant and equipment and current assets and certain other assets of the foreign borrowers and foreign guarantors, subject to specified exceptions.
      Optional prepayments of borrowings under the senior secured credit facilities and optional reductions of the unutilized portion of the revolving credit facilities are permitted without premium or penalty at any time, subject to, among other things, reimbursement of the lenders’ redeployment costs, if any, in the case of a prepayment of eurocurrency borrowings. In certain instances (such as upon certain asset sales, insurance and condemnation or eminent domain events, issuances of debt or equity and the generation of excess cash flow), subject to specified exceptions, prepayments are mandatory.
      Under the terms of the senior secured credit facilities, ACCO is required to meet specified financial tests, including a maximum ratio of total indebtedness to trailing four quarter EBITDA, and a minimum ratio of trailing four quarter EBITDA to cash interest expense, each as defined in the credit agreement. In addition, the credit agreement contains covenants that apply to the borrowers and their respective subsidiaries and, among other things,

•	limit the incurrence of additional indebtedness, liens, capital expenditures, loans and investments;

•	limit the ability of the borrowers and their respective subsidiaries to take action with respect to dividends, redemptions and repurchases with respect to capital stock;

•	place limitations on prepayments, redemptions and repurchases of debt;

•	limit the borrowers’ and their respective subsidiaries’ ability to enter into mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions and transactions with affiliates; and

•	restrict changes in business, amendments of debt, organizational documents and other material agreements, and place restrictions on distributions from subsidiaries, the issuance and sale of capital stock of subsidiaries and other matters customarily restricted in senior secured loan agreements.
      The senior secured credit facilities also contain customary representations and warranties and affirmative covenants. The senior secured credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, certain bankruptcy or insolvency events, judgment defaults, specified ERISA-related events, changes in control or ownership, and invalidity of any collateral or guarantee document or other specified types of document relating to the borrowings under the credit agreement.
Capital Leases and Short-Term Debt Facilities
      We have capital lease obligations relating to the lease of a building for our Italian operations. As of June 25, 2005, outstanding obligations under the leases totaled approximately $0.7 million. In addition, we expect to maintain customary debt facilities in Japan, Korea and Portugal to meet working capital needs associated with our activities in those countries. These debt facilities bear variable rates of interest with the weighted averages as of June 25, 2005 as follows: Japan 1.2%, Korea 7.4% and Portugal 0.0%. The amounts outstanding as of June 25, 2005 were $2.3 million (74% of amount available), $2.5 million (100% of amount available) and $0.6 million (100% of amount available), respectively.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      On August 5, 2005, $350,000,000 principal amount of the issuer’s 7 5/8% Senior Subordinated Notes due 2015, the old notes to which the exchange offer applies, were issued to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes have been fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by substantially all of the issuer’s domestic subsidiaries. Under the registration rights agreement, the issuer and the guarantors agreed, among other things, to:

•	file with the SEC an exchange offer registration statement relating to the new notes on or prior to April 4, 2006;

•	use their commercially reasonable efforts to cause the registration statement to become effective on or prior to June 13, 2006; and

•	use their commercially reasonable efforts to consummate the exchange offer not more than 30 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the notes.
      The issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the registration rights agreement.
      Under some circumstances, the issuer and the guarantors may be required to use their commercially reasonable efforts to file and cause to be declared effective, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the issuer and the guarantors fail to meet specified deadlines under the registration rights agreement, then the issuer will be obligated to pay additional interest to holders of the old notes. See “— Registration Rights; Additional Interest.”
Terms of the Exchange Offer
      The issuer and the guarantors are offering to exchange an aggregate principal amount of up to $325.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. The new notes will evidence the same debt as the old notes for which they are exchanged and will, like the old notes, be issued under and entitled to the benefits of the indenture. The form and terms of the new notes issued in the exchange offer will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not entitle holders to the registration rights that apply to the old notes; and

•	will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.
      The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.
      As of the date of this prospectus, $350.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the old notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.
      Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The exchange offer expires at 5:00 p.m., New York City time, on                     , 2005 or such later date and time to which the issuer may extend the exchange offer, such date referred to as the expiration date.
      Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes.
      If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See “— Consequences of Failure to Exchange Old Notes” for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.
      None of the issuer and the guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.
      The issuer has the right, in its reasonable discretion and in accordance with applicable law, at any time:

•	to extend the expiration date;

•	to delay the acceptance of any old notes;

•	to terminate the exchange offer and not accept any old notes for exchange if the issuer determines that any of the conditions to the exchange offer described below under “— Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•	to amend the terms of the exchange offer in any manner.
      During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the issuer.
      We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      If the issuer amends the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.
Procedures for Tendering Old Notes

Valid Tender
      When the holder of old notes tenders, and the issuer accepts, old notes for exchange, a binding agreement between the issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.
      Except as described below under “— Guaranteed Delivery,” a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “— Exchange Agent”; or

•	if old notes are tendered in accordance with the book-entry procedures described below under “— Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “— Exchange Agent.”
      The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer and the guarantors may enforce the letter of transmittal against that holder.
      In tendering old notes, you must warrant in the letter of transmittal or in an agent’s message that:

•	you have full power and authority to tender, exchange, sell, assign and transfer old notes;

•	we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the old notes tendered for exchange are not subject to any adverse claims or proxies.
      You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.
      In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the old notes being tendered; or

•	the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery.”
      If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
      The method of delivery of certificates for the old notes, the letter of transmittal and all other required documents is at your election and sole risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal, certificates representing old notes or other documents to the issuer or any guarantor.
      The issuer and the guarantors will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes, unless such holder has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.
      If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.
      If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers
      For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.
      Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•	the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “— Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery
      If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires or (2) a book-entry transfer cannot be completed on time, the old notes may be tendered if:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

•	stating that the tender is being made;

•	setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

•	guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity
      The issuer, in its sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the issuer, as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.
      The issuer reserves the absolute right, in its sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; or

•	to waive any condition or irregularity in the tender of old notes by any holder, whether or not the issuer waives similar conditions or irregularities in the case of other holders.
      If any letter of transmittal, certificate, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to the issuer, in its sole discretion, of the person’s authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, the issuer will, promptly after the expiration date, accept for exchange and cancel all old notes properly tendered and issue new notes registered under the Securities Act. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.
      For purposes of the exchange offer, the issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the issuer for receiving tenders of old notes, letters of transmittal and related documents.
      In all cases, the issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.
      For each old note accepted for exchange and cancelled, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from August 5, 2005. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer and will be cancelled promptly after the expiration of the exchange offer.
      If for any reason under the terms and conditions of the exchange offer the issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes
      Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell or otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder:

•	acquired the new notes in its ordinary course of business;

•	is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

•	is not an “affiliate,” as defined under the Securities Act, of the issuer or any guarantor.
We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

      If the holder is an affiliate of the issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      By tendering old notes, the holder of those old notes will represent to the issuer and the guarantors that, among other things, the holder:

•	is acquiring the new notes in its ordinary course of business;

•	is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes;

•	is not an affiliate of the issuer or any guarantor; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.
      Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.
Withdrawal Rights
      You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of those old notes; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes, if different from that of the person withdrawing the old notes.
      If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See “— Procedures for Tendering Old Notes — Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “— Procedures for Tendering Old Notes.”
      The issuer will determine, in its sole and absolute discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Its determination of these questions as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

      Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, the issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the issuer and the guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the issuer and the guarantors determine that the exchange offer violates applicable law or SEC policy. In addition, with respect to any holder, the exchange offer is conditioned on the tender of the old notes to us by such holder in accordance with the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.
      The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “— Terms of the Exchange Offer.”
      In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.
      If the issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that the issuer and the guarantors as promptly as practicable file with the SEC, and use commercially reasonable efforts to cause to be declared effective under the Securities Act, a shelf registration statement relating to the offer and sale of notes. See “— Registration Rights; Additional Interest.”

Exchange Agent
      Wachovia Bank, National Association is serving as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent by registered, certified or regular mail, hand delivery, overnight delivery service or facsimile, as follows:
For all forms of delivery:
Wachovia Bank, National Association
Corporate Actions — NC1153
1525 West W.T. Harris Blvd., 3C3
Charlotte, NC 28288-1153
Attention: Marsha Rice
Facsimile:
(704) 590-7628
For confirmation call
(704) 590-7413
      If you deliver the letter of transmittal or any other required documents to an address other than as set forth above or transmit the letter of transmittal or any other required documentation via facsimile to a number other than as indicated above, your tender of old notes will be invalid.
Fees and Expenses
      The registration rights agreement provides that the issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include, among others, registration and filing fees, accounting and legal fees and printing costs. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.
      We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.
Transfer Taxes
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
      The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and the issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes
      Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes in accordance with the registration rights agreement, the issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See “— Registration Rights; Additional Interest.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.
      Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes. See “Risk Factors — Risks Associated with the Exchange Offer — Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes” for further information.
      The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.
Registration Rights; Additional Interest
      If:

•	applicable interpretations of the staff of the SEC do not permit the issuer and the guarantors to effect an exchange offer;

•	for any reason the exchange offer is not declared effective on or prior to June 13, 2006 or the exchange offer is not consummated within 30 business days (or longer if required by applicable law) after the exchange offer registration statement is declared effective;

•	the initial purchasers so request with respect to old notes that are not eligible to be exchanged for new notes in the exchange offer; or

•	any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in exchange for old notes constituting any portion of an unsold allotment other than by reason of such holder being an affiliate of the issuer, then the issuer and the guarantors will, at their cost,

•	as promptly as practicable, file a shelf registration statement with the SEC covering resales of the old notes or the new notes;

•	use commercially reasonable efforts to cause the shelf registration statement to declared effective under the Securities Act; and

•	use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (x) the second anniversary of the date of original issuance of the notes, (y) the date on which all of the notes or exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement. and (z) the expiration of the time period referred to in Rule 144(k) under the Securities Act.

      If:

•	neither the exchange offer registration statement nor the shelf registration statement has been filed on or prior to April 4, 2006;

•	neither the exchange offer registration statement nor the shelf registration statement has been declared effective on or prior to June 13, 2006;

•	notwithstanding that the issuer and the guarantors have consummated the exchange offer, the issuer and the guarantors are required to file a shelf registration statement and such shelf registration statement is not filed or has not been declared effective within the time period provided for in the registration rights agreement; or

•	after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement, then interest, referred to in this section of the prospectus as additional interest, will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum. Upon the cure of all registration defaults, the accrual of additional interest shall cease.
      Holders of the old notes will be required to make specified representations to the issuer in order to participate in the exchange offer. In order to have their old notes included in the shelf registration statement and benefit from the provisions regarding default damages set forth above, holders of the old notes will be required to deliver specified information to be used in the shelf registration statement. By acquiring old notes or new notes, a holder will be deemed to have agreed to indemnify the issuer and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of written notice to that effect from the issuer.
      For further information concerning the registration rights of holders of old notes, you should refer to the registration rights agreement, which we have filed as Exhibit 4.3 to the registration statement of which this prospectus is a part.

DESCRIPTION OF NEW NOTES
General
      The old notes were issued under an indenture, dated as of August 5, 2005, with Wachovia Bank, National Association, as Trustee. The issuer will issue the new notes under the indenture, as amended by a supplemental indenture. We have filed copies of the indenture and the supplemental indenture as Exhibit 4.1 and Exhibit 4.2, respectively, to the registration statement of which this prospectus is a part. Except where the context requires otherwise, references in this prospectus to the indenture are to the indenture as amended by the supplemental indenture.
      The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not entitle holders to the registration rights that apply to the old notes; and

•	will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.
      This “Description of New Notes” section is a summary of the material provisions of the indenture and the new notes. It does not purport to restate those documents in their entirety and is qualified in its entirety by reference to all the provisions of the indenture and the notes, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of New Notes” section and not otherwise defined have the meanings set forth in this section under the caption “Certain Definitions.” As used in this “Description of New Notes” section, each of the terms “issuer,” “we,” “us” and “our” refers to ACCO Brands Corporation (“ACCO”) and not any of its Subsidiaries, and the term “notes” refers to the new notes.
Terms of the Notes
      The notes will be unsecured senior subordinated obligations of the issuer and will mature on August 15, 2015. Each note will bear interest at the rate per annum of 7 5/8% from August 5, 2005 or from the most recent date to which interest on the old notes or the new notes has been paid or provided for, payable semiannually to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 2006. Interest will be computed on the basis of a 360 day year composed of twelve 30 day months.

Optional Redemption
      On and after August 15, 2010, the issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (except that a redemption notice may be mailed more than 60 days prior to the redemption date if the notice is given in connection with a discharge of the indenture under the satisfaction and discharge provisions of the indenture, a legal defeasance or a covenant defeasance), at the following redemption prices, expressed as a percentage of principal amount, plus accrued and unpaid interest and additional interest, if any, on the notes redeemed to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on August 15, of the years set forth below:

Period	Redemption Price

2010	103.813%
2011	102.542%
2012	101.271%
2013 and thereafter	100.000%
      In addition, prior to August 15, 2010, the issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (except that a redemption notice may be mailed more than 60 days prior to the redemption date if the notice is given in connection with a discharge of the indenture under the satisfaction and discharge provisions of the indenture, a legal defeasance or a covenant defeasance), at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, on the notes redeemed to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.
      Notwithstanding the foregoing, at any time and from time to time on or prior to August 15, 2008, the issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the notes issued under the indenture, calculated after giving effect to any issuance of additional notes, with the net cash proceeds of one or more Equity Offerings (1) by the issuer or (2) by any direct or indirect parent of the issuer to the extent the net cash proceeds of such Equity Offering by such direct or indirect parent of the issuer are contributed to the common equity capital of the issuer or used to purchase Capital Stock (other than Disqualified Stock) of the issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 107.625% in the case of the notes plus, accrued and unpaid interest and additional interest, if any, on the notes redeemed to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that at least 65% of the aggregate principal amount of the notes issued under the indenture, calculated after giving effect to any issuance of additional notes, in the case of each redemption of notes, and provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed (except that a redemption notice may be mailed more than 60 days prior to the redemption date if the notice is given in connection with a discharge of the indenture under the satisfaction and discharge provisions of the indenture, a legal defeasance or a covenant defeasance) and otherwise in accordance with the procedures set forth in the indenture.
      Any redemption of notes at the issuer’s option may, if so provided in the applicable redemption notice, be made subject to the satisfaction of one or more conditions precedent.
      The issuer may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

Selection
      In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate and in such manner as complies with applicable legal requirements; provided that no notes of $1,000 or less, shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note must state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the new note upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the issuer has deposited with the applicable paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.
Ranking
      The indebtedness evidenced by the notes will be unsecured senior subordinated Indebtedness of the issuer, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of the issuer, will rank equally, or be pari passu, in right of payment with all existing and future senior subordinated Indebtedness of the issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the issuer. In addition, in the event that secured creditors of the issuer, including lenders under the Credit Agreement, exercise their rights with respect to the issuer’s assets pledged to them, those secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under “— Defeasance” below will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the indenture.
      The notes will be guaranteed by certain subsidiaries of the issuer, as described under “— Guarantees,” below. Each Guarantee will be unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of such Guarantor, will rank equally, or be pari passu, in right of payment with all existing and future senior subordinated Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. In addition, in the event that the secured creditors of the Guarantors, including lenders under the Credit Agreement, exercise their rights with respect to a Guarantor’s assets pledged to them, those secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. A substantial portion of the issuer’s subsidiaries will not be Guarantors. Former ACCO World subsidiaries that will not guarantee the Notes had net sales of $578.5 million, or 49.2% of ACCO World’s net sales for the fiscal year ended December 27, 2004 and operating income of $63.2 million, or 68.0% of ACCO World’s consolidated operating income for the fiscal year ended December 27, 2004. As of March 31, 2005, these non-Guarantor subsidiaries had assets of $476.6 million, or 51.3% of ACCO World’s consolidated assets. GBC’s subsidiaries that will not guarantee the notes had net sales of $326.9 million, or 45.9% of GBC’s consolidated net sales for the fiscal year ended December 31, 2004 and operating income of $33.4 million, or 63.1% of GBC’s consolidated operating income for the fiscal year ended December 31, 2004. As of March 31, 2005, GBC’s subsidiaries that will not guarantee the Notes had assets of $219.1 million, or 40.2% of GBC’s consolidated assets. The assets of the issuer’s Subsidiaries that are not Guarantors will be subject to the prior claims of all creditors, including trade creditors, of those Subsidiaries.

      As of June 30, 2005, on a pro forma basis after giving effect to the transactions:

•	the issuer and its subsidiaries would have had $957.2 million principal amount of indebtedness on a consolidated basis, of which:

•	$607.2 million principal amount, including $607.2 million of borrowings and guarantees under our senior secured credit facilities, would have been contractually senior to the notes and the guarantees, and

•	$607.2 million principal amount would have been secured debt;

•	none consist of Pari Passu Indebtedness (other than the notes and the Guarantees) or Subordinated Indebtedness;

•	an additional $132 million is available for borrowing on a secured basis under our senior secured credit facilities (giving effect to $0 million in revolving credit facility borrowings and $18 million of outstanding letters of credit immediately after the completion of the merger), which borrowings would have been contractually senior to the notes and the guarantees and would be secured; and

•	subsidiaries of the issuer that are not guarantors of the notes would have had $277.1 million principal amount of indebtedness and other borrowings, including trade payables but excluding intercompany liabilities.
      Although the indenture contains limitations on the amount of additional Indebtedness which the issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.
      A significant portion of the operations of the issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the issuer that are not Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications.
      “Senior Indebtedness” with respect to the issuer or any Guarantor means all Indebtedness of the issuer or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the issuer or any Subsidiary of the issuer at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior, or are on parity with or subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1) any Obligation of the issuer to any Subsidiary of the issuer, or of such Guarantor to the issuer or any Subsidiary of the issuer, in each case other than any Receivables Repurchase Obligation to the extent that such Receivables Repurchase Obligation constitutes an Obligation,

(2) any liability for Federal, state, local or other taxes owed or owing by the issuer or such Guarantor,

(3) any accounts payable or other liability to trade creditors,

(4) any obligations with respect to any Capital Stock, or

(5) the portion of any Indebtedness Incurred in violation of the indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (5) if the holders of such Indebtedness or their Representative shall have received an Officers’ Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the indenture.
      If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.
      Only Indebtedness of the issuer or a Guarantor that is Senior Indebtedness will rank senior to the notes or the relevant Guarantee in accordance with the provisions of the indenture. The notes and each Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the issuer and the relevant Guarantor, respectively.
      The issuer may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under “— Defeasance” below and may not otherwise purchase, redeem or otherwise retire any notes, except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “— Defeasance” below (collectively, “pay the notes”), if:

(1) a default in the payment of the principal of, premium, if any, or interest or any other amount on any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period, or

(2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents.
      The issuer may, however, pay the notes without regard to the foregoing if the issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the issuer may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash or Cash Equivalents of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice has been cured or waived). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the issuer may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event may the total number of days during which any Payment Blockage Period or Periods are in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).
      Upon any payment or distribution of the assets of the issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the issuer or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under “— Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.
      If payment of the notes is accelerated because of an Event of Default, the issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, the Issuer may not pay the notes until five (5) Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.
      By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of the issuer who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.
      The indenture contains substantially similar subordination provisions relating to each Guarantor’s obligations under its Guarantee.
Guarantees
      The following subsidiaries of the issuer are Guarantors under the indenture: ACCO Brands International, Inc., a Delaware corporation, ACCO Brands USA LLC, a Delaware limited liability company, ACCO Europe Finance Holdings, LLC, a Delaware limited liability company, ACCO Europe International Holdings, LLC, a Delaware limited liability company, ACCO International Holdings, Inc., a Delaware corporation, Boone International, Inc., a California corporation, Day-Timers, Inc., a Delaware corporation, GBC International, Inc., a Nevada corporation, General Binding Corporation, a Delaware corporation, Polyblend Corporation, a Delaware corporation, Swingline Inc., a Delaware corporation, and VeloBind, Incorporated, a Delaware corporation. The Guarantors will jointly and severally, fully and unconditionally guarantee on an unsecured senior subordinated basis, in the same manner and to the same extent that the notes are subordinated to Senior Indebtedness, all payment obligations, whether at Stated

Maturity, by acceleration or otherwise, of the issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guarantors will be required to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.
      Each Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The issuer will cause each of its Restricted Subsidiaries, other than any Receivables Subsidiary, that is a Domestic Subsidiary but not a Guarantor that guarantees Indebtedness of the issuer or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes, as described in the preceding paragraph and under “Certain Covenants — Future Guarantors” below.
      Each Guarantee will be a continuing guarantee and shall, subject to the provisions of the indenture described in the next succeeding paragraph:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.
      A Guarantee of a Guarantor will be automatically released upon:

(1) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Subsidiary of the issuer), or all or substantially all the assets, of the applicable Guarantor, if such sale, disposition or other transfer is made in compliance with the indenture;

(2) the issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of the indenture described under “Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3) in the case of any Restricted Subsidiary which after the Assumption Date is required to guarantee the notes pursuant to the covenant of the indenture described under “Certain Covenants — Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the issuer or any Restricted Subsidiary of the issuer which resulted in the obligation to guarantee the notes; or

(4) any legal defeasance or covenant defeasance as described under “— Defeasance.”
      A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary of the issuer as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the issuer or any Restricted Subsidiary of the issuer which results in the obligation to guarantee the notes.
Change of Control
      Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the issuer elects to redeem notes as described under “— Optional Redemption” within 30 days following the Change of Control:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of ACCO and its Subsidiaries, taken as a whole, to any Person; or

(2) ACCO becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions by way of merger, consolidation or other business combination or purchase, of ultimate beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of ACCO or any direct or indirect parent of ACCO; or

(3) individuals who on the Assumption Date constituted the Board of Directors of ACCO (together with any new directors whose election by such Board of Directors of ACCO or whose nomination for election by the shareholders of ACCO, as the case may be, was approved by a vote of a majority of the directors of ACCO, as the case may be, then still in office who were either directors on the Assumption Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of ACCO then in office.
      In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the issuer shall:

(1) repay in full all Bank Indebtedness and such Senior Indebtedness; or

(2) obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph.
      Within 30 days following any Change of Control, except to the extent that the issuer has exercised its right to redeem the notes as described under “— Optional Redemption,” the issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts (including, if applicable, financial information) regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.
      A Change of Control Offer may be made in advance of a Change of Control and conditioned upon the occurrence of such Change of Control if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

      The issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.
      The issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict or compliance.
      This Change of Control repurchase provision is a result of negotiations between the issuer and the Initial Purchasers. The issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the issuer could decide to do so in the future. Subject to the limitations discussed below, the issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the issuer’s capital structure or credit ratings.
      The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement as in effect on the Assumption Date. Future Senior Indebtedness of the issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the issuer to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the issuer. Finally, the issuer’s ability to pay cash to the holders upon a repurchase may be limited by the issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      In the event a Change of Control occurs at a time when the issuer is prohibited from purchasing the notes, the issuer is required to seek the consent of the lenders under its Senior Indebtedness to the purchase of notes or refinance the borrowings that contain such prohibition. If the issuer did not obtain such a consent or repay such borrowings, the issuer would remain prohibited from purchasing the notes. In such case, the issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under such Senior Indebtedness. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.
      The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Certain Covenants
      The indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness or issue any shares of Disqualified Stock; and

(2) the issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;
provided, however, that the issuer and any of its Restricted Subsidiaries that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary of the issuer that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
      The foregoing limitations will not apply to:

(a) the Incurrence by the issuer or any of its Restricted Subsidiaries that are Guarantors of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed $750.0 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “— Asset Sales”;

(b) the Incurrence by the issuer and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees, and the exchange notes and guarantees to be issued pursuant to the registration rights agreement, as applicable;

(c) Indebtedness under the Existing GBC Subordinated Notes and the Existing GBC Subordinated Notes Indenture; provided, that, within one (1) Business Day following the Assumption Date, either an irrevocable notice of redemption related to the Existing GBC Subordinated Notes shall have been delivered to the holders thereof under the Existing GBC Subordinated Notes Indenture or the Existing GBC Subordinated Notes Indenture shall have been discharged;

(d) the Existing Indebtedness of the issuer and its Restricted Subsidiaries;

(e) Indebtedness Incurred by the issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit (other than letters of credit issued under the Credit Agreement), such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the issuer or one of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the issuer in accordance with the terms of the indenture;

(g) Indebtedness of the issuer to a Restricted Subsidiary provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) any such Indebtedness is subordinated in right of payment to the obligations of the issuer under the notes; provided, further, that any subsequent issuance or transfer of any Equity Interest or other event that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the issuer or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the notes or Guarantee of such Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of Equity Interests or other event that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business or in connection with the Transactions and not for speculative purposes;

(k) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the issuer or any Restricted Subsidiary in the ordinary course of business;

(l) any guarantee by the issuer or a Guarantor of Indebtedness or other obligations of the issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness is permitted under the terms of the indenture (other than pursuant to clause (t) below); provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of its Incurrence;

(n) the Incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness or the issuance of Disqualified Stock or Preferred Stock which serves to extend, refund, refinance, renew, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock of the issuer or any of its Restricted Subsidiaries permitted under the first paragraph of this covenant and clauses (b), (d), (o) and (r) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, renewed, replaced or defeased;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, renewed, replaced or defeased;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness, Disqualified Stock or Preferred Stock pari passu with, or subordinated to, right of payment of the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is pari passu with, or subordinated, at least to the same extent as the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, refunded, refinanced, renewed, replaced or defeased, to right of payment of the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred or issued in an aggregate principal amount or face or liquidation amount (or if issued with original issue discount, an aggregate accreted value) that is equal to or less than the aggregate principal amount or face or liquidation amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, renewed, replaced or defeased plus all accrued interest and premiums, fees, expenses and prepayment penalties Incurred in connection with such refinancing, refunding, renewing, replacement or defeasance; and

(5) is Incurred either by the issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness, Disqualified Stock or Preferred Stock being extended, refinanced, renewed, replaced, defeased or refunded;

(o) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the issuer or such Restricted Subsidiary (where, in the case of a purchase, such purchase may be effected either directly or through the purchase of the Capital Stock of the Person owning such property, plant or equipment), in an aggregate principal amount including all Refinancing Indebtedness permitted to be incurred under the indenture to refund, refinance, renew or defease or replace any Indebtedness incurred pursuant to the provision of the indenture described in this clause (o), not to exceed 5% of Total Assets;

(p) the incurrence by a Restricted Subsidiary of the issuer of Indebtedness in connection with, and in contemplation of, the concurrent disposition of such Restricted Subsidiary to the stockholders of the issuer; provided, that such disposition occurs concurrently with such incurrence and, following such disposition, neither the issuer nor any of its Restricted Subsidiaries has any liability with respect to such Indebtedness;

(q) Indebtedness of the issuer or any Restricted Subsidiary, to the extent the net proceeds thereof are promptly (x) used to purchase notes tendered pursuant to a Change of Control Offer made as a result of a Change in Control or (y) deposited to defease the notes;

(r) the incurrence of Acquired Indebtedness; provided that, after giving effect to the transactions that result in the incurrence or issuance thereof, the Fixed Charge Coverage Ratio would be greater than immediately prior to such transactions;

(s) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to the issuer or to any Restricted Subsidiary of the issuer or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person;

(t) Indebtedness or Disqualified Stock or Preferred Stock of the issuer or any of its Restricted Subsidiaries in an aggregate principal amount, accreted value or face amount and with an aggregate liquidation preference not to exceed $100.0 million at any one time outstanding; and

(u) Indebtedness or Disqualified Stock or Preferred Stock of any Foreign Subsidiary of the issuer that is not a Guarantor in an aggregate principal amount, accreted value or face amount and with an aggregate liquidation preference not to exceed the U.S. dollar equivalent of $100.0 million at any one time outstanding.
      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (t) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the issuer shall, in its sole discretion, be permitted to classify or later reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant, and such Indebtedness will be treated as only having been Incurred pursuant to the provision described in one of such clauses or pursuant to such first paragraph; provided that all Indebtedness under the Credit Agreement outstanding on the Assumption Date will be deemed to have been Incurred pursuant to the provision described in such clause (a), and the issuer will not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of Preferred Stock or Disqualified Stock of the same class and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.
      Limitation on Restricted Payments. The indenture provides that the issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the issuer, other than (A) dividends or distributions by the issuer payable solely in Equity Interests (other than Disqualified Stock) of the issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase or otherwise acquire or retire for value any Equity Interests of the issuer or any direct or indirect parent company of the issuer or any Restricted Subsidiary held by Persons other than the issuer or any Restricted Subsidiary of the issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness, other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(4) make any Restricted Investment,
all such payments and other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments,” unless, at the time of such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) immediately after giving effect to such transaction on a pro forma basis, the issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (8), (13) and (15) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of the issuer for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing July 1, 2005 to the end of the issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the issuer since the Issue Date from the issue or sale of Equity Interests of the issuer or any direct or indirect parent company of the issuer (excluding Refunding Capital Stock, Disqualified Stock and Equity Interests, the proceeds of which are used in the manner described in clauses (10) and (11) of the next succeeding paragraph), including Equity Interests issued upon conversion of Disqualified Stock or Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the issuer), plus

(3) 100% of the aggregate amount of contributions to the capital of the issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date, excluding Refunding Capital Stock and Disqualified Stock, plus

(4) 100% of the aggregate amount received by the issuer or any of its Restricted Subsidiaries in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the issuer or any of its Restricted Subsidiaries from:

(A) the sale or other disposition (other than to the issuer or one of its Restricted Subsidiaries) of Restricted Investments made by the issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the issuer and its Restricted Subsidiaries by any Person (other than the issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments,

(B) the sale (other than to the issuer or one of its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, and

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of the issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the issuer or one of its Restricted Subsidiaries, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness of the Unrestricted Subsidiary so designated or combined or any Indebtedness to which the assets so transferred or conveyed.
The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the issuer and

(A) in the event of property with a Fair Market Value in excess of $5.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $30.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the issuer.

      The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the payment, repurchase, retirement, redemption, defeasance or other acquisition of any Equity Interests (“Retired Capital Stock”) of the issuer or any direct or indirect parent company of the issuer or any Subordinated Indebtedness of the issuer or any Restricted Subsidiary of the issuer in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the issuer or any direct or indirect parent company of the issuer or contributions to the equity capital of the issuer, other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the issuer (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of the issuer, of Refunding Capital Stock;

(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Indebtedness of the issuer or any Restricted Subsidiary of the issuer or Disqualified Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the issuer which is Incurred in accordance with the provisions of the indenture described in clause (n) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or Disqualified Stock;

(4) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the issuer;

(5) any purchase or acquisition from, or withholding on issuances to, any employee of the issuer or any Restricted Subsidiary of the issuer of Equity Interests of the issuer, or Equity Interests of any direct or indirect parent of the issuer, in order to satisfy any applicable Federal, state or local tax payments in respect of the receipt of the such Equity Interests;

(6) any withholding on issuances to any employee of the issuer or any Restricted Subsidiary of the issuer of Equity Interests of the issuer, or Equity Interests of any direct or indirect parent of the issuer, in order to pay the purchase price of such Equity Interests or similar instruments pursuant to a stock option, equity incentive or other employee benefit plan or agreement of the issuer or any of its Restricted Subsidiaries;

(7) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price thereof;

(8) any other repurchase, retirement, redemption or other acquisition (or dividends to any direct or indirect parent company of the issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the issuer or any direct or indirect parent company of the issuer held by any future, present or former employee, director or consultant of the issuer or any direct or indirect parent company of the issuer or any other Subsidiary of the issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (8) do not exceed $3.0 million in any calendar year; provided, further, that the issuer or any of its Restricted Subsidiaries may carry over and make in any subsequent calendar year, in addition to the amounts otherwise permitted for such calendar year, the amount of purchases, retirements, redemptions, other acquisitions for value and dividends permitted to have been made but not made in any preceding calendar year, and any of this amount not paid in any calendar year may be carried forward to a subsequent calendar year;

(9) declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) Restricted Investments acquired in exchange for, or out of the proceeds of a substantially concurrent issuance of Equity Interests, other than Disqualified Stock, of the issuer;

(11) the redemption, repurchase, retirement, defeasance or other acquisition of any Disqualified Stock of the issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock that is permitted by the terms of the indenture to be issued;

(12) the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of its Equity Interests on a pro rata basis;

(13) any purchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Indebtedness pursuant to the provisions of such Indebtedness upon a Change of Control or an Asset Sale after the issuer shall have complied with the provisions of the indenture described under the caption “— Optional Redemption” or “— Limitation on Asset Sales,” as the case may be;

(14) any payments made in connection with the Transactions, including the repurchase, redemption or other acquisition or retirement for value of the Existing GBC Subordinated Notes pursuant to the Existing GBC Subordinated Notes Indenture;

(15) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all the assets of the issuer in an aggregate amount not to exceed $10.0 million;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing; and

(17) other Restricted Payments in an aggregate amount not to exceed $50.0 million; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
      In determining the extent to which any Restricted Payment may be limited or prohibited by the covenant described under “— Limitation on Restricted Payments,” the issuer and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (17) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under “— Limitation on Restricted Payments.”
      As of the date of this prospectus, all of the issuer’s Subsidiaries are Restricted Subsidiaries. The issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” In the event of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the issuer will be deemed to have made an Investment in such Subsidiary in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if such Investment would be permitted by the covenant described under “— Limitation on Restricted Payments” at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, the issuer may not at any time designate the issuer as an Unrestricted Subsidiary for any purpose under the indenture or the notes.
      Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries. The indenture provides that the issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to the issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries;
except in each case for such encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions in effect on the Assumption Date, including pursuant to the Credit Agreement and the other Senior Credit Documents and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those existing under, by reason of or with respect to the Credit Agreement, the other Senior Credit Documents or other agreement, as applicable, as in effect on the Assumption Date;

(2) (A) the indenture governing the notes or the Existing GBC Subordinated Notes Indenture, (B) the notes or the Existing GBC Subordinated Notes, and (C) guarantees of the notes or the Existing GBC Subordinated Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the issuer or any of its Restricted Subsidiaries which was in existence at the time of such acquisition, and not incurred in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) other Indebtedness Incurred after the Assumption Date by any Restricted Subsidiary of the issuer (i) that is a Guarantor and such Indebtedness is permitted under the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred

Stock” or (ii) that is a Foreign Subsidiary of issuer and is incurred pursuant to clauses (o), (t) or (u) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Refinancing Indebtedness permitted under the terms of the indenture; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(13) any instrument or agreement governing any other Indebtedness the incurrence of which is permitted by the indenture; provided that the encumbrances and restrictions under that instrument or agreement are not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the indenture at the time of incurrence of such other Indebtedness;

(14) Indebtedness or other contractual requirements of a Receivables Subsidiary governing a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; and

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the issuer, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such extension, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

      Limitation on Asset Sales. The indenture provides that the issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless (x) the issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the issuer) of the assets or Equity Interests issued or sold or otherwise disposed of, and (y) except in the case of Permitted Asset Swaps, at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities, as shown on the issuer’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the notes thereto, of the issuer or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and

(b) any notes or other obligations or other securities or assets received by the issuer or such Restricted Subsidiary from such transferee that are converted by the issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received in that conversion)
shall be deemed to be Cash Equivalents for the purposes of this provision.
      Within 365 days after the issuer’s or any of its Restricted Subsidiaries receipt of the Net Proceeds of any Asset Sale, the issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option and to the extent it so elects:

(1) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the issuer will equally and ratably reduce Obligations under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the issuer or an Affiliate of the issuer;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, Similar Businesses; provided, that in the case of any such acquisition of Capital Stock, the Similar Business is or becomes a Restricted Subsidiary of the issuer;

(3) to make capital expenditures; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Similar Business;

provided, that the issuer will be deemed to have complied with clause (2) or (4), as applicable, if, within 365 days of such Asset Sale, the issuer shall have entered into a definitive agreement covering such Investment which is thereafter completed within 180 days after the first anniversary of such Asset Sale.
      Pending the final application of any such Net Proceeds, the issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale that are not applied or invested as provided and within the time period set forth in the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the issuer shall make an offer to all holders of notes (an “Asset Sale Offer”) to purchase the maximum principal amount of notes, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $25.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the issuer may use any remaining Excess Proceeds for any purposes permitted by the indenture. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue of such conflict.
      If more notes are tendered pursuant to an Asset Sale Offer than the issuer is required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be purchased in part.
      Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

      A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder of the new note upon cancellation of the original note. On and after the purchase date, unless the issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.
      Limitation on transactions with Affiliates. The indenture provides that the issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a) such Affiliate Transaction is on terms that are not, taken as a whole, materially less favorable to the issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the issuer or such Restricted Subsidiary with a Person that is not an Affiliate; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the issuer delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with the provisions described in clause (a) above.
      The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the issuer and/or any of its Restricted Subsidiaries and (b) any merger of the issuer and any direct parent company of the issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the issuer and such merger is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the indenture described above under the covenant “— Limitation on Restricted Payments” and Permitted Investments;

(3) reasonable fees, expenses and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the issuer or any Restricted Subsidiary or any direct or indirect parent company of the issuer or the issuer as determined by the Board of Directors of the issuer;

(4) any agreement or arrangement as in effect as of the Assumption Date or any amendment, modification or supplement thereto or any replacement thereof so long as any such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the issuer and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date or any transaction contemplated by any of the foregoing agreements or arrangements;

(5) the existence of, or the performance by the issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Spin-off Documents, Merger Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or any tax sharing agreement to which it is a party as of the Assumption Date and any amendment, modification or supplement thereto, any replacement thereof or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such existing agreement together with all amendments, modifications, supplements or replacements thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the issuer and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date;

(6) the payment of all fees and expenses related to the Transactions which are described in this prospectus;

(7) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the issuer, and are on terms that, taken as a whole, are not materially less favorable to the issuer or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(8) the issuance or sale of Equity Interests, other than Disqualified Stock, of the issuer to any Affiliate or to any director, officer, employee or consultant of the issuer, any direct or indirect parent company of the issuer or any Subsidiary of the issuer;

(9) fees and compensation paid to members of the Board of Directors of the issuer and its Restricted Subsidiaries in their capacity as such;

(10) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(11) transactions pursuant to agreements in effect as of the date of the indenture disclosed in or contemplated by “Certain Relationships and Related Transactions” or elsewhere in this prospectus;

(12) the grant of stock options or similar rights to officers, employees, consultants and directors of the issuer and, to the extent otherwise permitted under the indenture, any Restricted Subsidiary, pursuant to plans approved by the Board of Directors of the issuer and the issuance of securities pursuant thereto;

(13) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the issuer or any of its Restricted Subsidiaries with officers and employees of the issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the issuer or any of its Restricted Subsidiaries including amounts paid pursuant to employee benefit plans, employee stock option or similar plans, in each case in the ordinary course of business and approved by the Board of Directors of the issuer;

(14) transactions effected as part of a Qualified Receivables Transaction; and

(15) transactions with a Person that is an Affiliate of the issuer solely because the issuer directly or indirectly owns Equity Interests in, or controls, such Person.

      Limitation on Liens. The indenture provides that the issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the issuer or such Restricted Subsidiary or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the issuer or any of its Restricted Subsidiaries, other than Permitted Liens, unless the notes are equally and ratably secured with (or on a contractually prior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien.
      The indenture provides that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of such Guarantor, other than Permitted Liens, unless the Guarantee of such Guarantor is equally and ratably secured with (or on a contractually prior basis to, in the case of obligations subordinated in right of payment to such Guarantor’s

Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien.
      Limitation on other Indebtedness. The indenture provides that the issuer will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated by its terms in right of payment to any Indebtedness of the issuer or any Indebtedness of any such Guarantor, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the notes or such Guarantor’s Guarantee, as the case may be, or

(2) contractually subordinated by its terms in right of payment to the notes or such Guarantor’s Guarantee, as the case may be;
provided that no Indebtedness of the issuer or any Guarantor will be deemed to be subordinated in right of payment to any other Indebtedness of the issuer or any of its Subsidiaries solely by virtue of being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
      Reports and Other Information. The indenture provides that, notwithstanding that the issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;
provided, however, that the filing by the issuer in the SEC’s EDGAR system of any such report will be deemed to satisfy the Company’s obligation to provide the Trustee and holders with copies thereof; and provided, further, that the issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.
      In the event that:

(a) the rules and regulations of the SEC permit the issuer and any direct or indirect parent company of the issuer to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the issuer, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the issuer will satisfy this covenant.

      Future Guarantors. The indenture provides that the issuer will cause any of its Restricted Subsidiaries, other than a Receivables Subsidiary, that is a Domestic Subsidiary but not a Guarantor that

•	guarantees any Indebtedness of the issuer or a Restricted Subsidiary of the issuer; or

•	Incurs any Indebtedness or Disqualified Stock (1) permitted to be Incurred pursuant to the provisions of the indenture described in clauses (a) or (t) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) not permitted to be Incurred by the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”
to execute and deliver to the Trustee a supplemental indenture pursuant to which that Restricted Subsidiary will guarantee payment of the notes on an unsecured senior subordinated basis. Any such Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering such Guarantee, as it relates to that Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Guarantee described in the preceding paragraph will be released in accordance with the provisions of the indenture described under “Guarantees” above.
Merger, Consolidation or Sale of All or Substantially All Assets
      The indenture provides that the issuer may not consolidate or merge with or into, whether or not the issuer is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the issuer and its Restricted Subsidiaries in one or more related transactions to, any Person unless:

(1) the issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger, if other than the issuer, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the issuer, expressly assumes all the obligations of the issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company will be greater than the Fixed Charge Coverage Ratio for the Successor Company immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) the issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.
      The Successor Company will succeed to, and be substituted for, the issuer under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the issuer or to another Restricted Subsidiary, and (b) the issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.
      The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the issuer that is a Guarantor, each Guarantor will not, and the issuer will not permit any Guarantor to, consolidate or merge with or into, whether or not such Guarantor is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Memorandum) unless:

(1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantors’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.
      Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with the issuer or another Guarantor.
Defaults
      An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due, whether or not prohibited by the provisions described under “— Ranking” above, continued for 30 consecutive days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under “— Ranking” above,

(3) the failure by the issuer to comply with its obligations under the covenant described under “— Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the issuer or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “— Change of Control,” “— Certain Covenants — Restricted Payments” or “— Certain Covenants — Limitation on the Incurrence of Indebtedness and the Issuance of Disqualified Stock and Preferred Stock” above (in each case, other than a failure to purchase notes),

(5) the failure by the issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

(6) the failure by the issuer or any Significant Subsidiary to pay any Indebtedness, other than Indebtedness owing to the issuer or one of its Subsidiaries, within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) specified events of bankruptcy, insolvency or reorganization of the issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by the issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent, net of any amounts which are covered by enforceable insurance policies issued by solvent carriers, which judgments are not discharged, waived or stayed for a period of 60 consecutive days (the “judgment default provision”), or

(9) the Guarantee of a Guarantor ceases to be in full force and effect, except as contemplated or permitted by the terms of the Guarantee or the indenture, or any Guarantor denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days.
      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
      However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the issuer of the default and the issuer does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.
      If an Event of Default, other than a Default arising from specified events of bankruptcy, insolvency or reorganization of the issuer, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of then outstanding notes by notice to the issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default arising from specified events of bankruptcy, insolvency or reorganization of the issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of then outstanding notes may rescind any such acceleration with respect to the notes and its consequences.
      In the event any Event of Default specified in clause (6) of the first paragraph above has occurred and is continuing, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 30 days after such Event of Default arose the issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.
      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested in writing that the Trustee pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of then outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The issuer also is required to deliver to the Trustee, not later than ten (10) Business Days after any senior officer of the issuer obtains actual knowledge of such Default, written notice of any event which would constitute certain Defaults, their status and what action the issuer is taking or proposes to take in respect thereof.
Amendments and Waivers
      Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any past or existing default or compliance with any provisions may be waived with the consent of the holders of at least majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes; provided, however, that if any amendment, waiver or other modification will only affect the notes, only the consent of the holders of at least a majority in principal amount of the then outstanding notes and not the consent of at least a majority of all notes, as the case may be, shall be required.

However, without the consent of each holder of an outstanding note affected, no amendment, supplement or waiver may, with respect to any non-consenting holder:

(1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “Optional Redemption” above,

(5) make any note payable in money other than that stated in such note,

(6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder,

(7) impair or waive the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(8) make any change in the amendment and waiver provisions which require each holder’s consent,

(9) modify the Guarantees in any manner adverse to the holders, or

(10) make any changes in the issuer’s obligations to redeem the notes in a Special Mandatory Redemption.
      Notwithstanding the foregoing, without the consent of any holder, the issuer and Trustee may amend or supplement the indenture or the notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the issuer under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the issuer for the benefit of the holders or to surrender any right or power conferred upon the issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to make certain changes to the indenture to provide for the issuance of additional notes, to allow any Guarantor to execute a supplemental indenture and/or a guarantee with respect to the notes, to conform the text of the indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes, or as evidence and to provide for the acceptance of appointment by a successor Trustee.
      The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
      After an amendment under the indenture becomes effective, the issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or holder of any equity interests in the issuer or any direct or indirect parent corporation or any Guarantor, as such, will have any liability for any obligations of the issuer or the Guarantors under the notes, the indenture, the guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Transfer and Exchange
      A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note (1) for a period of 15 days prior to a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of notes, as expressly provided for in the indenture, as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the issuer and thereafter repaid to the issuer or discharged from such trust, have been delivered to the Trustee for cancellation or (b) all of the notes that have not been delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the issuer, and the issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
Defeasance
      The issuer at its option and at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The issuer at its option and at any time may terminate its obligations under the covenants described under “Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” and the undertakings and covenants contained under “Change of Control” and “Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

      The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under “— Defaults” above or because of the failure of the issuer to comply with “— Merger, Consolidation or Sale of All or Substantially All Assets” above.
      In order to exercise either defeasance option, the issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, Government Obligations, or a combination thereof, for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).
Concerning the Trustee
      Wachovia Bank, National Association is the Trustee under the indenture and has been appointed by the issuer as Registrar and a paying agent with regard to the notes. Wachovia Bank, National Association is acting as exchange agent for the exchange offer and will receive customary fees in connection therewith. In connection with the Credit Agreement, Wachovia Bank, National Association is acting as a lender and will receive customary fees in connection therewith.
      In addition, Wachovia Bank, National Association served as trustee, registrar and paying agent under the Existing GBC Subordinated Notes Indenture and received customary fees in connection therewith.
Governing Law
      The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
      “Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding the foregoing, no Person (other than the issuer or any Subsidiary of the issuer) in which a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

      “Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note, as applicable, at August 15, 2010 (such redemption price being set forth in the applicable table appearing above under the caption “— Optional Redemption”) plus (ii) all required remaining scheduled interest payments due on such note through August 15, 2010 excluding accrued but unpaid interest, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 75 basis points; over

(b) the then outstanding principal amount of the note.
      “Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) of the issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the issuer or another Restricted Subsidiary of the issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete uneconomical, surplus or worn out property or equipment in the ordinary course of business;

(b) the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries in a manner permitted pursuant to the provisions of the indenture described above under “Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, is made under the covenant of the indenture described above under “Certain Covenants — Limitation on Restricted Payments” or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary of the issuer to the issuer or by the issuer or one of its Restricted Subsidiaries to another Restricted Subsidiary;

(f) sales of assets received by the issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) sales or leases of inventory, equipment, accounts receivable or other current assets in the ordinary course of business;

(h) an issuance or sale of Equity Interests by a Restricted Subsidiary to the issuer or to another Restricted Subsidiary of the issuer;

(i) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(j) any issuance of employee stock options or stock awards pursuant to benefit plans of the issuer or any of its Restricted Subsidiaries;

(k) any sale, lease, conveyance or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the indenture;

(l) sales, conveyances or other transfers of accounts receivable and related assets and grants of security interests or creation of Liens of the type specified in the definition of Qualified Receivables Transaction, or a fractional undivided interest therein, by a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(o) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; and

(p) the disposition of assets since the Issue Date in connection with or related to the reorganization of the issuer and its Subsidiaries in connection with the ongoing reorganization plans or the Transactions with an Aggregate Fair Market Value of not more than $50.0 million.
      “Assumption Date” means 12:02 a.m. on August 17, 2005.
      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents, as amended, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
      “Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
      “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
      “Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits, money market deposits, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(9) in the case of any Foreign Subsidiary:

(a) direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof;

(b) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which investments or obligors, or the direct or indirect parents of such obligors, have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; or

(c) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, or the direct or indirect parents of such obligors, which investments or obligors, or the direct or indirect parents of such obligors, are not rated as provided in such clauses or in clause (b) above but which are, in the reasonable judgment of the issuer, comparable in investment quality to such investments and obligors, or the direct or indirect parent of such obligors.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees); and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
less interest income of such Person and its Restricted Subsidiaries for such period.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person (other than the issuer) that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived at the date of determination;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, transition expenses incurred as a direct result of the transition of the issuer to an independent public company in connection with the Transactions and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred under the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, will be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness will be excluded;

(7) other non-cash items which would otherwise increase or decrease Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior or period or an accrual of, or cash reserve for, anticipated cash charges in a future period) will be excluded; and

(8) restructuring charges and other one-time expenses associated with the issuer’s integration plan as described in the Offering Memorandum will be excluded.
      “Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.
      “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
      “Credit Agreement” means the credit agreement entered into in connection with, and on or prior to, the consummation of the Transactions, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the issuer, certain Subsidiaries of the issuer, the financial institutions named therein and Citicorp North America, Inc., as Administrative Agent and Collateral Agent.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
      “Designated Senior Indebtedness” means, with respect to the issuer or a Guarantor:

(1) the Bank Indebtedness and

(2) other Senior Indebtedness of the issuer or such Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $20.0 million and is specifically designated by the issuer or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person or any option, warrant or other right to acquire Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof, or upon the happening of any event:

(1) matures, excluding any maturity as the result of the redemption thereof at the option of the issuer thereof, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock or other security which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock or other security is issued to any employee or to any plan for the benefit of employees of the issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock or other security of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.
      “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any public or private sale of Capital Stock of the issuer or any direct or indirect parent company of the issuer, as applicable, other than Disqualified Stock, other than public offerings with respect to the issuer’s or such direct or indirect parent company’s common stock registered on Form S-8.
      “Existing GBC Subordinated Notes” means up to $150.0 million of General Binding Corporation’s 9 3/8% Senior Subordinated Notes due 2008.
      “Existing GBC Subordinated Notes Indenture” means the indenture governing General Binding Corporation’s Existing GBC Subordinated Notes.
      “Existing Indebtedness” means the Indebtedness of the issuer and its Restricted Subsidiaries outstanding as of the Issue Date.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
      “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than ordinary working capital borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.
      For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the issuer or any of its Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis as if all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.
      For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility or on revolving advances under any Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the issuer, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of pro forma Adjusted EBITDA as described under “Unaudited Pro Forma Combined Condensed Financial Statements” elsewhere in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that any such adjustment (x) in excess of $5.0 million shall be set forth in an Officer’s Certificate and (y) in excess of $30.0 million shall be set forth in a resolution approved by at least a majority of the Board of Directors of the issuer.
      “Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.
      “Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

      “Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.
      “guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.
      “Guarantee” means any guarantee of the obligations of the issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.
      “Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.
      “Hedging Obligations” means, with respect to any Person, the net payment obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
      “holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.
      “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Restricted Subsidiary.
      “Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness of such Person, without duplication, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof), excluding letters of credit securing obligations other than obligations described in subclauses (a), (b), (e) and (f) of this clause (1) and entered into in the ordinary course of business of such Person, to the extent such letters of credit are not drawn upon, or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth (5th) Business Day following receipt by such Person of a demand for reimbursement), (c) in respect of bankers’ acceptances, (d) representing the deferred balance and unpaid purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and excluding any such balance or unpaid purchase price to the extent that it is either required to be or at the option of such Person may be satisfied solely through the issuance of Equity Interests of the issuer that are not Disqualified Stock, (e) in respect of Capitalized Lease Obligations, or (f) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.
      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the issuer, qualified to perform the task for which it has been engaged.
      “Initial Purchasers” means Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Harris Nesbitt Corp., NatCity Investments, Inc., Piper Jaffray & Co. and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.
      “Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, payroll, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to such Person’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Restricted Subsidiary of such Person at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that the portion (proportionate to such Person’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the issuer.

      “Issue Date” means August 5, 2005, the date on which the notes were originally issued.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.
      “Merger” means the merger, pursuant to the Merger Agreement, which will result in Gemini Acquisition Sub, Inc. merging into General Binding Corporation and General Binding Corporation becoming a Wholly-Owned Subsidiary of ACCO Brands Corporation.
      “Merger Agreement” means the agreement and plan of merger, dated March 15, 2005, among Fortune Brands, Inc., ACCO Brands Corporation (f/k/a ACCO World Corporation), Gemini Acquisition Sub, Inc. and General Binding Corporation, as amended.
      “Merger Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
      “Net Proceeds” means the aggregate cash proceeds received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “Certain Covenants — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness;

provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.
      “Offering Memorandum” means means the offering memorandum relating to the offering of the old notes dated August 2, 2005.
      “Officer” means the chairman of the board, chief executive officer, president, any executive vice president, senior vice president or vice president, the treasurer, the controller or the secretary of the issuer.
      “Officers’ Certificate” means a certificate signed on behalf of the issuer by two Officers of the issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the issuer, that meets the requirements set forth in the indenture.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the issuer or the Trustee.
      “Pari Passu Indebtedness” means:

(1) with respect to the issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.
      “Permitted Asset Swap” means any transfer of properties or assets by the issuer or any of its Restricted Subsidiaries in which the consideration received by the transferor consists primarily of properties or assets to be used in a Similar Business; provided that (1) the fair market value (determined in good faith by the Board of Directors of the issuer if such amount is reasonably likely to exceed $50.0 million) of properties or assets received by the issuer or any such Restricted Subsidiary in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Directors of the issuer if such amount is reasonably likely to exceed $50.0 million) of properties or assets transferred by the issuer or such Restricted Subsidiary in connection with such Permitted Asset Swap and (2) the aggregate fair market value of assets transferred by the issuer and its Restricted Subsidiaries in connection with all transactions that the issuer designates as Permitted Asset Swaps after the Closing Date does not exceed 15% of Total Assets.
      “Permitted Investments” means:

(1) any Investment in the issuer or any Restricted Subsidiary of the issuer;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the indenture described under “Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Assumption Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part thereof; provided that such amendment does not increase the aggregate principal amount thereof;

(6) advances to employees not in excess of $30.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the issuer or any of its Restricted Subsidiaries in satisfaction of judgments, settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8) any Investment acquired by the issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) Hedging Obligations permitted under clause (i) of the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, commission and payroll advances and other similar expenses or advances, in each case Incurred in the ordinary course of business;

(11) Investments the payment for which consists of Equity Interests of the issuer, other than Disqualified Stock, or any direct or indirect parent company of the issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under “Certain Covenants — Limitation on Restricted Payments”;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (7), (10), (14) and (15) of such paragraph);

(13) guarantees issued in accordance with the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Future Guarantors”;

(14) any Investment by Restricted Subsidiaries of the issuer in other Restricted Subsidiaries of the issuer and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the issuer;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(17) additional Investments in joint ventures and other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made, when taken together with all other Investments made pursuant to this clause (17) since the Issuer Date not to exceed the greater of (x) 5% of Total Assets and (y) $100.0 million;

(18) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(19) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits;

(20) Investments consisting of intercompany indebtedness between the issuer and the Guarantors or between Guarantors and permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(21) Investments consisting of guarantees of Indebtedness of the Issuer and its Restricted Subsidiaries permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(22) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction; and

(23) endorsements of negotiable instruments and other similar negotiable documents.
      “Permitted Junior Securities” shall mean unsecured debt or equity securities of the issuer or any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the issuer or any Guarantor, as applicable, that are subordinated to the payment of all then-outstanding Senior Indebtedness of the issuer or any Guarantor, as applicable, at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of the issuer or any Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash or Cash Equivalents on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.
      “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits as security for payment of insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, and deposits made to obtain the release of such Liens in each case for sums not overdue for a period in excess of 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of judgment, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness or other Obligations under the Credit Agreement or other Senior Indebtedness permitted to be Incurred pursuant to the covenant described under “Certain

Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens securing Indebtedness permitted to be Incurred pursuant to the provisions of the indenture described in clauses (o), (t) and (u) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the case of such clause (u), such Liens do not extend to the property or assets of any Restricted Subsidiary of the issuer other than a Foreign Subsidiary;

(8) Liens existing on the Assumption Date;

(9) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets or shares owned by the issuer or any Restricted Subsidiary;

(10) Liens on property or assets at the time the issuer or a Restricted Subsidiary of the issuer acquired the property or assets, including any acquisition by means of a merger, consolidation, combination or amalgamation with or into the issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property or assets owned by the issuer or any of its Restricted Subsidiaries;

(11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the issuer or another of its Restricted Subsidiaries permitted to be Incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the issuer and its Restricted Subsidiaries, taken as a whole;

(15) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the issuer and its Restricted Subsidiaries in the ordinary course of business;

(16) Liens in favor of the issuer or any Guarantor;

(17) Liens on equipment of the issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the issuer’s client at which such equipment is located;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), (12) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (12) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; provided that such amounts are not more than 30 days overdue;

(20) any attachment or judgment Lien not constituting an Event of Default under clause (8) of the first paragraph under the caption “Defaults” and Liens arising from the rendering of a judgment that is not a final judgment or order against the issuer or any Restricted Subsidiary with respect to which the issuer or such Restricted Subsidiary is then proceeding with an appeal or other proceeding for review or in connection with surety or appeal bonds in connection with such attachment or judgment;

(21) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practices, including, without limitation, the licensing of any intellectual property that the issuer or any of its subsidiaries determined to no longer utilize;

(22) any interest or title of a lessor or sublessor under any operating lease or capital lease;

(23) rights of set-off;

(24) Liens incurred or deposits made in connection with account netting and other similar treasury management functions;

(25) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(25) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at any one time outstanding.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.
      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the issuer or any of its Restricted Subsidiaries in which the issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the issuer or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the issuer or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
      “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

      “Receivables Subsidiary” means a Subsidiary of the issuer that engages in no activities other than in connection with a Qualified Receivables Transaction and which is designated by the Board of Directors of the issuer, in the manner described below, as a Receivables Subsidiary (1) no portion of the Indebtedness or any other Obligations, contingent or otherwise, of which (a) is guaranteed by the issuer or any Restricted Subsidiary of the issuer, excluding Guarantees of Obligations, other than the principal of and interest on Indebtedness, pursuant to reasonably customary representations, warranties, covenants and indemnities entered into in connection with accounts receivable transactions, (b) is recourse to or obligates the issuer or any Restricted Subsidiary of the issuer in any way other than pursuant to reasonably customary representations, warranties, covenants and indemnities entered into in connection with accounts receivable transactions or (c) subjects any property or asset of the issuer or any Restricted Subsidiary of the issuer, other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction,” directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to reasonably customary representations, warranties, covenants and indemnities entered into in connection with accounts receivable transactions, (2) with which neither the issuer nor any Restricted Subsidiary of the issuer has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (3) with which neither the issuer nor any Restricted Subsidiary of the issuer has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve specified levels of operating results. Any such designation by the Board of Directors of the issuer must be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to that designation.
      “Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the issuer.
      “S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
      “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the issuer or one of its Restricted Subsidiaries whereby the issuer or such Restricted Subsidiary transfers such property to a Person and the issuer or such Restricted Subsidiary leases it from such Person, other than leases between the issuer and a Restricted Subsidiary of the issuer or between Restricted Subsidiaries of the issuer.
      “SEC” means the Securities and Exchange Commission.
      “Secured Indebtedness” means any Indebtedness secured by a Lien.
      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
      “Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Similar Business” means a business, the majority of whose revenues are derived from the type of activities conducted by the issuer and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
      “Spin-off” means the distribution of ACCO’s common stock to Fortune Brands, Inc.’s common stockholders on a pro rata basis pursuant to the Spin-off Agreement.
      “Spin-off Agreement” means the distribution agreement dated as of March 15, 2005, between Fortune Brands, Inc. and ACCO World Corporation, as amended prior to August 17, 2005.
      “Spin-off Documents” means the Spin-off Agreement and any other documents entered into in connection therewith, in each case as amended, supplemented or modified from time to time.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
      “Subordinated Indebtedness” means (a) with respect to the issuer, any Indebtedness of the issuer which is expressly by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is expressly by its terms subordinated in right of payment to its Guarantee.
      “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.
      “Total Assets” means the total consolidated assets of the issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the issuer.
      “Transactions” means the spin-off and the merger and the transactions related thereto, the offering of the old notes and borrowings made pursuant to the Credit Agreement and the other transactions related thereto.
      “Treasury Rate” means as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data), most nearly equal to the period from such redemption date to August 15, 2010; provided, however, that if the period from such redemption date to August 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      “Trust Officer” means:

(1) any officer within the corporate trust department of a Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of that Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the indenture.
      “Trustee” means the party named as such in the indenture until a successor replaces it in accordance with the terms of the indenture and, thereafter, means the successor serving as such under the indenture.
      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors of the issuer may designate any Subsidiary of the issuer (including any newly acquired or newly formed Subsidiary of the issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the issuer or any other Subsidiary of the issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “Certain Covenants — Limitation on Restricted Payments.”
      The Board of Directors of the issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the issuer and its Restricted Subsidiaries would be greater than such ratio for the issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.
      Any such designation by the Board of Directors of the issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years, calculated to the nearest one-twelfth, from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
      “Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM
      Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New notes will be issued at the closing of the exchange offer only against surrender of old notes.
      The new notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the “Global Note”). On the date of the closing of the exchange offer, the Global Note will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Unless definitive new notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may be exchanged for Notes in certificated form. See “— Exchange of Global Note for Certificated Notes.”
      Ownership of interests in the Global Note (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of new notes in definitive form.
      Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC’s nominees and Participants. In addition while the new notes are in global form, holders of Book-Entry Interests will not be considered the owners or “holders” of new notes for any purpose. So long as the new notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the Indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures, including the records relating to Book-Entry Interests, and we urge investors to contact DTC or its Participants directly to discuss these matters.
      DTC has advised the issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Note, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Note; and

(2) ownership of these interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Note).
      We understand that under existing industry practice, in the event that we request any action of holders of new notes, or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.
      All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of themselves and Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge or transfer such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder of the Global Note under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Note; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

      DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, DTC is under obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC’s operations.
Exchange of Global Note for Certificated Note
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Note and the issuer fails to appoint a successor depository within 90 days after receiving such notice or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary within 90 days after becoming aware of this condition;

(2) the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Note
      Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.
Redemption of the Global Note
      In the event the Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note or any portion thereof. We understand that, under existing practices of DTC, if fewer than all of the Notes are to be redeemed at any time, DTC will credit its Participants’ accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Same Day Settlement and Payment
      The issuer will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The issuer will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Note are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES
      The following discussion summarizes certain material U.S. federal income and estate tax considerations of (i) the exchange of the old notes for new notes pursuant to the exchange offer by holders of the old notes that acquired their old notes on original issuance for cash at the initial offering price and (ii) the ownership and disposition of the new notes as of the date of this prospectus. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons that hold the old notes, and will hold the new notes, as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not address all of the tax consequences that may be relevant to a particular person or to persons that may be subject to special treatment under U.S. federal income tax laws (such as financial institutions, U.S. expatriates, tax-exempt organizations, real estate investment companies, regulated investment companies, cooperatives, insurance companies and broker-dealers), to persons that will hold the new notes through a pass-through entity or to persons that will hold the new notes as part of a straddle, hedge or synthetic security transaction for U.S. federal income tax purposes. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
      Prospective investors are urged to consult their own tax advisors as to the U.S. federal income, estate and gift tax consequences of acquiring, holding and disposing of the new notes, as well as the effects of state, local and non-U.S. tax laws.
      As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income or estate tax purposes, as applicable:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and that has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder or a partnership.
      If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Each partner and partnership should consult its own tax advisor regarding the particular U.S. federal income tax consequences that may be applicable.
Consequences to U.S. Holders

Exchange Offer
      The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a U.S. Holder will be treated as a continuation of the old notes in the hands of such U.S. Holder. Accordingly, such a U.S. Holder will have the same tax basis and holding period in the new notes as it had in the old notes immediately prior to the exchange.

Interest
      A U.S. Holder must generally include stated interest on a new note as ordinary income at the time such interest is received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of New Notes
      A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption or other taxable disposition of a new note a equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less an amount attributable to any accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and will be taxable as ordinary income as described above) and the U.S. Holder’s adjusted tax basis in the new note. A U.S. Holder’s adjusted tax basis in a new note generally will be the US. Holder’s cost therefor. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the new note for more than one year, any such capital gain will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to payments of principal and interest on new notes and to the proceeds of sale, exchange or other disposition of a new note paid to U.S. Holders other than certain exempt recipients (such as corporations). In addition, such amounts may be subject to backup withholding (currently imposed at a rate of 28%) if a U.S. Holder fails to provide its correct taxpayer identification number or to make required certifications or has been notified by the Internal Revenue Service that it is subject to backup withholding.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability provided that the requisite procedures are followed and certain information is provided to the IRS.
Consequences to Non-U.S. Holders

Exchange Offer
      The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a Non-U.S. Holder will be treated as a continuation of the old notes in the hands of such Non-U.S. Holder. Accordingly, such a Non-U.S. Holder will have the same tax basis and holding period in the new notes as it had in the old notes immediately prior to the exchange.

Interest
      Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding taxes, unless any of the following is true:

•	the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes; or

•	the Non-U.S. Holder fails to certify, under penalties of perjury, on a properly completed IRS Form W-8BEN (or a permissible substitute) that it is a Non-U.S. Holder and provides its name and address.
      If a Non-U.S. Holder does not qualify for the above exemption, interest paid on a note to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless the Non-U.S. Holder provides us (or our paying agent) with a properly completed:

•	IRS Form W-8BEN claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the interest will be subject to U.S. federal income tax imposed on a net income basis generally in the same manner as applicable to U.S. persons and, in the case of a corporate Non-U.S. Holder, potentially also a 30% branch profits tax.
      Each Non-U.S. Holder should consult its own tax advisor regarding any applicable income tax treaty that, may provide for an exemption from or reduction in U.S. withholding tax and for rules different from those described above.

Sale or Other Disposition of New Notes
      Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a Non-U.S. Holder on the sale or other taxable disposition of a new note will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding
      Payments of interest made in respect of new notes held by a Non-U.S. Holder will generally not be subject to information reporting or backup withholding if the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury. A Non-U.S. Holder generally will provide such information (and other required certifications) on IRS Form W-8BEN.
      The payment of the proceeds of the sale or other taxable disposition of a new note (including a redemption or retirement) by or through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury. Information reporting requirements, but not backup withholding, will also generally apply to payments of proceeds of sales or other taxable dispositions of new notes by or through non-U.S. offices of U.S. brokers or by or through non-U.S. brokers with certain types of relationships to the United States unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and such broker has no actual knowledge or reason to know to the contrary or the Non-U.S. Holder otherwise establishes an exemption. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a sale or other taxable disposition of a new note by or through a non-U.S. office of a non-U.S. broker not described in the preceding sentence.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the requisite procedures are followed and certain information is provided to the IRS.

Treatment of the New Notes for U.S. Federal Estate Tax Purposes
      New notes held by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax provided that income or gain from the new notes would not have been effectively connected with a U.S. business of the Non-U.S. Holder and, at the time of death, the Non-U.S. Holder is exempt from U.S. federal withholding tax under the rules described above without regard to the requirement that it certifies its non-U.S. Holder status.

ERISA CONSIDERATIONS
      The following is a summary of considerations associated with the purchase of the old notes and new notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each a “Plan”).
General Fiduciary Matters
      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of such Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.
      In considering an investment in the notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any other applicable Similar Laws.
      Any insurance company proposing to invest assets of its general account in the notes should consider the extent that each investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.
Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of old notes or new notes by a Plan with respect to which the issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the old notes and new notes. These class exemptions include, without limitation, PTCE 75-1, respecting transactions between plans and registered broker-dealers, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. It should be noted; however, that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

      Because of the foregoing, the old notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representations
      Accordingly, by acquiring an old note or a new note, each acquiring person and each subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquiring person or transferee to acquire the old notes or new notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such acquiror or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons acquiring new notes on behalf of, or with the assets of, any Plan, consult with their legal counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to the acquisition or holding of the notes and whether an exemption would be applicable to such acquisition or holding.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS
      The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
      The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.
      In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution” (within the meaning of the Securities Act) of new notes. This position does not apply to any holder that is

•	an “affiliate” of the issuer (as defined under the Securities Act); or

•	a broker-dealer.
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The issuer and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      The issuer and the guarantors will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date, the issuer will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The issuer and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.
      A broker-dealer intending to use this prospectus in the resale of new notes must so notify us on or prior to the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent.
      We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

LEGAL MATTERS
      The validity of the new notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Certain matters of Nevada law will be passed upon for us by Jones Vargas, Las Vegas, Nevada.
EXPERTS
      The consolidated financial statements of ACCO Brands as of December 27, 2004, 2003 and 2002 and for each of the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of General Binding Corporation as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of ACCO Brands Corporation and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements as of December 27, 2004, 2003 and 2002 and for the years ended December 27, 2004, 2003 and 2002
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Cash Flows	F-5
Consolidated Statements of Stockholders’ Equity	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements as of June 25, 2005 and December 27, 2004 and for the three and six months ended June 25, 2005 and 2004
Unaudited Condensed Consolidated Balance Sheets	F-37
Unaudited Condensed Consolidated Statements of Income	F-38
Unaudited Condensed Consolidated Statement of Cash Flows	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40
Selected Quarterly Financial Data	F-58
Consolidated Financial Statements of General Binding Corporation and Subsidiaries
Management’s Report on Internal Control Over Financial Reporting	F-59
Report of Independent Registered Public Accounting Firm	F-60
Consolidated Financial Statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Income	F-61
Consolidated Balance Sheets	F-62
Consolidated Statements of Cash Flows	F-63
Consolidated Statements of Stockholders’ Equity	F-64
Notes to Consolidated Financial Statements	F-66
Unaudited Condensed Consolidated Financial Statements as of June 30, 2005 and December 31, 2004 and for the three and six months ended June 30, 2005 and 2004
Unaudited Condensed Consolidated Balance Sheets	F-96
Unaudited Condensed Consolidated Statements of Income	F-98
Unaudited Condensed Consolidated Statements of Cash Flows	F-100
Notes to Unaudited Condensed Consolidated Financial Statements	F-106

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
ACCO Brands Corporation
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of ACCO Brands Corporation and Subsidiaries at December 27, 2004, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Chicago, Illinois
April 29, 2005, except for notes 13 and 16
for which the date is September 30, 2005

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Consolidated Balance Sheets
December 27, 2004, 2003 and 2002

	2004	2003	2002
(in millions of dollars)
Assets
Current assets
Cash and cash equivalents	$79.8	$60.5	$43.3
Accounts receivable less allowances for discounts, doubtful accounts and returns; $18.5, $19.3 and $24.4 for 2004, 2003 and 2002	320.1	258.2	249.4
Inventories, net
Raw materials and supplies	24.7	25.7	26.2
Work in process	5.8	7.4	8.1
Finished products	142.0	123.1	101.8

	172.5	156.2	136.1
Deferred income taxes	4.2	3.9	6.5
Income taxes receivable	—	—	2.0
Other current assets	19.9	21.4	19.5

Total current assets	596.5	500.2	456.8
Property, plant and equipment
Land and improvements	13.2	14.4	20.5
Buildings and improvements to leaseholds	117.8	132.7	135.6
Machinery and equipment	346.5	399.5	398.6
Construction in progress	15.0	4.4	4.7

	492.5	551.0	559.4
Less accumulated depreciation	334.8	381.0	364.1

Property, plant and equipment, net	157.7	170.0	195.3
Deferred income taxes	21.7	25.2	18.9
Intangibles resulting from business acquisitions, net of accumulated amortization; $63.3, $61.0 and $59.6 for 2004, 2003 and 2002	117.6	117.3	128.8
Property, plant and equipment held for sale	—	7.0	13.9
Prepaid pension expense	87.1	60.1	40.0
Other assets	3.9	6.9	6.8

Total assets	$984.5	$886.7	$860.5

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$0.1	$2.8	$4.3
Current portion of long-term debt	—	—	0.4
Accounts payable	120.6	96.4	87.2
Accrued income taxes due to Parent	14.3	6.6	—
Accrued customer programs	81.6	54.8	62.1
Accrued compensation, restructuring and other liabilities	108.2	105.2	97.1

Total current liabilities	324.8	265.8	251.1
Postretirement and other liabilities	42.9	87.8	80.6

Total liabilities	367.7	353.6	331.7
Stockholders’ equity
Common stock, par value $1 per share and 53,476 shares authorized, issued and outstanding at December 27, 2004, 2003 and 2002	0.1	0.1	0.1
Parent company investment	(269.5)	(225.1)	(167.6)
Paid-in capital	1,835.1	1,832.6	1,829.8
Accumulated other comprehensive income (loss)	15.9	(41.2)	(73.5)
Accumulated deficit	(964.8)	(1,033.3)	(1,060.0)

Total stockholders’ equity	616.8	533.1	528.8

Total liabilities and stockholders’ equity	$984.5	$886.7	$860.5

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Consolidated Statements of Income
Years Ended December 27, 2004, 2003 and 2002

	2004	2003	2002
(in millions of dollars, except per share data)
Net sales	$1,175.7	$1,101.9	$1,105.4

Cost of products sold	714.3	686.8	698.9
Advertising, selling, general and administrative expenses	347.8	337.8	351.5
Amortization of intangibles	1.3	1.7	2.1
Write-down of intangibles	—	12.0	—
Restructuring charges	19.4	17.3	34.3
Interest expense, including allocation from Parent	8.5	8.0	12.3
Other (income) expense, net	(5.2)	(1.6)	0.8

Income before income taxes	89.6	39.9	5.5
Income taxes	21.1	13.2	1.3

Net income	$68.5	$26.7	$4.2

Basic earnings per common share	$1.96	$0.76	$0.12

Unaudited pro forma earnings per share (see Note 15)
Basic	$1.29

Diluted	$1.28

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Consolidated Statements of Cash Flows
Years Ended December 27, 2004, 2003 and 2002

	2004	2003	2002
(in millions of dollars)
Operating activities
Net income	$68.5	$26.7	$4.2
Write-down of intangibles	—	12.0	—
Restructuring non-cash charges	6.4	9.7	12.1
Loss on disposal of fixed assets	1.5	9.2	0.1
Depreciation	28.2	33.3	37.0
Amortization	1.3	1.7	2.1
Decrease in deferred income taxes	(13.7)	(3.9)	(9.7)
(Increase) decrease in accounts receivable	(51.1)	6.7	7.1
(Increase) decrease in inventories	(9.6)	(10.6)	38.2
Increase (decrease) in accounts payable, accrued expense and other liabilities	35.8	(11.6)	16.2
Increase in accrued taxes	12.0	9.4	26.5
Other operating activities, net	(15.6)	(15.4)	28.1

Net cash provided from operating activities	63.7	67.2	161.9
Investing activities
Additions to property, plant and equipment	(27.6)	(16.3)	(22.0)
Proceeds from the disposition of property, plant and equipment	21.5	14.6	4.8

Net cash used by investing activities	(6.1)	(1.7)	(17.2)
Financing activities
Decrease in parent company investment	(42.6)	(54.8)	(128.3)
Repayments on long-term debt	—	(0.4)	(0.9)
Repayments of short-term debt	(2.7)	(1.6)	—
Borrowings of short-term debt	—	—	0.5

Net cash used by financing activities	(45.3)	(56.8)	(128.7)
Effect of foreign exchange rate changes on cash	7.0	8.5	2.4

Net increase in cash and cash equivalents	19.3	17.2	18.4
Cash and cash equivalents
Beginning of year	60.5	43.3	24.9

End of year	$79.8	$60.5	$43.3

Cash paid during the year for
Interest	$0.3	$0.4	$0.5

Income taxes	$16.9	$14.1	$11.4

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Consolidated Statements of Stockholders’ Equity
Years Ended December 27, 2004, 2003 and 2002

				Accumulated
		Parent		Other	Accumulated
	Common	Company	Paid-in	Comprehensive	Earnings
	Stock	Investment	Capital	Income (Loss)	Deficit	Total
(in millions of dollars)
Balance at December 27, 2001	$0.1	$(42.7)	$1,826.9	$(55.7)	$(1,064.2)	$664.4
Comprehensive income
Net income	—	—	—	—	4.2	4.2
Minimum pension liability adjustment	—	—	—	(29.8)	—	(29.8)
Changes in currency translation adjustment and other	—	—	0.4	12.0	—	12.4

Total comprehensive income (loss)	—	—	0.4	(17.8)	4.2	(13.2)
Net transfers to Parent	—	(124.9)	—	—	—	(124.9)
Tax benefit from stock options	—	—	2.5	—	—	2.5

Balance at December 27, 2002	0.1	(167.6)	1,829.8	(73.5)	(1,060.0)	528.8
Comprehensive income
Net income	—	—	—	—	26.7	26.7
Minimum pension liability adjustment	—	—	—	(3.0)	—	(3.0)
Changes in currency translation adjustment	—	—	—	35.3	—	35.3

Total comprehensive income	—	—	—	32.3	26.7	59.0
Net transfers to Parent	—	(57.5)	—	—	—	(57.5)
Tax benefit from stock options	—	—	2.8	—	—	2.8

Balance at December 27, 2003	0.1	(225.1)	1,832.6	(41.2)	(1,033.3)	533.1
Comprehensive income
Net income	—	—	—	—	68.5	68.5
Minimum pension liability adjustment	—	—	—	32.8	—	32.8
Changes in currency translation adjustment	—	—	—	24.3	—	24.3

Total comprehensive income (loss)	—	—	—	57.1	68.5	125.6
Net transfers to Parent	—	(44.4)	(0.4)	—	—	(44.8)
Tax benefit from stock options	—	—	2.9	—	—	2.9

Balance at December 27, 2004	$0.1	$(269.5)	$1,835.1	$15.9	$(964.8)	$616.8

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements
December 27, 2004, 2003 and 2002

1. Significant Accounting Policies
Nature of Business
      ACCO Brands Corporation (the “Company”) is a majority-owned subsidiary of Fortune Brands, Inc. (the “Parent”). The minority interest owner owns 1,000 shares of the Company’s common stock, representing approximately 1.9%. The Company is primarily involved in the manufacturing, marketing and distribution of office products — including paper fastening, document management, computer accessories, time management, presentation and other office products — selling primarily to large resellers. The Company’s subsidiaries operate principally in the United States, the United Kingdom, Canada and Australia.
      Certain reclassifications have been made in the prior year’s financial statements to conform with the current year presentation.
Basis of Presentation
      The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses for the reporting periods. Actual results for future periods could differ from those estimates. The Company’s fiscal year end is December 27th, while interim reporting periods end on the 25th of the month. Operations, principally in Europe and Australia, representing approximately 39.3%, 36.5% and 32.8% of consolidated net sales for the years ended December 27, 2004, 2003 and 2002, respectively, are included in the consolidated financial statements on the basis of fiscal years ending November 30 in order to facilitate timely consolidation.
Cash and Cash Equivalents
      Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents.
Allowances for Doubtful Accounts
      Trade receivables are stated net of discounts, allowances for doubtful accounts and allowance for returns. The allowances represent estimated uncollectible receivables associated with potential customer non-payment on contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of non-payment has been specifically identified. In addition, the allowances include a provision for customer non-payment on a general formula basis when it is determined the risk of some non-payment is probable and estimatable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer non-payment is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.
Inventories
      Inventories are priced at the lower of cost (first-in, first-out) or market. Inventory costs include labor, material and overhead. Inventory balances are net of valuation reserves.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

Property, Plant and Equipment
      Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in income. Betterments and renewals which improve and extend the life of an asset are capitalized; maintenance and repair costs are expensed. Purchased computer software, as well as internally-developed software, is capitalized and amortized over the software’s useful life. The following table shows estimated useful lives of property, plant and equipment:

Buildings	40 to 50 years
Leasehold improvements	1 to 10 years
Machinery, equipment and furniture	3 to 10 years
Computer hardware and software	3 to 7 years
Automobiles	2 to 4 years
Long-Lived Assets
      In accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” a long-lived asset or asset group is tested for recoverability wherever events or changes in circumstances indicate that its carrying amounts may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Company’s weighted average cost of capital, which represents the blended after-tax costs of debt and equity.
Intangibles
      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), indefinite-lived intangibles are tested for impairment on an annual basis and under certain circumstances, written down where impaired, rather than amortized as previous standards required. In addition, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Certain of the Company’s trade names have been assigned an indefinite life as it was deemed that these trade names are currently anticipated to contribute cash flows to the Company indefinitely. Indefinite-lived intangible assets will not be amortized, but are required to be evaluated at each reporting period to determine whether the indefinite useful life is appropriate.
      The Company reviews indefinite lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on that intangible. The Company considers the implications of both external (e.g., market growth, pricing, competition, and technology) and internal factors (e.g., product costs, margins, support expenses, capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite lived intangible assets are reviewed to determine whether they are likely to remain indefinite lived, or whether a finite life is more appropriate. In addition, based on events in the period and future expectations, the Company considers whether the potential for impairment exists as required by FAS 142.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      In conjunction with the Company’s ongoing review of the carrying value of our identifiable intangibles as prescribed by SFAS 142, the Company recorded a non-cash write-off of identifiable intangibles, primarily trademarks, of $12.0 million, $8.0 million after tax, in June 2003. The write-off recognized the diminished fair values of selected identifiable intangibles resulting from the repositioning of the Boone and Hetzel business.
      The Company’s purchased intangible assets are comprised of indefinite-lived and definite-lived trade names carried at cost less accumulated amortization. The gross carrying value of the company’s indefinite-lived assets was $96.8 million as of December 27, 2004, 2003 and 2002. Definite-lived trade names are amortized over their estimated useful lives, either 15 or 30 years, based on assessment of a number of factors that may impact useful life. The gross carrying value and accumulated amortization of the Company’s amortizable intangible assets were $39.6 million and $18.8 million, $37.0 million and $16.5 million, $47.0 million and $15.1 million, respectively, as of December 27, 2004, 2003 and 2002, respectively. The Company’s intangible amortization was $1.3 million, $1.7 million and $2.1 million for the years ended December 27, 2004, 2003 and 2002, respectively. Estimated 2005 through 2009 intangible amortization is $1.7 million per year.
Warranty Reserves
      The Company offers its customers various warranty terms based on the type of product that is sold. Warranty expense is generally recorded at the time of sale.

	2004	2003	2002
(in millions of dollars)
Reserve balance at the beginning of the year	$(1.2)	$(0.7)	$(0.9)
Provision for warranties issued	(3.4)	(1.6)	(1.7)
Settlements made (in cash or in kind)	1.9	1.1	1.9

Reserve balance at the end of year	$(2.7)	$(1.2)	$(0.7)

Employee Benefit Plans
      The Company and its subsidiaries provide a range of benefits to their employees and retired employees, including pension, postretirement, postemployment and health care benefits. The Company records annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by GAAP, the effect of the modifications are generally recorded or amortized over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans, which are presented in Note 2 to the consolidated financial statements, are reasonable based on its experience and on input from its actuaries. The Company will continue to monitor these assumptions as market conditions warrant.
Income Taxes
      In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Deferred income taxes are not provided on undistributed earnings of foreign subsidiaries, aggregating approximately $208.0 million at December 27, 2004, as such earnings are expected to be permanently reinvested in these companies.
Parent Company Investment
      Certain services were provided to the Company by the Parent. Executive compensation and consulting expenses which were paid by the Parent on behalf of the Company have been allocated based on actual direct costs incurred. Where specific identification of expenses was not practicable, the cost of such services was allocated based on the most relevant allocation method to the service provided. Costs for the most significant of these services, legal and internal audit, were allocated to the Company based on the relative percentage of net sales and total assets, respectively, of the Company to the Parent. The cost of all other services have been allocated to the Company based on the most relevant allocation method to the service provided, either net sales of the Company as a percentage of net sales of the Parent, total assets of the Company as a percentage of total assets of the Parent, or headcount of the Company as a percentage of headcount of the Parent. Total expenses allocated to the Company were $13.0 million, $10.3 million and $7.8 million in 2004, 2003 and 2002, respectively.
      In addition, interest expense associated with the Parent’s outstanding debt has been allocated to the Company based upon average net assets of the Company as a percentage of average net assets plus average consolidated debt not attributable to other operations of the Parent. The Company believes this method of allocating interest expense produces reasonable results because average net assets is a significant factor in determining the amount of parent company borrowings. No debt has been allocated by the Parent to the Company’s balance sheet. Total interest expense allocated to the Company was $10.4 million, $9.5 million and $13.2 million in 2004, 2003 and 2002, respectively.
Revenue Recognition
      The Company recognizes revenues from product sales when earned, net of applicable provisions for discounts, returns and allowances, as defined by GAAP and in accordance with SEC Bulletins No. 101 and No. 104. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer, generally upon shipment. The Company provides its estimates of potential doubtful accounts at the time of revenue recognition.
Net Sales
      Shipping and handling costs billed to customers are included in net sales. Costs incurred for shipping and handling are classified in “advertising, selling, general and administrative expenses.” Shipping and handling costs included in “advertising, selling, general and administrative expenses” were $50.2 million, $47.4 million and $45.1 million as of December 27, 2004, 2003 and 2002, respectively.
Customer Program Costs
      The Company generally recognizes customer program costs as a deduction to “gross sales” at the time the time that the associated revenue is recognized. Certain customer incentives that do not directly relate to future revenues are expensed when initiated. Customer program costs include, but are not limited to, sales rebates which are generally tied to achievement of certain sales volume levels, in-store promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowance programs. In addition, incentives to the Company’s end consumer, such as mail-in rebates and coupons, are also reported as sales deductions.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      In addition, “accrued customer programs” principally include, but are not limited to, sales volume rebates, promotional allowances, shares media and customer catalog allowances and other cooperative advertising arrangements, and freight allowances as discussed above.
Advertising Costs
      Advertising costs amounted to $81.5 million, $74.8 million and $85.2 million for the years ended December 27, 2004, 2003 and 2002, respectively. These costs include, but are not limited to, cooperative advertising and promotional allowances as described in “Customer Program Costs” above, and are principally expensed as incurred.
      The Company capitalizes certain direct-response advertising costs which are primarily from catalogs and reminder mailings sent to customers. Such costs are generally amortized in proportion to when related revenues are recognized, usually no longer than three months. In addition, direct response advertising includes mailings to acquire new customers, and this cost is amortized over the periods that benefits are realized. Direct response advertising amortization of $6.9 million, $7.3 million and $16.5 million was recorded in the years ended December 27, 2004, 2003 and 2002, respectively, and is included in the above amounts.
      At December 27, 2004, 2003 and 2002 there were $0.5 million, $0.4 million and $1.0 million, respectively, of unamortized direct response advertising costs included in other current assets.
Research and Development
      Research and development expenses, which amounted to $8.1 million, $8.3 million and $9.5 million for the years ended December 27, 2004, 2003 and 2002, respectively, are charged to expense as incurred.
Stock-Based Compensation
      The Company applies Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized for the stock option plans. Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation — Transition and Disclosure,” requires disclosure of pro forma net income and pro forma earnings per share amounts as if compensation expense was recognized.
      Pursuant to SFAS 148, the Company, for purposes of its pro forma disclosure in Note 8, determined its compensation expense in accordance with the Black-Scholes option-pricing model fair value method.
Foreign Currency Translation
      Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange at the balance sheet date. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of the Accumulated Other Comprehensive Income (Loss) (OCI) caption in stockholder’s equity. Some transactions are made in currencies different from an entity’s functional currency. Gain and losses on these foreign currency transactions are generally included in income as they occur.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

Derivative Financial Instruments
      The Company records all derivative instruments in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities” and its related amendment Statement of Financial Accounting Standards No. 138 (SFAS 138), “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.
      Derivative gains or losses included in OCI are realized into earnings at the time the forecasted revenue or expense is recognized. The Company has experienced no material gains or losses on hedging activities.
Foreign Currency Risk
      Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. The Company continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar and Pound sterling.
Concentration of Credit Risk
      Sales to the Company’s four largest customers were $436.0 million, $433.0 million and $421.4 million for the years ended December 27, 2004, 2003 and 2002, respectively. Trade receivables from these customers were $157.7 million, $118.1 million and $100.6 million at December 27, 2004, 2003 and 2002, respectively.
      Office Depot sales were $215.8 million, $213.1 million and $196.8 million for the years ended December 27, 2004, 2003 and 2002, respectively, which represented more than 10% of the total sales.
Recent Accounting Pronouncements
      In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2004 (the “Medicare Prescription Act”).” FSP 106-2 provides guidance on the accounting for, and disclosure of, the effects of the Medicare Prescription Act enacted in December 2003. The Medicare Prescription Act will provide a prescription drug benefit under Medicare Part D, as well as provide a federal subsidy to employers that provide a program for prescription drug benefit that is at least actuarially equivalent to Medicare Part D.
      The Company adopted FSP 106-2 prospectively in the third quarter of 2004. Several of the postretirement plans qualify for the federal subsidy; however, the adoption of FSP 106-2 did not have a material impact on the results of operations. The subsidy, which will result in lower future expense, reduced the Company’s accumulated postretirement benefit obligation by an insignificant amount.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      In December 2004, the FASB issued FASB Staff Position No. 109-2 (FSP 109-2), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (the Act).” The Act provides for a special one-time dividend received deduction on the repatriation of foreign earnings. As a result of FSP 109-2, the Company recorded an income tax expense of $1.2 million in 2004.
      In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), “Share-Based Payment.” FAS 123R replaces FAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS 123R requires compensation expense, measured over the period that an employee provides service in exchange for the award. The Company intends to adopt FAS 123R using the “modified prospective” transition method as defined in FAS 123R. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. FAS 123R is effective January 1, 2006. The Company is evaluating the impact of FAS 123R on the results and financial position.
      In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs” (Statement 151). The provisions of this Statement become effective for the Company in fiscal 2006. This Statement amends the existing guidance on the recognition of inventory costs to clarify the accounting for abnormal amounts of idle expense, freight, handling costs, and wasted material (spoilage). Existing rules indicate that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. Statement 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, Statement 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The impact of the Statement on the valuation of inventory and operating results is currently being evaluated by the Company.
      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. Prior to FIN 46, companies generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 was effective for newly created variable interest entities as of January 31, 2003 and was effective for existing variable interest entities as of October 1, 2003. The adoption of FIN 46 did not have an impact on the Company’s results or financial position.
      In December 2003, the FASB issued Interpretation 46 (46R) to clarify some of the provision of FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” and to exempt certain entities from its requirements. Special effective dates apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of 46R. Otherwise, application of 46R or FIN 46 was required in financial statements of public entities that have interests in structures that are special-purpose entities for periods ending after December 15, 2003. Both 46R and FIN 46 did not have an impact on the Company’s results or financial position.
      In November 2003, the FASB issued Staff Position No. FAS 150-3 (FSP 150-3), “Effective Date, Disclosure, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest under FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

FSP 150-3 defers the effective date for certain mandatorily redeemable noncontrolling interest indefinitely pending further FASB action. The adoption of SFAS 150 did not have an impact on the Company’s results or financial position.
2. Pension and Other Retiree Benefits
      The Company has a number of pension plans, principally in the United States and United Kingdom, covering substantially all employees. The plans provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employee’s length of service and earnings. Annual contributions to the plans are made as necessary to ensure legal funding requirements are satisfied.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      The Company provides postretirement health care and life insurance benefits to certain employees and retirees in the United States and certain employee groups outside the United States. Many employees and retirees outside the United States are covered by government health care programs.

	Pension Benefits			Postretirement Benefits

	2004	2003	2002	2004	2003	2002
(in millions of dollars)
Change in projected benefit obligation (PBO)
Projected benefit obligation at beginning of year	$294.0	$244.3	$217.5	$10.8	$12.6	$10.8
Service cost	7.2	6.3	7.1	0.2	0.2	0.3
Interest cost	17.4	15.0	14.4	0.7	0.7	0.7
Actuarial loss (gain)	7.9	24.7	6.7	—	(3.0)	0.7
Participants’ contributions	1.3	1.2	1.0	—	0.1	0.1
Foreign exchange rate changes	19.2	16.7	9.9	0.7	0.8	0.6
Benefits paid	(16.9)	(14.2)	(12.3)	(0.7)	(0.6)	(0.6)
Curtailments	—	—	—	(0.6)	—	—

Projected benefit obligation at end of year	330.1	294.0	244.3	11.1	10.8	12.6

Change in plan assets
Fair value of plan assets at beginning of year	264.4	214.6	240.4	—	—	—
Actual return on plan assets	18.9	26.9	(25.1)	—	—	—
Employer contributions	30.9	22.8	2.2	0.6	0.5	0.5
Participants’ contributions	1.3	1.2	1.0	0.1	0.1	0.1
Foreign exchange rate changes	16.9	13.6	8.8	—	—	—
Benefits paid	(16.9)	(14.2)	(12.3)	(0.7)	(0.6)	(0.6)
Other Items	0.5	(0.5)	(0.4)	—	—	—

Fair value of plan assets at end of year	316.0	264.4	214.6	—	—	—

Funded status (Fair value of plan assets less PBO)	(14.1)	(29.6)	(29.7)	(11.2)	(10.8)	(12.6)
Unrecognized actuarial loss (gain)	94.1	83.6	67.1	(6.1)	(6.5)	(3.9)
Unrecognized prior service cost (benefit)	4.4	3.0	1.0	(0.2)	(0.2)	(0.2)

Net amount recognized	$84.4	$57.0	$38.4	$(17.5)	$(17.5)	$(16.7)

      Amounts recognized in the balance sheet consist of:

	Pension Benefits			Postretirement Benefits

	2004	2003	2002	2004	2003	2002

(in millions of dollars)
Prepaid pension benefit	$87.1	$60.1	$11.9	$—	$—	$—
Accrued benefit liability	(2.7)	(53.9)	(19.7)	(17.5)	(17.5)	(16.7)
Intangible assets	—	3.8	2.0	—	—	—
Accumulated other comprehensive income	—	47.0	44.2	—	—	—

Net amount recognized	$84.4	$57.0	$38.4	$(17.5)	$(17.5)	$(16.7)

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      The accumulated benefit obligation for all defined benefit pension plans was $307.3 million, $274.0 million and $224.8 million at December 27, 2004, 2003 and 2002, respectively.
      Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	2004	2003	2002
(in millions of dollars)
Projected benefit obligation	$2.3	$174.9	$231.7
Accumulated benefit obligation	1.6	163.0	212.2
Fair value of plan assets	—	140.8	192.9
      The change is primarily due to two plans that are no longer underfunded as of December 27, 2004.
      Components of net periodic benefit cost:

	Pension Benefits			Postretirement Benefits

	2004	2003	2002	2004	2003	2002
(in millions of dollars)
Service cost	$7.2	$6.3	$7.1	$0.2	$0.2	$0.3
Interest cost	17.4	15.0	14.4	0.7	0.7	0.7
Expected return on plan assets	(21.9)	(19.7)	(21.0)	(0.6)	(0.2)	—
Amortization of prior service cost	0.9	1.3	0.2	—	—	—
Amortization of net loss (gain)	4.3	2.0	—	(1.0)	(0.6)	(0.4)

Net periodic benefit cost (income)	$7.9	$4.9	$0.7	$(0.7)	$0.1	$0.6

      Additional information:

	2004	2003	2002
(in millions of dollars)
(Decrease) increase in minimum liability included in intangible assets, liabilities and other comprehensive income	$(32.8)	$3.0	$44.2

      Assumptions:
      Weighted average assumptions used to determine net cost for years ended December 27:

				Postretirement
	Pension Benefits			Benefits

	2004	2003	2002	2004	2003	2002

Discount rate	5.7%	5.9%	6.3%	5.7%	5.9%	6.2%
Rate of compensation increase	4.0%	3.5%	3.5%	—	—	—
      Assumptions:
      Weighted average assumptions used to determine net cost for years ended December 27:

				Postretirement
	Pension Benefits			Benefits

	2004	2003	2002	2004	2003	2002

Discount rate	5.9%	6.3%	6.7%	5.9%	6.2%	6.7%
Expected long-term rate of return on plan assets	7.9%	8.0%	8.0%	—	—	—
Rate of compensation increase	3.8%	3.5%	4.0%	—	—	—
      The Company’s expected 7.9% long-term rate of return is based on a melded allocation of equity and fixed income.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Assumed health care cost trend rates used to determine benefit obligations and net cost at December 27:

	Postretirement Benefits

	2004	2003	2002

Health care cost trend rate assumed for next year	10%	10%	10%
Rate that the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%	5%
Year that the rate reaches the ultimate trend rate	2015	2014	2008
      Assumed health care cost trend rates have significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease	Point Decrease
(in millions of dollars)
Effect on total of service and interest cost	$0.1	$(0.1)	$(0.1)
Effect on postretirement benefit obligation	1.0	(1.0)	(1.0)
Plan Assets
      The Company’s pension plan weighted-average asset allocations at December 27, 2004, 2003 and 2002 are as follows:

	Pension Plan Assets
	at December 27

	2004	2003	2002

Asset category
Cash	4%	1%	1%
Equity securities	70	73	61
Fixed income	26	26	38

Total	100%	100%	100%

      The investment strategy for the Company, which has numerous domestic pension plans under several master trusts, is to optimize investment returns through a diversified portfolio of investments, taking into consideration underlying plan liabilities and asset volatility. Master trusts were established to hold the assets of the Company’s domestic defined benefit plans. The defined benefit asset allocation policy of these trusts allow for an equity allocation of 45% to 75%, a fixed income allocation of 25% to 50% and a cash allocation of up to 25%. Each master trust has a different target asset allocation which is reviewed periodically and is based on the underlying liability structure. The asset allocation for non-U.S. plans is set by the local plan trustees. Some non-U.S. plans allow for an investment of 10% in real estate.
Cash Flows Contributions
      The Company expects to contribute $5.0 million to its pension plans in 2005.
      The Company sponsors a number of defined contribution plans. Contributions are determined under various formulas. Costs related to such plans amounted to $4.5 million, $3.9 million and $4.5 million in 2004, 2003 and 2002, respectively.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      The following benefit payments, which reflect expected future service, are expected to be paid:

	Pension	Postretirement
	Benefits	Benefits
(in millions of dollars)
2005	$13.9	$0.7
2006	14.1	0.7
2007	14.2	0.7
2008	20.3	0.8
2009	15.1	0.8
Years 2010 — 2013	90.9	4.6
3. Lease Commitments
      Future minimum rental payments under noncancelable operating leases as of December 27, 2004 are as follows:

(in millions of dollars)
2005	$16.8
2006	14.8
2007	14.0
2008	12.2
2009	11.6
Remainder	53.3

Total minimum rental payments	122.7
Less minimum rentals to be received under noncancelable subleases	(2.5)

$120.2

      Total rental expense for all operating leases (reduced by minor amounts from subleases) amounted to $19.5 million, $18.3 million and $20.7 million in 2004, 2003 and 2002, respectively.
4. Income Taxes
      The components of income (loss) before income taxes are as follows:

	2004	2003	2002
(in millions of dollars)
Domestic operations	$30.0	$(10.1)	$(24.7)
Foreign operations	59.6	50.0	30.2

	$89.6	$39.9	$5.5

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      A reconciliation of income taxes at the 35% federal statutory income tax rate to income taxes as reported is as follows:

	2004	2003	2002
(in millions of dollars)
Income taxes computed at federal statutory income tax rate	$31.2	$13.9	$1.8
Other income taxes, net of federal tax benefit	1.3	0.3	(0.6)
Intangible write-down and amortization not deductible for income tax purposes	0.4	0.9	0.7
Foreign income taxed at lower effective tax rate	(3.4)	(3.2)	(0.5)
Release of valuation allowance	(3.7)	—	—
Reversal of reserves for items resolved more favorably than anticipated	(3.7)	—	—
Effect of foreign earnings repatriation under the American Jobs Creation Act of 2004	1.2	—	—
Miscellaneous	(2.2)	1.3	(0.1)

Income taxes as reported	$21.1	$13.2	$1.3

      During the third quarter of 2004, in conjunction with the conclusion of a restructuring effort, ACCO Brands reported a $3.7 million deferred tax benefit relating to the release of the valuation allowance associated with foreign subsidiary deductible temporary differences and net operating loss carryforwards in one jurisdiction. Positive evidence supporting the release of the valuation allowance included twelve trailing quarters of positive pretax earnings, improved product mix profitability, improved marketplace position, product cost restructuring, and strong management.
      The components of the income tax provision (benefit) are as follows:

	2004	2003	2002
(in millions of dollars)
Currently payable
Federal	$17.8	$2.7	$.2
Foreign	15.3	13.9	11.7
Other	1.7	0.5	(0.9)

Deferred
Federal and other	(10.3)	(4.2)	(9.2)
Foreign	(3.4)	0.3	(0.5)

	$21.1	$13.2	$1.3

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      The components of net deferred tax assets (liabilities) are as follows:

	2004	2003	2002
(in millions of dollars)
Current assets
Compensation and benefits	$0.9	$0.1	$0.6
Other reserves	4.8	3.7	3.8
Restructuring	1.2	0.8	2.7
Accounts receivable	3.6	5.3	6.0
Miscellaneous	4.2	3.9	4.4

	14.7	13.8	17.5
Current liabilities
Dividends receivable	(2.0)	—	—
Pensions	(8.1)	(8.6)	(8.6)
Miscellaneous	(0.4)	(0.3)	(1.4)

Current deferred income taxes	4.2	4.9	7.5
Noncurrent assets
Net operating loss carryforwards	12.4	12.7	10.8
Compensation and benefits	11.5	8.1	4.5
Pension	—	9.9	14.4
Goodwill basis	18.0	19.6	21.1
Miscellaneous	3.1	2.5	3.0

	45.0	52.8	53.8
Noncurrent liabilities
Depreciation	(1.0)	(7.6)	(10.0)
Pensions	(6.6)	—	(2.5)
Identifiable intangibles	(4.0)	(3.6)	(7.2)
Miscellaneous	(2.0)	(3.7)	(4.4)

Noncurrent deferred income taxes	31.4	37.9	29.7

Valuation allowance	(9.7)	(13.7)	(11.8)

Net deferred tax asset	$25.9	$29.1	$25.4

      The deferred tax asset valuation allowances are provided for net deferred tax assets in those jurisdictions where the Company has determined that it is more likely than not that the deferred tax assets will not be realized.
5. Short-Term Borrowings and Credit Facilities
      At December 27, 2004, 2003 and 2002, there were $10.4 million, $10.3 million and $4.3 million committed under bank lines of credit, respectively. Included in this amount as of December 27, 2004, 2003 and 2002, were $0.1 million, $0.2 million and $0.1 million of borrowings outstanding, respectively. The Company had committed bank credit agreements that provide for unsecured borrowings of up to $8.9 million, $8.5 million and $7.1 million at December 31, 2004, 2003 and 2002, respectively, for general

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

corporate purposes, including acquisitions. In addition, the Company had uncommitted bank lines of credit, which provide for unsecured borrowings for working capital of up to $78.8 million as of December 27, 2004. The weighted average interest rate on these outstanding borrowings was 6.04%, 6.04% and 3.09% in 2004, 2003 and 2002, respectively.
6.  Financial Instruments
      The Company does not enter into financial instruments for trading or speculative purposes. Financial instruments are used to principally reduce the impact of changes in foreign currency exchange rates. The principal financial instruments used are forward foreign exchange contracts. The counterparties are major financial institutions. Although the Company’s theoretical risk is the replacement cost at the then estimated fair value of these instruments, management believes that the risk of incurring losses is remote and that such losses, if any, would be immaterial.
      The Company enters into forward foreign exchange contracts principally to hedge currency fluctuations in transactions denominated in foreign currencies, thereby limiting the Company’s risk that would otherwise result from changes in exchange rates. The periods of the forward foreign exchange contracts correspond to the periods of the hedged transactions.
      At December 27, 2004, the Company had outstanding forward foreign exchange contracts to purchase $39.1 million of various foreign currencies (principally Pounds sterling and U.S. dollars) with maturity dates in fiscal 2005, with a weighted average maturity of 133 days.
      At December 27, 2003, the Company had outstanding forward foreign exchange contracts to purchase $30.2 million of various foreign currencies (principally Pounds sterling and U.S. dollars) with maturity dates in fiscal year 2004, with a weighted average maturity of 133 days.
      At December 27, 2002, the Company had outstanding forward foreign exchange contracts to purchase $2.2 million of various foreign currencies (principally Pounds sterling and Hong Kong dollars) with maturity dates in fiscal year 2003, with a weighted average maturity of 30 days.
      The estimated fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices. At December 27, 2004, the fair value of all outstanding contracts was $2.2 million less than the carrying amounts.
      The estimated fair value of the Company’s cash and cash equivalents, notes payable to banks and commercial paper approximates the carrying amounts due principally to their short maturities. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the operating companies’ domestic and international customer base, thus spreading the credit risk.
      Raw materials used by the Company are subject to price volatility caused by weather, supply conditions, geopolitical and economic variables, and other unpredictable external factors.
7.  Restructuring and Restructuring-Related Charges
      On April 19, 2001, the Company announced that as a result of its evaluation of strategic options, it would immediately begin implementing a plan designed to improve both financial results and the long-term value of the business.
      As part of this restructuring program, the Company recorded $19.4 million of pre-tax restructuring charges in the year 2004. This amount includes a release of $1.6 million of excess amounts established in a

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

prior year. The charges relate to employee termination costs (283 positions) and to asset write-offs with a significant portion related to consolidation or closure of manufacturing facilities in the U.S., United Kingdom and mainland Europe and operational downsizing throughout the Company.
      Pursuant to the provisions of SFAS 146, the following table represents the reconciliation of the restructuring charges for actions initiated after December 31, 2002.

	Balance at				Balance at
	December 27,	2004	Cash	Non-Cash	December 27,
(in millions of dollars)	2003	Provision	Expenditures	Write-Offs	2004

Rationalization of operations
Employee termination costs	$1.3	$12.9	$(14.1)	$—	$0.1
Other	0.2	(0.1)	(0.4)	0.4	0.1
International distribution and
lease agreements	1.1	(0.5)	(0.3)	—	0.3
Loss on disposal of assets	—	7.6	1.1	(8.7)	—

	$2.6	$19.9	$(13.7)	$(8.3)	$0.5

	Balance at				Balance at
	December 27,	2003	Cash	Non-Cash	December 27,
(in millions of dollars)	2002	Provision	Expenditures	Write-Offs	2003

Rationalization of operations
Employee termination costs	$—	$8.8	$(7.5)	$—	$1.3
Other	—	0.5	(0.3)	—	0.2
International distribution and
lease agreements	—	1.2	(0.2)	0.1	1.1
Loss on disposal of assets	—	8.8	5.1	(13.9)	0.0

	$—	$19.3	$(2.9)	$(13.8)	$2.6

      Of the 2,048 positions planned for elimination under restructuring initiatives from 2001 to 2004, 2,048 had been eliminated as of December 27, 2004.
      Reconciliation of the entire restructuring liability as of December 27, 2004 is as follows:

	Balance at				Balance at
	December 27,	Total	Cash	Noncash	December 27,
(in millions of dollars)	2003	Provision	Expenditures	Write-Offs	2004

Rationalization of operations
Employee termination costs	$2.6	$12.5	$(15.0)	$0.1	$0.2
Other	0.8	—	(0.8)	—	—
International distribution and
lease agreements	4.3	(0.7)	(1.1)	0.2	2.7
Loss on disposal of assets	0.2	7.6	1.0	(8.8)	—

	$7.9	$19.4	$(15.9)	$(8.5)	$2.9

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Reconciliation of the entire restructuring liability as of December 27, 2003, is as follows:

	Balance at				Balance at
	December 27,	Total	Cash	Noncash	December 27,
(in millions of dollars)	2002	Provision	Expenditures	Write-Offs	2003

Rationalization of operations
Employee termination costs	$9.0	$6.8	$(13.7)	$0.5	$2.6
Other	(0.2)	0.9	(0.6)	0.7	0.8
International distribution and
lease agreements	4.3	1.1	(1.5)	0.4	4.3
Loss on disposal of assets	0.8	8.5	11.8	(20.9)	0.2

	$13.9	$17.3	$(4.0)	$(19.3)	$7.9

      Reconciliation of the entire restructuring liability as of December 27, 2002, is as follows:

	Balance at				Balance at
	December 27,	Total	Cash	Non-Cash	December 27,
(in millions of dollars)	2001	Provision	Expenditures	Write-Offs	2002

Rationalization of operations
Employee termination costs	$7.6	$19.8	$(18.7)	$0.3	$9.0
Other	0.4	(0.2)	(0.4)	—	(0.2)
International distribution and
lease agreements	5.2	1.5	(2.7)	0.3	4.3
Loss on disposal of assets	2.1	13.2	—	(14.5)	0.8

	$15.3	$34.3	$(21.8)	$(13.9)	$13.9

      Of the 1,765 positions planned for elimination under restructuring initiatives from 2001 through 2003, 1,726 had been eliminated as of December 27, 2003.
      In association with the Company’s plan to abandon one long-term lease agreement, a charge for $2.6 million was recorded in the year 2001. Cash expenditures related to this lease are expected to continue through 2007.
      The Company expects that all other activity will be completed within the next 12 months.
      In association with the Company’s restructuring, certain non-recurring costs were expensed to cost of products sold and advertising, selling, general and administrative expenses in the income statement. These charges were principally related to strategic product category exits and to implementation of the new company footprint. These charges totaled $22.2 million, $20.2 million and $13.9 million for the years ended December 27, 2004, 2003 and 2002, respectively.
8.  Stock Plans
      As a subsidiary of the Parent, the Company has no employee stock option plan; however, certain employees of the Company have been granted stock options and performance awards under the incentive plans of the Parent, including the 1999 and 2003 Long-Term Incentive Plans. The 1999 and 2003 Long-Term Incentive Plans authorize the granting to key employees of the Parent and its subsidiaries, including the Company, of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance awards and other stock-based awards, any of which may be granted alone or in combination

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

with other types of awards or dividend equivalents. Grants under the 2003 Long-Term Incentive Plan may be made on or before December 31, 2008 for up to 12 million shares of common stock. Under each plan, no more than two million shares may be granted to any one individual. No new stock-based awards may be made under the Parent’s Long-Term Incentive Plan, but existing awards already issued may continue to be exercised or paid pursuant to their terms.
      Stock options under the Plans have exercise prices equal to fair market values at dates of grant. Options generally may not be exercised prior to one year or more than ten years from the date of grant. Options issued since November 1998 generally vest one-third each year over a three year period after the date of grant. Performance awards are currently amortized into expense over the three-year vesting period, and are generally paid in stock but can be paid in cash if individual stock ownership guidelines are met.
      The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock plans as allowed under SFAS Statement No. 148. Had compensation cost for the fixed stock options granted in 2004, 2003 and 2002 been determined consistent with SFAS 148, pro forma net income and earnings per common share of the Company would have been as follows:

(in millions of dollars, except per share data)	2004	2003	2002

Net income — as reported	$68.5	$26.7	$4.2
Add: Stock based employee compensation (performance awards) included in reported net income, net of tax	0.5	0.5	0.3
Deduct: Total stock based employee compensation (stock options and performance awards) determined under the fair-value based method for all awards, net of tax	(3.7)	(3.0)	(2.7)

Pro forma net income	$65.3	$24.2	$1.8

Pro forma net earnings per basic share	$1,221	$453	$34

      Changes during the three years ended December 31, 2004 in shares under options were as follows:

		Weighted-
		Average
		Exercise
	Options	Price

Outstanding at December 31, 2001	1,920,726	$30.31
Granted	395,200	49.00
Exercised	(687,324)	30.29
Lapsed	(152,321)	32.71

Outstanding at December 31, 2002	1,476,281	35.07
Granted	393,100	57.30
Exercised	(374,055)	31.03
Lapsed	(45,458)	40.50

Outstanding at December 31, 2003	1,449,868	41.97
Granted	392,100	72.87
Exercised	(259,718)	32.78
Lapsed	(22,509)	50.19

Outstanding at December 31, 2004	1,559,741	$51.15

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      The weighted-average fair values of options granted during 2004, 2003 and 2002 were $16.28, $13.40 and $11.62, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002:

	2004	2003	2002

Expected dividend yield	1.8%	2.1%	2.3%
Expected volatility	26.7%	29.4%	30.6%
Risk-free interest rate	3.2%	2.8%	2.7%
Expected term	4.5 years	4.5 years	4.5 years
      Options outstanding at December 31, 2004 were as follows:

		Weighted-
		Average	Weighted-
		Remaining	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Outstanding	Life	Price

$22.78 to $32.05	343,642	6.1	$29.24
34.18 to 49.10	464,246	6.5	44.13
57.46 to 78.09	751,853	9.3	65.49

$22.78 to $78.09	1,559,741	7.8	$51.15

      Options exercisable at the end of each of the three years ended December 31, 2004 were as follows:

		Weighted-
		Average
	Options	Exercise
	Exercisable	Price

December 31, 2004	802,939	$38.92
December 31, 2003	717,659	$32.74
December 31, 2002	735,212	$30.47
      Options exercisable at December 31, 2004 were as follows:

Weighted-
Average
Number	Exercise
Exercisable	Price

343,642	$29.24
348,207	42.56
111,090	57.46

802,939	$38.92

      At December 31, 2004, performance awards were outstanding pursuant to which up to 9,000 shares, 9,000 shares, 9,000 shares and 6,900 shares may be issued in 2005, 2006, 2007 and 2008, respectively, depending on the extent to which certain specified performance objectives are met. 8,256 shares, 5,463 shares and 3,426 shares were issued pursuant to performance awards during 2004, 2003 and 2002, respectively. The costs of performance awards are expensed over the performance period.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Compensation expense for the stock based plans recorded for 2004, 2003 and 2002 was $0.8 million, $0.8 million and $0.5 million, respectively.
9.  Comprehensive Income (Loss)
      Comprehensive income is defined as net income (loss) and other changes in stockholders’ equity from transactions and other events from sources other than stockholders. The components of and changes in other comprehensive loss are as follows:

		Minimum	Accumulated
	Foreign	Pension	Other
	Currency	Liability	Comprehensive
(in millions of dollars)	Adjustments	Adjustment	Income (Loss)

Balance at December 27, 2001	$(55.7)	$—	$(55.7)
Changes during the year (net of taxes of $1.3)	12.0	(29.8)	(17.8)

Balance at December 27, 2002	(43.7)	(29.8)	(73.5)
Changes during the year (net of taxes of $1.3)	35.3	(3.0)	32.3

Balance at December 27, 2003	(8.4)	(32.8)	(41.2)
Changed during the year (net of taxes of $14.5)	24.3	32.8	57.1

Balance at December 27, 2004	$15.9	$—	$15.9

10.  Pending Litigation
      The Company and its subsidiaries are defendants in lawsuits associated with their business and operations. It is not possible to predict the outcome of the pending actions, but management believes that there are meritorious defenses to these actions and that these actions will not have a material adverse effect upon the results of operations, cash flows or financial condition of the Company. These actions are being vigorously contested.
11.  Environmental
      The Company is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company’s subsidiaries may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect upon the results of operation, cash flows or financial condition of the Company.
12.  Information on Business Segments
      The Company is organized into business segments based on the products and markets served. The Company’s business segments are described below:

ACCO U.S. — ACCO U.S. sells to U.S. customers and serves as one of two primary product ‘hubs’ for the business, driving much of the new product development and innovation opportunities for the North American region. The two ‘hubs’ coordinate product development activities to avoid duplication of effort while maintaining both global and local consumer focus.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

ACCO Europe — In Europe, ACCO U.K. sells to customers in the United Kingdom, and serves as the primary product ‘hub’ for the European offerings. ACCO Europe businesses in France, Germany, Italy, Holland, Ireland, Spain, Poland, the Czech Republic, Sweden, Belgium, Austria, Switzerland and Hungary are principally engaged in selling products that are global or products that have been localized for their geographic market. These products are sourced from ACCO Brands’ U.K. product ‘hub’ (manufactured product), supplied by third party vendors, or manufactured regionally.

Trading companies — The Company’s businesses in Australia, New Zealand, Canada, Mexico, and Chile, referred to as our “Trading Companies”, are principally engaged in selling product which is either global or products that have been localized for their geographic market. These products are sourced from ACCO Brands’ business ’hubs’ in the U.S. and Europe (manufactured product), supplied by third party vendors, or manufactured locally.

Day-Timers — The Company’s Day-Timers business is based in the U.S. and includes subsidiaries in Australia, New Zealand and the United Kingdom. They manufacture a significant amount of their paper-based product in the United States, and source the remaining materials and finished goods from third parties.
      The Company operates primarily in the U.S., the U.K., Australia and Canada.
      Reconciliation of segment net sales to consolidated net sales is as follows:

(in millions of dollars)	2004	2003	2002

ACCO U.S.	$549.0	$532.8	$554.4
ACCO Europe	365.1	318.0	296.1
Trading Companies	183.6	169.6	146.7
Day-Timers	78.0	80.1	103.2
Other	—	1.4	5.0

	$1,175.7	$1,101.9	$1,105.4

      Operating income is as follows:

(in millions of dollars)	2004	2003	2002

ACCO U.S.	$40.3	$8.0	$1.4
ACCO Europe	24.0	18.8	11.0
Trading Companies	32.8	24.4	18.8
Day-Timers	10.9	11.1	2.0
Corporate expenses	(15.1)	(16.0)	(14.6)

Total income from operations	$92.9	$46.3	$18.6

Interest expense	8.5	8.0	12.3
Other (income) expense	(5.2)	(1.6)	0.8

Income before taxes	$89.6	$39.9	$5.5

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Segment assets(a) are as follows:

(in millions of dollars)	2004	2003	2002

ACCO U.S.	$367.3	$337.8	$369.4
ACCO Europe	302.3	267.8	219.2
Trading Companies	152.8	128.1	106.3
Day-Timers	35.6	29.5	29.7

	$858.0	$763.2	$724.6

(a)	Represents total assets excluding intangible assets, net.
     Reconciliation of segment assets(a) to consolidated total assets is as follows:

(in millions of dollars)	2004	2003	2002

Segment assets	$858.0	$763.2	$723.6
Intangible assets	117.6	117.3	128.8
Corporate	8.9	6.2	8.1

	$984.5	$886.7	$860.5

      Long-lived assets(b) are as follows:

(in millions of dollars)	2004	2003	2002

United States	$79.1	$88.7	$109.0
United Kingdom	40.4	42.2	48.5
Australia	15.9	15.4	11.6
Canada	4.9	4.8	4.5
Other countries	17.4	18.9	21.7

	$157.7	$170.0	$195.3

(b)	Represents property, plant and equipment, net.
     Net sales by geographic region are as follows:

(in millions of dollars)	2004	2003	2002

United States	$608.8	$581.7	$631.7
United Kingdom	184.5	186.6	163.3
Australia	94.2	82.4	66.0
Canada	68.1	80.0	73.8
Other countries	220.1	171.2	170.6

	$1,175.7	$1,101.9	$1,105.4

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Capital expenditures are as follows:

(in millions of dollars)	2004	2003	2002

ACCO U.S.	$15.9	$6.1	$9.3
ACCO Europe	6.1	6.6	10.9
Trading Companies	5.0	3.1	1.6
Day-Timers	0.6	0.5	0.2

	$27.6	$16.3	$22.0

13.  Earnings per Share
      Following the Distribution of shares, the Company’s total shares outstanding will increase significantly to 35.0 million from 53,476. The number of shares outstanding after the Distribution have been used in the earnings (loss) per common share calculation below. Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding in the period. A dual presentation of basic and diluted earnings per share is not required due to the lack of potentially dilutive securities under the Company’s simple capital structure.
      The computation of basic earnings per common share for “Net Income” is as follows:

(in millions of dollars, except per share amounts)	2004	2003	2002

Net income	$68.5	$26.7	$4.2

Weighted average number of common shares outstanding	35.0	35.0	35.0

Basic earnings per common share	$1.96	$0.76	$0.12

14.  Subsequent Event
      The Parent announced on March 16, 2005 that they would spin-off to their shareholders its ACCO Brands Corporation (“ACCO”) office products unit, and that ACCO would merge with General Binding Corporation (GBC) to create the world’s largest supplier of branded office products. The transaction, which was unanimously approved by the boards of directors of the Parent and GBC, will be tax-free to U.S. shareholders of both companies. ACCO Brands, the proposed name of the new company, plans to seek listing on the New York Stock Exchange. The spin-off and merger are subject to regulatory approvals and other customary closing conditions. The merger is also subject to approval by GBC shareholders. GBC’s majority shareholder has agreed to vote for the merger. This transaction is expected to be completed in the summer of 2005.
15.  Unaudited Pro Forma Earnings per Share
      The pending transaction discussed in Note 14 will significantly impact the capital structure of the Company. Immediately prior to the spin-off from Fortune Brands, the Company will pay a dividend of $625.0 million to the shareholders. Following the Distribution of shares, the Company’s total shares outstanding will increase significantly to 35.0 million from 53,476. The number of shares outstanding after the Distribution have been used in the earnings (loss) per common share calculation below.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

      Pro-forma earnings per share as of December 27, 2004 for the ACCO Brands is as follows:

(in millions, except per share data)	2004

Net Income, as reported	$68.5
Less: Pro-forma interest expense(1)	(23.3)

Pro-forma net income	$45.2
Pro-forma common shares outstanding — basic	35.0
Exercise of stock options(2)	0.4

Pro-forma common shares outstanding — diluted	35.4
Basic pro-forma earnings per share	$1.29
Diluted pro-forma earnings per share	$1.28

(1)	Pro-forma interest expense ($35.9 million) is calculated based upon assumed financing of the company of $625 million to fund the dividend payable to the shareholders at an interest rate of 5.75%, net of tax of $12.6 million.

(2)	Assumes that pro-forma outstanding common shares were increased by shares of those unvested stock options in the Parent company stock, for which market price of the Parent exceeds exercise price of the option, less shares which could have been purchased by the Company with related proceeds. This amount is then multiplied by the estimated 4.255 ratio of Parent company shares to ACCO Brands shares upon spin-off to arrive at the pro-forma dilutive impact of unvested stock options at year-end.
16.  Condensed Consolidating Financial Information
With respect to the Company’s anticipated spin-off from its Parent and merger with GBC described in Note 14, the Company expects that its domestic subsidiaries will be required to jointly and severally, fully and unconditionally guarantee its Senior Subordinated Notes. Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, the Company has elected to present the following consolidating financial statements which detail the results of operations as of December 27, 2004, December 27, 2003 and December 27, 2002, cashflows for the fiscal years ended December 27, 2004, December 27, 2003 and December 27, 2002 and financial position as of December 27, 2004, December 27, 2003 and December 27, 2002, of the Company and its guarantors, and non-guarantors subsidiaries (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the reported consolidated financial statements of the Company.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

	December 27, 2004

	ACCO
	Brands
	(Parent)	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Assets
Current assets
Cash and cash equivalents	$—	$(13.4)	$93.2	$—	$79.8
Accounts receivable, net	—	175.6	144.5	—	320.1
Inventory, net	—	88.4	84.1	—	172.5
Receivables from affiliates	8.6	25.5	22.2	(56.3)	—
Deferred taxes receivable	0.2	5.6	(1.6)	—	4.2
Other current assets	0.1	5.8	14.0	—	19.9

Total current assets	8.9	287.5	356.4	(56.3)	596.5
Property, plant and equipment, net	0.1	53.2	104.4	—	157.7
Deferred income taxes	5.2	23.9	(7.4)	—	21.7
Intangibles, net of accumulated amortization	70.4	30.3	16.9	—	117.6
Prepaid pension expense	—	30.0	57.1	—	87.1
Other assets	1.9	2.0	—	—	3.9
Investment in/ L-T receivable from affiliates	617.6	43.1	—	(660.7)	—

Total assets	$704.1	$470.0	$527.4	$(717.0)	$984.5

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$—	$—	$0.1	$—	$0.1
Accounts payable	—	60.1	60.5	—	120.6
Accrued current income taxes	4.9	4.8	4.6	—	14.3
Accrued customer programs	—	47.5	34.1	—	81.6
Accrued compensation, restructuring and other liabilities	9.0	52.1	47.1	—	108.2
Payables to affiliates	67.2	34.0	14.4	(115.6)	—

Total current liabilities	81.1	198.5	160.8	(115.6)	324.8
Long-term notes payable to affiliates	—	348.0	3.4	(351.4)	—
Postretirement and other liabilities	6.2	10.9	25.8	—	42.9

Total liabilities	87.3	557.4	190.0	(467.0)	367.7
Stockholder’s equity
Common stock	0.1	0.9	9.6	(10.5)	0.1
Parent company investment	(269.5)	(53.4)	(13.8)	67.2	(269.5)
Paid-in capital	1,835.1	619.3	114.9	(734.2)	1,835.1
Accumulated other comprehensive income (loss)	15.9	(1.3)	19.4	(18.1)	15.9
Accumulated deficit	(964.8)	(652.9)	207.3	445.6	(964.8)

Total stockholders’ equity	616.8	(87.4)	337.4	(250.0)	616.8

Total liability and stockholders equity	$704.1	$470.0	$527.4	$(717.0)	$984.5

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

	December 27, 2003

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$—	$(6.9)	$67.4	$—	$60.5
Accounts receivable, net	—	130.0	128.2	—	258.2
Inventory, net	—	74.5	81.7	—	156.2
Receivables from affiliates	7.5	9.3	4.5	(21.3)	—
Deferred taxes	0.3	3.7	(0.1)	—	3.9
Other current assets	—	8.1	13.3	—	21.4

Total current assets	7.8	218.7	295.0	(21.3)	500.2
Property, plant and equipment, net	0.1	63.8	106.1	—	170.0
Deferred income taxes	0.4	27.2	(2.4)	—	25.2
Intangibles, net of accumulated amortization	70.5	30.5	16.3	—	117.3
Prepaid pension expense	—	29.5	30.6	—	60.1
Other assets	1.6	7.8	4.5	—	13.9
Investment in/long term receivable from affiliates	504.1	46.1	—	(550.2)	—

Total assets	$584.5	$423.6	$450.1	$(571.5)	$886.7

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$—	$—	$2.8	$—	$2.8
Accounts payable	—	39.7	56.7	—	96.4
Accrued current income taxes	7.0	(1.9)	1.5	—	6.6
Accrued customer programs	—	29.3	25.5	—	54.8
Accrued compensation, restructuring and other liabilities	6.1	47.8	51.3	—	105.2
Payables to affiliates	32.7	13.1	9.4	(55.2)	—

Total current liabilities	45.8	128.0	147.2	(55.2)	265.8
Long-term notes payable to affiliates	—	348.0	0.5	(348.5)	—
Postretirement and other liabilities	5.6	25.8	56.4	—	87.8

Total liabilities	51.4	501.8	204.1	(403.7)	353.6
Stockholders’ equity
Common stock	0.1	0.9	9.6	(10.5)	0.1
Parent company investment	(225.1)	(0.4)	(32.3)	32.7	(225.1)
Paid-in capital	1,832.6	617.1	121.1	(738.2)	1,832.6
Accumulated other comprehensive income (loss)	(41.2)	(12.7)	(26.4)	39.1	(41.2)
Accumulated deficit	(1,033.3)	(683.1)	174.0	509.1	(1,033.3)

Total stockholders’ equity	533.1	(78.2)	246.0	(167.8)	533.1

Total liability and stockholders’ equity	$584.5	$423.6	$450.1	$(571.5)	$886.7

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

	December 27, 2002

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$—	$(5.4)	$48.7	$—	$43.3
Accounts receivable, net	—	135.6	113.8	—	249.4
Inventory, net	—	67.8	68.3	—	136.1
Receivables from affiliates	17.6	3.2	6.5	(27.3)	—
Deferred taxes	—	—	6.5	—	6.5
Income taxes receivable	(6.9)	9.8	(0.9)	—	2.0
Other current assets	—	8.7	10.8	—	19.5

Total current assets	10.7	219.7	253.7	(27.3)	456.8
Property, plant and equipment, net	5.9	71.2	118.2	—	195.3
Deferred income taxes	0.6	(3.0)	21.3	—	18.9
Intangibles, net of accumulated amortization	70.6	41.8	16.4	—	128.8
Prepaid pension expense	—	27.7	12.3	—	40.0
Other assets	2.5	15.3	2.9	—	20.7
Investment in/long term receivable from affiliates	458.0	43.3	—	(501.3)	—

Total assets	$548.3	$416.0	$424.8	$(528.6)	$860.5

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$—	$—	$4.3	$—	$4.3
Current portion of long-term debt	—	0.2	0.2	—	0.4
Accounts payable	—	38.6	48.6	—	87.2
Accrued current income taxes	—	2.9	(2.9)	—	—
Current deferred tax liability	(0.2)	(6.2)	6.4	—	—
Accrued customer programs	—	39.5	22.6	—	62.1
Accrued compensation, restructuring and other liabilities	3.7	53.6	39.8	—	97.1
Payables to affiliates	7.8	13.5	6.6	(27.9)	—

Total current liabilities	11.3	142.1	125.6	(27.9)	251.1
Deferred income taxes	1.1	(17.9)	16.8	—	—
Long-term notes payable to affiliates	—	348.0	0.5	(348.5)	—
Postretirement and other liabilities	7.1	7.1	66.4	—	80.6

Total liabilities	19.5	479.3	209.3	(376.4)	331.7
Stockholders’ equity
Common stock	0.1	0.9	10.3	(11.2)	0.1
Parent company investment	(167.6)	8.3	(7.8)	(0.5)	(167.6)
Paid-in capital	1,829.8	614.3	119.5	(733.8)	1,829.8
Accumulated other comprehensive income (loss)	(73.5)	(1.2)	(70.5)	71.7	(73.5)
Accumulated deficit	(1,060.0)	(685.6)	164.0	521.6	(1,060.0)

Total stockholders’ equity	528.8	(63.3)	215.5	(152.2)	528.8

Total liability and stockholders’ equity	$548.3	$416.0	$424.8	$(528.6)	$860.5

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

	Year ended December 27, 2004

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$—	$621.8	$553.9	$—	$1,175.7
Affiliated sales	—	17.6	24.6	(42.2)	—

Net sales	—	639.4	578.5	(42.2)	1,175.7
Cost of products sold	—	401.8	354.7	(42.2)	714.3
Advertising, selling, general and administrative expenses	13.0	191.5	143.3	—	347.8
Amortization of intangibles	0.1	0.1	1.1	—	1.3
Restructuring charges	—	3.2	16.2	—	19.4
Interest (income)/expense from affiliates	(17.4)	17.4	—	—	—
Interest (income), expense, including allocation from Parent	11.1	(0.2)	(2.4)	—	8.5
Other (income) expense, net	(0.4)	(9.2)	4.4	—	(5.2)

Income (loss) before taxes and earnings/(losses) of wholly owned subsidiaries	(6.4)	34.8	61.2	—	89.6
Income taxes	(4.9)	12.0	14.0	—	21.1
Income (loss) before earnings/(losses) of wholly owned subsidiaries	(1.5)	22.8	47.2	—	68.5
Earnings/(losses) of wholly owned subsidiaries	70.0	6.5	—	(76.5)	—

Net income (loss)	$68.5	$29.3	$47.2	$(76.5)	$68.5

	Year ended December 27, 2003

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$—	$606.9	$495.0	$—	$1,101.9
Affiliated sales	—	18.2	26.6	(44.8)	—

Net sales	—	625.1	521.6	(44.8)	1,101.9
Cost of products sold	4.0	396.8	330.8	(44.8)	686.8
Advertising, selling, general and administrative expenses	9.8	194.9	133.1	—	337.8
Amortization of intangibles	0.1	0.5	1.1	—	1.7
Write-down of intangibles	—	11.2	0.8	—	12.0
Restructuring charges	1.6	6.1	9.6	—	17.3
Interest (income)/expense from affiliates	(17.1)	17.1	—	—	—
Interest (income)/expense, including allocation from Parent	9.7	0.3	(2.0)	—	8.0
Other (income) expense, net	3.8	(5.4)	—	—	(1.6)

Income (loss) before taxes and earnings/(losses) of wholly owned subsidiaries	(11.9)	3.6	48.2	—	39.9
Income taxes	(3.6)	1.7	15.1	—	13.2
Income (loss) before earnings/(losses) of wholly owned subsidiaries	(8.3)	1.9	33.1	—	26.7
Earnings/(losses) of wholly owned subsidiaries	36.1	1.1	—	(37.2)	—

Net income (loss)	$27.8	$3.0	$33.1	$(37.2)	$26.7

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

	Year ended December 27, 2002

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$—	$649.6	$455.8	$—	$1,105.4
Affiliated sales	—	17.8	50.2	(68.0)	—

Net sales	—	667.4	506.0	(68.0)	1,105.4
Cost of products sold	—	424.2	342.7	(68.0)	698.9
Advertising, selling, general and administrative expenses	9.4	216.2	125.9	—	351.5
Amortization of intangibles	0.1	0.9	1.1	—	2.1
Restructuring charges	2.0	14.4	17.9	—	34.3
Interest (income)/expense from affiliates	(18.7)	18.7	—	—	—
Interest (income)/expense, including allocation from Parent	11.0	1.4	(0.1)	—	12.3
Other (income) expense, net	—	1.0	(0.2)	—	0.8

Income (loss) before taxes and earnings/(losses) of wholly owned subsidiaries	(3.8)	(9.4)	18.7	—	5.5
Income taxes	(1.8)	(3.9)	7.0	—	1.3
Income (loss) before earnings/(losses) of wholly owned subsidiaries	(2.0)	(5.5)	11.7	—	4.2
Earnings/(losses) of wholly owned subsidiaries	0.7	(5.5)	—	4.8	—

Net income (loss)	$(1.3)	$(11.0)	$11.7	$4.8	$4.2

	Year ended December 27, 2004

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Consolidated

Net cash (used in)/provided by operating activities:	$(5.1)	$31.5	$37.3	$63.7

Investing activities:
Additions to property, plant and equipment	—	(16.5)	(11.1)	(27.6)
Proceeds from the sale of property, plant and equipment	—	18.8	2.7	21.5

Net cash (used)/provided by investing activities	—	2.3	(8.4)	(6.1)
Financing activities:
Decrease in parent company investment	(42.6)	—	—	(42.6)
Intercompany financing	28.7	(47.9)	19.2	—
Intercompany dividends	19.0	7.6	(26.6)	—
Repayments on short-term debt	—	—	(2.7)	(2.7)

Net cash (used)/provided by financing activities	5.1	(40.3)	(10.1)	(45.3)
Effect of foreign exchange rate changes on cash	—	—	7.0	7.0
Net increase/(decrease) in cash and cash equivalents	—	(6.5)	25.8	19.3
Cash and cash equivalents at the beginning of the period	—	(6.9)	67.4	60.5

Cash and cash equivalents at the end of the period	$—	$(13.4)	$93.2	$79.8

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Consolidated Financial Statements — Continued
December 27, 2004, 2003 and 2002

	Year ended December 27, 2003

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Consolidated

Net cash (used)/provided by operating activities:	$57.3	$19.0	$(9.1)	$67.2

Investing activities:
Additions to property, plant and equipment	—	(5.3)	(11.0)	(16.3)
Proceeds from the sale of property, plant and equipment	—	0.2	14.4	14.6

Net cash (used)/provided by investing activities	—	(5.1)	3.4	(1.7)
Financing activities:
Decrease in parent company investment	(54.8)	—	—	(54.8)
Intercompany financing	(22.5)	(15.2)	37.7	—
Intercompany dividends	20.0	—	(20.0)	—
Repayments on long-term debt	—	(0.2)	(0.2)	(0.4)
Repayments on short-term debt	—		(1.6)	(1.6)

Net cash (used)/provided by financing activities	(57.3)	(15.4)	15.9	(56.8)
Effect of foreign exchange rate changes on cash	—	—	8.5	8.5
Net increase/(decrease) in cash and cash equivalents	—	(1.5)	18.7	17.2
Cash and cash equivalents at the beginning of the period	—	(5.4)	48.7	43.3

Cash and cash equivalents at the end of the period	$—	$(6.9)	$67.4	$60.5

	Year ended December 27, 2002

	ACCO
	Brands
(in millions of dollars)	(Parent)	Guarantors	Non-Guarantors	Consolidated

Net cash (used)/provided by operating activities:	$127.8	$114.2	$(80.1)	$161.9

Investing activities:
Additions to property, plant and equipment	—	(9.3)	(12.7)	(22.0)
Proceeds from the sale of property, plant and equipment	—	1.1	3.7	4.8

Net cash (used)/provided by investing activities	—	(8.2)	(9.0)	(17.2)
Financing activities:
Decrease in parent company investment	(128.3)	—	—	(128.3)
Intercompany financing	0.5	(105.2)	104.7	—
Intercompany dividends	—	0.3	(0.3)	—
Repayments on long-term debt	—	(0.2)	(0.7)	(0.9)
Repayments on short-term debt	—		0.5	0.5

Net cash (used)/provided by financing activities	(127.8)	(105.1)	104.2	(128.7)
Effect of foreign exchange rate changes on cash	—	—	2.4	2.4
Net increase/(decrease) in cash and cash equivalents	—	0.9	17.5	18.4
Cash and cash equivalents at the beginning of the period	—	(6.3)	31.2	24.9

Cash and cash equivalents at the end of the period	$—	$(5.4)	$48.7	$43.3

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Condensed Consolidated Balance Sheets
Six months ended June 25, 2005

	Pro forma
	June 25,
	2005	June 25,	December 27,
	(Note 3)	2005	2004
(in millions of dollars)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$18.2	$18.2	$79.8
Accounts receivable, net	267.0	267.0	320.1
Inventories, net
Raw materials and supplies	23.7	23.7	24.7
Work in process	6.4	6.4	5.8
Finished products	157.7	157.7	142.0

	187.8	187.8	172.5
Deferred income taxes	7.6	7.6	4.2
Other current assets	24.1	24.1	19.9

Total current assets	504.7	504.7	596.5
Property, plant and equipment
Land and improvements	12.8	12.8	13.2
Buildings and improvements to leaseholds	116.7	116.7	117.8
Machinery and equipment	347.4	347.4	346.5
Construction in progress	9.8	9.8	15.0

	486.7	486.7	492.5
Less accumulated depreciation	(332.0)	(332.0)	(334.8)

Property, plant and equipment, net	154.7	154.7	157.7
Deferred income taxes	12.2	12.2	21.7
Intangibles resulting from business acquisitions, net	115.9	115.9	117.6
Prepaid pension expense	84.9	84.9	87.1
Other assets	5.1	5.1	3.9

Total assets	$877.5	$877.5	$984.5

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$0.9	$0.9	$0.1
Accounts payable	101.6	101.6	120.6
Accrued income taxes due to Parent	3.6	3.6	14.3
Accrued customer programs	76.3	76.3	81.6
Accrued compensation, restructuring and other liabilities	61.0	61.0	108.2
Dividend payable to shareholders	625.0	—	—

Total current liabilities	868.4	243.4	324.8
Postretirement and other liabilities	37.4	37.4	42.9

Total liabilities	905.8	280.8	367.7
Stockholders’ equity
Common stock, par value $1 per share, 53,476 shares authorized, issued and outstanding at June 25, 2005 and December 27, 2004	0.1	0.1	0.1
Parent company investment	(309.3)	(309.3)	(269.5)
Paid-in capital	1,213.0	1,838.0	1,835.1
Accumulated other comprehensive income	6.1	6.1	15.9
Accumulated deficit	(938.2)	(938.2)	(964.8)

Total stockholders’ equity	(28.3)	596.7	616.8

Total liabilities and stockholders’ equity	$877.5	$877.5	$984.5

See notes to condensed consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Condensed Consolidated Balance Sheets — Continued
Six months ended June 25, 2005

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Condensed Consolidated Statements of Income/(Loss)
Six months ended June 25, 2005

	Three Months Ended
	June 25,		Six Months Ended June 25,
	(Unaudited)		(Unaudited)

(in millions of dollars, except per share data)	2005	2004	2005
				2004
Net sales	$279.5	$268.7	$551.9	$539.6
Cost of products sold	170.6	170.6	337.2	340.4
Advertising, selling, general and administrative expenses	84.0	85.8	166.0	170.4
Amortization of intangibles	0.4	0.3	1.0	0.6
Restructuring charges	—	16.8	—	19.4
Interest expense, including allocation from parent	2.0	1.7	4.1	3.9
Other expense (income), net	0.5	(3.8)	1.6	(3.5)

Income (loss) before income taxes	22.0	(2.7)	42.0	8.4
Income taxes	7.3	3.8	17.0	6.3

Income (loss) before change in accounting principle	14.7	(6.5)	25.0	2.1
Change in accounting principle	—	—	1.6	—

Net income (loss)	$14.7	$(6.5)	$26.6	$2.1

Basic earnings (loss) per common share:
Income (loss) before change in accounting principle	$0.42	$(0.19)	$0.71	$0.06
Change in accounting principle	$—	$—	$0.05	$—
Net income (loss)	$0.42	$(0.19)	$0.76	$0.06
Unaudited pro-forma basic earnings per common share:
Income before change in accounting principle	$0.26		$0.39
Change in accounting principle	$—		$0.05
Net income	$0.26		$0.44
Unaudited pro-forma diluted earnings per common share:
Income before change in accounting principle	$0.26		$0.39
Change in accounting principle	$—		$0.05
Net income	$0.26		$0.44
Average number of common shares outstanding (in millions)
Basic	35.0	35.0	35.0	35.0
Average number of pro-forma common shares outstanding (in millions)
Basic	35.0		35.0
Diluted	35.4		35.4
Number of common shares outstanding are the ACCO Brands shares issued in conjunction with the spin-off from Fortune Brands completed on August 16, 2005 (see note 1).
See notes to condensed consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Condensed Consolidated Statement of Cash Flows
Six months ended June 25, 2005

	Six months ended
	June 25,
	(Unaudited)

	2005	2004
(in millions of dollars)
Net cash (used in)/ provided by operating activities	$(7.5)	$29.4
Investing activities
Additions to property, plant and equipment	(12.8)	(11.7)
Proceeds from the sale of property, plant and equipment	0.2	16.1
Other investing activities	(0.4)	—

Net cash (used in)/ provided by investing activities	(13.0)	4.4
Financing activities
Decrease in parent company investment	(39.0)	(17.9)
Other financing activities	0.8	0.2

Net cash used by financing activities	(38.2)	(17.7)
Effect of foreign exchange rate changes on cash	(2.9)	2.1

Net (decrease)/ increase in cash and cash equivalents	(61.6)	18.2
Cash and cash equivalents at the beginning of year	79.8	60.5

Cash and cash equivalents at the end of period	$18.2	$78.7

See notes to condensed consolidated financial statements.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements
Six months ended June 25, 2005

1.	Basis of Presentation
ACCO Brands Corporation (“ACCO Brands” or the “Company”), now doing business under the name ACCO Brands Corporation (“ACCO Brands”), supplies branded office products to the office products resale industry. On August 16, 2005, Fortune Brands, Inc. (“Fortune Brands” or the “Parent”), then the majority stockholder of ACCO Brands, completed its spin-off of the Company by means of the pro rata distribution (the “Distribution”) of all outstanding shares of ACCO Brands, which had been renamed from ACCO Brands, common stock held by Fortune Brands to its stockholders. In the Distribution, each Fortune Brands stockholders received one share of ACCO Brands common stock for every 4.255 shares of Fortune Brands common stock held of record as of the close of business on August 9, 2005. Following the Distribution, ACCO Brands became an independent, separately traded, publicly held company. On August 17, 2005, pursuant to an Agreement and Plan of Merger dated as of March 15, 2005, as amended as of August 4, 2005 (the “Merger Agreement”), by and among Fortune Brands, ACCO Brands, Gemini Acquisition Sub, Inc., a wholly-owned subsidiary of the Company (“Acquisition Sub”) and General Binding Corporation (“GBC”), Acquisition Sub merged with and into GBC (the “Merger”). Each outstanding share of GBC common stock and GBC Class B common stock was converted into the right to receive one share of ACCO Brands common stock and each outstanding share of Acquisition Sub common stock was converted into one share of GBC common stock. As a result of the Merger, the separate corporate existence of Acquisition Sub ceased and GBC continues as the surviving corporation and a wholly-owned subsidiary of ACCO Brands.
The condensed consolidated balance sheet as of June 25, 2005, the related condensed consolidated statements of income for the three months and six months ended June 25, 2005 and 2004, and the related condensed consolidated statements of cash flows for the six months ended June 25, 2005 and 2004 are unaudited. In the opinion of management, all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial statements have been included. Interim results may not be indicative of results for a full year.
The financial statements include the allocation of general and administrative expenses and interest expense from the Company’s parent, Fortune Brands, Inc. (as further described in note 4. “Parent Company Investment” to the financial statements contained herein). The financial statements are prepared on a basis consistent with that contained in ACCO Brands’ Registration Statement on Form S-4/ A (Commission File # 333-124946), except that the financial statements for 2005 also include the cumulative effect of a change in accounting principle related to the elimination of a one month lag in reporting by two of the Company’s foreign subsidiaries to align their reporting period with the Company’s fiscal calendar.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

The effect of this change is as follows:

	Three months ended March 25, 2005

			Restated for Effect
		Effect of Change in	of Change in
	As Reported	Accounting Principle	Accounting Principle
(in millions of dollars)
Net sales	$275.2	$(2.8)	$272.4
Cost of products sold	168.5	(1.9)	166.6
Advertising, selling, general and administrative expenses	82.5	(0.5)	82.0
Amortization of intangibles	0.6	—	0.6
Interest expense, including allocation from parent	2.1	—	2.1
Other expense (income), net	1.2	(0.1)	1.1

Income (loss) before income taxes	20.3	(0.3)	20.0
Income taxes	9.8	(0.1)	9.7

Income (loss) before change in accounting principle	10.5	(0.2)	10.3
Change in accounting principle	—	1.6	1.6

Net income	$10.5	$1.4	$11.9
The condensed consolidated financial statements and notes do not contain certain information included in our annual consolidated financial statements and notes. The year-end condensed consolidated balance sheet was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These interim statements should be read in conjunction with the consolidated financial statements and notes in the 2004 audited historical financial statements included in the Registration Statement on Form S-4/ A.
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses for the reporting periods. Actual results for future periods could differ from those estimates used by management.

2.	Stock Based Compensation
As a subsidiary of Fortune Brands, Inc., the Company has no employee stock option plan; however, certain employees of the Company have been granted stock options and performance awards under the incentive plans of the Parent, including the 1999 and 2003 Long-Term Incentive Plans.
The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock plans as allowed under SFAS Statement No. 148. Had compensation cost for the fixed stock options granted during the three months and six months ended

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

June 25, 2005 and 2004 been determined consistent with SFAS 148, pro-forma net income and earnings per common share of the Company would have been as follows:

	Three months
	ended
	June 25,

	2005	2004
(in millions of dollars, except share data)
Net income (loss) — as reported	$14.7	$(6.5)
Add: Stock based employee compensation (performance awards) included in reported net income, net of tax	0.1	0.1
Deduct: Total stock based employee compensation (stock options and performance awards) determined under the fair-value based method for all awards, net of tax	(1.1)	(0.8)

Pro-forma net income (loss)	$13.7	$(7.2)

Pro-forma net earnings (loss) per common share	$0.39	$(0.21)

	Six months
	ended
	June 25,

	2005	2004
(in millions of dollars, except share data)
Net income — as reported	$26.6	$2.1
Add: Stock based employee compensation (performance awards) included in reported net income, net of tax	0.2	0.2
Deduct: Total stock based employee compensation (stock options and performance awards) determined under the fair-value based method for all awards, net of tax	(2.1)	(1.7)

Pro-forma net income	$24.7	$0.6

Pro-forma net earnings per common share	$0.71	$0.02

The Company’s Parent applies the “nominal vesting period approach” under APB 25, recognizing pro forma compensation cost over the three year vesting period, including for awards held by individuals who are eligible for retirement provisions under the applicable plan. Upon adoption of SFAS No. 123 “Share Based Payment”, expected at a future date, we will change the approach to recognize expense for retirement eligible employees over a period of less than one year.

3.	Spin-off of the Company and Acquisition
The Distribution and the Merger were unanimously approved by the boards of directors of Fortune Brands, Inc. and GBC. The Merger was approved by GBC shareholders on August 15, 2005. The name of the new company formed is ACCO Brands Corporation, and the Company is listed on the New York Stock Exchange under the symbol ABD.
Prior to the Distribution, the Company declared a dividend of $625.0 million to its shareholders.

4.	Parent Company Investment
Certain services were provided to the Company by the Parent. Executive compensation and consulting expenses which were paid by the Parent on behalf of the Company have been allocated based on actual

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

direct costs incurred. Where specific identification of expenses was not practicable, the cost of such services was allocated based on the most relevant allocation method to the service provided. Costs for the most significant of these services, legal and internal audit, were allocated to the Company based on the relative percentage of net sales and total assets, respectively, of the Company to the Parent. The cost of all other services have been allocated to the Company based on the most relevant allocation method to the service provided, either net sales of the Company as a percentage of net sales of the Parent, total assets of the Company as a percentage total assets of the Parent, or headcount of the Company as a percentage of headcount of the Parent. Total expenses allocated to the Company were $0.7 million and $1.3 million for the three months ended June 25, 2005 and 2004, respectively, and $1.4 million and $2.3 million for the six months ended June 25, 2005 and 2004 respectively.
In addition, interest expenses associated with the Parent’s outstanding debt have been allocated to the Company based upon average net assets of the Company as a percentage of average net assets plus average consolidated debt not attributable to other operations of the Parent. The Company believes this method of allocating interest expense produces reasonable results because average net assets are a significant factor in determining the amount of parent company borrowings. No debt has been allocated by the Parent to the Company’s balance sheet. Total interest expense allocated to the Company was $2.5 million and $2.4 million for the three months ended June 25, 2005 and 2004, respectively and $5.2 million and $4.9 million for the six months ended June 25, 2005 and 2004 respectively.

5.	Pension and Other Retiree Benefits
The components of net periodic benefit cost for pension and postretirement benefits for the three months ended June 25, 2005 and 2004 and six months ended June 25, 2005 and 2004 are as follows:

	Three months ended June 25,

	Pension		Postretirement
	Benefits		Benefits

	2005	2004	2005	2004
(in millions of dollars)
Service cost	$2.1	$1.8	$—	$—
Interest cost	4.6	4.3	0.1	0.1
Deferred asset loss	—	0.1	—	—
Expected return on plan assets	(6.1)	(5.7)	—	—
Amortization of prior service cost	0.3	0.3	—	—
Amortization of net (gain)/loss	1.2	1.1	(0.3)	(0.3)
Curtailment (gain)/loss	—	0.1	—	(0.2)

Net periodic benefit cost	$2.1	$2.0	$(0.2)	$(0.4)

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

	Pension		Postretirement
	Benefits		Benefits

	2005	2004	2005	2004
(in millions of dollars)
Service cost	$4.1	$3.6	$0.1	$0.1
Interest cost	9.2	8.7	0.3	0.3
Deferred asset loss	—	0.1	—	—
Expected return on plan assets	(12.2)	(11.3)	—	—
Amortization of prior service cost	0.6	0.5	—	—
Amortization of net (gain)/loss	2.4	2.2	(0.5)	(0.5)
Curtailment (gain)/loss	—	0.2	—	(0.3)

Net periodic benefit cost	$4.1	$4.0	$(0.1)	$(0.4)

The Company expects to contribute $5.0 million to its pension plans in 2005.

6.	Product Warranties
The Company offers its customers various warranty terms based on the type of product that is sold. Warranty expense is generally recorded at the time of sale. The following table summarizes activity related to our product warranty liability during the three and six month periods ended June 25, 2005 and 2004:

	Three months
	ended
	June 25,

	2005	2004
(in millions of dollars)
Reserve balance as of March	$(2.7)	$(1.2)
Provision for warranties issued	(0.2)	(0.2)
Settlements made (in cash or kind)	0.5	0.2

Reserve balance as of June	$(2.4)	$(1.2)

	Six months
	ended
	June 25,

	2005	2004
(in millions of dollars)
Reserve balance as of year end	$(2.7)	$(1.2)
Provision for warranties issued	(1.1)	(0.6)
Settlements made (in cash or kind)	1.4	0.6

Reserve balance as of June	$(2.4)	$(1.2)

7.	Income Taxes
During the first half of 2005, the Company recorded income tax expense of $2.6 million related to foreign earnings no longer considered permanently reinvested. Of this charge, $1.2 million is associated with foreign earnings repatriation under the provisions of the American Jobs Creation Act of 2004. As a result, the Company reported a 40% effective tax rate as of June 25, 2005. For the six month period ended June 25, 2004, the effective tax rate was 74.0% and was negatively impacted by the establishment of valuation allowances relating to deferred tax assets primarily stemming from certain foreign net operating losses.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

8.	Restructuring Charges
On April 19, 2001, the Company announced that as a result of its evaluation of strategic options, it would immediately begin implementing a plan designed to improve both financial results and the long-term value of the business. As part of this restructuring program, the Company recorded $19.4 million of pre-tax restructuring charges for the six month period ended June 25, 2004. This amount included a release of $1.6 million of excess amounts established in a prior year. The charges related to employee termination costs (approximately 283 positions) and to asset write-offs, and were primarily related to the consolidation or closure of manufacturing facilities in the United States, the United Kingdom and mainland Europe. There were no restructuring charges recorded for the six month period ended June 25, 2005.
Reconciliation of the restructuring liability as of June 25, 2005 is as follows:

	Balance at				Balance at
	December 27,	2005	Cash	Non-Cash	June 25,
	2004	Provision	Expenditures	Write-Offs	2005
(in millions of dollars)
Employee termination costs	$0.2	$—	$(0.1)	$—	$0.1
International distribution and lease agreements	2.7	—	(0.3)	(0.1)	2.3

	$2.9	$—	$(0.4)	$(0.1)	$2.4

9.	Information on Business Segments
The Company is organized into business segments based on the products and markets served. The Company’s business segments are described below:
ACCO U.S. — ACCO U.S. sells to U.S. customers and serves as one of two primary product ‘hubs’ for the business, driving much of the new product development and innovation opportunities for the North American region. The two ‘hubs’ coordinate product development activities to avoid duplication of effort while maintaining both global and local consumer focus.
ACCO Europe — In Europe, ACCO U.K. sells to customers in the United Kingdom, and serves as the primary product ‘hub’ for the European offerings. ACCO Europe businesses in France, Germany, Italy, Holland, Ireland, Spain, Poland, the Czech Republic, Sweden, Belgium, Austria, Switzerland and Hungary are principally engaged in selling products that are global or products that have been localized for their geographic market. These products are sourced from ACCO Brands’ U.K. product ‘hub’ (manufactured product), supplied by third party vendors, or manufactured regionally.
Trading companies — The Company’s businesses in Australia, New Zealand, Canada, Mexico, and Chile, referred to as our “Trading Companies”, are principally engaged in selling product which is either global or products that have been localized for their geographic market. These products are sourced from ACCO Brands’ business ‘hubs’ (manufactured product) in the U.S. and Europe, supplied by third party vendors, or manufactured locally.
Day-Timers — The Company’s Day-Timers business is based in the U.S. and includes subsidiaries in Australia, New Zealand and the United Kingdom. They manufacture a significant amount of their paper-based product in the United States, and source the remaining materials and finished goods from third parties.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

Net sales for the three and six month periods ended June 25 by segment are as follows:

	Three months		Six months
	ended		ended
	June 25,		June 25,

	2005	2004	2005	2004
(in millions of dollars)
ACCO U.S.	$129.7	$126.1	$253.2	$246.1
ACCO Europe	93.2	86.9	186.0	179.8
Trading Companies	45.0	42.4	86.9	86.3
Day-Timers	11.6	13.3	25.8	27.4

Total	$279.5	$268.7	$551.9	$539.6

Operating income for the three and six month periods ended June 25 by segment is as follows:

	Three months		Six months
	ended		ended
	June 25,		June 25,

	2005	2004	2005	2004
(in millions of dollars)
ACCO U.S.	$6.6	$5.7	$15.4	$7.1
ACCO Europe	12.1	(12.1)	22.6	(2.9)
Trading Companies	9.0	6.6	15.2	13.1
Day-Timers	(0.3)	(0.4)	—	(0.5)
Corporate expenses	(2.9)	(4.6)	(5.5)	(8.0)

	$24.5	$(4.8)	$47.7	$8.8

Interest expense	2.0	1.7	4.1	3.9
Other expense (income)	0.5	(3.8)	1.6	(3.5)

Income (loss) before taxes	22.0	(2.7)	42.0	8.4
Income taxes	7.3	3.8	17.0	6.3

Net income before change in accounting principle	$14.7	$(6.5)	$25.0	$2.1

Operating income as presented in the segment table above is defined as i) net sales, ii) less cost of products sold, iii) less advertising, selling, general and administrative expenses, iv) less amortization of intangibles, and v) less restructuring charges.

10.	Earnings per Share
Following the Distribution of shares, the Company’s total shares outstanding will increase significantly to 35.0 million from 53,476. The number of shares outstanding after the Distribution have been used in the earnings (loss) per common share calculation below. Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding in the period. A dual presentation of basic and diluted earnings per share is not required due to the lack of potentially dilutive securities under the Company’s simple capital structure.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

The computation of basic earnings per common share for “Net income (loss)” is as follows:

	Three months		Six months
	ended		ended
	June 25,		June 25,

	2005	2004	2005	2004
(in millions, except per share amounts)
Net income (loss)	$14.7	$(6.5)	$26.6	$2.1
Weighted average number of common shares outstanding	35.0	35.0	35.0	35.0
Basic earnings (loss) per common share	$0.42	$(0.19)	$0.76	$0.06

11.	Unaudited Pro-forma Earnings per Share
The transaction discussed in Note 3 significantly impacted the capital structure of the Company. Immediately prior to the spin-off from Fortune Brands, Inc., the Company paid a dividend of $625.0 million to its shareholders. Upon the spin-off, the total shares outstanding of the Company increased significantly — for every 4.255 shares outstanding of Fortune Brands, Inc. stock, 1 share of ACCO Brands, the post-spin company, was issued to shareholders of the Parent. In addition, outstanding unvested stock options held by employees of the Company were converted from Fortune Brands, Inc. stock options to ACCO Brands stock options.
      Pro-forma earnings per share as of June 25, 2005 for ACCO Brands are as follows:

	Three months	Six months
	ended	ended
	June 25,	June 25,
	2005	2005
(in millions, except per share amounts)
Net income before change in accounting principle	$14.7	$25.0
Less: Pro-forma interest expense(1)	(5.6)	(11.3)

Pro-forma net income before change in accounting principle	9.1	13.7
Change in accounting principle	—	1.6

Pro-forma net income	$9.1	$15.3
Common shares outstanding — basic(2)	35.0	35.0
Exercise of stock options(3)	0.4	0.4

Pro-forma common shares outstanding — diluted	35.4	35.4
Basic pro-forma earnings per common share before change in accounting principle	$0.26	$0.39
Change in accounting principle	$—	$0.05
Basic pro-forma earnings per common share	$0.26	$0.44
Diluted pro-forma earnings per common share before change in accounting principle	$0.26	$0.39
Change in accounting principle	$—	$0.05
Diluted pro-forma earnings per common share	$0.26	$0.44

(1)	Pro-forma interest expense for the six months ended June 25, 2005 ($17.4 million) is calculated based upon assumed financing of the Company of $625.0 million to fund the dividend payable to the shareholders at an interest rate of 5.56%, net of tax of $6.1 million. Pro-forma interest expense for the three months ended June 25, 2005 was ($8.7 million), net of tax of $3.1 million.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

(2)	Shares of stock outstanding are the number of ACCO Brands shares issued in conjunction with the spin-off from Fortune Brands completed on August 16, 2005.

(3)	Assumes that pro-forma outstanding common shares were increased by shares of those unvested stock options in the Parent company stock, for which the market price of the Parent company stock exceeds the exercise price of the option, less shares which could have been purchased by the Company with related proceeds. The total number of options exchanged as a result of the spin-off from Fortune Brands were 0.7 million, with an exercise price range of $5.35 to $19.18 per share.

12.	Comprehensive Income (Loss)
Comprehensive income is defined as net income (loss) and other changes in stockholders’ equity from transactions and other events from sources other than stockholders, including currency translation gains and losses. Total comprehensive income (loss) recognized during the three months ended June 25, 2005 and 2004 was $3.5 million and ($11.3 million), respectively and during the six months ended June 25, 2005 and 2004 was $16.8 million and $6.1 million respectively.

13.	Subsequent Event
In conjunction with the spin-off of ACCO Brands Corporation to the shareholders of Fortune Brands, Inc., and the Merger with General Binding Corporation (GBC), ACCO Brands Corporation issued $350 million in senior subordinated notes with a fixed interest rate of 7.625% due 2015 (the “Notes”). Additionally, ACCO Brands and a subsidiary of ACCO Brands located in the United Kingdom and a subsidiary of ACCO Brands located in the Netherlands have entered into the following new senior secured credit facilities with Citicorp North America, Inc., ABN AMRO Bank, N.V. and a syndicate of other lenders.
The senior secured credit facilities provide for the following facilities:

•	a $400.0 million U.S. term loan facility, with quarterly amortization, maturing on August 17, 2012, with interest based on either LIBOR or a base rate;

•	a $130.0 million dollar revolving credit facility (including a $40.0 million letter of credit sublimit) maturing on August 17, 2010, with interest based on either LIBOR or a base rate;

•	a £63.6 million sterling term loan facility, with quarterly amortization, maturing on August 17, 2010, with interest based on LIBOR;

•	a €68.2 million euro term loan facility, with quarterly amortization, maturing on August 17, 2010, with interest based on EURIBOR; and

•	a $20.0 million dollar equivalent euro revolving credit facility maturing on August 17, 2010 with interest based on EURIBOR.
ACCO Brands is the borrower under the U.S. term loan facility and the dollar revolving credit facility, the United Kingdom subsidiary is the borrower under the sterling term loan facility and the dollar equivalent euro revolving credit facility and the Netherlands subsidiary is the borrower under the euro term loan facility. Borrowings under the facilities are subject to a “pricing grid” which provides for lower interest rates in the event that certain financial ratios improve in future periods.
The net proceeds of the senior subordinate bond issue, together with borrowings under the new senior secured credit facilities and cash on hand were used to finance the repayment of special dividend notes issued by ACCO Brands to its stockholders, repay existing indebtedness of GBC and ACCO Brands and fund fees and expenses related to the note offering.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

The senior secured credit facilities are guaranteed by substantially all of the domestic subsidiaries of ACCO Brands (the “U.S. guarantors”) and secured by substantially all of the assets of the borrowers and each U.S. guarantor.
The Company must meet certain restrictive financial covenants as defined under the senior secured credit facilities. The covenants become more restrictive over time and require the Company to maintain certain ratios related to total leverage and interest coverage. There are also other restrictive covenants, including restrictions on dividend payments, acquisitions, additional indebtedness, and capital expenditures.
The senior secured credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, certain bankruptcy or insolvency events, judgment defaults, certain ERISA-related events, changes in control or ownership, and invalidity of any collateral or guarantee or other document.
Each of ACCO Brands’ domestic subsidiaries that guarantees obligations under the senior secured credit facilities, also unconditionally guarantees the Notes on an unsecured senior subordinated basis.
The indenture governing the Notes contains covenants limiting, among other things, ACCO Brands’ ability, and the ability of the ACCO Brands’ restricted subsidiaries to, incur additional debt, pay dividends on capital stock or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, limit dividends or other payments by our restricted subsidiaries to ACCO Brands, use assets as security in other transactions and sell certain assets or merge with or into other companies.
As of the closing date, the amount available for borrowings under the Revolving Credit Facility was $145.1 million (allowing for $4.9 million of letters of credit outstanding as of the closing date).

14.	Condensed Consolidated Financial Information
Following the Distribution and Merger the Company’s domestic subsidiaries were required to jointly and severally, fully and unconditionally guarantee the Notes (see Note 13). Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, the Company has elected to present the following consolidating financial statements which detail the results of operations, for the three months and six months ended June 25, 2005 and June 25, 2004, cashflows for the six months ended June 25, 2005 and June 25, 2004 and financial position as of June 25, 2005 and December 27, 2004, of the Company and its guarantor, and non-guarantor subsidiaries (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the reported consolidated financial statements of the Company.

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

Consolidating Balance Sheets

	June 25, 2005 (unaudited)

	ACCO Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Assets
Current assets
Cash and cash equivalents	$1.0	$(6.7)	$23.9	$—	$18.2
Accounts receivable, net	—	136.3	130.7	—	267.0
Inventory, net	—	105.0	82.8	—	187.8
Receivables from affiliates	13.5	15.3	(5.6)	(23.2)	—
Deferred taxes	(1.7)	6.7	2.6	—	7.6
Income taxes receivable	0.1	1.0	(1.1)	—	—
Other current assets	0.2	11.4	12.5	—	24.1

Total current assets	13.1	269.0	245.8	(23.2)	504.7
Property, plant and equipment, net	0.1	53.0	101.6	—	154.7
Deferred income taxes	2.7	19.7	(10.2)	—	12.2
Intangibles, net of accumulated amortization	70.3	30.3	15.3	—	115.9
Prepaid pension expense	—	29.3	55.6	—	84.9
Other assets	2.0	3.1	—	—	5.1
Investment in /long term receivable from affiliates	519.6	25.7	—	(545.3)	—

Total assets	$607.8	$430.1	$408.1	$(568.5)	$877.5

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$—	$—	$0.9	$—	$0.9
Accounts payable	—	50.8	50.8	—	101.6
Accrued current income taxes	2.2	(3.1)	4.5	—	3.6
Accrued customer programs	—	39.3	37.0	—	76.3
Accrued compensation, restructuring and other liabilities	2.2	27.2	31.6	—	61.0
Payables to affiliates	1.3	11.2	7.9	(20.4)	—

Total current liabilities	5.7	125.4	132.7	(20.4)	243.4
Long-term notes payable to affiliates	—	348.0	6.5	(354.5)	—
Postretirement and other liabilities	5.4	8.8	23.2	—	37.4

Total liabilities	11.1	482.2	162.4	(374.9)	280.8
Stockholder’s equity
Common stock	0.1	0.9	9.6	(10.5)	0.1
Parent company investment	(309.3)	(21.3)	25.3	(4.0)	(309.3)
Paid-in capital	1,838.0	620.2	101.4	(721.6)	1,838.0
Accumulated other comprehensive income (loss)	6.1	(1.2)	9.3	(8.1)	6.1
Accumulated deficit	(938.2)	(650.8)	100.1	550.7	(938.2)

Total stockholders’ equity	596.7	(52.2)	245.7	(193.5)	596.7

Total liabilities and stockholders’ equity	$607.8	$430.1	$408.1	$(568.5)	$877.5

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

	December 27, 2004

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Assets
Current assets
Cash and cash equivalents	$—	$(13.4)	$93.2	$—	$79.8
Accounts receivable, net	—	175.6	144.5	—	320.1
Inventory, net	—	88.4	84.1	—	172.5
Receivables from affiliates	8.6	25.5	22.2	(56.3)	—
Deferred taxes receivable	0.2	5.6	(1.6)	—	4.2
Other current assets	0.1	5.8	14.0	—	19.9

Total current assets	8.9	287.5	356.4	(56.3)	596.5
Property, plant and equipment, net	0.1	53.2	104.4	—	157.7
Deferred income taxes	5.2	23.9	(7.4)	—	21.7
Intangibles, net of accumulated amortization	70.4	30.3	16.9	—	117.6
Prepaid pension expense	—	30.0	57.1	—	87.1
Other assets	1.9	2.0	—	—	3.9
Investment in /long term receivable from affiliates	617.6	43.1	—	(660.7)	—

Total assets	$704.1	$470.0	$527.4	$(717.0)	$984.5
Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$—	$—	$0.1	$—	$0.1
Accounts payable	—	60.1	60.5	—	120.6
Accrued current income taxes	4.9	4.8	4.6	—	14.3
Accrued customer programs	—	47.5	34.1	—	81.6
Accrued compensation, restructuring and other liabilities	9.0	52.1	47.1	—	108.2
Payables to affiliates	67.2	34.0	14.4	(115.6)	—

Total current liabilities	81.1	198.5	160.8	(115.6)	324.8
Long-term notes payable to affiliates	—	348.0	3.4	(351.4)	—
Postretirement and other liabilities	6.2	10.9	25.8	—	42.9

Total liabilities	87.3	557.4	190.0	(467.0)	367.7
Stockholder’s equity
Common stock	0.1	0.9	9.6	(10.5)	0.1
Parent company investment	(269.5)	(53.4)	(13.8)	67.2	(269.5)
Paid-in capital	1,835.1	619.3	114.9	(734.2)	1,835.1
Accumulated other comprehensive income (loss)	15.9	(1.3)	19.4	(18.1)	15.9
Accumulated deficit	(964.8)	(652.9)	207.3	445.6	(964.8)

Total stockholders’ equity	616.8	(87.4)	337.4	(250.0)	616.8

Total liabilities and stockholders’ equity	$704.1	$470.0	$527.4	$(717.0)	$984.5

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

Consolidating Income Statements

	Three months ended June 25, 2005 (unaudited)

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Unaffiliated sales	$—	$140.6	$138.9	$—	$279.5
Affiliated sales	—	4.7	4.4	(9.1)	—

Net sales	—	145.3	143.3	(9.1)	279.5
Cost of products sold	—	96.0	83.7	(9.1)	170.6
Advertising, selling, general and administrative expenses	3.0	43.1	37.9	—	84.0
Amortization of intangibles	0.1	—	0.3	—	0.4
Interest (income)/expense from affiliates	(5.4)	5.4	—	—	—
Interest (income)/expense, including allocation from Parent	2.7	(0.3)	(0.4)	—	2.0
Other (income)/expense, net	(1.0)	0.7	0.8	—	0.5

Income before taxes and earnings of wholly owned subsidiaries	0.6	0.4	21.0	—	22.0
Income taxes	0.4	0.7	6.2	—	7.3

Income (loss) before earnings/(losses) of wholly owned subsidiaries	0.2	(0.3)	14.8	—	14.7
Earnings/(losses) of wholly owned subsidiaries	16.2	0.6	—	(16.8)	—

Net income (loss)	$16.4	$0.3	$14.8	$(16.8)	$14.7

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

	Three months ended June 25, 2004 (unaudited)

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Unaffiliated sales	$—	$138.6	$130.1	$—	$268.7
Affiliated sales	—	(5.4)	7.9	(2.5)	—

Net sales	—	133.2	138.0	(2.5)	268.7
Cost of products sold	—	83.7	89.4	(2.5)	170.6
Advertising, selling, general and administrative expenses	4.1	45.6	36.1	—	85.8
Amortization of intangibles	—	—	0.3	—	0.3
Restructuring charges	—	1.6	15.2	—	16.8
Interest (income)/expense from affiliates	(4.2)	4.2	—	—	—
Interest (income)/expense, including allocation from Parent	2.6	(0.1)	(0.8)	—	1.7
Other (income)/expense, net	—	(4.0)	0.2	—	(3.8)

Income (loss) before taxes and earnings/(losses) of wholly owned subsidiaries	(2.5)	2.2	(2.4)	—	(2.7)
Income taxes	(0.9)	1.9	2.8	—	3.8
Income (loss) before earnings/(losses) of wholly owned subsidiaries	(1.6)	0.3	(5.2)	—	(6.5)
Earnings/(losses) of wholly owned subsidiaries	(2.6)	2.2	—	0.4	—

Net income (loss)	$(4.2)	$2.5	$(5.2)	$0.4	$(6.5)

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

	Six months ended June 25, 2005 (unaudited)

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Unaffiliated sales	$—	$277.4	$274.5	$—	$551.9
Affiliated sales	—	7.8	11.1	(18.9)	—

Net sales	—	285.2	285.6	(18.9)	551.9
Cost of products sold	—	186.0	170.1	(18.9)	337.2
Advertising, selling, general and administrative expenses	5.1	85.4	75.5	—	166.0
Amortization of intangibles	0.1	—	0.9	—	1.0
Interest (income)/expense from affiliates	(10.4)	10.4	—	—	—
Interest (income)/expense, including allocation from Parent	5.6	(0.4)	(1.1)	—	4.1
Other (income)/expense, net	(5.9)	0.6	6.9	—	1.6

Income before taxes and earnings of wholly owned subsidiaries	5.5	3.2	33.3	—	42.0
Income taxes	2.3	2.1	12.6	—	17.0

Net income before change in accounting principle	3.2	1.1	20.7	—	25.0
Change in accounting principle	—	—	1.6		1.6

Income (loss) before earnings/(losses) of wholly owned subsidiaries	3.2	1.1	22.3	—	26.6
Earnings/(losses) of wholly owned subsidiaries	25.1	1.7	—	(26.8)	—

Net income (loss)	$28.3	$2.8	$22.3	$(26.8)	$26.6

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

	Six months ended June 25, 2004 (unaudited)

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Unaffiliated sales	$—	$271.8	$267.8	$—	$539.6
Affiliated sales	—	(0.9)	12.2	(11.3)	—

Net sales	—	270.9	280.0	(11.3)	539.6
Cost of products sold	—	173.7	178.0	(11.3)	340.4
Advertising, selling, general and administrative expenses	6.9	91.0	72.5	—	170.4
Amortization of intangibles	—	—	0.6	—	0.6
Restructuring charges	—	2.9	16.5	—	19.4
Interest (income)/expense from affiliates	(8.4)	8.4	—	—	—
Interest (income)/expense, including allocation from Parent	5.3	(0.1)	(1.3)	—	3.9
Other (income)/expense, net	—	(4.0)	0.5	—	(3.5)

Income (loss) before taxes and earnings/(losses) of wholly owned subsidiaries	(3.8)	(1.0)	13.2	—	8.4
Income taxes	(1.3)	0.8	6.8	—	6.3
Income (loss) before earnings/(losses) of wholly owned subsidiaries	(2.5)	(1.8)	6.4	—	2.1
Earnings/(losses) of wholly owned subsidiaries	6.9	2.3	—	(9.2)	—

Net income (loss)	$4.4	$0.5	$6.4	$(9.2)	$2.1

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

Consolidating Statement of Cash Flows

	Six months ended June 25, 2005 (unaudited)

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Net cash (used in)/provided by operating activities:	$(2.7)	$(26.9)	$22.1	$—	$(7.5)

Investing activities:
Additions to property, plant and equipment	—	(5.2)	(7.6)	—	(12.8)
Proceeds from the sale of property, plant and equipment	—	—	0.2	—	0.2
Other investing activities	(0.4)	—	—	—	(0.4)

Net cash (used)/provided by investing activities	(0.4)	(5.2)	(7.4)	—	(13.0)
Financing activities:
Decrease in parent company investment	(39.0)	—	—	—	(39.0)
Intercompany financing	(74.7)	38.3	36.4	—	—
Intercompany dividends	117.8	0.5	(118.3)	—	—
Repayments on short-term debt	—		0.8		0.8

Net cash (used)/provided by financing activities	4.1	38.8	(81.1)	—	(38.2)
Effect of foreign exchange rate changes on cash	—	—	(2.9)	—	(2.9)
Net increase/(decrease) in cash and cash equivalents	1.0	6.7	(69.3)	—	(61.6)
Cash and cash equivalents at the beginning of the year	—	(13.4)	93.2	—	79.8

Cash and cash equivalents at the end of the period	$1.0	$(6.7)	$23.9	$—	$18.2

ACCO Brands Corporation and Subsidiaries
(Majority Owned Subsidiary of Fortune Brands)
Notes to Condensed Consolidated Financial Statements — Continued
Six months ended June 25, 2005

	Six months ended June 25, 2004 (unaudited)

	ACCO
	Brands
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
(in millions of dollars)
Net cash (used in)/provided by operating activities:	$(6.2)	$7.3	$28.3	$—	$29.4

Investing activities:
Additions to property, plant and equipment	—	(7.9)	(3.8)	—	(11.7)
Proceeds from the sale of property, plant and equipment	—	13.8	2.3	—	16.1

Net cash (used)/provided by investing activities	—	5.9	(1.5)	—	4.4
Financing activities:
Decrease in parent company investment	(17.9)	—		—	(17.9)
Intercompany financing	5.1	(19.0)	13.9	—	—
Intercompany dividends	19.0	6.8	(25.8)	—	—
Repayments on short-term debt	—	—	0.2	—	0.2

Net cash (used)/provided by financing activities	6.2	(12.2)	(11.7)	—	(17.7)
Effect of foreign exchange rate changes on cash	—	—	2.1	—	2.1
Net increase in cash and cash equivalents	—	1.0	17.2	—	18.2
Cash and cash equivalents at the beginning of the year	—	(6.9)	67.4	—	60.5

Cash and cash equivalents at the end of the period	$—	$(5.9)	$84.6	$—	$78.7

Selected Quarterly Financial Data

	Mar-03	Jun-03	Sep-03	Dec-03	Mar-04	Jun-04	Sep-04	Dec-04
	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr

Net Sales	249.9	252.7	286.7	312.6	270.9	268.7	303.8	332.3
Cost of products sold	158.5	167.5	175.1	185.7	169.8	170.6	183.2	190.7
Operating Income/(Loss)(1)	5.0	(4.8)	15.4	30.7	13.6	(4.8)	36.1	48.0
Net Income (Loss)	4.2	(2.5)	6.8	18.2	8.6	(6.5)	38.5	27.9

(1)	Included in Operating Income (Loss) above were the following business repositioning costs:

Restructuring Charges	2.1	3.7	9.4	2.1	2.6	16.8	—	—
Restructuring implementation costs	7.6	2.8	3.6	6.2	4.6	12.8	1.5	3.3
Write-down of intangibles	—	12.0	—	—	—	—	—	—

Total	9.7	18.5	13.0	8.3	7.2	29.6	1.5	3.3

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of General Binding Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
The Company’s management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31,2004. In making this assessment, management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, the Company’s management concluded that, as of December 31, 2004, the Company’s internal control over financial reporting was effective.
Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their attestation report which appears herein.
General Binding Corporation
March 15, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of General Binding Corporation:
     We have completed an integrated audit of General Binding Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated Financial Statements
     In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of General Binding Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As discussed in notes 1 and 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”
Internal Control Over Financial Reporting
     Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 15, 2005, except for note 19,
for which the date is
September 30, 2005

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(000 omitted, except per share data)

	Year Ended December 31,

	2004	2003	2002

Sales:
Domestic sales	$419,925	$440,337	$459,836
International sales	292,393	257,571	241,892

Net sales	712,318	697,908	701,728
Costs and expenses:
Cost of sales:
Product cost of sales, including development and engineering	434,908	418,655	422,517
Inventory rationalization and write-down charges	—	—	1,049
Selling, service and administrative	225,631	224,552	228,085
Earnings from joint ventures	(1,267)	(12)	(221)
Interest expense	25,923	34,408	39,898
Restructuring and other:
Restructuring	851	11,102	8,013
Other	1,690	4,679	1,081
Other expense, net	706	156	247

Income before taxes and cumulative effect of accounting change	23,876	4,368	1,059
Income tax expense	9,114	7,630	2,045

Net income (loss) before cumulative effect of accounting change	14,762	(3,262)	(986)
Cumulative effect of accounting change, net of taxes	—	—	79,024

Net income (loss)	$14,762	$(3,262)	$(80,010)

Other comprehensive income (loss), net of income taxes of $0.6 million in 2004 and $1.1 million in 2003:
Foreign currency translation adjustments	4,704	8,695	5,791
Minimum pension liabilities	1,678	1,749	(10,205)
Income on derivative financial instruments	585	686	(873)

Comprehensive income (loss)	$21,729	$7,868	$(85,297)

Net income (loss) per common share:(1)
Basic	$0.91	$(0.20)	$(5.04)
Diluted	$0.88	$(0.20)	$(5.04)
Weighted average number of common shares outstanding(2)
Basic	16,171	15,978	15,883
Diluted	16,839	15,978	15,883

(1)	Amounts represent per share amounts for both Common Stock and Class B Common Stock.

(2)	Weighted average shares includes both Common Stock and Class B Common Stock.
The accompanying notes to consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(000 omitted, except share data)

	December 31,	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$6,259	$9,568
Receivables, less allowances for doubtful accounts and sales returns: 2004 — $16,476 and 2003 — $16,614	141,445	128,391
Inventories, net	97,996	86,240
Deferred tax assets	12,437	20,096
Prepaid expenses	7,234	6,915
Other	6,809	6,426

Total current assets	272,180	257,636
Capital assets at cost:
Land and land improvements	5,589	6,136
Buildings and leasehold improvements	52,623	51,634
Machinery and equipment	142,723	150,587
Computer hardware and software	71,157	67,503

Total capital assets at cost	272,092	275,860
Less — accumulated depreciation	(187,399)	(180,874)

Net capital assets	84,693	94,986
Goodwill and other intangible assets, net of accumulated amortization	150,383	150,775
Other	33,158	26,934

Total assets	$540,414	$530,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,758	$51,253
Accrued liabilities:
Salaries, wages and retirement plan contributions	15,096	13,273
Deferred income on service maintenance agreements	12,750	10,512
Accrued customer allowances	28,606	22,180
Restructuring reserve	1,235	6,327
Other	32,518	34,255
Notes payable	7,788	5,819
Current maturities of long-term debt	25,925	14,176

Total current liabilities	173,676	157,795
Long-term debt, less current maturities	255,165	282,019
Other long-term liabilities	33,727	36,308
Stockholders’ equity:
Common stock, $.125 par value; 40,000,000 shares authorized; 15,696,620 shares issued and outstanding at December 31, 2004 and 2003	1,962	1,962
Class B common stock, $.125 par value; 4,796,550 shares authorized; 2,398,275 shares issued and outstanding at December 31, 2004 and 2003	300	300
Additional paid-in capital	26,445	26,727
Treasury stock — 1,871,047 and 2,062,641 shares at December 31, 2004 and 2003	(21,398)	(23,588)
Retained earnings	78,171	63,409
Accumulated other comprehensive income	(7,634)	(14,601)

Total stockholders’ equity	77,846	54,209

Total liabilities and stockholders’ equity	$540,414	$530,331

The accompanying notes to consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(000 omitted)

	Year Ended December 31,

	2004	2003	2002

Cash Flows From Operating Activities:
Net income (loss)	$14,762	$(3,262)	$(80,010)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax	—	—	79,024
Depreciation	17,494	20,141	22,836
Amortization	4,055	5,021	5,576
Equity earnings from joint ventures	(1,267)	(12)	(221)
Restructuring and other	1,691	11,102	9,094
Provision for doubtful accounts and sales returns	1,974	3,090	4,095
Provision for inventory reserves	4,266	5,524	4,561
Inventory rationalization and write-down charges	—	—	1,049
Non-cash sale of subsidiary	—	—	1,150
Non-cash loss on disposal or impairment of investment	850	4,679	1,137
(Increase) decrease in non-current deferred taxes	(4,666)	5,244	6,428
(Increase) decrease in other long-term assets	3,221	5,984	2,801
Other	(1,365)	(731)	128
Changes in current assets and liabilities:		—	—
Increase in receivables	(10,678)	(1,404)	(6,135)
(Increase) decrease in inventories	(13,728)	5,400	3,973
(Increase) decrease in other current assets	(32)	2,669	577
Decrease (increase) in deferred tax assets	7,413	324	(2,482)
Decrease in accounts payable and accrued liabilities	(3,314)	(11,194)	(9,227)
Increase (decrease) in accrued income taxes	2,034	(951)	2,112

Net cash provided by operating activities	22,710	51,624	46,466
Cash Flows From Investing Activities:
Capital expenditures	(7,347)	(8,468)	(9,010)
Payments for acquisitions and investments	(3,327)	(2,162)	(416)
Proceeds from sale of subsidiary	—	—	470
Dividend from joint venture investment	1,430	—	—
Proceeds from sale of plant and equipment	1,001	102	1,286

Net cash used in investing activities	(8,243)	(10,528)	(7,670)
Cash Flows From Financing Activities:
Proceeds from long-term debt-maturities greater than 90 days	227,375	182,640	344,610
Repayments of long-term debt-maturities greater than 90 days	(235,351)	(122,586)	(270,827)
Net change in debt-maturities of 90 days or less	7,000	(91,179)	(151,684)
Decrease in current portion of long-term debt	(12,469)	(9,418)	(186)
Payments of debt issuance costs	(52)	(4,154)	(3,438)
(Distribution) contribution related to tax allocation agreement	(1,261)	2,537	1,490
Proceeds from the exercise of stock options	1,661	737	1,164

Net cash used in financing activities	(13,097)	(41,423)	(78,871)
Effect of exchange rates on cash	(4,679)	(8,356)	(1,610)

Net decrease in cash and cash equivalents	(3,309)	(8,683)	(41,685)
Cash and cash equivalents at the beginning of the year	9,568	18,251	59,936

Cash and cash equivalents at the end of the period	$6,259	$9,568	$18,251

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest paid	$25,423	$30,814	$34,263
Income taxes paid (recovered), net	6,294	3,772	(7,052)
The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(000 omitted excepts share data)

						Accumulated
		Class B	Additional			Other
		Common	Paid in	Retained	Treasury	Comprehensive
	Stock	Stock	Capital	Earnings	Stock	Income(2)	Total

Balance at December 31, 2001	$1,962	$300	$21,640	$146,681	$(26,284)	$(20,444)	$123,855
Net loss	—	—	—	(80,010)	—	—	(80,010)
Capital contribution(1)	—	—	1,490	—	—	—	1,490
Exercise of stock options	—	—	(488)	—	1,652	—	1,164
Compensation for restricted stock units	—	—	389	—	—	—	389
Tax benefit of options exercised	—	—	530	—	—	—	530
Losses on derivative financial instruments	—	—	—	—	—	(873)	(873)
Minimum pension liabilities	—	—	—	—	—	(10,205)	(10,205)
Translation adjustment	—	—	—	—	—	5,791	5,791

Balance at December 31, 2002	1,962	300	23,561	66,671	(24,632)	(25,731)	42,131

Net loss	—	—	—	(3,262)	—	—	(3,262)
Capital contribution(1)	—	—	2,537	—	—	—	2,537
Exercise of stock options	—	—	(307)	—	1,044	—	737
Compensation for restricted stock units	—	—	727	—	—	—	727
Tax benefit of options exercised	—	—	209	—	—	—	209
Income on derivative financial instruments	—	—	—	—	—	686	686
Minimum pension liabilities	—	—	—	—	—	1,749	1,749
Translation adjustment	—	—	—	—	—	8,695	8,695

Balance at December 31, 2003	1,962	300	26,727	63,409	(23,588)	(14,601)	54,209

Net income	—	—	—	14,762	—	—	14,762
Capital distribution(1)	—	—	(1,261)	—	—	—	(1,261)
Exercise of stock options	—	—	(529)	—	2,190	—	1,661
Compensation for restricted stock units	—	—	936	—	—	—	936
Tax benefit of options exercised	—	—	572	—	—	—	572
Income on derivative financial instruments	—	—	—	—	—	585	585
Minimum pension liabilities	—	—	—	—	—	1,678	1,678
Translation adjustment	—	—	—	—	—	4,704	4,704

Balance at December 31, 2004	$1,962	$300	$26,445	$78,171	$(21,398)	$(7,634)	$77,846

(1)	Amount represents a capital contribution from (distribution to) GBC’s majority shareholder (Lane Industries, Inc) under Tax Allocation Agreements. See notes 1 and 13 to the consolidated financial statements for additional information.

(2)	The net-of-tax components of Accumulated Other Comprehensive Income at December 31 were: a) 2004 — currency translation, $545, hedging activities, ($1,401), minimum pension liabilities, ($6,778); and b) 2003 — currency translation, ($4,159), hedging hedging activities, ($1,986), minimum pension liabilities, ($8,456); and c) 2002 — currency translation, ($12,854), hedging activities, ($2,672), minimum pension liabilities, ($10,205).
          Shares of Capital Stock

		Class B
	Common	Common	Treasury
	Stock	Stock	Stock(3)	Net Shares

Shares at December 31, 2001	15,696,620	2,398,275	(2,299,038)	15,795,857
Exercise of stock options	—	—	145,010	145,010

Shares at December 31, 2002	15,696,620	2,398,275	(2,154,028)	15,940,867
Exercise of stock options	—	—	91,387	91,387

Shares at December 31, 2003	15,696,620	2,398,275	(2,062,641)	16,032,254
Exercise of stock options	—	—	191,594	191,594

Shares at December 31, 2004	15,696,620	2,398,275	(1,871,047)	16,223,848

(3)	Shares held in treasury are shares of Common Stock.
The accompanying notes to consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

(a)	Consolidation
      The consolidated financial statements include the accounts of General Binding Corporation (“GBC”) and its domestic and international subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Investments in companies which are 20% to 50% owned are treated as equity investments. GBC has equity investments in the following joint ventures: Pelikan-Quartet Pty Ltd (“Pelikan-Quartet”) — 50% ownership; GMP Ltd. Co (“GMP”) — approximately 20% ownership; and Neschen/ GBC Graphic Films (“Neschen”) — 50% ownership. GBC’s share of earnings from equity investment are included on the line entitled “earnings from joint ventures” in the consolidated statements of income. Investments in companies where GBC owns in excess of 50% have been consolidated.
      Certain amounts for prior years have been reclassified to conform to the 2004 presentation.

(b)	Cash and Cash Equivalents
      Temporary cash investments with original maturities of three months or less are classified as cash equivalents. As of December 31, 2004 and 2003, GBC designated $0.9 million and $0.9 million, respectively, as available for customer deposits in Australia.

(c)	Inventory Valuation
      Inventories are valued at the lower of cost or market on a first-in, first-out basis. Inventory costs include labor, material and overhead. Inventory balances are net of valuation allowances.

(d)	Depreciation of Capital Assets
      Depreciation of capital assets for financial reporting is computed principally using the straight-line method over the following estimated lives:

Buildings	8-50 years
Machinery and equipment	3-20 years
Computer hardware and software	2-7 years
Leasehold improvements	Lesser of lease term or useful life
      Routine repair and maintenance costs are expensed as incurred. Significant repair or maintenance costs incurred which extend the useful lives of assets are capitalized.

(e)	Goodwill and Other Intangible Assets
      Effective January 1, 2002, GBC adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” With the adoption of SFAS No 142, goodwill is no longer subject to amortization over its useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. GBC performs its annual impairment test during the first quarter of each year, commencing with the first quarter of 2002. Also, under the new rules, an acquired intangible asset (other than goodwill) would be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so.

(f)	Income Taxes
      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
respective tax bases. Future tax benefits, such as net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not.
      GBC’s policy is to record U.S. income taxes on the earnings of its international subsidiaries that are expected to be distributed to GBC. As of December 31, 2004, the cumulative amount of undistributed earnings of international subsidiaries upon which U.S. income taxes have not been recorded was approximately $43.8 million. In the opinion of management, this amount remains permanently invested in the international subsidiaries.
      GBC is included in the consolidated U.S. Federal Income tax return and certain U.S. State Income tax returns of its majority shareholder, Lane Industries, Inc. The amount of income tax liability for which GBC will be responsible is determined by Tax Allocation Agreements between the Company and Lane Industries. Differences between GBC’s liability on a “separate return” basis and that computed under the Tax Allocation Agreements are reflected in GBC’s financial statements as either a capital contribution or distribution.

(g)	Revenue Recognition
      GBC recognizes revenues from product sales and services when earned, as defined by GAAP, and in accordance with SEC Staff Accounting Bulletins No. 101 and No. 104. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer, generally upon shipment. The Company also derives income from service maintenance agreements. Income from such agreements is deferred and recognized over the term of the agreement (generally one to three years), primarily on a straight-line basis. An allowance for potential sales returns is established as revenue is recognized. This allowance is based upon historical trends for specific customer groups. In addition, the Company monitors inventory levels for certain resellers of its products. The allowance is adjusted periodically based upon such relevant information.

(h)	Sales Incentives
      GBC offers a variety of sales incentives to resellers and consumers of its products. The incentives primarily consist of rebates, volume and growth incentives, marketing development funds, catalog allowances and cooperative advertising. The cost of these incentives is estimated based upon the terms of the customer agreements, along with historical and projected customer purchase volumes, and is recorded as a reduction in revenue.

(i)	Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by management in determining the entity’s assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

(j)	Financial Instruments
      Many of GBC’s financial instruments (including cash and cash equivalents, accounts receivable, notes payable, and other accrued liabilities) carry short-term maturities; as a result, their fair values approximate carrying values. As of December 31, 2004, approximately 44% of GBC’s long-term debt obligations, including current maturities of long-term debt obligations, had floating interest rates, and the remaining debt obligations had a fixed interest rate. With the exception of the senior subordinated notes (see note 8), the fair value of these instruments approximates the carrying value.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amounts currently due to or due from interest rate swap counterparties are recorded in interest expense in the period in which they accrue. Gains and losses on hedging firm foreign currency commitments are deferred and included as a component of the related transaction which is being hedged.

(k)	Related Parties
      GBC has relationships with several related parties. Lane Industries, Inc. is GBC’s majority shareholder, and controls a majority of the voting shares of GBC. Transactions between GBC and Lane Industries, which primarily relate to shared administrative services, are immaterial. However, as described in note 1(f), GBC and Lane Industries have entered into “Tax Allocation Agreements,” which may significantly impact the amount of U.S. taxes received or paid by GBC in any year.
      GBC also has relationships with certain unconsolidated joint ventures. As part of the on-going relationships with these entities, GBC both buys and sells products from/to these entities. Transactions, with respect to sales and credit terms, are conducted at “arms-length” terms.

(l)	New Accounting Standards
      In December 2004, the FASB issued a revision to SFAS No. 123, “Share Based Payment.” This statement requires companies to recognize the cost of employee services received in exchange for an award of equity instruments. Prior to the revision to SFAS No. 123, companies had an alternative to either recognize the cost of employee services based upon fair value at the grant date, or to use the intrinsic value method of accounting under APB No. 25. GBC currently accounts for stock options in accordance with APB No. 25 under which stock options issued to employees generally result in no compensation expense. GBC’s adoption of SFAS No. 123 (revised 2004) will result in compensation expense related to stock options issued. The standard is required to be adopted in the third quarter of 2005. The Company is in the process of evaluating the impact of SFAS No. 123 (revised 2004). See note 1(m) for proforma disclosure information related to stock compensation expense.
      In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“AJCA”). The AJCA, enacted in October 2004, introduces a temporary 85% dividends received deduction on the repatriation of certain foreign earnings of a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision. It allows companies time beyond the financial reporting period of enactment to evaluate the effect of the AJCA on unremitted earnings of foreign subsidiaries for the purpose of applying the “indefinite reversal criterion” under APB Opinion No. 23, “Accounting for Income Taxes — Special Areas.” FAS 109-2 also requires explanatory disclosures from companies that have not yet completed the evaluation. GBC has begun, but has not yet completed, its evaluation of the repatriation provision and has not decided whether, and to what extent, it will repatriate unremitted foreign earnings under the provision.
      During 2004, GBC revised certain disclosures about pension plans and other post retirement benefit plans in accordance with the December 2003 FASB revision to SFAS No. 132, “Employers Disclosures about Pensions and Other Postretirement Benefits.” The additional disclosures required by this statement include: information describing the types of plan assets; investment strategy; measurement date(s); plan obligations; and cash flows.

(m)	Stock Compensation Plan
      GBC has a stock-based employee compensation plan that provides for stock options and restricted stock units. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounting for these plans. In accordance with the intrinsic value method, no compensation expense is recognized for the Company’s fixed stock option plans. The following table illustrates the effect on net income and earnings per share (EPS) if the company had applied the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to all stock-based employee compensation (000 omitted):

	Year Ended December 31,

	2004	2003	2002

Net income (loss), as reported	$14,762	$(3,262)	$(80,010)
Add: Stock-based employee compensation expense included in reported net income, net of tax	608	473	253
Deduct: Total stock-based employee compensation expense determined under the fair value method, net of tax	(3,151)	(2,539)	(3,004)

Pro forma net income (loss)	$12,219	$(5,328)	$(82,761)

Earnings per basic common share
As reported	$0.91	$(0.20)	$(5.04)

Pro forma	$0.76	$(0.33)	$(5.21)

Earnings per Diluted common share
As reported	$0.88	$(0.20)	$(5.04)

Pro forma	$0.73	$(0.33)	$(5.21)

      Pro forma compensation expense for stock options was calculated using the Black-Scholes model, with the following weighted-average assumptions for grants in 2004, 2003, and 2002 respectively: expected life of ten years for 2004, 2003 and 2002; expected volatility of 59%, 56% and 50%; and risk-free interest rates of 4.43%, 3.75%, and 4.87%. The weighted-average fair values of stock options granted were $11.96, $6.07 and $8.89 in 2004, 2003 and 2002, respectively.

(2)	Goodwill and Other Intangible Assets
      In accordance with SFAS No. 142, GBC tests its goodwill balances to determine whether these assets are impaired. The annual impairment test is performed as of January 1. After performing the impairment test in 2002, GBC recorded a non-cash charge of $110 million ($79 million after-tax or $4.97 per share), primarily related to the impairment of goodwill in the Commercial and Consumer Group.
      SFAS No. 142 also requires that previously recognized intangible assets, other than goodwill, be reassessed to determine the appropriateness of the estimated useful lives of these assets. Intangible assets determined to have finite lives are amortized over those lives, and intangible assets that have indefinite lives are not amortized. As of December 31, 2004, there have been no events or circumstances which would warrant a revision to the remaining useful lives of these assets.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GBC’s carrying values for goodwill by business segment as of December 31, 2004 and 2003 are summarized below (000 omitted). The change in the carrying amount for goodwill between December 31, 2003 and December 31, 2004 is related to changes in foreign currency exchange rates (000 omitted).

	Carrying Amount at
	December 31,

	2004	2003

Commercial and Consumer Group	144,133	143,843
Industrial and Print Finishing Group	4,440	4,440
Other	292	292

Total	$148,865	$148,575

      GBC’s other intangible assets as of December 31, 2004 and 2003 are summarized below (000 omitted):

	Gross Carrying		Accumulated
	Amount at		Amortization at
	December 31,		December 31,

	2004	2003	2004	2003

Customer agreements and relationships	$5,767	$5,767	$(4,318)	$(3,860)
Patents	1,544	1,464	(1,475)	(1,171)

Total	$7,311	$7,231	$(5,793)	$(5,031)

      Amortization expense related to GBC’s other intangible assets is summarized below (000 omitted):

Amortization
Fiscal Year Ended December 31,	Expense

2005	527
2006	458
2007	458
2008	75

(3)	Summarized Financial Information — Joint Ventures (unaudited)
      Summarized financial information for GBC’s joint ventures, which are accounted for under the equity method of accounting, is as follows (000s omitted):

Statement of Income Information	2004	2003	2002

Net sales	$109,596	$80,832	$78,767
Gross profit	35,616	24,404	18,471
Net loss	(935)	(5,377)	(475)

Balance Sheet Information	2004	2003

Current assets	$63,646	$60,222
Non-current assets	37,810	43,580
Current liabilities	53,828	51,541
Non-current liabilities	21,943	24,815
      The summarized financial information is presented as of and for the end of the fiscal year for each of the joint ventures. Pelikan-Quartet and GMP each have September 30 fiscal year ends and Neschen’s fiscal year end is December 31.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Foreign Currency Exchange and Translation
      The assets and liabilities of GBC’s subsidiaries outside the U.S. are translated from their local functional currencies at year end rates of exchange; income and cash flow statements are translated at weighted-average rates of exchange. Foreign currency translation adjustments are included in other comprehensive income in the consolidated statements of income, and as a separate component of stockholders’ equity.
      The accompanying consolidated statements of income include net gains and losses on foreign currency transactions, and translation gains and losses of assets and liabilities denominated in other than functional currencies. Such amounts are reported as other income (expense) and are summarized as follows (000 omitted):

Foreign Currency
Year Ended December 31,	Transaction Gain/(Loss)

2004	$(1,816)
2003	(899)
2002	718

(5)	Inventories
      Inventories are summarized as follows (000 omitted):

	December 31,

	2004	2003

Raw material	$20,637	$19,239
Work in progress	6,584	6,445
Finished goods	82,394	74,532

Gross inventory	109,615	100,216
Less reserves	(11,619)	(13,976)

Net inventory	$97,996	$86,240

(6)	Restructuring and Other
      During 2004, GBC recorded pre-tax restructuring charges of $0.9 million primarily related to workforce reduction programs which were announced in 2003.
      Pre-tax restructuring charges in 2003 totaled $11.1 million, related to the following projects: a) relocating the manufacturing of labor intensive visual communication products from the Company’s facility in Booneville, Mississippi to Nuevo Laredo, Mexico; b) closing a binder manufacturing plant in Amelia, Virginia and consolidating production in the Company’s plant in Lincolnshire, Illinois; c) company-wide workforce reduction programs; and d) subleasing a manufacturing facility as part of a previously announced restructuring. Approximately 420 employees were affected as a result of these actions.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The restructuring charges associated with the 2003 projects consist of the following (in millions):

		Asset
		Impairments	Lease
		and Other	Cancellation
Project	Severance	Exit Costs	Costs	Total

Relocating manufacturing from Booneville to Nuevo Laredo	$2.6	$4.5	$—	$7.1
Plant closure — Amelia, Virginia	0.2	—	—	0.2
Reduction-in-force programs	2.4	—	—	2.4
Sublease manufacturing facility	—	—	1.4	1.4

	$5.2	$4.5	$1.4	$11.1

      The transition of manufacturing operations from Booneville, Mississippi to Nuevo Laredo, Mexico began in July 2003, and was completed in 2004. The closing of the Amelia, Virginia plant commenced in the first quarter of 2004 and was completed by the end of second quarter of 2004. Initiatives related to work force reductions were implemented during the second half of 2003.
      During 2002, GBC recorded pre-tax restructuring charges of $8.0 million for expenses related the following projects: a) closing the Company’s facility in Buffalo Grove, Illinois and transferring the manufacturing and administrative functions to other GBC locations; b) downsizing a binder manufacturing facility in Amelia, Virginia; c) severance costs associated with the creation of the Commercial Consumer Group; and d) charges related to the reorganization of certain corporate and other support functions.
      The restructuring charges associated with the 2002 projects consist of the following (in millions):

		Asset
		Impairments	Lease
		and Other	Cancellation
Project	Severance	Exit Costs	Costs	Total

Buffalo Grove facility closure	$0.7	$1.6	$0.8	$3.1
Downsizing of Amelia facility	0.8	0.3	—	1.1
Commercial and Consumer Group	1.6	0.2	—	1.8
Reduction in support functions	2.0	—	—	2.0

	$5.1	$2.1	$0.8	$8.0

      The transition of manufacturing operations from the Buffalo Grove facility was completed in 2002; administrative and support personnel previously located in the Buffalo Grove facility were transferred to other GBC locations by early 2003. Actions associated with the Amelia facility and other reductions in force were completed in 2002.
      Management believes that the restructuring provisions recorded will be adequate to cover estimated restructuring costs related to these activities that will be paid in future periods. Management expects that the remaining balance of the liability for severance and asset impairment and other exit costs will be paid in 2005. Lease cancellation payments average approximately $0.2 million annually until the lease terminates in 2013. The balance in the restructuring reserve at December 31, 2004 is primarily related to severance and lease cancellation costs.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Changes in the restructuring reserve for the years ended December 31, 2004 and 2003 were as follows (000 omitted):

		Asset
		Impairment	Lease
		and Other	Cancellation
	Severance	Exit Costs	Costs	Total

Balance at December 31, 2002	$4,026	$810	$700	$5,536
Activities during the year:
Provision	5,240	4,457	1,405	11,102
Cash charges	(3,850)	(210)	(676)	(4,736)
Non-cash charges	—	(4,497)	839	(3,658)

Balance at December 31, 2003	5,416	560	2,268	8,244
Activities during the year:
Provision	851	—	—	851
Cash charges	(5,193)	—	(309)	(5,502)
Non-cash charges	(34)	(677)	—	(711)
Reclassification	(113)	216	(103)	—

Balance at December 31, 2004(1)	$927	$99	$1,856	$2,882

(1)	The restructuring reserve at December 31, 2004 consisted of $1.2 million related to current items reported in the balance sheet as a separate item, and $1.6 million related to long-term lease cancellation costs reported in the balance sheet as a component of other long-term liabilities.
      During 2004, 2003 and 2002, GBC incurred other charges of $1.7 million, $4.7 million and $1.1 million, respectively. The components of these charges are as follows (000 omitted):

	Year Ended December 31,

	2004	2003	2002

Reorganization realignment severance benefits	$840	$—	$456
Production transition costs of closed/down-sized facilities	—	—	625
Impairment of investment in GMP	850	4,679	—

	$1,690	$4,679	$1,081

      In 2004 and 2003, GBC recorded non-cash charges to reflect impairment in its investment in GMP. The Company has an ownership interest in GMP of approximately 20% and accounts for the investment under the equity method of accounting. At December 31, 2004, GBC’s equity investment in GMP is $1.0 million.

(7)	Retirement Plans and Post-retirement Benefits
      GBC sponsors a 401(k) plan for its full-time domestic employees. The participants of the 401(k) plan may contribute from 1% to 25% of their eligible compensation on a pretax basis. GBC makes annual contributions that match 100% of pretax contributions up to 4.5% of eligible compensation. Substantially all eligible full-time domestic employees can participate in the 401(k) plan. GBC’s contributions to the plan were $2,874,000 in 2004, $3,003,000 in 2003 and $3,319,000 in 2002.
      GBC’s international subsidiaries sponsor a variety of defined benefit and defined contribution plans. These plans provide benefits that are generally based upon the employee’s years of credited service. The

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
benefits payable under these plans, for the most part, are provided by the establishment of trust funds or the purchase of insurance annuity contracts.
      In 2001, GBC established a defined benefit Supplemental Employee Retirement Plan (“SERP”) for the Company’s current Chairman, President and CEO. Benefits under the SERP vest over nine years. At age 62 and, assuming full vesting, the SERP would pay an annual pension benefit of $450,000. This plan is not currently funded.
      GBC currently provides certain health care benefits for eligible domestic retired employees. Employees may become eligible for those benefits if they have fulfilled specific age and service requirements. GBC monitors the cost of the plan, and has, from time to time, changed the benefits provided under this plan. GBC does not pre-fund its obligations and reserves the right to make additional changes or terminate these benefits in the future. Any changes in the plan or revisions of the assumptions affecting expected future benefits may have a significant effect on the amount of the obligation and annual expense.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GBC’s measurement date is December 31 for domestic plans and September 30 for international plans. The following tables provide a reconciliation of the changes in GBC’s benefit plan obligations and the fair value of plan assets (000 omitted):

	Pension Benefits

					Other Benefits
	2004		2003
					2004	2003
	Domestic	International	Domestic	International	Domestic	Domestic

Change in benefit obligation:
Benefit obligation at beginning of year	$791	$30,324	$431	$26,418	$10,332	$8,470
Interest cost	47	1,597	28	1,388	600	531
Service cost	314	716	275	615	823	719
Contributions	—	282	—	245	—	—
Actuarial loss (gain)	85	(384)	57	(382)	(3,572)	1,574
Plan amendment		—		—	(1,063)	(385)
Benefit payments	—	(1,125)	—	(1,219)	(444)	(577)
Special Benefits	—	—	—	—	332	—
Exchange rate fluctuations	—	2,318	—	3,259	—	—

Benefit obligation at end of year	$1,237	$33,728	$791	$30,324	$7,008	$10,332

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$21,802	$—	$16,828	$—	$—
Actual return on plan assets	—	1,662	—	2,245	—	—
Contributions	—	3,386	—	1,517	444	577
Benefit payments	—	(1,125)	—	(1,219)	(444)	(577)
Effect of plans merger	—	68	—	—	—	—
Exchange rate fluctuations	—	1,893	—	2,431	—	—

Fair value of plan assets at end of year	$—	$27,686	$—	$21,802	$—	$—

Funded status at end of year	$(1,237)	$(6,042)	$(791)	$(8,522)	$(7,008)	$(10,332)
Unrecognized transition (asset) obligation	—	—	—	—	—	373
Unrecognized prior service costs	—	771	—	(773)	(732)	—
Unrecognized loss	190	8,600	109	10,240	(138)	3,663

Net amount recognized	$(1,047)	$3,329	$(682)	$945	$(7,878)	$(6,296)

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table provides the amounts recognized in the consolidated balance sheets (000 omitted):

	Pension Benefits				Other Benefits

	2004		2003
					2004	2003
	Domestic	International	Domestic	International	Domestic	Domestic

Prepaid benefit cost	$—	$3,105	$—	$1,490	$—	$—
Accrued benefit liability	(1,237)	(8,469)	(791)	(10,104)	(7,878)	(6,296)
Accumulated other Comprehensive income	190	8,693	109	9,559	—	—

Net amount recognized	$(1,047)	$3,329	$(682)	$945	$(7,878)	$(6,296)

      The accumulated benefit obligation for all defined benefit pension was $32.4 and $29.2 million at December 31, 2004 and 2003, respectively.
      The following table summarizes information for pension plans, with an accumulated benefit obligation in excess of plan assets (000 omitted):

	2004	2003

Projected benefit obligation	$29,542	$26,767
Accumulated benefit obligation	$28,401	$25,801
Fair Value of plan assets	$19,686	$15,861
      The following table provides the components of net periodic pension cost (000 omitted):

	2004		2003		2002

	Domestic	International	Domestic	International	Domestic	International

Service cost	$314	$716	$275	$615	$230	$668
Interest cost	47	1,597	28	1,388	10	1,206
Expected return on plan assets	—	(1,526)	—	(1,182)	—	(1,278)
Amortization of unrecognized:
Net transition asset	—	—	—	(108)	—	(101)
Prior-service cost	—	(58)	—	(52)	—	(48)
Net loss	4	491	1	570	—	273

Net periodic pension cost	$365	$1,220	$304	$1,231	$240	$720

      The following table provides the components of net periodic post-retirement benefit cost for the plans for 2004, 2003, and 2002 (000 omitted):

	Other Benefits

	2004	2003	2002

Service cost	$823	$719	$708
Interest cost	600	531	601
Amortization of unrecognized:
Net transition obligation	41	85	63
Net loss	229	113	231

Total recognized post retirement benefit cost	$1,693	$1,448	$1,603

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following information summarizes changes in the minimum pension liability included in other comprehensive income (000 omitted):

	2004	2003

Decrease in minimum liability	$(1,678)	$(1,749)
      The assumptions used in the measurement of the Company’s benefit obligations are shown in the following table:

	Pension Benefits

					Other Benefits
	2004		2003
					2004	2003
	Domestic	International	Domestic	International	Domestic	Domestic

Weighted-average assumptions as of December 31:
Discount rate	6.00%	1.75-6.50%	6.50%	1.50- 6.50%	6.00%	6.00%
Expected return on plan assets	N/A	2.00-8.50%	N/A	2.00- 8.50%	N/A	N/A
Rate of compensation increase	N/A	1.50-4.50%	N/A	1.50- 4.50%	N/A	N/A
      The expected long-term rate of return on pension plan assets is determined based upon the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets.
      For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to be 6.0% during 2005 and remain at this level thereafter.
      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1.0% change in assumed health care cost trend rates would have the following effects (000 omitted):

	1.0% Increase	1.0% Decrease

Effect on total of service and interest cost components of Net periodic post retirement health care benefit costs	$141	$(125)
Effect on the health care component of the accumulated Post retirement benefit obligation	$513	$(466)
      The Company’s pension plan weighted-average asset allocations are as follows:

Asset Category	2004	2003

Cash	5.0%	3.0%
Equity Securities	55.0%	56.0%
Fixed Income	7.0%	9.0%
Other	33.0%	32.0%

	100.0%	100.0%

      The investment strategy for the Company, which has several foreign pension plans under separately managed trusts, is to optimize investment returns through a diversified portfolio of investments. The Company has one pension plan in the UK which represents approximately 70% of the total assets of all GBC pension plans. The assets of the UK pension plan are managed through trusts under an asset allocation of 5% to 55%, property allocation of up to 5% and a cash allocation of up to 20%.
      The Company expects to contribute $2.7 million to its pension plans in 2005 and $0.5 million to its post-retirement benefit plan in 2005.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following benefit payments, which reflect future service, are expected to be paid (in millions):

	Pension	Post-Retirement
	Benefits	Benefits

2005	$1.1	$0.5
2006	1.4	0.6
2007	1.4	0.6
2008	1.7	0.5
2009	1.9	0.6
2010-2014	11.7	3.9

(8)	Debt and Credit Arrangements
      GBC has two financing arrangements that provide the Company with the majority of its debt capacity. In 2003, the Company completed the refinancing of its primary senior credit facility (the “Primary Facility”). As of December 31, 2004, the Primary Facility includes a $72.5 million multicurrency revolving credit line and $112.0 million in term loans. The maturity date on the Primary Facility is January 15, 2008. Outstanding borrowings under the Primary Facility at December 31, 2004 included $112.0 million in term loans and outstanding letters of credit of $12.4 million which further reduces GBC’s availability under the revolving credit line. No borrowings were outstanding under the revolving credit facility as of December 31, 2004. In April 2003, GBC entered into a new multicurrency revolving credit facility in the Netherlands (the “Netherlands Facility”). The maturity date on the Netherlands Facility is April 9, 2008. As of December 31, 2004, the Netherlands Facility had no outstanding borrowings.
      Interest rates on the Primary Facility borrowings are variable and, during 2004, were set at LIBOR plus 3.5% or 3.75% for borrowings under the $72.5 million multicurrency revolving credit line, and LIBOR plus 4.50% for the term loans. Borrowings under the Primary Facility are subject to a pricing grid which provides for lower interest rates in the event that certain of GBC’s financial ratios improve in future periods.
      GBC must meet certain restrictive financial covenants as defined under the Primary Facility. The covenants become more restrictive over time and require the Company to maintain certain ratios related to total leverage, senior leverage, fixed charge coverage, as well as a minimum level of consolidated net worth. There are also other covenants, including restrictions on dividend payments, acquisitions, additional indebtedness, and capital expenditures. In addition to the restrictive covenants, multicurrency revolving credit line borrowings are subject to a “borrowing base” which is determined based upon certain formulas tied to GBC’s trade receivables and inventory. With the exception of certain domestic assets (primarily property, plant and equipment) pledged under a mortgage financing, substantially all of the assets of General Binding Corporation and its domestic subsidiaries, as well as a portion of equity in certain foreign subsidiaries are pledged as collateral under the Primary Facility.
      In January 2005, the Company entered into an amendment to the Primary Facility. The amendment, among other things, modifies certain financial covenants related to Total Leverage and Senior Leverage, as those terms are defined in the Primary Facility, to make them less restrictive. The modifications also provided for the planned disposition of certain real property. The Company was in compliance with the covenants of the Primary Facility before the amendment.
      As of and for the year ended December 31, 2004, the Company was in compliance with all debt covenants.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The book value of GBC’s variable rate debt approximated the fair market value as of December 31, 2004 and 2003. The market value of the Senior Subordinated Notes was approximately 100% of book value as of December 31, 2004.
      Long-term debt consists of the following at December 31, 2004 and 2003 (000 omitted):

	December 31,

	2004	2003

Revolving Credit Facility
U.S. Dollar borrowings — Term loan — (weighted average floating interest rate of 6.70% at December 31, 2004 and 5.66% at December 31, 2003)	$112,000	$122,500
Industrial Revenue/ Development Bonds (“IRB” or “IDB”)
IDB, due March 2026 — (floating interest rate of 2.06% at December 31, 2004 and 1.25% at December 31, 2003 )	6,840	6,840
Notes Payable
Senior Subordinated Notes, U.S. Dollar borrowing, due 2008 — (fixed interest rate of 9.375%)	150,000	150,000
Notes Payable, U.S. Dollar borrowing, due monthly August 2003 to July 2008 — (fixed interest rate of 6.62%)	11,133	13,798
Other borrowings	8,905	8,876

Total debt	288,878	302,014
Less-current maturities	(33,713)	(19,995)

Total long-term debt	$255,165	$282,019

      The scheduled maturities of debt for each of the five years subsequent to December 31, 2004, are as follows (000 omitted):

Year Ending December 31,	Amount

2005	$33,713
2006	17,189
2007	13,897
2008	216,944
2009	148
Thereafter	6,987

Total	$288,878

      Currently, GBC has various short-term, variable-rate credit arrangements with borrowing capacity of $11.7 million. Outstanding borrowings under these arrangements totaled $7.8 million at December 31, 2004. Interest rates on these arrangements are primarily based on the lenders’ costs of funds plus applicable margins. None of the lenders under these credit arrangements are committed to continue to extend credit after the maturities of outstanding borrowings or to extend the maturities of any borrowings.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information regarding short-term debt, variable-rate credit arrangements for the three years ended December 31, 2004, 2003 and 2002 is as follows (000 omitted):

			Maximum Month-
	Notes Payable	Weighted	End Balance	Average Amount	Weighted
	to Banks	Average Interest	Outstanding	Outstanding	Average Interest
	Balance at End	Rate at End of	During the	During the	Rate During the
	of Year(1)	Year(2)	Year(3)	Year(4)	Year(5)

2004	$7,788	3.7%	$7,919	$6,682	5.1%
2003	5,819	4.0	10,085	7,919	5.9
2002	10,806	5.3	10,806	8,111	6.6

(1)	Notes payable by GBC’s foreign subsidiaries were $7,788 at December 31, 2004, $5,819 at December 31, 2003, and $10,806 at December 31, 2002.

(2)	The weighted average interest rate is computed by dividing the annualized interest expense for the short-term debt outstanding by the short-term debt outstanding at December 31.

(3)	The composition of GBC’s short-term debt will vary by category at any point in time during the year.

(4)	Average amount outstanding during the year is computed by dividing the total daily outstanding principal balances by 365 or 366 days.

(5)	The weighted average interest rate during the year is computed by dividing the actual short-term interest expense by the average short-term debt outstanding.

(9)	Derivative Financial Instruments

Interest Rate Swap Agreements
      From time to time, GBC has entered into interest rate swap agreements to hedge its floating interest rate exposures. Under interest rate swap agreements, GBC agrees with other parties to exchange, at specified intervals, the differences between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional amount. The swap agreement outstanding at December 31, 2004 matured in February 2005. GBC has applied hedge accounting for these instruments, and the fair values of the interest rate swap agreements are estimated using the net present value of the anticipated future cash flows. To the extent the hedges are effective, unrealized gains and losses are recorded in other comprehensive income; unrealized gains and losses on ineffective hedges are recognized in the income statement. Selected information related to GBC’s interest rate swap agreements is as follows (in millions):

	December 31,

	2004	2003

Notional amount	$5.0	$60.0
Fair value-net unrecognized (loss) gain	—	(0.8)
      GBC is exposed to potential losses in the event of non-performance by the counterparties to the interest rate swap, although the Company attempts to mitigate this risk by diversifying its counterparties.

Foreign Exchange Contracts
      GBC enters into foreign exchange contracts to hedge foreign currency risks. These contracts hedge firmly committed transactions such as inventory purchases, royalties, management fees, and intercompany loans. Gains and losses on foreign exchange contracts are recorded in a comparable manner to the underlying transaction being hedged (e.g., costs related to inventory purchases are recorded to inventory and recognized in cost of sales). Obligations under foreign exchange contracts are valued at either the spot

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rate or an appropriate forward rate at the respective balance sheet date. Selected information related to GBC’s foreign exchange contracts is as follows (in millions):

	December 31,

	2004	2003

Notional amount	$69.3	$80.3
Fair value — net unrealized (loss)(1)	(2.5)	(3.3)

(1)	As of December 31, 2004, GBC recorded cumulative unrealized losses of approximately $0.2 million in its consolidated statement of income related to hedges of intercompany loans (hedge accounting has not been applied to these transactions). Unrealized losses of approximately $2.3 million related to hedges of intercompany inventory purchases have been recorded in other comprehensive income.
      Foreign exchange contracts as of December 31, 2004 had various maturities through December 2005. The unrealized gains and losses are substantially offset by changes in the valuation of the underlying items being hedged.

(10)	Rents and Leases
      GBC has entered into numerous operating leases, primarily for manufacturing and office facilities. Future minimum rental payments required for all non-cancelable lease terms in excess of one year as of December 31, 2004 are as follows (000 omitted):

Operating
Year Ending December 31,	Lease Payments

2005	$13,240
2006	11,899
2007	9,801
2008	8,163
2009	4,764
After 2009	11,146

Total minimum lease payments	$59,013

      Total rental expense for the years ended December 31, 2004, 2003 and 2002 was $14.7 million, $15.4 million and $16.3 million, respectively.

(11)	Common Stock and Earnings Per Share
      GBC’s Certificate of Incorporation provides for 40,000,000 authorized shares of Common Stock, $0.125 par value per share, and 4,796,550 shares of Class B Common Stock, $0.125 par value per share. Each Class B share is entitled to 15 votes and is to be automatically converted into one share of common stock upon transfer thereof. All of the Class B shares are owned by Lane Industries, Inc., GBC’s majority stockholder.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the computation of basic and diluted earnings per share (000 omitted except per share data):

	Year Ended December 31,

	2004	2003	2002

Numerator:
Net income (loss) income available to common shareholders	$14,762	$(3,262)	$(80,010)
Denominator:
Denominator for basic earnings per share — weighted average number of common shares outstanding(1)	16,171	15,978	15,883
Effect of dilutive securities:
Employee stock options(3)	429	—	—
Restricted stock options(3)	239	—	—

Denominator for diluted earnings per share — adjusted weighted-average shares(1) and assumed conversions	16,839	15,978	15,883

Earnings (loss) per share — basic(2)	$0.91	$(0.20)	$(5.04)

Earnings (loss) per share — diluted(2)	$0.88	$(0.20)	$(5.04)

(1)	Weighted average shares includes both Common Stock and Class B Common Stock.

(1)	Amounts represent per share amounts for potentially both Common Stock and Class B Common Stock.

(2)	GBC had 668,067, 457,255 and 479,648 potentially dilutive shares outstanding as of December 31, 2004, 2003 and 2002 respectively. These options were not included in the calculation of earnings per share for 2003 and 2002 as they would have been anti-dilutive.

(12)	Stock Compensation Plans
      GBC has a non-qualified stock incentive plan for employees (the “Employee Plan”) and non-employee directors (the “Director Plan”). Options may be granted under both plans at a price not less than the fair market value of the stock on the date of the grant. Options granted under the Employee Plan generally vest at a rate of 25% per year and can begin to be exercised one year after the grant date. Options granted under the Director Plan are generally exercisable six months or one year after the grant. In the event of a change in control of the Company, all options granted become 100% vested and are immediately exercisable.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the stock option activity is as follows (000 omitted from option share amounts):

	Year Ended December 31,

	2004		2003		2002

		Wtd. Avg.		Wtd. Avg.		Wtd. Avg.
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Shares under option at beginning of year	2,219	$10	2,056	$12	1,831	$11
Options granted	477	17	502	9	681	13
Options exercised	(192)	9	(92)	8	(149)	8
Options expired/canceled	(250)	16	(247)	21	(307)	14

Shares under option at end of year	2,254	11	2,219	10	2,056	12

Options exercisable	1,137	10	974	10	743	11

Weighted average fair Value of options granted		$11.96		$6.07		$8.89

      The 2,254,000 options outstanding at December 31, 2004 have exercise prices between $7.00 and $30.50 per share, with a weighted average exercise price of $11.23 per share and a weighted average remaining contractual life of 7.2 years.
      The following is a summary of stock options outstanding at December 31, 2004 (option shares in 000’s):

Options Outstanding				Options Exercisable

		Weighted-Average	Weighted-Average		Weighted-Average
Range of		Remaining Contractual	Exercise		Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$7-11	1,267	6.7	8.14	830	7.97
$12-25	964	8.0	14.83	288	13.76
$26-30	23	0.5	29.87	19	29.84

$7-30	2,254	7.2	11.23	1,137	9.80
      As of December 31, 2003 and 2002, there were 974,299 and 743,349 options exercisable, respectively, at weighted-average exercise prices of $9.86 and $11.12, respectively.
      GBC’s stock option plan also provides for the grant of restricted stock units (“RSUs”). In 2004 and 2003, GBC awarded 343,133 and 203,302 RSUs, respectively. The RSUs awarded in 2004 and 2003 vest 33 1/3% in each of the three years subsequent, and are further subject to the achievement of certain business performance criteria. Based upon the level of achieved performance, the number of RSUs actually awarded can vary from 0% to 150% of the original grant. The RSUs awarded in 2002 vested on February 15, 2005. Upon vesting, the RSUs will be converted into common stock of the Company unless the RSU award recipient elects to defer receipt of the shares. Compensation expense is recognized over the vesting period for the value of the RSUs based upon the value of GBC common stock. Compensation expense for RSUs was $936,000 in 2004, $727,000 in 2003 and $389,000 in 2002.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(13)	Income Taxes
      Income (loss) before taxes is as follows (000 omitted):

	Year Ended December 31,

	2004	2003	2002

United States	$(3,024)	$(15,405)	$(12,637)
Foreign	26,900	19,773	13,696

Total income (loss) before taxes	$23,876	$4,368	$1,059

      The provision for income taxes is as follows (000 omitted):

	Year Ended December 31,

	2004	2003	2002

Current expense (benefit):
Federal	$40	$22	$664
State	39	(52)	80
Foreign	8,194	4,760	4,664

Total current	8,273	4,730	5,408
Deferred expense (benefit):
Federal	2,326	2,857	(2,286)
State	17	(195)	(554)
Foreign	(1,502)	238	(523)

Total deferred	841	2,900	(3,363)

Total provision (benefit)	$9,114	$7,630	$2,045

      GBC’s income tax expense (benefit) varies from the statutory Federal income tax expense (benefit) as a result of the following factors (000 omitted):

	Year Ended December 31,

	2004	2003	2002

Income tax expense (benefit) at U.S. statutory tax rate	$8,357	$1,529	$371
State income taxes, net of federal income tax benefit	36	(62)	(308)
Impairment of investment in GMP — not tax deductible	297	1,637	—
Foreign entity reorganization	—	4,492	—
Other non-tax deductible items	—	592	1,449
Tax settlement	—	(99)	(902)
Tax credits displaced by NOL carrybacks	—	—	1,513
Impact of non-U.S. earnings taxed at other rates	424	(453)	(78)
Other, net	—	(6)	—

Total provision (benefit)	$9,114	$7,630	$2,045

      The “impact of non-U.S. earnings taxed at other rates” for 2004 is net of: a) a $1.4 million tax benefit for the utilization of non-U.S. net operating losses ($1.8 million in 2003 and $0.9 million in 2002); b) a $1.4 million tax benefit for the reversal of the beginning-of-the-year valuation allowance for deferred tax assets at certain non-U.S. subsidiaries, due to a change in circumstances that caused a change in the judgement about the realizability of the deferred tax assets; and c) a $0.8 million tax benefit included for

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
a decrease in withholding tax liabilities as a result of enacted tax rate changes. The benefits realized in 2004 were largely offset by income taxes provided on non-U.S. earnings expected to be remitted to the U.S.
      In 2003, there was a $4.5 million non-cash write-off of deferred tax assets as a result of a reorganization of certain international subsidiaries. In 2002, new U.S. tax legislation enabled GBC to carry back its 2001 domestic tax loss to 1996 and 1997, generating a $7.5 million tax refund. The carry back also displaced previously utilized tax credits, which were written off because GBC was not able to utilize them before the expiration of the carry over period.
      Significant components of GBC’s deferred tax assets and liabilities are as follows (000 omitted):

	December 31,

	2004	2003

Significant components of deferred tax assets:
Net operating loss carryovers	$28,688	$25,467
Inventory valuation and related reserves	2,918	3,325
Foreign deferred tax assets	4,453	1,823
Compensation and employee benefits	3,781	3,607
Restructuring reserves	1,336	2,631
Bad debt and sales return allowance	3,526	3,623
FAS No. 106 post-retirement benefits	2,757	2,204
Foreign tax credits	2,850	3,641
Other	6,375	7,104

Gross deferred tax assets	56,684	53,425
Valuation allowance	(20,055)	(19,900)

Net deferred tax assets	36,629	33,525
Significant components of deferred tax liabilities:
Depreciation	5,637	8,048
Amortization of intangible assets	6,070	1,454
Foreign deferred tax liabilities	2,914	2,961
Unremitted earnings of certain subsidiaries	3,697	833
Other	2,261	1,635

Total deferred tax liabilities	20,579	14,931

Net Deferred Tax Asset	$16,050	$18,594

      At December 31, 2004, the Company has $86.1 million of net operating loss carry forwards available to reduce future taxable income of domestic and international companies. These loss carry forwards expire in the years 2005 through 2025 or have an unlimited carryover period. A valuation allowance has been provided for a portion of the net operating loss carry forwards and other deferred tax assets, principally international net operating losses, that are more likely than not expected to expire before the Company can use such benefits.

(14)	Contingencies
      GBC is currently involved in matters of litigation arising from the normal course of business. None of the litigation matters either individually or in the aggregate is material to the Company. Additionally,

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GBC has on-going tax audits in the U.S. and various international jurisdictions. Accruals have been provided related to such litigation and tax matters based upon management’s current estimate of the most likely outcomes. Based upon consultation with legal counsel and tax experts, GBC believes that if any additional liabilities were to arise from these matters that they would not have a material effect on the Company’s financial position, results of operations or cash flows.
      During 2004, GBC revised its estimated liability for contingencies related to certain regulatory matters based upon current developments, correspondence with regulatory agencies and the counsel of outside experts. The impact of this change in estimate was to increase pre-tax income by approximately $1.5 million in the third quarter of 2004.

(15)	Subsequent Event
      In February, 2005, GBC sold its real estate holdings in Skokie, Illinois. Approximately $1.9 million of the proceeds were used to prepay a mortgage financing. As the assets were not held for sale at December 31, 2004, a loss of approximately $0.6 million will be recognized in the first quarter of 2005.

(16)	Business Segments and Foreign Operations
      GBC is engaged in the design, manufacture and distribution of office equipment, related supplies and laminating equipment and supplies. The Company has three primary business groups: a) Commercial and Consumer Group (“CCG”); b) Industrial and Print Finishing Group (“IPFG”); and c) Europe.
      CCG’s revenues are primarily derived from the sale of binding, punching and laminating equipment and related supplies, visual communications products (writing boards, bulletin boards, easels, etc.), document shredders, custom binders and folders, and desktop accessories, as well as maintenance and repair services through both indirect channels (resellers, including office product superstores, contract/commercial stationers, wholesalers, mail order companies, mass marketers and other dealers) and direct channels (salespersons, telemarketers, internet portals, etc.). The Group’s products and services are sold to customers which include the home markets and office markets, commercial reprographic centers, educational and training markets, and government agencies throughout North and South America and the Asia/Pacific region. The Europe Group distributes many of the Commercial and Consumer Group’s products to customers in Europe.
      IPFG’s revenues are primarily derived through sales of thermal and pressure sensitive films, mid-range and commercial high-speed laminators and large-format digital print laminators. The Industrial and Print Finishing Group’s products and services are sold worldwide through direct and dealer channels to commercial reprographic centers, and commercial printers.
      Expenses incurred by the three reportable segments described above relate to costs incurred to manufacture or purchase products, as well as selling, general and administrative costs. For internal management purposes and the presentation below, operating income is calculated as net sales less (i) product cost of sales, (ii) selling, service and administrative expenses and (iii) amortization of other intangibles.
      GBC does not separately identify interest expense or income taxes for its operating segments. Additionally, certain expenses of a corporate nature and certain shared service expenses are not allocated to the business groups. Sales between business groups are recorded at cost for domestic business units, and cost plus a normal profit margin for sales between domestic and international business units. GBC’s business groups record expenses for certain services provided and expense allocations; however, the charges and allocations between business groups are not significant.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Certain segment information for the year ended December 31, 2003 and 2002 has been reclassified to conform to the current year presentation, including corporate costs which were formerly included in “all other” and have now been reflected in “unallocated corporate items.”
      Segment data is provided below for the three years ended December 31, 2004, 2003 and 2002 (000 omitted).

	Unaffiliated Customer Sales			Affiliated Customer Sales
	Year Ended December 31,			Year Ended December 31,

	2004	2003	2002	2004	2003	2002

Commercial and Consumer Group	$447,011	$460,243	$467,543	$1,293	$2,488	$3,171
Industrial and Print Finishing Group	157,447	137,064	138,299	26,220	26,426	27,192
Europe	107,860	100,601	95,886	10,807	11,069	13,543
Eliminations	—	—	—	(38,320)	(39,983)	(43,906)

Total	$712,318	$697,908	$701,728	$—	$—	$—

	Operating Income			Total Segment Assets
	Year Ended December 31,			December 31,

	2004	2003	2002	2004	2003	2002

Commercial and Consumer Group	$48,142	$59,211	$62,261	$346,138	$339,539	$342,937
Industrial and Print Finishing Group	21,563	17,965	19,418	78,591	71,341	72,082
Europe	6,880	6,085	1,359	60,642	56,507	55,277
Unallocated corporate items	(23,539)	(28,548)	(31,691)	55,043	62,944	87,146
Eliminations	—	—	—	—	—	—

Total	$53,046	$54,713	$51,347	$540,414	$530,331	$557,442

      The following is a reconciliation of segment operating income to income before taxes and cumulative effect of accounting change (000 omitted):

	Year Ended December 31,

	2004	2003	2002

Total segment operating income	$53,046	$54,713	$51,347
Interest expense	(25,923)	(34,408)	(39,898)
Restructuring and other expenses	(2,541)	(15,781)	(10,143)
Other (expense) income	(706)	(156)	(247)

Income before taxes and cumulative effect of accounting change	$23,876	$4,368	$1,059

      No single customer accounts for more than 10% of GBC’s net sales. GBC does however, have certain major customers.
      GBC’s products are sold primarily in North America, Latin America, Europe, Japan and Australia to office products resellers and directly to end-users in the business, education, commercial/professional and government markets. GBC has a large base of customers; however, the loss of, or major reduction in business or failure to collect receivables from one or more of GBC’s major customers could have a material adverse effect on GBC’s financial position or results of operations.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Financial information for the three years ended December 31, 2004, 2003 and 2002, by geographical area is summarized below. Export sales to foreign customers of $7.1 million in 2004, $6.1 million in 2003 and $7.7 million in 2002 have been classified in the following tables as part of the United States sales (000 omitted):

	Unaffiliated Customer Sales			Long-Lived Assets
	Year Ended December 31,			December 31,

	2004	2003	2002	2004	2003	2002

US	$419,925	$440,337	$459,836	$303,929	$310,686	$357,992
Europe	161,846	142,975	132,418	58,919	53,291	17,932
Other International	130,547	114,596	109,474	27,119	25,623	21,215
Eliminations	—	—	—	(121,733)	(116,905)	(105,630)

	$712,318	$697,908	$701,728	$268,234	$272,695	$291,509

(17)	Quarterly Financial Data (Unaudited)
      Summarized quarterly financial data for 2004 and 2003 was as follows (000 omitted except per share data):

	Three Months Ended

2004	March 31	June 30	September 30	December 31

Sales	$170,931	$174,375	$175,848	$191,164
Gross profit(1)	65,325	67,588	69,954	74,543
Income before taxes	978	4,543	8,015	10,340
Net income	450	2,586	5,174	6,552
Net income per common share:
Basic	$0.03	$0.16	$0.32	$0.40
Diluted	0.03	0.15	0.31	0.39

	Three Months Ended

2003	March 31	June 30	September 30	December 31

Sales	$169,435	$171,150	$175,092	$182,231
Gross profit(1)	67,470	68,192	69,829	73,762
(Loss) income before taxes	(645)	(7,181)	7,481	4,713
Net (loss) income	83	(5,124)	4,886	(3,107)
Net (loss) income per common share:
Basic	$0.01	$(0.32)	$0.31	$(0.19)
Diluted	0.01	(0.32)	0.30	(0.19)

(1)	Gross profit is computed as sales less cost of sales.

(18)	Condensed Consolidating Financial Information
      Each of GBC’s domestic restricted subsidiaries have jointly and severally, fully and unconditionally guaranteed the Senior Subordinated Notes discussed in note 8 to the consolidated financial statements. Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, GBC has elected to present the following consolidating financial statements which detail the results of operations, financial position and cash flows of the Parent, Guarantors, and Non-Guarantors (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the information for GBC on a consolidated basis.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	December 31, 2004

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$556	$1	$5,702	$—	$6,259
Receivables, net	71,593	—	69,852	—	141,445
Inventories, net	60,035	387	37,574	—	97,996
Deferred tax assets	13,228	(3,161)	2,370	—	12,437
Other	4,678	—	9,365	—	14,043
Due from affiliates	—	51,877	47,553	(99,430)	—

Total current assets	150,090	49,104	172,416	(99,430)	272,180
Net capital assets	49,737	5,980	28,976	—	84,693
Goodwill and other intangibles, net of accumulated amortization	119,900	22,394	8,089	—	150,383
Other	11,811	10,390	10,957	—	33,158
Investment in subsidiaries	177,359	165,427	—	(342,786)	—

Total assets	$508,897	$253,295	$220,438	$(442,216)	$540,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,624	$878	$18,256	$—	$49,758
Accrued liabilities	53,031	486	36,688	—	90,205
Notes payable	—	—	7,788	—	7,788
Current maturities of long-term debt	25,547	—	378	—	25,925
Due to affiliates	48,077	—	17,210	(65,287)	—

Total current liabilities	157,279	1,364	80,320	(65,287)	173,676
Long-term debt — affiliated	71	—	595	(666)	—
Long-term debt, less current maturities	254,426	—	739	—	255,165
Other long-term liabilities	19,275	174	11,364	—	30,813
Deferred tax liabilities	—	—	2,914	—	2,914
Stockholders’ equity:
Common stock	1,962	—	2,332	(2,332)	1,962
Class B common stock	300	—	—	—	300
Additional paid-in capital	26,445	95,470	167,539	(263,009)	26,445
Retained earnings	78,171	139,360	(44,524)	(94,836)	78,171
Treasury stock	(21,398)	—	—	—	(21,398)
Accumulated other comprehensive income	(7,634)	16,927	(841)	(16,086)	(7,634)

Total stockholders’ equity	77,846	251,757	124,506	(376,263)	77,846

Total liabilities and stockholders’ equity	$508,897	$253,295	$220,438	$(442,216)	$540,414

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	December 31, 2003

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$3,749	$1	$5,818	$—	$9,568
Receivables, net	69,404	—	58,987	—	128,391
Inventories, net	48,424	406	37,410	—	86,240
Deferred tax assets	17,440	1,197	1,459	—	20,096
Other	1,429	5,519	6,393	—	13,341
Due from affiliates	—	38,039	41,525	(79,564)	—

Total current assets	140,446	45,162	151,592	(79,564)	257,636
Net capital assets	58,142	6,485	30,359	—	94,986
Goodwill and other intangibles, net of accumulated amortization	120,581	22,394	7,800	—	150,775
Other	14,695	9,328	2,911	—	26,934
Investment in subsidiaries	159,297	182,757	—	(342,054)	—

Total assets	$493,161	$266,126	$192,662	$(421,618)	$530,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,057	$893	$15,303	$—	$51,253
Accrued liabilities	60,409	170	25,968	—	86,547
Notes payable	—	—	5,819	—	5,819
Current maturities of long-term debt	13,165	—	1,011	—	14,176
Due to affiliates	30,337	—	26,096	(56,433)	—

Total current liabilities	138,968	1,063	74,197	(56,433)	157,795
Long-term debt — affiliated	519	—	3,135	(3,654)	—
Long-term debt, less current maturities	279,973	—	2,046	—	282,019
Other long-term liabilities	19,492	248	16,568	—	36,308
Stockholders’ equity:
Common stock	1,962	—	2,332	(2,332)	1,962
Class B common stock	300	—	—	—	300
Additional paid-in capital	26,727	121,115	167,539	(288,654)	26,727
Retained earnings	63,409	133,924	(63,091)	(70,833)	63,409
Treasury stock	(23,588)	—	—	—	(23,588)
Accumulated other comprehensive income	(14,601)	9,776	(10,064)	288	(14,601)

Total stockholders’ equity	54,209	264,815	96,716	(361,531)	54,209

Total liabilities and stockholders’ equity	$493,161	$266,126	$192,662	$(421,618)	$530,331

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING INCOME STATEMENTS (000 omitted)

	Year Ended December 31, 2004

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$419,925	$—	$292,393	$—	$712,318
Affiliated sales	46,499	—	34,551	(81,050)	—

Net sales	466,424	—	326,944	(81,050)	712,318
Cost of sales, including development and engineering	307,418	(119)	208,659	(81,050)	434,908
Selling, service and administrative	137,774	—	87,857	—	225,631
Earnings from joint ventures	1,752	—	(3,019)	—	(1,267)
Restructuring and other:
Restructuring	237	—	614	—	851
Other	1,690	—	—	—	1,690
Interest expense	25,749	18	731	(575)	25,923
Other (income) expense	(4,476)	(650)	5,257	575	706

(Loss) income before taxes and undistributed earnings of wholly-owned subsidiaries	(3,720)	751	26,845	—	23,876
Income taxes	(1,420)	286	10,248	—	9,114

(Loss) income before undistributed earnings of wholly-owned subsidiaries	(2,300)	465	16,597	—	14,762
Undistributed earnings (losses) of wholly-owned subsidiaries	17,062	15,146	—	(32,208)	—

Net income (loss)	$14,762	$15,611	$16,597	$(32,208)	$14,762

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING INCOME STATEMENTS (000 omitted)

	Year Ended December 31, 2003

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$440,337	$—	$257,571	$—	$697,908
Affiliated sales	42,798	—	25,726	(68,524)	—

Net sales	483,135	—	283,297	(68,524)	697,908
Cost of sales, including development and engineering	307,483	233	179,463	(68,524)	418,655
Selling, service and administrative	145,604	—	78,948	—	224,552
Earnings from joint ventures	—	—	(12)	—	(12)
Restructuring and other:
Restructuring	10,592	—	510	—	11,102
Other	4,679	—	—	—	4,679
Interest expense	33,062	347	1,557	(558)	34,408
Other (income) expense	(2,473)	(1,116)	3,187	558	156

(Loss) income before taxes and undistributed earnings of wholly-owned subsidiaries	(15,812)	536	19,644	—	4,368
Income taxes	629	186	6,815	—	7,630

(Loss) income before undistributed earnings of wholly-owned subsidiaries	(16,441)	350	12,829	—	(3,262)
Undistributed earnings (losses) of wholly-owned subsidiaries	13,179	19,872	—	(33,051)	—

Net (loss) income	$(3,262)	$20,222	$12,829	$(33,051)	$(3,262)

	Year Ended December 31, 2002

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$459,836	$—	$241,892	$—	$701,728
Affiliated sales	38,178	—	21,942	(60,120)	—

Net sales	498,014	—	263,834	(60,120)	701,728
Cost of sales:
Product cost of sales, including development and engineering	310,779	(151)	172,009	(60,120)	422,517
Inventory rationalization and write-down charge	672	—	377	—	1,049
Selling, service and administrative	152,691	26	75,368	—	228,085
Earnings from joint ventures	(221)	—	—	—	(221)
Restructuring and other:
Restructuring	7,257	—	756	—	8,013
Other	1,081	—	—	—	1,081
Interest expense	38,863	205	1,928	(1,098)	39,898
Other (income) expense	(921)	(489)	559	1,098	247

(Loss) income before taxes and undistributed earnings of wholly-owned subsidiaries	(12,187)	409	12,837	—	1,059
Income (benefits) taxes	(3,787)	913	4,919	—	2,045
Cumulative effect of accounting change, net of taxes	79,024	(21,695)	66,291	(44,596)	79,024

(Loss) income before undistributed earnings of wholly-owned subsidiaries	(87,424)	21,191	(58,373)	44,596	(80,010)
Undistributed (losses) earnings of wholly-owned subsidiaries	(37,182)	1,974	—	35,208	—

Net (loss) income	$(124,606)	$23,165	$(58,373)	$79,804	$(80,010)

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Year Ended December 31, 2004

	Parent	Guarantors	Non-Guarantors	Consolidated

Net cash provided by operating activities	$13,196	$576	$8,938	$22,710
Investing activities:
Capital expenditures	(3,762)	(577)	(3,008)	(7,347)
Payments of acquisitions and investments	(3,327)	—	—	(3,327)
Dividends from joint venture investment	—	—	1,430	1,430
Proceeds from sale of plant and equipment	978	1	22	1,001

Net cash used in investing activities	(6,111)	(576)	(1,556)	(8,243)
Financing activities:
Increase (reduction) in intercompany debt	2,540	—	(2,540)	—
Proceeds of long-term debt — maturities greater than 90 days	218,500	—	8,875	227,375
Repayments of long-term debt — maturities greater than 90 days	(225,500)	—	(9,851)	(235,351)
Net change in debt-maturities of 90 days or less	7,000	—	—	7,000
(Decrease) increase in current portion of long-term obligations	(13,166)	—	697	(12,469)
Distribution related to tax allocation agreement	(1,261)	—	—	(1,261)
Payments of debt issuance costs	(52)	—	—	(52)
Proceeds from the exercise of stock options	1,661	—	—	1,661

Net cash used in financing activities	(10,278)	—	(2,819)	(13,097)
Effect of exchange rates on cash	—	—	(4,679)	(4,679)

Net (decrease) in cash & cash equivalents	(3,193)	—	(116)	(3,309)
Cash and cash equivalents at the beginning of the year	3,749	1	5,818	9,568

Cash and cash equivalents at the end of the period	$556	$1	$5,702	$6,259

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Year Ended December 31, 2003

	Parent	Guarantors	Non-Guarantors	Consolidated

Net cash provided by operating activities	$30,347	$517	$20,760	$51,624
Investing activities:
Capital expenditures	(3,281)	(518)	(4,669)	(8,468)
Payments of acquisitions and investments	(2,162)	—	—	(2,162)
Proceeds from sale of plant and equipment	22	—	80	102

Net cash used in investing activities	(5,421)	(518)	(4,589)	(10,528)
Financing activities:
Increase (reduction) in intercompany debt	1,823	—	(1,823)	—
Proceeds of long-term debt — maturities greater than 90 days	159,988	—	22,652	182,640
Repayments of long-term debt — maturities greater than 90 days	(100,474)	—	(22,112)	(122,586)
Net change in debt — maturities of 90 days or less	(91,640)	—	461	(91,179)
Decrease in current portion of long-term obligations	(2,741)	—	(6,677)	(9,418)
Contribution related to tax allocation agreement	2,537	—	—	2,537
Payments of debt issuance costs	(4,154)	—	—	(4,154)
Proceeds from the exercise of stock options	737	—	—	737

Net cash used in (provided by) financing activities	(33,924)	—	(7,499)	(41,423)
Effect of exchange rates on cash	—	—	(8,356)	(8,356)

Net (decrease) increase in cash & cash equivalents	(8,998)	(1)	316	(8,683)
Cash and cash equivalents at the beginning of the year	12,747	2	5,502	18,251

Cash and cash equivalents at the end of the period	$3,749	$1	$5,818	$9,568

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Year Ended December 31, 2002

	Parent	Guarantors	Non-Guarantors	Consolidated

Net cash provided by operating activities	$30,437	$439	$15,590	$46,466
Investing activities:
Capital expenditures	(5,627)	(439)	(2,944)	(9,010)
Payments for acquisitions and investments	(416)	—	—	(416)
Proceeds from sale of subsidiary	470	—	—	470
Proceeds from sale of plant and equipment	885	—	401	1,286

Net cash used in investing activities	(4,688)	(439)	(2,543)	(7,670)
Financing activities:
Increase (reduction) in intercompany debt	11,196	—	(11,196)	—
Proceeds of long-term debt — maturities greater than 90 days	344,610	—	—	344,610
Repayments of long-term debt — maturities greater than 90 days	(270,000)	—	(827)	(270,827)
Net change in debt — maturities of 90 days or less	(154,110)	—	2,426	(151,684)
Decrease in current portion of long-term debt	(150)	—	(36)	(186)
Payments of debt issuance costs	(3,438)	—	—	(3,438)
Contribution related to tax allocation agreement	1,490	—	—	1,490
Proceeds from the exercise of stock options	1,164	—	—	1,164

Net cash used in financing activities	(69,238)	—	(9,633)	(78,871)
Effect of exchange rates on cash	—	—	(1,610)	(1,610)

Net (decrease) increase in cash & cash equivalents	(43,489)	—	1,804	(41,685)
Cash and cash equivalents at the beginning of the year	56,236	2	3,698	59,936

Cash and cash equivalents at the end of the period	$12,747	$2	$5,502	$18,251

(19)	Subsequent Event
      On August 16, 2005 GBC merged with ACCO Brands Corporation and the Primary Facility and the Netherland Facility described in note 8 were repaid. Subsequent to the acquisition, GBC and each of its domestic subsidiaries have jointly and severally, fully and unconditionally guaranteed the Senior Subordinated Notes of ACCO Brands Corporation. Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, GBC has elected to present the following consolidating financial statements which detail the results of operations, financial position and cash flows of the Guarantors and Non-Guarantors (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the information for GBC on a consolidated basis.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	December 31, 2004

	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$557	$5,702	$—	$6,259
Receivables, net	71,593	69,852	—	141,445
Inventories, net	60,422	37,574	—	97,996
Deferred tax assets	10,067	2,370	—	12,437
Other	4,678	9,365	—	14,043
Due from affiliates	—	47,553	(47,553)	—

Total current assets	147,317	172,416	(47,553)	272,180
Net capital assets	55,717	28,976	—	84,693
Goodwill and other intangibles, net of accumulated amortization	142,294	8,089	—	150,383
Other	22,201	10,957	—	33,158
Investment in subsidiaries	177,359	—	(177,359)	—

Total assets	$544,888	$220,438	$(224,912)	$540,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,502	$18,256	$—	$49,758
Accrued liabilities	53,517	36,688	—	90,205
Notes payable	—	7,788	—	7,788
Current maturities of long-term debt	25,547	378	—	25,925
Due to affiliates	82,530	17,210	(99,740)	—

Total current liabilities	193,096	80,320	(99,740)	173,676
Long-term debt — affiliated	71	595	(666)	—
Long-term debt, less current maturities	254,426	739	—	255,165
Other long-term liabilities	19,449	11,364	—	30,813
Deferred tax liabilities	—	2,914	—	2,914
Stockholders’ equity:
Common stock	1,962	2,332	(2,332)	1,962
Class B common stock	300	—	—	300
Additional paid-in capital	26,445	167,539	(167,539)	26,445
Retained earnings	78,171	(44,524)	44,524	78,171
Treasury stock	(21,398)	—	—	(21,398)
Accumulated other comprehensive income	(7,634)	(841)	841	(7,634)

Total stockholders’ equity	77,846	124,506	(124,506)	77,846

Total liabilities and stockholders’ equity	$544,888	$220,438	$(224,912)	$540,414

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	December 31, 2003

	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$3,750	$5,818	$—	$9,568
Receivables, net	69,404	58,987	—	128,391
Inventories, net	48,830	37,410	—	86,240
Deferred tax assets	18,637	1,459	—	20,096
Other	6,948	6,393	—	13,341
Due from affiliates	—	41,525	(41,525)	—

Total current assets	147,569	151,592	(41,525)	257,636
Net capital assets	64,627	30,359		94,986
Goodwill and other intangibles, net of accumulated amortization	142,975	7,800		150,775
Other	24,023	2,911		26,934
Investment in subsidiaries	159,297	—	(159,297)	—

Total assets	$538,491	$192,662	$(200,822)	$530,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,950	$15,303	$—	$51,253
Accrued liabilities	60,579	25,968	—	86,547
Notes payable	—	5,819	—	5,819
Current maturities of long-term debt	13,165	1,011	—	14,176
Due to affiliates	74,356	26,096	(100,452)	—

Total current liabilities	184,050	74,197	(100,452)	157,795
Long-term debt — affiliated	519	3,135	(3,654)	—
Long-term debt, less current maturities	279,973	2,046	—	282,019
Other long-term liabilities	19,740	16,568	—	36,308
Stockholders’ equity:
Common stock	1,962	2,332	(2,332)	1,962
Class B common stock	300	—	—	300
Additional paid-in capital	26,727	167,539	(167,539)	26,727
Retained earnings	63,409	(63,091)	63,091	63,409
Treasury stock	(23,588)	—	—	(23,588)
Accumulated other comprehensive income	(14,601)	(10,064)	10,064	(14,601)

Total stockholders’ equity	54,209	96,716	(96,716)	54,209

Total liabilities and stockholders’ equity	$538,491	$192,662	$(200,822)	$530,331

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING INCOME STATEMENTS (000 omitted)

	Year Ended December 31, 2004

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$419,925	$292,393	$—	$712,318
Affiliated sales	46,499	34,551	(81,050)	—

Net sales	466,424	326,944	(81,050)	712,318
Cost of sales, including development and engineering	307,299	208,659	(81,050)	434,908
Selling, service and administrative	137,774	87,857	—	225,631
Earnings from joint ventures	1,752	(3,019)	—	(1,267)
Restructuring and other:
Restructuring	237	614	—	851
Other	1,690	—	—	1,690
Interest expense	25,767	731	(575)	25,923
Other (income) expense	(5,126)	5,257	575	706

(Loss) income before taxes and undistributed earnings of wholly-owned subsidiaries	(2,969)	26,845	—	23,876
Income taxes	(1,134)	10,248	—	9,114

(Loss) income before undistributed earnings of wholly-owned subsidiaries	(1,835)	16,597	—	14,762
Undistributed earnings (losses) of wholly-owned subsidiaries	16,597	—	(16,597)	—

Net income (loss)	$14,762	$16,597	$(16,597)	$14,762

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENTS OF INCOME
(000 omitted, except per share amounts)

	Year Ended December 31, 2003

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$440,337	$257,571	$—	$697,908
Affiliated sales	42,798	25,726	(68,524)	—

Net sales	483,135	283,297	(68,524)	697,908
Cost of sales, including development and engineering	307,716	179,463	(68,524)	418,655
Selling, service and administrative	145,604	78,948	—	224,552
Equity in earnings from joint ventures	—	(12)	—	(12)
Restructuring and other	15,271	510	—	15,781
Interest expense	33,409	1,557	(558)	34,408
Other (Income) expense	(3,589)	3,187	558	156

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(15,276)	19,644	—	4,368
Income (benefits) taxes	815	6,815	—	7,630

(Loss) income before undistributed earnings of wholly owned subsidiaries	(16,091)	12,829	—	(3,262)
Undistributed earnings (losses) of wholly-owned subsidiaries	12,829	—	(12,829)	—

Net income (loss)	$(3,262)	$12,829	$(12,829)	$(3,262)

	Year Ended December 31, 2002

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$459,836	$241,892	$—	$701,728
Affiliated sales	38,178	21,942	(60,120)	—

Net sales	498,014	263,834	(60,120)	701,728
Cost of sales, including development and engineering	310,628	172,009	(60,120)	422,517
Inventory rationalization and write-down charge	672	377	—	1,049
Selling, service and administrative	152,717	75,368	—	228,085
Equity in earnings from joint ventures	(221)	—	—	(221)
Restructuring and other	8,338	756	—	9,094
Interest expense	39,068	1,928	(1,098)	39,898
Other (Income) expense	(1,410)	559	1,098	247

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(11,778)	12,837	—	1,059
Income (benefits) taxes	(2,874)	4,919	—	2,045
Cumulative effect of accounting change, net of taxes	57,329	66,291	(44,596)	79,024

(Loss) income before undistributed earnings of wholly owned subsidiaries	(66,233)	(58,373)	44,596	(80,010)
Undistributed earnings (losses) of wholly-owned subsidiaries	(58,373)	—	58,373	—

Net income (loss)	$(124,606)	$(58,373)	$102,969	$(80,010)

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Year Ended December 31, 2004

	Guarantors	Non-Guarantors	Consolidated

Net cash provided by operating activities	$13,772	$8,938	$22,710
Investing activities:
Capital expenditures	(4,339)	(3,008)	(7,347)
Payments of acquisitions and investments	(3,327)	—	(3,327)
Dividends from joint venture investment	—	1,430	1,430
Proceeds from sale of plant and equipment	979	22	1,001

Net cash used in investing activities	(6,687)	(1,556)	(8,243)
Financing activities:
Increase (reduction) in intercompany debt	2,540	(2,540)	—
Proceeds of long-term debt — maturities greater than 90 days	218,500	8,875	227,375
Repayments of long-term debt — maturities greater than 90 days	(225,500)	(9,851)	(235,351)
Net change in debt-maturities of 90 days or less	7,000	—	7,000
(Decrease) increase in current portion of long-term obligations	(13,166)	697	(12,469)
Distribution related to tax allocation agreement	(1,261)	—	(1,261)
Payments of debt issuance costs	(52)	—	(52)
Proceeds from the exercise of stock options	1,661	—	1,661

Net cash used in financing activities	(10,278)	(2,819)	(13,097)
Effect of exchange rates on cash	—	(4,679)	(4,679)

Net (decrease) in cash & cash equivalents	(3,193)	(116)	(3,309)
Cash and cash equivalents at the beginning of the year	3,750	5,818	9,568

Cash and cash equivalents at the end of the period	$557	$5,702	$6,259

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000’s omitted)

	Year Ended December 31, 2003

	Guarantors	Non-Guarantors	Consolidated

Net cash provided by operating activities	$30,864	$20,760	$51,624
Investing activities:
Capital expenditures	(3,799)	(4,669)	(8,468)
Payments of acquisitions and investments	(2,162)	—	(2,162)
Proceeds from sale of plant and equipment	22	80	102

Net cash provided by (used in) investing activities	(5,939)	(4,589)	(10,528)
Financing activities:
Increase (decrease) in intercompany borrowings	1,823	(1,823)	—
Proceeds of long-term debt-maturities greater than 90 days	159,988	22,652	182,640
Repayments of long-term debt-maturities greater than 90 days	(100,474)	(22,112)	(122,586)
Net change in borrowings-maturities of 90 days or less	(91,640)	461	(91,179)
Decrease in current portion of long-term obligations	(2,741)	(6,677)	(9,418)
Contribution related to Tax Allocation Agreement	2,537		2,537
Payments of debt issuance costs	(4,154)	—	(4,154)
Proceeds from the exercise of stock options	737	—	737

Net cash used in financing activities	(33,924)	(7,499)	(41,423)
Effect of exchange rates on cash	—	(8,356)	(8,356)

Net (decrease) increase in cash & cash equivalents	(8,999)	316	(8,683)
Cash and cash equivalents at the beginning of the year	12,749	5,502	18,251

Cash and cash equivalents at the end of the period	$3,750	$5,818	$9,568

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Year ended December 31, 2002

	Guarantors	Non-Guarantors	Consolidated

Net cash provided by operating activities	$30,876	$15,590	$46,466
Investing activities:
Capital expenditures	(6,066)	(2,944)	(9,010)
Payments of acquisitions and investments	(416)	—	(416)
Proceeds from sale of subsidiary	470	—	470
Proceeds from sale of plant and equipment	885	401	1,286

Net cash provided by (used in) investing activities	(5,127)	(2,543)	(7,670)
Financing activities:
Increase (decrease) in intercompany borrowings	11,196	(11,196)	—
Proceeds of long-term debt-maturities greater than 90 days	344,610	—	344,610
Repayments of long-term debt-maturities greater than 90 days	(270,000)	(827)	(270,827)
Net change in borrowings-maturities of 90 days or less	(154,110)	2,426	(151,684)
Decrease in current portion of long-term obligations	(150)	(36)	(186)
Contribution related to Tax Allocation Agreement	1,490		1,490
Payments of debt issuance costs	(3,438)	—	(3,438)
Proceeds from the exercise of stock options	1,164	—	1,164

Net cash used in financing activities	(69,238)	(9,633)	(78,871)
Effect of exchange rates on cash	—	(1,610)	(1,610)

Net (decrease) increase in cash & cash equivalents	(43,489)	1,804	(41,685)
Cash and cash equivalents at the beginning of the year	56,238	3,698	59,936

Cash and cash equivalents at the end of the period	$12,749	$5,502	$18,251

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(000 omitted)

	June 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,951	$6,259
Receivables, less allowances for doubtful accounts and sales returns: 2005 — $16,263, 2004 — $16,476	140,276	141,445
Inventories:
Raw materials	18,848	20,637
Work in process	5,251	6,584
Finished goods	76,195	70,775

Total inventories	100,294	97,996
Deferred tax assets	11,663	12,437
Other	12,293	14,043

Total current assets	276,477	272,180
Total capital assets at cost	257,367	272,092
Less — accumulated depreciation	(182,402)	(187,399)

Net capital assets	74,965	84,693
Goodwill and other intangible assets, net of accumulated amortization	149,933	150,383
Other	39,144	33,158

Total assets	$540,519	$540,414

Current liabilities:
Accounts payable	$50,008	$49,758
Accrued liabilities	85,972	90,205
Notes payable	6,323	7,788
Current maturities of long-term debt	22,992	25,925

Total current liabilities	165,295	173,676
Long-term debt, less current maturities	265,029	255,165
Other long-term liabilities	32,432	33,727
Stockholders’ equity:
Common Stock	1,962	1,962
Class B Common Stock	300	300
Additional paid-in capital	27,806	26,445
Retained earnings	76,310	78,171
Treasury stock	(16,731)	(21,398)
Accumulated other comprehensive income	(11,884)	(7,634)

Total stockholders’ equity	77,763	77,846

Total liabilities and stockholders’ equity	$540,519	$540,414

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(000 omitted, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$186,900	$174,375	$367,052	$345,306
Costs and expenses:
Product cost of sales, including development and engineering	115,390	106,787	227,478	212,393
Selling, service and administrative	58,776	56,052	119,388	112,606
Equity in earnings from joint ventures	(408)	(189)	(967)	(356)
Interest expense	6,912	6,599	13,606	13,391
Restructuring and other:
Restructuring	191	—	1,294	823
Other	1,645	—	4,152	—
Other expense, net	66	583	1,057	928

Income before taxes	4,328	4,543	1,044	5,521
Income tax expense	2,754	1,957	2,905	2,485

Net income (loss)	$1,574	$2,586	$(1,861)	$3,036

Other comprehensive income:
Foreign currency translation adjustments	(3,108)	(2,145)	(5,520)	(2,551)
Income on derivative financial instruments	713	744	1,270	1,622

Comprehensive (loss) income, net of taxes	$(821)	$1,185	$(6,111)	$2,107

Net income (loss) per common share(1)
Basic	$0.10	$0.16	$(0.11)	$0.19

Diluted	$0.09	$0.15	$(0.11)	$0.18

Weighted average number of common shares outstanding:(2)
Basic	16,501	16,180	16,400	16,143
Diluted	17,410	16,837	16,400	16,887

(1)	Amounts represent per share amounts for both Common Stock and Class B Common Stock.

(2)	Weighted average shares includes both Common Stock and Class B Common Stock.
The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(000 omitted)

	Six Months Ended
	June 30,

	2005	2004

	(Unaudited)	(Unaudited)
Operating activities:
Net (loss) income	$(1,861)	$3,036
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	8,105	9,853
Amortization	3,163	2,258
Equity in earnings from joint ventures	(967)	(356)
Provision for doubtful accounts and sales returns	1,275	1,429
Provision for inventory reserves	225	3,157
Decrease in non-current deferred taxes	(905)	(487)
Increase in other long-term assets	(4,525)	(1,631)
Other	197	(1,195)
Changes in current assets and liabilities:
Increase in receivables	(5,046)	(4,994)
Increase in inventories	(5,186)	(22,723)
Decrease (increase) in other current assets	1,055	(222)
Decrease (increase) in deferred tax assets	90	(163)
Decrease (increase) in accounts payable and accrued liabilities	1,296	(6,812)
(Decrease) increase in income taxes payable	(743)	194

Net cash used in operating activities	(3,827)	(18,656)
Investing activities:
Capital expenditures	(3,755)	(3,594)
Payments for acquisitions and investments	(250)	(1,304)
Proceeds from sale of plant and equipment	2,989	185

Net cash used in investing activities	(1,016)	(4,713)
Financing activities:
Proceeds from long-term debt-maturities greater than 90 days	65,741	121,722
Repayments of long-term debt-maturities greater than 90 days	(111,474)	(132,688)
Net change in debt-maturities of 90 days or less	69,837	26,084
Decrease (increase) in current portion of long-term debt	(18,257)	651
Payments of debt issuance costs	(71)	(78)
Proceeds from the exercise of stock options	3,292	1,345

Net cash provided by financing activities	9,068	17,036
Effect of exchange rates on cash	1,467	713

Net increase (decrease) in cash and cash equivalents	5,692	(5,620)
Cash and cash equivalents at the beginning of the year	6,259	9,568

Cash and cash equivalents at the end of the period	$11,951	$3,948

Supplemental disclosure:
Interest paid	$12,854	$13,236
Income taxes paid	4,468	2,659
The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	Basis of Presentation
      The condensed consolidated financial statements include the accounts of General Binding Corporation and its subsidiaries (“GBC” or the “Company”). These financial statements have been prepared by GBC, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. GBC believes that the disclosures included in these condensed consolidated financial statements are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in GBC’s 2004 Annual Report on Form 10-K. In the opinion of management, all adjustments necessary to present the financial position of GBC as of June 30, 2005 and the results of their operations and cash flows for the six months ended June 30, 2005 and 2004 have been included. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year.
      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by management in determining the entity’s assets, liabilities, revenues and expenses. Such estimates and management judgement include the allowance for doubtful accounts and sales returns, allowances for slow-moving and obsolete inventory, deferred income tax valuation allowance, tax reserves, and long-lived assets. Actual results could differ from the estimates used by management.
      Certain amounts for prior periods have been reclassified to conform to the 2005 presentation.

(2)	Stock Compensation Plan
      GBC has stock-based compensation plans for employees and non-employee directors that provide for the issuance of stock options and restricted stock units. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for these plans. In accordance with the intrinsic value method, no compensation expense is recognized for the Company when stock options are granted, however, the Company does record compensation expense related to the awards of restricted stock units.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to all stock-based compensation (000 omitted):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Net income (loss), as reported	$1,574	$2,586	$(1,861)	$3,036
Add: Stock-based compensation expense included in reported net income, net of tax	294	160	1,059	441
Deduct: Total stock-based compensation expense determined under the fair value method, net of tax	(1,044)	(831)	(2,448)	(1,793)

Pro forma net (loss) income	$824	$1,915	$(3,250)	$1,684

Earnings (loss) per share — basic
As reported	$0.10	$0.16	$(0.11)	$0.19

Pro forma	$0.05	$0.12	$(0.20)	$0.10

Earnings (loss) per share — diluted
As reported	$0.09	$0.15	$(0.11)	$0.18

Pro forma	$0.05	$1.11	$(0.20)	$0.10

      Pro forma compensation expense for stock options was calculated using the Black-Scholes model, with the following weighted-average assumptions for grants in 2005 and 2004 respectively: expected life of ten years for 2005 and 2004; expected volatility of 67% and 59%; and risk-free interest rates of 4.25% and 4.42%. The weighted-average fair values of stock options granted during the periods were $10.06 and $11.98 in 2005 and 2004, respectively. The nominal vesting period approach was used. Applying the non-substantive vesting period approach upon the adoption of SFAS No. 123 R, “Accounting for stock-based compensation,” will not have a material impact. See further discussion in Note 8.

(3)	Borrowings
      GBC has two financing arrangements that provide the Company with the majority of its debt capacity. A significant portion of GBC’s long-term funding has been provided through its primary senior credit facility (the “Primary Facility”). As of June 30, 2005, the Primary Facility was comprised of a $72.5 million multi-currency revolving credit facility and term loans totaling $96.4 million. Outstanding borrowings under the Primary Facility at June 30, 2005 included $96.4 million for the term loans and $26.0 million under the revolving credit facility. In addition, there were outstanding letters of credit of $11.9 million, which further reduce GBC’s availability under the revolving credit facility. GBC’s other major financing arrangement is a multi-currency revolving credit facility in the Netherlands (“the Netherlands Facility”) with total availability of approximately $18 million. As of June 30, 2005, the Netherlands Facility had no outstanding borrowings. GBC also has a mortgage financing arrangement under which its real estate holdings in Northbrook, Illinois and its real estate and equipment holdings in Addison, Illinois are pledged as collateral (“Mortgage Financing”). During the first quarter of 2005, GBC sold its real estate holdings in Skokie, Illinois, which previously had also been pledged as collateral under the Mortgage Financing. Approximately $1.9 million of the proceeds from sale were used to prepay the Mortgage Financing. As of June 30, 2005, outstanding borrowings under the Mortgage Financing were $8.0 million.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Interest rates on the Primary Facility are variable and, during 2005, were set at LIBOR plus 3.5% for borrowings under the $72.5 million multi-currency revolving credit line, and LIBOR plus 4.50% for the term loans. Borrowings under the Primary Facility are subject to a pricing grid which provides for lower interest rates in the event that certain of GBC’s financial ratios improve in future periods.
      GBC must meet certain restrictive financial covenants as defined under the Primary Facility. The covenants become more restrictive over time and require the Company to maintain certain ratios related to total leverage, senior leverage, fixed charge coverage, as well as a minimum level of consolidated net worth. There are also other covenants, including restrictions on dividend payments, acquisitions, additional indebtedness, and capital expenditures. In addition to the restrictive covenants, multi-currency revolving credit line borrowings are subject to a “borrowing base” which is based upon certain formulas tied to GBC’s trade receivables and inventory. With the exception of certain domestic assets (primarily property, plant and equipment) pledged under a Mortgage Financing, substantially all of the assets of General Binding Corporation and its domestic subsidiaries, as well as a portion of the equity in certain foreign subsidiaries are pledged as collateral under the Primary Facility.
      In January 2005, the Company entered into an amendment to the Primary Facility. The amendment, among other things, modifies certain financial covenants related to Total Leverage and Senior Leverage, as those terms are defined in the Primary Facility, to make them less restrictive. The modifications also provided for the planned disposition of certain real property. The Company was in compliance with the financial covenants of the Primary Facility both before and after the amendment.
      As of and for the six months ended June 30, 2005, the Company was in compliance with all financial covenants.
      Long-term debt consisted of the following at June 30, 2005 and December 31, 2004 (000 omitted):

	June 30,	December 31,
	2005	2004

Credit Facilities
U.S. Dollar borrowings — Term loan — (weighted average floating interest rate of 7.59% at June 30, 2005 and 6.70% at December 31, 2004)	$96,448	$112,000
U.S. Dollar borrowings — Revolving Credit Agreement — (weighted average floating interest rate of 7.09% at June 30, 2005)	26,000	—
Industrial Development Bond due March 2026 — (floating interest rate of 2.36% at June 30, 2005 and 2.06% at December 31, 2004)	6,840	6,840
Notes Payable
Senior Subordinated Notes, U.S. Dollar borrowing, due 2008 — (fixed interest rate of 9.375%)	150,000	150,000
Notes Payable (Mortgage Financing), U.S. Dollar borrowing, due monthly August 2003 to July 2008 — (fixed interest rate of 6.62%)	7,999	11,133
Other borrowings	7,057	8,905

Total debt	294,344	288,878
Less-current maturities	(29,315)	(33,713)

Total Long-term debt	$265,029	$255,165

(4) Common Stock and Earnings Per Share
      GBC’s Certificate of Incorporation provides for 40,000,000 authorized shares of Common Stock, $0.125 par value per share, and 4,796,550 shares of Class B Common Stock, $0.125 par value per share.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Each Class B share is entitled to 15 votes and is to be automatically converted into one share of common stock upon transfer thereof. All of the Class B shares are owned by Lane Industries, Inc., GBC’s majority stockholder.
      The recorded value of GBC shares held by the Company (treasury stock) decreased during the period by $4.7 million as 408,304 shares were issued to employees and directors related to restricted stock units and stock options previously granted under the Company’s stock compensation plans were exercised.
      The following table illustrates the computation of basic and diluted earnings per share (000 omitted except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Numerator:
Net income available to common shareholders	$1,574	$2,586	$(1,861)	$3,036

Denominator:
Denominator for basic earnings per share — Weighted average number of common Shares outstanding(1)	16,501	16,180	16,400	16,143
Effect of dilutive securities:
Employee stock options(3)	754	407	—	503
Restricted stock units(3)	155	250	—	241

Denominator for diluted earnings per share — Adjusted weighted-average shares(1)
And assumed conversions	17,410	16,837	16,400	16,887

Earnings (loss) per share — basic(2)	$0.10	$0.16	$(0.11)	$0.19

Earnings (loss) per share — diluted(2)	$0.09	$0.15	$(0.11)	$0.18

(1)	Weighted average shares includes both Common Stock and Class B Common Stock.

(2)	Amounts represent per share amounts for both Common Stock and Class B Common Stock.

(3)	For the six months ended June 30, 2005 and 2004, GBC had 791,812 and 744,185 dilutive shares outstanding, respectively. These dilutive shares are related to stock options and restricted stock units that were granted under the Company’s stock compensation plans. Potentially dilutive shares were not included for the six months ended June 30, 2005 diluted earnings per share calculation as they would have been anti-dilutive.
(5) Restructuring and Other
      During the first six months of 2005, GBC recorded restructuring charges of $1.3 million, which consisted of $0.6 million in lease costs related to exiting a facility in the UK and $0.7 million related to workforce reductions in several European locations. Approximately 48 employees were severed as a result of these actions.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the first six months of 2004, GBC recorded restructuring charges of $0.8 million related to workforce reduction programs which were announced in 2003. The components of the restructuring expenses are as follows (000 omitted):

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2005	2004	2005	2004

Severance and early retirement benefits	$252	$—	$655	$823
Lease costs	(61)	—	639	—

Total restructuring expenses	$191	$—	$1,294	$823

      Changes in the restructuring reserve for the six months ended June 30, 2005 were as follows (000 omitted):

		Other Exit	Lease
	Severance	Costs	Costs	Total

Balance at December 31, 2004	$927	$99	$1,856	$2,882
Activities during the period:
Provisions	655	—	639	1,294
Cash charges	(799)	—	(159)	(958)
Non-cash charges	(85)	(6)	(31)	(122)

Balance at June 30, 2005(1)	$698	$93	$2,305	$3,096

(1)	The restructuring reserve at June 30, 2005 consisted of $1.5 million related to current items reported in the balance sheet as a separate item and $1.6 million related to long-term lease agreement costs reported in the balance sheet as a component of other long-term liabilities.
      Management believes that the restructuring provisions recorded will be adequate to cover estimated restructuring costs that will be paid in future periods. Management expects that the remaining balance of the liability for severance and asset impairment and other exit costs will be paid in 2005. Lease costs (lease payments in excess of the sublease income) average approximately $0.3 million annually until the last lease terminates in 2013. The balance in the restructuring reserve at June 30, 2005 is primarily related to severance and lease costs.
      During the first six months of 2005, GBC recorded other charges of $4.2 million. These expenses were primarily professional fees incurred in connection with the pending merger with ACCO Brands Corporation (“ACCO”), which are not contingent upon completion of the transaction. See Note (12) for further discussion regarding the pending merger with ACCO.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(6) Retirement Plans and Post-Retirement Benefits
      The following table summarizes the components of net periodic pension costs for the Company’s retirement plans (000 omitted):

	Three Months Ended

	June 30, 2005		June 30, 2004

	Domestic	International	Domestic	International

Service cost	$91	$158	$65	$(212)
Interest cost	17	408	10	(107)
Expected return on plan assets	—	(437)	—	321
Amortization of unrecognized:
Recognized losses	3	122	1	131
Prior service cost	—	(28)	—	(14)

Total	$111	$223	$76	$119

Company contributions	$—	$1,448	$—	$2,699

	Six Months Ended

	June 30, 2005		June 30, 2004

	Domestic	International	Domestic	International

Service cost	$178	$349	$131	$371
Interest cost	34	847	20	840
Expected return on plan assets	—	(896)	—	(835)
Amortization of unrecognized:
Recognized losses	5	206	2	282
Prior service cost	—	(28)	—	(31)

Total	$217	$478	$153	$627

Company contributions	$—	$2,052	$—	$2,904

      The Company expects to contribute a total of $2.7 million to its pension plans in 2005.
      The following summarizes the components of net periodic post-retirement benefit costs (000 omitted):

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Service cost	$156	$218	$312	$437
Interest cost	93	160	186	319
Amortization of unrecognized:
Net transaction obligation	—	11	—	22
Prior service cost	(19)	—	(39)	—
Recognized losses	—	61	—	122

Total	$230	$450	$459	$900

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(7) Business Segments and Foreign Operations
      GBC is engaged in the design, manufacture and distribution of office equipment, related supplies and laminating equipment and supplies. The Company has three primary business groups: a) Commercial and Consumer Group (“CCG”); b) Industrial and Print Finishing Group (“IPFG”); and c) Europe.
      CCG’s revenues are primarily derived from the sale of binding, punching and laminating equipment and related supplies, visual communications products (writing boards, bulletin boards, easels, etc.), document shredders, custom binders and folders, and desktop accessories, as well as maintenance and repair services through both indirect channels (resellers, including office product superstores, contract/ commercial stationers, wholesalers, mail order companies, mass marketers and other dealers) and direct channels (salespersons, telemarketers, internet portals, etc.). The Group’s products and services are sold to customers which include the home markets and office markets, commercial reprographic centers, educational and training markets, and government agencies throughout North and South America and the Asia/ Pacific region. The Europe Group distributes many of the Commercial and Consumer Group’s products to customers in Europe.
      IPFG’s revenues are primarily derived through sales of thermal and pressure sensitive films, mid-range and commercial high-speed laminators and large-format digital print laminators. The Industrial and Print Finishing Group’s products and services are sold worldwide through direct and dealer channels to commercial reprographic centers and commercial printers.
      Expenses incurred by the three reportable segments described above relate to costs incurred to manufacture or purchase products, as well as some selling, general and administrative costs. For internal management purposes and the presentation below, operating income is calculated as net sales (i) less cost of sales, (ii) less selling, service and administrative expenses, (iii) plus equity in the earnings or losses of joint ventures.
      GBC does not separately identify (i) restructuring and other expenses, (ii) interest expense, or (iii) income taxes for its operating segments. Additionally, certain expenses of a corporate nature and certain shared service expenses are not allocated to the business groups. Sales between business groups are recorded at cost for domestic business units, and cost plus a normal profit margin for sales between domestic and international business units. GBC’s business groups record expenses for certain services provided and expense allocations; however, the charges and allocations between business groups are not significant.
      Segment data is provided below for the three and six months ended June 30, 2005 and 2004 (000 omitted):

	Unaffiliated Customer Sales

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Commercial and Consumer Group	$117,511	$108,897	$225,787	$214,325
Industrial and Print Finishing Group	42,067	39,107	84,065	76,910
Europe	27,322	26,371	57,200	54,071

Total	$186,900	$174,375	$367,052	$345,306

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Segment Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Commercial and Consumer Group	$11,647	$11,267	$20,487	$19,919
Industrial and Print Finishing Group	5,699	5,067	11,455	9,925
Europe	2,099	1,444	3,904	3,594
Unallocated corporate items	(6,303)	(6,053)	(14,693)	(12,775)

Total	$13,142	$11,725	$21,153	$20,663

	Affiliated Customer Sales

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Commercial and Consumer Group	$2,014	$2,805	$4,455	$4,529
Industrial and Print Finishing Group	6,331	5,716	12,919	11,997
Europe	1,680	2,753	4,549	6,103
Eliminations	(10,025)	(11,274)	(21,923)	(22,629)

Total	$—	$—	$—	$—

	Total Segment Assets

	June 30,	December 31,
	2005	2004

Commercial and Consumer Group	$350,422	$346,138
Industrial and Print Finishing Group	77,432	78,591
Europe	59,253	60,642
Unallocated corporate items	53,412	55,043

Total	$540,519	$540,414

      The following is a reconciliation of segment operating income to income before taxes (000 omitted):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Total segment operating income	$13,142	$11,725	$21,153	$20,663
Interest expense	(6,912)	(6,599)	(13,606)	(13,391)
Restructuring and other expenses	(1,836)	—	(5,446)	(823)
Other expense	(66)	(583)	(1,057)	(928)

Income before taxes	$4,328	$4,543	$1,044	$5,521

      GBC’s products are sold primarily in North America, Latin America, Europe, Japan and Australia to office product resellers and directly to end-users in the business, education, commercial/professional and government markets. GBC has a large base of customers; however, the loss of, or major reduction in business, or failure to collect receivables from one or more of GBC’s major customers could have a material adverse effect on GBC’s financial position or results of operations.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Financial information for the three and six months ended June 30, 2005 and 2004, by geographical area is summarized below (000 omitted):

	Unaffiliated Customer Sales

	Three Months Ended		Six Months Ended		Total Long-Lived Assets
	June 30,		June 30,
					June 30,	December 31,
	2005	2004	2005	2004	2005	2004

US	$109,535	$104,242	$211,099	$202,328	$220,572	$222,228
Europe	41,619	39,677	85,677	80,209	17,566	20,223
Other International	35,746	30,456	70,276	62,769	25,903	25,783

	$186,900	$174,375	$367,052	$345,306	$264,041	$268,234

(8)	New Accounting Standards
      In December 2004, the FASB issued a revision to SFAS No. 123, “Share Based Payment” (“SFAS No. 123(R)”). This statement requires companies to recognize the cost of employee services received in exchange for an award of equity instruments. Prior to the revision to SFAS No. 123, companies had an alternative to either recognize the cost of employee services based upon fair value at the grant date, or to use the intrinsic value method of accounting under APB No. 25. GBC currently accounts for stock options in accordance with APB No. 25 under which stock options issued to employees generally result in no compensation expense. GBC’s adoption of SFAS No. 123(R) will result in compensation expense related to stock options issued to employees. In April 2005, the SEC approved a new rule which defers the implementation date of SFAS No. 123(R). The new rule allows adoption for annual, rather than interim periods that begin after June 15, 2005. The Company is in the process of evaluating the impact of SFAS No. 123(R), and will adopt it in the first quarter of 2006. See Note 2 to the condensed consolidated financial statements for pro-forma disclosure information related to stock compensation expense.
      In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (“AJCA”).” The AJCA, enacted in October 2004, introduces a temporary 85% dividends received deduction on the repatriation of certain foreign earnings of a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision. It allows companies time beyond the financial reporting period of enactment to evaluate the effect of the AJCA on unremitted earnings of foreign subsidiaries for the purpose of applying the “indefinite reversal criterion” under APB Opinion No. 23, “Accounting for Income Taxes — Special Areas.” Due to the Company’s pending merger with ACCO, GBC has not decided on whether, and to what extent, it might repatriate unremitted foreign earnings under the provision. See Note 11 to the Condensed Consolidated Financial Statements for further discussion.
(9) Goodwill and Other Intangible Assets
      In accordance with SFAS No. 142, GBC tests its goodwill balances to determine whether these assets are impaired. The annual impairment test is performed as of January 1. In 2005, it was determined that the Company’s goodwill balances were not impaired.
      SFAS No. 142 also requires that previously recognized intangible assets, other than goodwill, be reassessed to determine the appropriateness of the estimated useful lives of these assets. Intangible assets determined to have finite lives are amortized over those lives, and intangible assets that have indefinite lives are not amortized. As of June 30, 2005, there have been no events or circumstances which would warrant a revision to the remaining useful lives of these assets.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GBC’s other intangible assets as of June 30, 2005 and December 31, 2004 are summarized below (000 omitted):

	Gross Carrying		Accumulated
	Amount at		Amortization at

	June 30,	December 31,	June 30,	December 31,
	2005	2004	2005	2004

Customer agreements and relationships	$5,767	$5,767	$(4,547)	$(4,318)
Patents	1,544	1,544	(1,510)	(1,475)

Total	$7,311	$7,311	$(6,057)	$(5,793)

      Expected amortization expense related to GBC’s other intangible assets is summarized below (000 omitted):

Amortization
Fiscal Year Ended December 31,	Expense

2005	$527
2006	458
2007	458
2008	75

(10)	Summarized Financial Information — Joint Ventures (unaudited)
      Summarized financial information for GBC’s joint ventures, which are accounted for under the equity method of accounting, is as follows (000s omitted):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Income statement information
Net sales	$47,124	$37,313	$78,526	$62,904
Gross profit	16,390	13,044	25,912	20,167
Net income	985	244	2,522	1,040

	June 30,	December 31,
	2005	2004

Balance sheet information
Current assets	$91,891	$63,646
Non-current assets	54,318	37,810
Current liabilities	81,754	53,828
Non-current liabilities	31,228	21,943
      The summarized financial information is presented as of and for the end of the second fiscal quarter for GMP and Pelikan Quartet; both of these entities have a September 30 fiscal year end. Information for the Neschen GBC Graphic Films joint venture is as of and for the periods ended June 30, which has a December 31 fiscal year end.
      During the quarter, the Company’s Pelikan Quartet joint venture, of which GBC owns 50%, purchased 80% of the Australian company Geoff Penney (Australia) Pty Ltd. GBC’s share of Geoff Penney’s income since the acquisition is reflected in the results of Pelikan Quartet above. Geoff Penney’s net sales for its fiscal year June 30, 2004 were approximately $37.4 million; net income for the same period was approximately $4.5 million.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(11) Income Taxes
      Income tax expense in the first six months of 2005 was $2.9 million on pre-tax income of $1.0 million. The company recorded a minimal tax benefit for the pre-tax charge of $4.2 million related to the pending merger with ACCO because the majority of the amount is not deductible for U.S. tax purposes (see section below titled “Pending Merger with ACCO” for further discussion.) The Company only recognized a tax benefit of $0.1 million for the $1.3 million pre-tax restructuring charges due to the Company’s tax position in the jurisdictions where the charges were incurred.
      On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. Due to the Company’s pending merger with ACCO, GBC has not yet decided on whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the U.S. Based on the Company’s analysis to date, the range of reasonably possible amounts that GBC may repatriate is between zero and $69 million (of which $44 million currently is considered permanently reinvested). GBC estimates that the related potential range of additional income tax liability is from zero to $1.4 million, based upon current legislation. Also, the amount of additional income tax expense resulting from repatriation of foreign earnings under the provision would be reduced by the part of the eligible dividend that is attributable to foreign earnings on which a deferred tax liability had been previously accrued.
(12) Pending Merger with ACCO
      On March 16, 2005, GBC, along with Fortune Brands, Inc. (“Fortune”), announced an agreement for Fortune to spin-off its ACCO Brands Corporation office products unit (“ACCO”) to Fortune’s stockholders to be followed immediately by the merger of a subsidiary of ACCO with and into GBC. The merger is expected to be completed some time during the third quarter of 2005.
      Subsequent to the filing of the Company’s most recent report on Form 10Q dated May 10, 2005, GBC and Fortune further announced that: a) the waiting period for the U.S. Federal Trade Commission to review the transaction, required under the Hart-Scott-Rodino-Antitrusts Improvements Act has expired, b) the registration statement relating to the issuance of ACCO Brands common stock to GBC stockholders was declared effective by the Securities and Exchange Commission on July 15, 2005; which contains the proxy statement/prospectus — information statement that describes the proposed merger, merger agreement and the related issuance of ACCO Brands common stock, c) GBC will hold a special meeting of its stockholders on August 15, 2005 to vote on the proposed merger, and GBC’s majority stockholder, Lane Industries, Inc., has agreed to vote for the merger, and d) the transaction is expected to close shortly following the GBC stockholder meeting. During the first six months of 2005, GBC reported $4.2 million in other expenses, consisting primarily of professional fees, which have been incurred in connection with the pending merger.
(13) Condensed Consolidating Financial Information
      During 1998, GBC issued $150 million of 9.375% Senior Subordinated Notes which are due in 2008. Each of GBC’s domestic restricted subsidiaries has jointly and severally, fully and unconditionally guaranteed the Senior Subordinated Notes. Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, GBC has elected to present the following consolidating financial statements which detail the results of operations, financial position and cash flows of the Parent, Guarantors, and Non-Guarantors (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the information for GBC on a consolidated basis.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	June 30, 2005

	GBC Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$298	$—	$11,653	$—	$11,951
Receivables, net	74,848	—	65,428	—	140,276
Inventories, net	60,269	788	39,237	—	100,294
Deferred tax assets	12,622	(3,239)	2,280	—	11,663
Other	4,394	—	7,899	—	12,293
Due from affiliates	—	57,013	43,264	(100,277)	—

Total current assets	152,431	54,562	169,761	(100,277)	276,477
Net capital assets	43,723	5,488	25,754	—	74,965
Goodwill and other intangibles, net of accumulated amortization	119,636	22,394	7,903	—	149,933
Other	24,026	6,125	8,993	—	39,144
Investment in subsidiaries	176,959	163,149	—	(340,108)	—

Total assets	$516,775	$251,718	$212,411	$(440,385)	$540,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,188	$999	$17,821	$—	$50,008
Accrued liabilities	53,383	852	31,737	—	85,972
Notes payable	—	—	6,323	—	6,323
Current maturities of long-term debt	22,918	—	74	—	22,992
Due to affiliates	47,069	—	18,507	(65,576)	—

Total current liabilities	154,558	1,851	74,462	(65,576)	165,295
Long-term debt — affiliated	—	—	555	(555)	—
Long-term debt, less current maturities	264,369	—	660	—	265,029
Other long-term liabilities	20,085	72	12,275	—	32,432
Stockholders’ equity:
Common Stock	1,962	—	2,332	(2,332)	1,962
Class B Common Stock	300	—	—	—	300
Additional paid-in capital	27,806	101,210	167,539	(268,749)	27,806
Retained earnings	76,310	141,770	(34,922)	(106,848)	76,310
Treasury stock	(16,731)	—	—	—	(16,731)
Accumulated other comprehensive income	(11,884)	6,815	(10,490)	3,675	(11,884)

Total stockholders’ equity	77,763	249,795	124,459	(374,254)	77,763

Total liabilities and stockholders’ equity	$516,775	$251,718	$212,411	$(440,385)	$540,519

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	December 31, 2004

	GBC Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$556	$1	$5,702	$—	$6,259
Receivables, net	71,593	—	69,852	—	141,445
Inventories, net	60,035	387	37,574	—	97,996
Deferred tax assets	13,228	(3,161)	2,370	—	12,437
Other	4,678	—	9,365	—	14,043
Due from affiliates	—	51,877	47,553	(99,430)	—

Total current assets	150,090	49,104	172,416	(99,430)	272,180
Net capital assets	49,737	5,980	28,976	—	84,693
Goodwill and other intangibles, net of accumulated amortization	119,900	22,394	8,089	—	150,383
Other	11,811	10,390	10,957	—	33,158
Investment in subsidiaries	177,359	165,427	—	(342,786)	—

Total assets	$508,897	$253,295	$220,438	$(442,216)	$540,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,624	$878	$18,256	$—	$49,758
Accrued liabilities	53,031	486	36,688	—	90,205
Notes payable	—	—	7,788	—	7,788
Current maturities of long-term debt	25,547	—	378	—	25,925
Due to affiliates	48,077	—	17,210	(65,287)	—

Total current liabilities	157,279	1,364	80,320	(65,287)	173,676
Long-term debt — affiliated	71	—	595	(666)	—
Long-term debt, less current maturities	254,426	—	739	—	255,165
Other long-term liabilities	19,275	174	11,364	—	30,813
Deferred tax liabilities	—	—	2,914	—	2,914
Stockholders’ equity:
Common Stock	1,962	—	2,332	(2,332)	1,962
Class B Common Stock	300	—	—	—	300
Additional paid-in capital	26,445	95,470	167,539	(263,009)	26,445
Retained earnings	78,171	139,360	(44,524)	(94,836)	78,171
Treasury stock	(21,398)	—	—	—	(21,398)
Accumulated other comprehensive income	(7,634)	16,927	(841)	(16,086)	(7,634)

Total stockholders’ equity	77,846	251,757	124,506	(376,263)	77,846

Total liabilities and stockholders’ equity	$508,897	$253,295	$220,438	$(442,216)	$540,414

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING INCOME STATEMENTS (000 omitted)

	Three Months Ended June 30, 2005

	GBC Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$109,537	$—	$77,363	$—	$186,900
Affiliated sales	11,100	—	7,573	(18,673)	—

Net sales	120,637	—	84,936	(18,673)	186,900
Cost of sales, including development and engineering	80,797	31	53,235	(18,673)	115,390
Selling, service and administrative	35,304	—	23,472	—	58,776
Equity in earnings from joint ventures	195	—	(603)	—	(408)
Restructuring and other	1,646	—	190	—	1,836
Interest expense	6,722	—	266	(76)	6,912
Other (Income) expense	(912)	(90)	992	76	66

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(3,115)	59	7,384	—	4,328
Income (benefits) taxes	(960)	34	3,680	—	2,754

(Loss) income before undistributed earnings of wholly owned subsidiaries	(2,155)	25	3,704	—	1,574
Undistributed earnings (losses) of wholly-owned subsidiaries	3,729	(217)	—	(3,512)	—

Net income (loss)	$1,574	$(192)	$3,704	$(3,512)	$1,574

	Three Months Ended June 30, 2004

	GBC Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$104,242	$—	$70,133	$—	$174,375
Affiliated sales	11,432	—	8,837	(20,269)	—

Net sales	115,674	—	78,970	(20,269)	174,375
Cost of sales, including development and engineering	76,984	(56)	50,128	(20,269)	106,787
Selling, service and administrative	34,605	—	21,447	—	56,052
Equity in earnings from joint ventures	359	—	(548)	—	(189)
Restructuring and other	(107)	—	107	—	—
Interest expense	6,438	7	297	(143)	6,599
Other (Income) expense	(870)	(128)	1,438	143	583

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(1,735)	177	6,101	—	4,543
Income (benefits) taxes	(351)	68	2,240	—	1,957

(Loss) income before undistributed earnings of wholly owned subsidiaries	(1,384)	109	3,861	—	2,586
Undistributed earnings (losses) of wholly-owned subsidiaries	3,970	4,683	—	(8,653)	—

Net income (loss)	$2,586	$4,792	$3,861	$(8,653)	$2,586

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING INCOME STATEMENTS (000 omitted)

	Six Months Ended June 30, 2005

	GBC Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$211,100	$—	$155,952	$—	$367,052
Affiliated sales	23,561	—	16,886	(40,447)	—

Net sales	234,661	—	172,838	(40,447)	367,052
Cost of sales, including development and engineering	157,654	175	110,096	(40,447)	227,478
Selling, service and administrative	71,874	—	47,514	—	119,388
Equity in earnings from joint ventures	116	—	(1,083)	—	(967)
Restructuring and other	4,247	—	1,199	—	5,446
Interest expense	13,253	1	502	(150)	13,606
Other (Income) expense	(1,362)	(413)	2,682	150	1,057

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(11,121)	237	11,928	—	1,044
Income (benefits) taxes	(2,934)	114	5,725	—	2,905
(Loss) income before undistributed earnings of wholly owned subsidiaries	(8,187)	123	6,203	—	(1,861)
Undistributed earnings (losses) of wholly-owned subsidiaries	6,326	2,095	—	(8,421)	—

Net (loss) income	$(1,861)	$2,218	$6,203	$(8,421)	$(1,861)

	Six Months Ended June 30, 2004

	GBC Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$202,328	$—	$142,978	$—	$345,306
Affiliated sales	22,518	—	16,571	(39,089)	—

Net sales	224,846	—	159,549	(39,089)	345,306
Cost of sales, including development and engineering	150,729	(37)	100,790	(39,089)	212,393
Selling, service and administrative	68,711	—	43,895	—	112,606
Equity in earnings from joint ventures	529	—	(885)	—	(356)
Restructuring and other	234	—	589	—	823
Interest expense	12,907	12	838	(366)	13,391
Other (Income) expense	(1,765)	(278)	2,605	366	928

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(6,499)	303	11,717	—	5,521
Income (benefits) taxes	(2,924)	136	5,273	—	2,485

(Loss) income before undistributed earnings of wholly owned subsidiaries	(3,575)	167	6,444	—	3,036
Undistributed earnings (losses) of wholly-owned subsidiaries	6,611	8,015	—	(14,626)	—

Net income (loss)	$3,036	$8,182	$6,444	$(14,626)	$3,036

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Six Months Ended June 30, 2005

	GBC Parent	Guarantors	Non-Guarantors	Consolidated

Net cash (used in) provided by operating activities	$(11,359)	$54	$7,478	$(3,827)
Investing activities:
Capital expenditures	(1,990)	(55)	(1,710)	(3,755)
Payments of acquisitions and investments	(250)	—	—	(250)
Proceeds from sale of plant and equipment	2,765	—	224	2,989

Net cash used in investing activities	525	(55)	(1,486)	(1,016)
Financing activities:
Increase (decrease) in intercompany borrowings	40	—	(40)	—
Proceeds of long-term debt-maturities greater than 90 days	64,448	—	1,293	65,741
Repayments of long-term debt-maturities greater than 90 days	(110,345)	—	(1,129)	(111,474)
Net change in borrowings-maturities of 90 days or less	70,000	—	(163)	69,837
Increase in current portion of long-term obligations	(16,788)	—	(1,469)	(18,257)
Payments of debt issuance costs	(71)	—	—	(71)
Proceeds from the exercise of stock options	3,292	—	—	3,292

Net cash provided by financing activities	10,576	—	(1,508)	9,068
Effect of exchange rates on cash	—	—	1,467	1,467

Net decrease in cash & cash equivalents	(258)	(1)	5,951	5,692
Cash and cash equivalents at the beginning of the year	556	1	5,702	6,259

Cash and cash equivalents at the end of the period	$298	$—	$11,653	$11,951

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended June 30, 2004

	GBC Parent	Guarantors	Non-Guarantors	Consolidated

Net cash (used in) provided by operating activities	$(6,807)	$266	$(12,115)	$(18,656)
Investing activities:
Capital expenditures	(2,234)	(273)	(1,087)	(3,594)
Payments of acquisitions and investments	(1,304)	—	—	(1,304)
Proceeds from sale of plant and equipment	185	—	—	185

Net cash used in investing activities	(3,353)	(273)	(1,087)	(4,713)
Financing activities:
(Decrease) increase in intercompany borrowings	(351)	—	351	—
Proceeds of long-term debt-maturities greater than 90 days	108,500	—	13,222	121,722
Repayments of long-term debt-maturities greater than 90 days	(128,811)	—	(3,877)	(132,688)
Net change in borrowings-maturities of 90 days or less	26,000	—	84	26,084
Increase in current portion of long-term obligations	—	—	651	651
Payments of debt issuance costs	(78)	—	—	(78)
Proceeds from the exercise of stock options	1,345	—	—	1,345

Net cash provided by financing activities	6,605	—	10,431	17,036
Effect of exchange rates on cash	—	—	713	713

Net decrease in cash & cash equivalents	(3,555)	(7)	(2,058)	(5,620)
Cash and cash equivalents at the beginning of the year	3,749	1	5,818	9,568

Cash and cash equivalents at the end of the period	$194	$(6)	$3,760	$3,948

(14) Subsequent Event
      On August 16, 2005 GBC merged with ACCO Brands Corporation and the Primary Facility and the Netherland Facility described in note 8 were repaid. Subsequent to the acquisition, GBC and each of its domestic subsidiaries have jointly and severally, fully and unconditionally guaranteed the Senior Subordinated Notes of ACCO Brands Corporation. Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, GBC has elected to present the following consolidating financial statements which detail the results of operations, financial position and cash flows of the Guarantors and Non-Guarantors (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the information for GBC on a consolidated basis.

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	June 30, 2005

	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$298	$11,653	$—	$11,951
Receivables, net	74,848	65,428	—	140,276
Inventories, net	61,057	39,237	—	100,294
Deferred tax assets	9,383	2,280	—	11,663
Other	4,394	7,899	—	12,293
Due from affiliates	—	43,264	(43,264)	—

Total current assets	149,980	169,761	(43,264)	276,477
Net capital assets	49,211	25,754	—	74,965
Goodwill and other intangibles, net of accumulated amortization	142,030	7,903	—	149,933
Other	30,151	8,993	—	39,144
Investment in subsidiaries	176,959	—	(176,959)	—

Total assets	$548,331	$212,411	$(220,223)	$540,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,187	$17,821	$—	$50,008
Accrued liabilities	54,235	31,737	—	85,972
Notes payable	—	6,323	—	6,323
Current maturities of long-term debt	22,918	74	—	22,992
Due to affiliates	76,702	18,507	(95,209)	—

Total current liabilities	186,042	74,462	(95,209)	165,295
Long-term debt — affiliated	—	555	(555)	—
Long-term debt, less current maturities	264,369	660	—	265,029
Other long-term liabilities	20,157	12,275	—	32,432
Stockholders’ equity:
Common Stock	1,962	2,332	(2,332)	1,962
Class B Common Stock	300	—	—	300
Additional paid-in capital	27,806	167,539	(167,539)	27,806
Retained earnings	76,310	(34,922)	34,922	76,310
Treasury stock	(16,731)	—	—	(16,731)
Accumulated other comprehensive income	(11,884)	(10,490)	10,490	(11,884)

Total stockholders’ equity	77,763	124,459	(124,459)	77,763

Total liabilities and stockholders’ equity	$548,331	$212,411	$(220,223)	$540,519

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING BALANCE SHEETS (000 omitted)

	December 31, 2004

	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$557	$5,702	$—	$6,259
Receivables, net	71,593	69,852	—	141,445
Inventories, net	60,422	37,574	—	97,996
Deferred tax assets	10,067	2,370	—	12,437
Other	4,678	9,365	—	14,043
Due from affiliates	—	47,553	(47,553)	—

Total current assets	147,317	172,416	(47,553)	272,180
Net capital assets	55,717	28,976	—	84,693
Goodwill and other intangibles, net of accumulated amortization	142,294	8,089	—	150,383
Other	22,201	10,957	—	33,158
Investment in subsidiaries	177,359	—	(177,359)	—

Total assets	$544,888	$220,438	$(224,912)	$540,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,502	$18,256	$—	$49,758
Accrued liabilities	53,517	36,688	—	90,205
Notes payable	—	7,788	—	7,788
Current maturities of long-term debt	25,547	378	—	25,925
Due to affiliates	82,530	17,210	(99,740)	—

Total current liabilities	193,096	80,320	(99,740)	173,676
Long-term debt — affiliated	71	595	(666)	—
Long-term debt, less current maturities	254,426	739	—	255,165
Other long-term liabilities	19,449	11,364	—	30,813
Deferred tax liabilities	—	2,914	—	2,914
Stockholders’ equity:
Common stock	1,962	2,332	(2,332)	1,962
Class B common stock	300	—	—	300
Additional paid-in capital	26,445	167,539	(167,539)	26,445
Retained earnings	78,171	(44,524)	44,524	78,171
Treasury stock	(21,398)	—	—	(21,398)
Accumulated other comprehensive income	(7,634)	(841)	841	(7,634)

Total stockholders’ equity	77,846	124,506	(124,506)	77,846

Total liabilities and stockholders’ equity	$544,888	$220,438	$(224,912)	$540,414

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENTS OF INCOME
(000 omitted, except per share amounts)

	Three months ended June 30, 2005

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$109,537	$77,363	$—	$186,900
Affiliated sales	11,100	7,573	(18,673)	—

Net sales	120,637	84,936	(18,673)	186,900
Cost of sales, including development and engineering	80,828	53,235	(18,673)	115,390
Selling, service and administrative	35,304	23,472	—	58,776
Equity in earnings from joint ventures	195	(603)	—	(408)
Restructuring and other	1,646	190	—	1,836
Interest expense	6,722	266	(76)	6,912
Other (Income) expense	(1,002)	992	76	66

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(3,056)	7,384	—	4,328
Income (benefits) taxes	(926)	3,680	—	2,754

(Loss) income before undistributed earnings of wholly owned subsidiaries	(2,130)	3,704	—	1,574
Undistributed earnings (losses) of wholly-owned subsidiaries	3,704	—	(3,704)	—

Net income (loss)	$1,574	$3,704	$(3,704)	$1,574

	Three months ended June 30, 2004

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$104,242	$70,133	$—	$174,375
Affiliated sales	11,432	8,837	(20,269)	—

Net sales	115,674	78,970	(20,269)	174,375
Cost of sales, including development and engineering	76,928	50,128	(20,269)	106,787
Selling, service and administrative	34,605	21,447	—	56,052
Equity in earnings from joint ventures	359	(548)	—	(189)
Restructuring and other	(107)	107	—	—
Interest expense	6,445	297	(143)	6,599
Other (Income) expense	(998)	1,438	143	583

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(1,558)	6,101	—	4,543
Income (benefits) taxes	(283)	2,240	—	1,957

(Loss) income before undistributed earnings of wholly owned subsidiaries	(1,275)	3,861	—	2,586
Undistributed earnings (losses) of wholly-owned subsidiaries	3,861	—	(3,861)	—

Net income (loss)	$2,586	$3,861	$(3,861)	$2,586

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING INCOME STATEMENTS (000 omitted)

	Six Months Ended June 30, 2005

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$211,100	$155,952	$—	$367,052
Affiliated sales	23,561	16,886	(40,447)	—

Net sales	234,661	172,838	(40,447)	367,052
Cost of sales, including development and engineering	157,829	110,096	(40,447)	227,478
Selling, service and administrative	71,874	47,514	—	119,388
Equity in earnings from joint ventures	116	(1,083)		(967)
Restructuring and other	4,247	1,199	—	5,446
Interest expense	13,254	502	(150)	13,606
Other (Income) expense	(1,775)	2,682	150	1,057

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(10,884)	11,928	—	1,044
Income (benefits) taxes	(2,820)	5,725	—	2,905

(Loss) income before undistributed earnings of wholly owned subsidiaries	(8,064)	6,203	—	(1,861)
Undistributed earnings (losses) of wholly-owned subsidiaries	6,203	—	(6,203)	—

Net (loss) income	$(1,861)	$6,203	$(6,203)	$(1,861)

	Six months ended June 30, 2004

	Guarantors	Non-Guarantors	Eliminations	Consolidated

Unaffiliated sales	$202,328	$142,978	$—	$345,306
Affiliated sales	22,518	16,571	(39,089)	—

Net sales	224,846	159,549	(39,089)	345,306
Cost of sales, including development and engineering	150,692	100,790	(39,089)	212,393
Selling, service and administrative	68,711	43,895	—	112,606
Equity in earnings from joint ventures	529	(885)		(356)
Restructuring and other	234	589	—	823
Interest expense	12,919	838	(366)	13,391
Other (Income) expense	(2,043)	2,605	366	928

(Loss) income before taxes and undistributed earnings of wholly owned subsidiaries	(6,196)	11,717	—	5,521
Income (benefits) taxes	(2,788)	5,273	—	2,485

(Loss) income before undistributed earnings of wholly owned subsidiaries	(3,408)	6,444	—	3,036
Undistributed earnings (losses) of wholly-owned subsidiaries	6,444	—	(6,444)	—

Net (loss) income	$3,036	$6,444	$(6,444)	$3,036

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF CASH FLOWS (000 omitted)

	Six Months Ended June 30, 2005

	Guarantors	Non-Guarantors	Consolidated

Net cash (used in) provided by operating activities	$(11,305)	$7,478	$(3,827)
Investing activities:
Capital expenditures	(2,045)	(1,710)	(3,755)
Payments of acquisitions and investments	(250)	—	(250)
Proceeds from sale of plant and equipment	2,765	224	2,989

Net cash provided by (used in) investing activities	470	(1,486)	(1,016)
Financing activities:
Increase (decrease) in intercompany borrowings	40	(40)	—
Proceeds of long-term debt-maturities greater than 90 days	64,448	1,293	65,741
Repayments of long-term debt-maturities greater than 90 days	(110,345)	(1,129)	(111,474)
Net change in borrowings-maturities of 90 days or less	70,000	(163)	69,837
Increase in current portion of long-term obligations	(16,788)	(1,469)	(18,257)
Payments of debt issuance costs	(71)	—	(71)
Proceeds from the exercise of stock options	3,292	—	3,292

Net cash provided by (used in) financing activities	10,576	(1,508)	9,068
Effect of exchange rates on cash	—	1,467	1,467

Net (decrease) increase in cash & cash equivalents	(259)	5,951	5,692
Cash and cash equivalents at the beginning of the year	557	5,702	6,259

Cash and cash equivalents at the end of the period	$298	$11,653	$11,951

GENERAL BINDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six months ended June 30, 2004

	Guarantors	Non-Guarantors	Consolidated

Net cash (used in) provided by operating activities	$(6,541)	$(12,115)	$(18,656)
Investing activities:
Capital expenditures	(2,507)	(1,087)	(3,594)
Payments of acquisitions and investments	(1,304)	—	(1,304)
Proceeds from sale of plant and equipment	185	—	185

Net cash provided by (used in)
investing activities	(3,626)	(1,087)	(4,713)
Financing activities:
Increase (decrease) in intercompany borrowings	(351)	351	—
Proceeds of long-term debt-maturities greater than 90 days	108,500	13,222	121,722
Repayments of long-term debt-maturities greater than 90 days	(128,811)	(3,877)	(132,688)
Net change in borrowings-maturities of 90 days or less	26,000	84	26,084
Increase in current portion of long-term obligations	—	651	651
Payments of debt issuance costs	(78)	—	(78)
Proceeds from the exercise of stock options	1,345	—	1,345

Net cash provided by (used in) financing activities	6,605	10,431	17,036
Effect of exchange rates on cash	—	713	713

Net (decrease) increase in cash & cash equivalents	(3,562)	(2,058)	(5,620)
Cash and cash equivalents at the beginning of the year	3,750	5,818	9,568

Cash and cash equivalents at the end of the period	$188	$3,760	$3,948

ACCO Brands Corporation
$350,000,000
EXCHANGE OFFER FOR
7 5/8% Senior Subordinated Notes
due 2015

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
Indemnification of Directors and Officers of ACCO Brands Corporation
      The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation and the by-laws of ACCO Brands Corporation, a Delaware corporation (the “Issuer”).
      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in connection with a proceeding by or in the right of the corporation to procure judgment in its favor against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that indemnification shall not be made in respect thereof if such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that despite such adjudication such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation may pay for the expenses, including attorneys’ fees, incurred by a director or officer in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
      The by-laws of the Issuer provide that the Issuer will indemnify any director or officer who is made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Issuer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Issuer, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Such indemnification shall also apply in cases where the director or officer is a party to an action or suit by or in the right of the Issuer unless such person has been judged liable to the Issuer, provided that indemnification will still apply if the Court of Chancery of Delaware or the court in which the action or suit was brought determines that the director or officer is fairly entitled to indemnity for all expenses that the court shall deem proper. In cases where the director or officer is successful in defending one or more but not all claims brought against such person, the Issuer shall indemnify the director or officer against all expenses actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved (for purposes of this provision, successful defense of a claim shall mean the termination of any claim, with or without prejudice).
      The indemnification of directors and officers shall also extend to instances where the director or officer is not a party to the action but a witness involved in a suit, action or proceeding. The determination of conduct required for indemnification to operate under the by-laws shall be in cases when (a) a change of control has not occurred, (i) by the board of directors by a majority vote of the disinterested directors even though less than a quorum, or (ii) if there are no disinterested directors or, even if there are disinterested directors, a majority of such disinterested directors so directs by (x) independent counsel in a written opinion to the board of directors, or (y) the stockholders of the Issuer, or (b) if a change of control shall have occurred, by the independent counsel selected by the claimant in a written opinion to the board of directors, unless the claimant requests that such determination be made by the board of directors in which case it shall be made as in clause (a) of this sentence. Expenses incurred in the determination of entitlement to indemnification are also indemnified. If a change of control has not occurred or if it shall have occurred and the claimant requests that the determination be made by the board of directors, the claimant will be presumed to be entitled to indemnification if (a)(i) within fifteen days after the next regularly scheduled meeting of the board of directors following receipt of the request the board shall not have resolved by majority vote of the disinterested directors to submit the determination to an independent counsel or the stockholders for their determination at the next annual meeting, or any special meeting held earlier and (ii) within sixty days after receipt by the Issuer of the request (or if in good faith the board of directors determines that additional time is required by it for the determination and, prior to the end of the sixty day period, notifies the claimant) the board shall not have made the determination by a majority vote of the disinterested directors, or (b) after a resolution of the Board of Directors, timely made pursuant to clause (a)(i)(y) above, to submit the determination to the stockholders, the stockholders meeting at which the determination is to be made shall not have held on or before the date prescribed (or on or before a later date, not exceed sixty days beyond the original date, to which such meeting may have been postponed or adjourned on good cause by the board of directors acting in good faith) provided, however that this sentence shall not apply if the claimant has misstated or omitted to state a material fact in connection with his or her request for indemnification. Such presumed determination that a claimant is entitled to indemnification shall be deemed to have been made (I) at the end of the sixty day or ninety day period referred to in clause (a)(ii) of the immediately preceding sentence or (II) if the board of directors has resolved on a timely basis to submit the determination to the stockholders, on the last date within the period prescribed by law for holding such stockholders meeting. The indemnification and expenses provided shall continue as to any director or officer after their term or employment as a director or officer and shall inure to the benefit of the heirs of such person.
      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Issuer’s restated certificate of incorporation provides that no director of the Issuer shall be liable to the Issuer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Issuer or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.
      The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify such person against such liability. The Issuer’s by-laws permit the Issuer to purchase and maintain insurance on behalf of its directors, officers and certain other parties against any liability asserted against and incurred by such person in such capacity, whether or not the Issuer has the power to indemnify such person against such liability.
      The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.
Indemnification of Directors and Officers of the Guarantors
      The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation or formation and the bylaws or similar organizational documents of the applicable guarantor of the Issuer’s 7 5/8% Senior Subordinated Notes due 2015.

Delaware Corporate Guarantors
      ACCO Brands International, Inc. (“ACCO International”), ACCO International Holdings, Inc. (“ACCO International Holdings”), Day-Timers, Inc. (“Day-Timers”), General Binding Corporation (“GBC”), Polyblend Corporation (“Polyblend”), Swingline Inc. (“Swingline”) and VeloBind Incorporated (“VeloBind” and collectively with ACCO International, ACCO International Holdings, Day-Timers, GBC, Polyblend and Swingline, the “Delaware Corporate Guarantors”) are organized under the laws of the state of Delaware.
      The indemnification provisions of the DGCL described in “Indemnification of Directors and Officers of the Issuer” above also relates to directors and officers of the Delaware Corporate Guarantors.
      The by-laws of ACCO International, ACCO International Holdings, Day-Timers, GBC, Polyblend and Swingline provide that each corporation will indemnify any director or officer who is made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Such indemnification shall also apply in cases where the director or officer is a party to an action or suit by or in the right of the Issuer unless such person has been judged liable to the Issuer, provided that indemnification will still apply if the Court of Chancery of Delaware or the court in which the action or suit was brought determines that the director or officer is fairly entitled to indemnity for all expenses that the court shall deem proper. In cases where the director or officer is successful in defending the claims brought against such person, the corporation shall indemnify the director or officer against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved. The indemnification and expenses provided shall continue as to any director or officer after their term or employment as a director or officer and shall inure to the benefit of the heirs of such person.
      The by-laws of VeloBind provide that any director or officer who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such director or officer in connection with investigating, defending, being a witness in, or participating in or preparing for any of the foregoing in any proceeding. Expenses incurred by a director or officer in defending a proceeding shall be paid by the corporation in advance of the final disposition of such proceeding, except as otherwise provided for in the DGCL. The indemnification and expenses provided shall continue as to any director or officer after their term or employment as a director or officer and shall inure to the benefit of the heirs of such person.
      The certificates of incorporation of GBC, Polyblend and Swingline eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty as a director, except to the extent required by law as in effect at the time the claim of liability is asserted.
      The certificates of incorporation of ACCO International and ACCO International Holdings eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breaches of fiduciary duty, except to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
      The certificate of incorporation of VeloBind eliminates a director’s personal liability for monetary damages to the corporation or its stockholders for breaches of fiduciary duty as a director.
      The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including the Delaware Corporation Guarantors, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Delaware LLC Guarantors
      ACCO Brands USA LLC (“ACCO USA”), ACCO Europe Finance Holdings, LLC (“ACCO Europe”), ACCO Europe International Holdings, LLC (“ACCO Europe Holdings” and collectively with ACCO USA and ACCO Europe, the “Delaware LLC Guarantors”) are limited liability companies organized under the laws of the state of Delaware.
      Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
      The limited liability company agreements of ACCO Europe and ACCO Europe Holdings provide that the company, to the fullest extent permitted by applicable law, will indemnify any director or officer from any against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such director or officer may be involved, or threatened to be involved, by reason of his or her management of the affairs of the company. A director or officer shall not be entitled to indemnification with respect to (i) any claim with respect to which such director or officer has engaged in fraud, bad faith, gross negligence or willful misconduct or (ii) any claim initiated by such director or officer unless such claim (A) was brought to enforce such person’s rights to indemnification or (B) was authorized or consented to by the board of directors of the company. Expenses incurred by a director or officer in defending a claim shall be paid by the company in advance of the final disposition of such proceeding to the fullest extent permitted by applicable law.
      The limited liability company agreement of ACCO USA provides that the company shall indemnify the directors and officers of the company to the fullest extent permitted by the laws of the State of Delaware, as from time to time in effect.
      The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including the Delaware LLC Guarantors, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Boone International, Inc.
      Boone International, Inc. (“Boone”) is a corporation organized under the laws of the state of California.
      Section 317 of the California General Corporation Law (“CGCL”) sets forth the provisions pertaining to the indemnification of corporate agents. For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.
      The by-laws of Boone provide that the corporation, the maximum extent permitted by the CGCL, shall have power to indemnify any director or officer against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding or potential proceeding arising out of the relationship, and to the maximum extent permitted by law, the corporation shall have power to advance such director’s or officer’s reasonable expenses in any such proceeding.
      The restated articles of incorporation of Boone eliminate a director’s liability for monetary damages to the fullest extent permissible under California law.
      The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including Boone, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

GBC International, Inc.
      GBC International, Inc. (“GBC International”) is a corporation organized under the laws of the state of Nevada.
      Section 78.7502 of the Nevada Revised Statutes (the “NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must not be found to have breached his or her fiduciary duties with such breach involving intentional misconduct, fraud or a knowing violation of the law or must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      Section 78.7502 of the NRS also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.
      Section 78.751 of the NRS permits a corporation, in its articles of incorporation, bylaws or other agreement, to provide for the payment of expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.
      Section 78.752 of the NRS permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of the corporation’s officers, directors, employees or agents, or any persons serving in certain capacities at the request of the corporation, for any liability and expenses incurred by them in their capacities as officers, directors, employees or agents or arising out of their status as such, whether or not the corporation has the authority to indemnify him, her or them against such liability and expenses.
      Nothing in the articles of incorporation or by-laws of GBC International provides for indemnification of its respective directors or officers.
      The Issuer maintains an insurance policy on behalf of itself and its subsidiaries, including GBC International, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Item 21.	Exhibits and Financial Statements
      (a) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and General Binding Corporation (incorporated by reference to Annex A to the proxy statement/ prospectus — information statement included in ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
2.2	Amendment to Agreement and Plan of Merger, dated as of August 4, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and General Binding Corporation (incorporated by reference to Exhibit 2.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
3.1	Restated Certificate of Incorporation of ACCO Brands Corporation (incorporated by reference to Exhibit 3.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 12, 2005 and filed August 17, 2005 (File No. 001-08454))
3.2	By-laws of ACCO Brands Corporation (incorporated by reference to Exhibit 3.3 to ACCO Brands Corporation’s Amendment to Current Report on Form 8-K/A dated September 21, 2005 (File No. 001-08454))
3.3	Certificate of Incorporation of ACCO Brands International, Inc.
3.4	By-laws of ACCO Brands International, Inc.
3.5	Certificate of Formation of ACCO Brands USA LLC

Exhibit Number	Description

3.6	Limited Liability Company Agreement of ACCO Brands USA LLC
3.7	Certificate of Formation of ACCO Europe Finance Holdings, LLC
3.8	Limited Liability Company Agreement of ACCO Europe Finance Holdings, LLC
3.9	Certificate of Formation of ACCO Europe International Holdings, LLC
3.10	Limited Liability Company Agreement of ACCO Europe International Holdings, LLC
3.11	Certificate of Incorporation of ACCO International Holdings, Inc.
3.12	By-laws of ACCO International Holdings, Inc.
3.13	Restated Articles of Incorporation of Boone International, Inc.
3.14	By-laws of Boone International, Inc.
3.15	Certificate of Incorporation of Day-Timers, Inc.
3.16	By-laws of Day-Timers, Inc.
3.17	Articles of Incorporation of GBC International, Inc.
3.18	By-laws of GBC International, Inc.
3.19	Restated Certificate of Incorporation of General Binding Corporation
3.20	By-laws of General Binding Corporation
3.21	Certificate of Incorporation of Polyblend Corporation
3.22	By-laws of Polyblend Corporation
3.23	Certificate of Incorporation of Swingline Inc.
3.24	By-laws of Swingline Inc.
3.25	Certificate of Incorporation of VeloBind, Incorporated
3.26	By-laws of VeloBind, Incorporated
4.1	Indenture, dated as of August 5, 2005, between ACCO Finance I, Inc. and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
4.2	Supplemental Indenture, dated as of August 17, 2005, among ACCO Brands Corporation, the Guarantors signatory thereto and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 17, 2005 and filed August 23, 2005 (File No. 001-08454))
4.3	Registration Rights Agreement, dated as of August 5, 2005, among ACCO Finance I, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Harris Nesbitt Corp., ABN AMRO Incorporated, NatCity Investments, Inc. and Piper Jaffray & Co. (incorporated by reference to Exhibit 4.4 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
4.4	Joinder Agreement, dated as of August 17, 2005, among ACCO Brands Corporation, the Guarantors signatory thereto and Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the Initial Purchasers (incorporated by reference to Exhibit 4.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 17, 2005 and filed August 23, 2005 (File No. 001-08454))
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
5.2	Opinion of Jones Vargas
10.1	Credit Agreement, dated as of August 17, 2005, by and among ACCO Brands Corporation, ACCO Brands Europe Ltd., Furlon Holding B.V. (to be renamed ACCO Nederland Holdings B.V.) and the lenders and issuers party hereto, Citicorp North America, Inc., as Administrative Agent, and ABN AMRO Bank, N.V., as Syndication Agent (incorporated by reference to Exhibit 10.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 17, 2005 and filed August 23, 2005 (File No. 001-08454))

Exhibit Number		Description

10.2		Distribution Agreement, dated as of March 15, 2005, by and between Fortune Brands, Inc. and ACCO World Corporation (incorporated by reference to Annex B to the proxy statement/ prospectus — information statement included in ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10	.2a	Amendment to Distribution Agreement, dated as of August 4, 2005, by and between Fortune Brands, Inc. and ACCO World Corporation (incorporated by reference to Exhibit 2.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
10.3		ACCO Brands Corporation 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005)
10.4		ACCO Brands Corporation 2005 Assumed Option and Restricted Stock Unit Plan, together with Sub-Plan A thereto (incorporated by reference to Exhibit 10.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
10.5		Copy of resolutions of the Board of Directors of ACCO, adopted August 3, 2005, approving the conversion to ACCO stock options of certain stock options granted pursuant to the Fortune Brands, Inc. 1999 Long-Term Incentive Plan (the “Fortune 1999 LTIP”), the Fortune Brands, Inc. 2003 Long-Term Incentive Plan (the “Fortune 2003 LTIP”), the General Binding Corporation 1989 Stock Option Plan, as amended and restated (the “GBC 1989 Stock Option Plan”), the General Binding Corporation 2001 Stock Incentive Plan for Employees (the “GBC 2001 Stock Plan”) and the General Binding Corporation Non-Employee Directors 2001 Stock Option Plan (the “GBC 2001 Directors Plan”) and the conversion to ACCO restricted stock units of certain restricted stock units that did not vest in full upon consummation of the merger of Acquisition Sub and GBC (incorporated by reference to Exhibit 10.4 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.6		Form of Nonqualified Stock Option Award Notice and Terms and Conditions for awards under the Fortune 2003 LTIP (incorporated by reference to Exhibit 10.6 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.7		Form of Incentive Stock Option Award Notice and Terms and Conditions for awards under the Fortune 2003 LTIP (incorporated by reference to Exhibit 10.9 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.8		Forms of Nonqualified Stock Option Award Notices and Terms and Conditions for awards under the Fortune 1999 LTIP (incorporated by reference to Exhibit 10.8 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.9		Forms of Incentive Stock Option Award Notices and Terms and Conditions for awards under the Fortune 1999 LTIP (incorporated by reference to Exhibit 10.9 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.10		Form of Stock Option Agreement for options granted on February 23, 2005 under the GBC 2001 Stock Plan (incorporated by reference to Exhibit 10.3 to General Binding Corporation’s Current Report on Form 8-K dated March 15, 2005 and filed March 21, 2005 (File No. 000-02604))
10.11		Form of Stock Option Agreement for options granted under the GBC 2001 Stock Option Plan for Employees (incorporated by reference to Exhibit 10.11 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))

Exhibit Number	Description

10.12	Form of Stock Option Agreement for options granted under the GBC 1989 Stock Option Plan (incorporated by reference to Exhibit 10.12 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.13	Forms of Stock Option Agreements for options granted under the GBC 2001 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.13 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.14	Form of 2005 Restricted Stock Unit Grant Notice for restricted stock units awarded on February 23, 2005 under the GBC 2001 Stock Plan (incorporated by reference to Exhibit 10.5 to General Binding Corporation’s Current Report on Form 8-K dated March 15, 2005 and filed March 21, 2005 (File No. 000-02604))
10.15	Form of 2004 Restricted Stock Unit Grant Notice for restricted stock units awarded on February 26, 2004 under the GBC 2001 Stock Incentive Plan for Employees, as amended and restated (incorporated by reference to Exhibit 10.15 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.16	ACCO Brands Corporation Annual Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005)
10.17	Employee Matters Agreement, dated as of March 15, 2005, by and among Fortune Brands, Inc., ACCO World Corporation and General Binding Corporation (incorporated by reference to Exhibit 10.2 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.18	Tax Allocation Agreement, dated as of August 16, 2005, between ACCO World Corporation and Fortune Brands, Inc. (incorporated by reference to Exhibit 10.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 12, 2005 and filed August 17, 2005)
10.19	Tax Allocation Agreement, dated as of August 16, 2005, between General Binding Corporation and Lane Industries, Inc. (incorporated by reference to Exhibit 10.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 12, 2005 and filed August 17, 2005 (File No. 001- 08454))
10.20	Transition Services Agreement, dated as of August 16, 2005, between ACCO World Corporation and Fortune Brands, Inc.
10.21	Executive Severance/ Change in Control Agreement, dated as of August 26, 2000, by and between Steven Rubin and GBC (incorporated by reference to Exhibit 10.15 to General Binding Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 001-08454))
10.22	Executive Severance/ Change in Control Agreement, dated as of August 26, 2000, by and between John E. Turner and GBC (incorporated by reference to Exhibit 10.18 to General Binding Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 001-08454))
10.23	Letter Agreement, dated as of September 5, 2003, between ACCO World Corporation and Neal Fenwick, Executive Vice President, Finance and Administration of ACCO World Corporation. (incorporated by reference to Exhibit 10.6 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.24	Letter Agreement, dated November 8, 2000, as revised in January 2001, between ACCO World Corporation and Neal Fenwick, Executive Vice President, Finance and Administration of ACCO World Corporation. (incorporated by reference to Exhibit 10.7 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))

Exhibit Number	Description

10.25	Letter Agreement, dated September 8, 1999, between ACCO World Corporation and Neal Fenwick, Executive Vice President, Finance and Administration of ACCO World Corporation (incorporated by reference to Exhibit 10.8 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.26	ACCO Executive Severance Plan and Summary Plan Description, as Amended and Restated effective October 1, 2002 (incorporated by reference to Exhibit 10.9 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
12	Statement re: Computation of Ratio to Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
24	Powers of attorney (included on signature pages to the registration statement)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wachovia Bank, National Association.
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	Form of Letter to Clients
      (b) Financial Statement Schedules
Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedule
To the Board of Directors and Stockholders
of ACCO Brands Corporation:
Our audits of the consolidated financial statements of ACCO Brands Corporation and Subsidiaries referred to in our report dated April 29, 2005, except for notes 13 and 16 for which the date is September 30, 2005, appearing in this registration statement on Form S-4 also included an audit of the financial statement schedule listed in Item 21 of this registration statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
PricewaterhouseCoopers LLP
Chicago, Illinois
April 29, 2005

Schedule II Valuation and Qualifying Accounts
Allowances for Doubtful Accounts
      Changes in the allowances for doubtful accounts were as follows (in millions of dollars):

	Year Ended December 27,

	2004	2003	2002

Balance at beginning of year	$6.5	$7.3	$8.7
Additions charged to expense	—	2.2	2.6
Deductions — write offs	(0.7)	(3.7)	(4.1)
Foreign exchange changes	0.3	0.7	0.1

Balance at end of year	6.1	6.5	7.3

Allowances for Sales Returns

Changes in the allowances for sales returns were as follows (in millions of dollars):

	Year Ended December 27,

	2004	2003	2002

Balance at beginning of year	$11.5	$15.6	$14.5
Additions charged to expense	29.8	26.4	27.4
Deductions — returns	(30.9)	(30.6)	(26.3)
Foreign exchange changes	0.2	0.1	(0.1)
Other	—	—	0.1

Balance at end of year	10.6	11.5	15.6

Allowances for Cash Discounts
      Changes in the allowances for cash discounts were as follows (in millions of dollars):

	Year Ended December 27,

	2004	2003	2002

Balance at beginning of year	$1.3	$1.5	$1.7
Additions charged to expense	9.1	9.4	9.3
Deductions — discounts taken	(8.6)	(9.6)	(9.5)

Balance at end of year	1.8	1.3	1.5

Item 22.	Undertakings
      The following undertakings are made by each of the undersigned registrants:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

ACCO BRANDS CORPORATION

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: Chairman and Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell, Neal V. Fenwick and Steven Rubin, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 3, 2005

/s/ Thomas P. O’Neill, Jr. Thomas P. O’Neill, Jr.	Vice President, Finance and Accounting (Principal Accounting Officer)	October 3, 2005

/s/ George V. Bayly George V. Bayly	Director	September 26, 2005

/s/ Patricia O. Ewers Patricia O. Ewers	Director	September 28, 2005

/s/ G. Thomas Hargrove G. Thomas Hargrove	Director	September 28, 2005

/s/ Robert J. Keller Robert J. Keller	Director	September 28, 2005

Name	Title	Date

/s/ Pierre E. Leroy Pierre E. Leroy	Director	September 28, 2005

/s/ Gordon R. Lohman Gordon R. Lohman	Director	September 28, 2005

/s/ Forrest M. Schneider Forrest M. Schneider	Director	September 28, 2005

/s/ Norman H. Wesley Norman H. Wesley	Director	September 28, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

ACCO BRANDS INTERNATIONAL, INC.

By:	/s/ David D. Campbell

Name: David D. Campbell

Title:	President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

ACCO BRANDS USA LLC

By:	/s/ David D. Campbell

Name: David D. Campbell

Title:	Chairman
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	Chairman and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Dennis L. Chandler Dennis L. Chandler	President and Director	October 3, 2005

/s/ Steven Rubin Steven Rubin	Vice President, Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

ACCO EUROPE FINANCE HOLDINGS, LLC

By:	/s/ David D. Campbell

Name: David D. Campbell

Title:	President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

ACCO EUROPE INTERNATIONAL HOLDINGS, LLC

By:	/s/ David D. Campbell

Name: David D. Campbell

Title:	President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

ACCO INTERNATIONAL HOLDINGS, INC.

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Dates

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

BOONE INTERNATIONAL, INC.

By:	/s/ David K. Clark

Name: David K. Clark
Title: Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David K. Clark and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David K. Clark David K. Clark	Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President — Finance and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Dennis L. Chandler Dennis L. Chandler	Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

DAY-TIMERS, INC.

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: Chairman and Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President — Finance (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Joseph T. Winters Joseph T. Winters	President and Director	September 23, 2005

/s/ Michael J. Vogel Michael J. Vogel	Director	September 23, 2005

/s/ Steven Rubin Steven Rubin	Secretary	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

GBC INTERNATIONAL, INC.

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Vice President and Secretary	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

GENERAL BINDING CORPORATION

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Vice President, Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

POLYBLEND CORPORATION

By:	/s/ Neal V. Fenwick

Name: Neal V. Fenwick
Title: President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal V. Fenwick and Steven Rubin, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Neal V. Fenwick Neal V. Fenwick	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Thomas P. O’Neill Thomas P. O’Neill	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Tony Giuliano Tony Giuliano	Treasurer	October 3, 2005

/s/ Steven Rubin Steven Rubin	Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

SWINGLINE INC.

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Thomas P. O’Neill Thomas P. O’Neill	Vice President and Director	October 3, 2005

/s/ Steven Rubin Steven Rubin	Secretary and Director	October 3, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, state of Illinois, on October 3, 2005.

VELOBIND, INCORPORATED

By:	/s/ David D. Campbell

Name: David D. Campbell
Title: President
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Campbell and Neal V. Fenwick, and each of them individually, his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David D. Campbell David D. Campbell	President and Director (Principal Executive Officer)	October 3, 2005

/s/ Neal V. Fenwick Neal V. Fenwick	Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 3, 2005

/s/ Steven Rubin Steven Rubin	Vice President and Secretary	October 3, 2005

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and General Binding Corporation (incorporated by reference to Annex A to the proxy statement/ prospectus — information statement included in ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
2.2	Amendment to Agreement and Plan of Merger, dated as of August 4, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and General Binding Corporation (incorporated by reference to Exhibit 2.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
3.1	Restated Certificate of Incorporation of ACCO Brands Corporation (incorporated by reference to Exhibit 3.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 12, 2005 and filed August 17, 2005 (File No. 001-08454))
3.2	By-laws of ACCO Brands Corporation (incorporated by reference to Exhibit 3.3 to ACCO Brands Corporation’s Amendment to Current Report on Form 8-K/A dated September 21, 2005 (File No. 001-08454))
3.3	Certificate of Incorporation of ACCO Brands International, Inc.
3.4	By-laws of ACCO Brands International, Inc.
3.5	Certificate of Formation of ACCO Brands USA LLC
3.6	Limited Liability Company Agreement of ACCO Brands USA LLC
3.7	Certificate of Formation of ACCO Europe Finance Holdings, LLC
3.8	Limited Liability Company Agreement of ACCO Europe Finance Holdings, LLC
3.9	Certificate of Formation of ACCO Europe International Holdings, LLC
3.10	Limited Liability Company Agreement of ACCO Europe International Holdings, LLC
3.11	Certificate of Incorporation of ACCO International Holdings, Inc.
3.12	By-laws of ACCO International Holdings, Inc.
3.13	Restated Articles of Incorporation of Boone International, Inc.
3.14	By-laws of Boone International, Inc.
3.15	Certificate of Incorporation of Day-Timers, Inc.
3.16	By-laws of Day-Timers, Inc.
3.17	Articles of Incorporation of GBC International, Inc.
3.18	By-laws of GBC International, Inc.
3.19	Restated Certificate of Incorporation of General Binding Corporation
3.20	By-laws of General Binding Corporation
3.21	Certificate of Incorporation of Polyblend Corporation
3.22	By-laws of Polyblend Corporation
3.23	Certificate of Incorporation of Swingline Inc.
3.24	By-laws of Swingline Inc.
3.25	Certificate of Incorporation of VeloBind, Incorporated
3.26	By-laws of VeloBind, Incorporated
4.1	Indenture, dated as of August 5, 2005, between ACCO Finance I, Inc. and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))

Exhibit Number		Description

4.2		Supplemental Indenture, dated as of August 17, 2005, among ACCO Brands Corporation, the Guarantors signatory thereto and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 17, 2005 and filed August 23, 2005 (File No. 001-08454))
4.3		Registration Rights Agreement, dated as of August 5, 2005, among ACCO Finance I, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Harris Nesbitt Corp., ABN AMRO Incorporated, NatCity Investments, Inc. and Piper Jaffray & Co. (incorporated by reference to Exhibit 4.4 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
4.4		Joinder Agreement, dated as of August 17, 2005, among ACCO Brands Corporation, the Guarantors signatory thereto and Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the Initial Purchasers (incorporated by reference to Exhibit 4.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 17, 2005 and filed August 23, 2005 (File No. 001-08454))
5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
5.2		Opinion of Jones Vargas
10.1		Credit Agreement, dated as of August 17, 2005, by and among ACCO Brands Corporation, ACCO Brands Europe Ltd., Furlon Holding B.V. (to be renamed ACCO Nederland Holdings B.V.) and the lenders and issuers party hereto, Citicorp North America, Inc., as Administrative Agent, and ABN AMRO Bank, N.V., as Syndication Agent (incorporated by reference to Exhibit 10.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 17, 2005 and filed August 23, 2005 (File No. 001-08454))
10.2		Distribution Agreement, dated as of March 15, 2005, by and between Fortune Brands, Inc. and ACCO World Corporation (incorporated by reference to Annex B to the proxy statement/ prospectus — information statement included in ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10	.2a	Amendment to Distribution Agreement, dated as of August 4, 2005, by and between Fortune Brands, Inc. and ACCO World Corporation (incorporated by reference to Exhibit 2.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
10.3		ACCO Brands Corporation 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005)
10.4		ACCO Brands Corporation 2005 Assumed Option and Restricted Stock Unit Plan, together with Sub-Plan A thereto (incorporated by reference to Exhibit 10.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005 (File No. 001-08454))
10.5		Copy of resolutions of the Board of Directors of ACCO, adopted August 3, 2005, approving the conversion to ACCO stock options of certain stock options granted pursuant to the Fortune Brands, Inc. 1999 Long-Term Incentive Plan (the “Fortune 1999 LTIP”), the Fortune Brands, Inc. 2003 Long-Term Incentive Plan (the “Fortune 2003 LTIP”), the General Binding Corporation 1989 Stock Option Plan, as amended and restated (the “GBC 1989 Stock Option Plan”), the General Binding Corporation 2001 Stock Incentive Plan for Employees (the “GBC 2001 Stock Plan”) and the General Binding Corporation Non-Employee Directors 2001 Stock Option Plan (the “GBC 2001 Directors Plan”) and the conversion to ACCO restricted stock units of certain restricted stock units that did not vest in full upon consummation of the merger of Acquisition Sub and GBC (incorporated by reference to Exhibit 10.4 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.6		Form of Nonqualified Stock Option Award Notice and Terms and Conditions for awards under the Fortune 2003 LTIP (incorporated by reference to Exhibit 10.6 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))

Exhibit Number	Description

10.7	Form of Incentive Stock Option Award Notice and Terms and Conditions for awards under the Fortune 2003 LTIP (incorporated by reference to Exhibit 10.9 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.8	Forms of Nonqualified Stock Option Award Notices and Terms and Conditions for awards under the Fortune 1999 LTIP (incorporated by reference to Exhibit 10.8 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.9	Forms of Incentive Stock Option Award Notices and Terms and Conditions for awards under the Fortune 1999 LTIP (incorporated by reference to Exhibit 10.9 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.10	Form of Stock Option Agreement for options granted on February 23, 2005 under the GBC 2001 Stock Plan (incorporated by reference to Exhibit 10.3 to General Binding Corporation’s Current Report on Form 8-K dated March 15, 2005 and filed March 21, 2005 (File No. 000-02604))
10.11	Form of Stock Option Agreement for options granted under the GBC 2001 Stock Option Plan for Employees (incorporated by reference to Exhibit 10.11 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.12	Form of Stock Option Agreement for options granted under the GBC 1989 Stock Option Plan (incorporated by reference to Exhibit 10.12 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.13	Forms of Stock Option Agreements for options granted under the GBC 2001 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.13 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.14	Form of 2005 Restricted Stock Unit Grant Notice for restricted stock units awarded on February 23, 2005 under the GBC 2001 Stock Plan (incorporated by reference to Exhibit 10.5 to General Binding Corporation’s Current Report on Form 8-K dated March 21, 2005 (File No. 000-02604))
10.15	Form of 2004 Restricted Stock Unit Grant Notice for restricted stock units awarded on February 26, 2004 under the GBC 2001 Stock Incentive Plan for Employees, as amended and restated (incorporated by reference to Exhibit 10.15 to ACCO Brands Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005 (File No. 001-08454))
10.16	ACCO Brands Corporation Annual Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 3, 2005 and filed August 8, 2005)
10.17	Employee Matters Agreement, dated as of March 15, 2005, by and among Fortune Brands, Inc., ACCO World Corporation and General Binding Corporation (incorporated by reference to Exhibit 10.2 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.18	Tax Allocation Agreement, dated as of August 16, 2005, between ACCO World Corporation and Fortune Brands, Inc. (incorporated by reference to Exhibit 10.1 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 12, 2005 and filed August 17, 2005)
10.19	Tax Allocation Agreement, dated as of August 16, 2005, between General Binding Corporation and Lane Industries, Inc. (incorporated by reference to Exhibit 10.2 to ACCO Brands Corporation’s Current Report on Form 8-K dated August 12, 2005 and filed August 17, 2005 (File No. 001- 08454))
10.20	Transition Services Agreement, dated as of August 16, 2005, between ACCO World Corporation and Fortune Brands, Inc.

Exhibit Number	Description

10.21	Executive Severance/ Change in Control Agreement, dated as of August 26, 2000, by and between Steven Rubin and GBC (incorporated by reference to Exhibit 10.15 to General Binding Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 001-08454))
10.22	Executive Severance/ Change in Control Agreement, dated as of August 26, 2000, by and between John E. Turner and GBC (incorporated by reference to Exhibit 10.18 to General Binding Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 001-08454))
10.23	Letter Agreement, dated as of September 5, 2003, between ACCO World Corporation and Neal Fenwick, Executive Vice President, Finance and Administration of ACCO World Corporation. (incorporated by reference to Exhibit 10.6 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.24	Letter Agreement, dated November 8, 2000, as revised in January 2001, between ACCO World Corporation and Neal Fenwick, Executive Vice President, Finance and Administration of ACCO World Corporation. (incorporated by reference to Exhibit 10.7 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.25	Letter Agreement, dated September 8, 1999, between ACCO World Corporation and Neal Fenwick, Executive Vice President, Finance and Administration of ACCO World Corporation (incorporated by reference to Exhibit 10.8 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
10.26	ACCO Executive Severance Plan and Summary Plan Description, as Amended and Restated effective October 1, 2002 (incorporated by reference to Exhibit 10.9 to ACCO Brands Corporation’s Registration Statement on Form S-4 (File No. 333-124946))
12	Statement re: Computation of Ratio to Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.4	Consent of Jones Vargas (included in Exhibit 5.2)
24	Powers of attorney (included on signature pages to the registration statement)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wachovia Bank, National Association.
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	Form of Letter to Clients